Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-152394,

333-152394-01 through 333-152394-12

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 28, 2008)

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

HAWKER BEECHCRAFT NOTES COMPANY

$400,000,000 8.5% Senior Fixed Rate Notes due April 1, 2015

$400,000,000 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015

$300,000,000 9.75% Senior Subordinated Notes due April 1, 2017

Attached hereto and incorporated by reference herein is our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 25, 2009. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated July 28, 2008, with respect to the 8.5% Senior Fixed Rate Notes due April 1, 2015, 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015 and 9.75% Senior Subordinated Notes due April 1, 2017, including any amendments or supplements thereto.

INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 11 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any of the proceeds of such sales.

GOLDMAN, SACHS & CO.

February 25, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT ON FORM 10-K PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2008.

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File Number 333-147828

Hawker Beechcraft Acquisition Company, LLC

Hawker Beechcraft Notes Company

(Exact Name of Registrant as Specified in its Charter)

Delaware	71-1018770 20-8650498
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10511 East Central, Wichita, Kansas 67206

(Address of Principal Executive Offices) (Zip Code)

(316) 676-7111

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered

Securities registered pursuant to Section 12(g) of the Act:

None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☐    No  ☒

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. No  ☒

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934).    Yes  ☐    No  ☒

No membership interests in Hawker Beechcraft Acquisition Company, LLC and no common shares of Hawker Beechcraft Notes Company are held by non-affiliates.

FORWARD-LOOKING STATEMENTS

Statements that are not reported financial results or other historical information are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This Annual Report on Form 10-K includes forward-looking statements including, for example, statements about our business outlook, our products, including the timing of new product introductions, and the markets in which we operate, including growth of our various markets and our expectations, beliefs, plans, strategies, objectives, prospects, and assumptions for future events or performance. These forward-looking statements are not guarantees of future performance. They are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements. Among the factors that could cause actual results to differ materially from those described or implied in the forward-looking statements are general business and economic conditions; production delays resulting from lack of regulatory certifications, work stoppages at our operations facilities, disruption in supply from key vendors and other factors; competition in our existing and future markets; lack of market acceptance of our products and services; the substantial leverage and debt service resulting from our indebtedness; loss or retirement of key executives, and other risks disclosed in our filings with the Securities and Exchange Commission.

In addition to specific factors described in connection with any particular forward-looking statement, factors that could cause actual results to differ materially include, but are not limited to, those discussed under the sections Item 1A, “Risk Factors,” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” You should review carefully these sections of this Annual Report for a more complete discussion of these risks and other factors that may affect our business.

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth or referred to above. Except as required by law, we are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PART I

Item 1.	Business

Basis of Presentation

As used in this annual report, unless the context indicates otherwise:

•	The terms “we,” “our,” “us,” the “Company,” “Successor” and “Hawker Beechcraft” refer to Hawker Beechcraft Acquisition Company, LLC (“HBAC”) and its subsidiaries.

•	“HBI” refers to Hawker Beechcraft, Inc., the direct parent company of HBAC.

•

“Raytheon” refers to Raytheon Company. “RA” or “Raytheon Aircraft” refers to certain subsidiaries of Raytheon which made up essentially the business acquired by HBI. RA is also referred to as the “Predecessor” in certain sections of this annual report. Raytheon was the Predecessor’s parent company.

•

The term “senior notes” refers to $400.0 million of 8.5% Senior Fixed Rate Notes due April 1, 2015 and $400.0 million of 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015 of HBAC and Hawker Beechcraft Notes Company (“HBNC”) that were registered under the Securities Act of 1933, as well as substantially identical notes that were issued in March 2007 and surrendered by the holders in exchange for the registered notes.

•

The term “notes” refers to the senior notes and $300.0 million of 9.75% Senior Subordinated Notes due April 1, 2017 (the “senior subordinated notes”) of HBAC and HBNC that were registered under the Securities Act of 1933, as well as substantially identical notes that were issued in March 2007 and surrendered by the holders in exchange for the registered notes.

Although HBNC is a co-issuer of the notes, we do not expect HBNC to have any operations, assets or revenues. Additionally, HBNC may be dissolved in the event of a future conversion of HBAC into a corporation.

Market Data Used in this Report

Certain market and industry data included in this annual report, and our position and the positions of our competitors within these markets, are based on estimates of our management, which are primarily based on our management’s knowledge and experience in the markets in which we operate. Although we believe all of these estimates were reasonably derived, you should not place undue reliance on them as estimates are inherently uncertain. Other market and industry data is derived from information obtained from market research firms, including information published by the General Aviation Manufacturers Association (“GAMA”), Forecast International, Inc., the Teal Group and Honeywell Aerospace. While we believe the industry sources used are generally reliable, we have not independently verified data from these sources or obtained third party verification of market share data and do not guarantee the accuracy or completeness of this information. Data regarding our industry is intended to provide general guidance but is inherently imprecise. Market share data is subject to change and cannot always be verified with certainty due to limits on the availability and reliability of raw data regarding the specific market segments which we serve, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, customer preferences can and do change. As a result, you should be aware that share, market size, relative positions within industry segments and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable.

In certain parts of this annual report, we state statistics or market positions of certain “families” of aircraft (e.g., the Hawker 900XP family). In this context, the family of a particular model includes the current type design, its current derivative products and any previous versions of the aircraft produced using the same type design. In the case of the King Air family, it refers to all three current King Air models, their current derivatives and any previous King Air models.

Our Company

We are a leading designer and manufacturer of business jet, turboprop and piston aircraft. With over 75 years of experience, including our predecessors, we believe we are one of the most respected and established manufacturers of general aviation aircraft. We deliver our aircraft to a diverse customer base, including corporations, fractional and charter operators, governments and individuals throughout the world. We provide parts, maintenance and flight support services through an extensive network of service centers in 27 countries to an estimated installed fleet of more than 37,000 aircraft.

Our business was formerly owned by Raytheon. On March 26, 2007, HBI purchased Raytheon Aircraft Acquisition Company, LLC (which has been renamed Hawker Beechcraft Acquisition Company, LLC) and substantially all of the assets of Raytheon Aircraft Services Limited from Raytheon and certain of its affiliates. We refer to this transaction when we use the term “Acquisition”. Following the Acquisition, HBI contributed the equity interest of the entity purchasing the assets of Raytheon Aircraft Services Limited to us.

Business Segment Information

We conduct our business through three segments: Business and General Aviation, Trainer Aircraft and Customer Support. A description of our business segments is set forth below. Segment financial information can be found in Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 8 “Financial Statements and Supplementary Data” of this Annual Report.

Business and General Aviation

Our Business and General Aviation segment designs, develops, manufactures, markets and sells commercial and specially modified general aviation aircraft. The segment manufactures one of the broadest product lines in the industry, including business jet, turboprop and piston aircraft, under the Hawker® and Beechcraft® brands. We believe our extensive product line, as described below, enables us to attract and retain a broad range of corporate, fractional and charter operators and individual customers. Our Business and General Aviation segment sells aircraft through various distribution channels, including direct single unit retail sales, fleet (multiple unit) sales to larger operators and our authorized dealer network. For the year ended December 31, 2008, the nine months ended December 31, 2007, the three months ended March 25, 2007 and the year ended December 31, 2006, respectively, sales in the Business and General Aviation segment were approximately 77%, 77%, 71% and 70% of total consolidated sales.

Business Jets. Our business jet offerings include the Hawker 4000, the Hawker 900XP family, the Hawker 400XP and the Beechcraft Premier IA.

The Hawker 4000 received Federal Aviation Administration (“FAA”) type and production certification in June 2008. It is our first entry into the super midsize jet market and is one of only two certified all-composite fuselage business jets in the general aviation market (our Premier IA is the other). We believe its performance characteristics will make it a strong competitor in its segment and provide our existing midsize jet customers an opportunity to upgrade. Its unique wing design enhances aerodynamic efficiency, providing a range of more than 3,280 nautical miles, which makes the Hawker 4000 capable of non-stop transcontinental and transatlantic travel. Deliveries of the Hawker 4000 commenced in June 2008.

The Hawker 900XP family includes the Hawker 900XP, the Hawker 850XP and the Hawker 750. In the third quarter of 2007, we began deliveries of the Hawker 900XP, a derivative of the Hawker 850XP midsize jet. The Hawker 900XP has a range of over 2,900 nautical miles, and we expect its new engine technology to provide a reduction in operating costs and improvement in maintenance inspection intervals over the Hawker 850XP. Once remaining customer orders are satisfied, production of the Hawker 850XP will be discontinued. In June 2008, we began deliveries of the newly certified Hawker 750, which is also a derivative of the Hawker 850XP. The Hawker 750, a product offering in the light midsize aircraft segment, provides additional cargo capacity, state-of-the-art avionics, a wider cabin than typical aircraft in its class and a range of approximately 2,200 nautical miles that is well suited for European-based operators. According to the GAMA data, the Hawker 900XP family had a combined 33% share of the midsize aircraft segment and 18% of the light midsize aircraft segment in 2008.

The Hawker 400XP has been one of the best selling light jets in each of the past five years, based on GAMA data, and represented approximately 20% of 2008 deliveries in the light jet market. In October 2008, we announced the launch of the Hawker 450XP, the latest derivative of the Hawker 400XP. Created in direct response to requests from our customers, the class-leading Hawker 450XP will boast longer range, faster climbing ability, lower operating costs, improved high altitude and hot field performance and enhanced technology over the Hawker 400XP. The Hawker 450XP is expected to enter service in 2011.

The Beechcraft Premier I entered service in 2001 to compete in the entry level segment of the business jet market. It is the first FAA certified all-composite fuselage business jet and provides a superior combination of speed, cabin size and avionics for its class. Additionally, the Premier I’s single pilot certification makes it a desirable aircraft for owner/operators seeking a business jet for personal use. The Premier IA derivative, introduced in 2005, improved upon the Premier I by offering a redesigned cabin interior and an upgraded avionics package. According to GAMA data, the Premier IA had a 29% share of the entry level aircraft segment in 2008. In May 2008, the Company announced the launch of the Premier II. Compared to the Premier IA, the Premier II will feature higher cruise speeds, a 20% longer range with four passengers and an increased payload while still offering the largest cabin and most technologically advanced single-pilot business jet in the world. The Premier II is expected to enter service in late 2010.

Turboprops. King Air is a leading name in turboprop aircraft, with approximately 42% of the passenger turboprop market in 2008, according to the GAMA data.

The King Air family is sold under the Beechcraft® brand and is currently comprised of the King Air 350, B200GT and C90GTi, and has ranges of approximately 1,800, 1,550 and 1,270 nautical miles, respectively. The King Air 350, B200GT and C90GTi typically are configured to carry nine passengers, seven passengers and five passengers, respectively, and can all be operated by a single pilot. Its squared-oval cabin design provides a spacious feel in the interior. The King Air 350 is the flagship of the King Air models with the most advanced performance and largest interior seating capacity. The King Air 350ER (extended range) provides an option to increase the operating range of the King Air 350 platform. The King Air 350ER has a maximum range of 2,500 nautical miles and is capable of “loiter times” over a station or on a patrol route of over eight hours, making this platform well suited for a variety of special mission applications. The King Air B200GT cruises at 35,000 feet and handles runways as short as 2,600 feet. It also offers a comparatively low maintenance cost for its class and hourly operating costs lower than jet competitors. The King Air B200GT entered the market as a direct response to customer feedback desiring faster cruise speeds. The King Air B200GT has a maximum cruise speed of 305 knots, 20 knots faster than the previous King Air B200 model, as a result of a new engine developed specifically for the King Air B200GT. The King Air C90GTi offers the flexibility to operate from short unimproved runways. The recent upgrade of the King Air C90GTi incorporates an industry leading avionics system, previously installed on the King Air B200GT and the King Air 350, and brings the avionics in line with the King Air B200GT and King Air 350. The King Air C90GTi is the lowest priced twin turbine business aircraft with the industry leading avionics system and ensures a logical pilot migration path to the larger King Air and Premier models.

In October 2008, the Company announced the launch of the King Air 350i, which will feature a new cabin entertainment system, a flexible cabin configuration and reduced cabin noise. The King Air 350i is expected to enter service in late 2009.

Pistons. Our entry-level piston aircraft, the Beechcraft Baron and Beechcraft Bonanza models, are leaders in the executive piston aircraft market. The twin-engine Baron G58 and single-engine Bonanza G36 can carry up to five passengers and can be operated by one pilot. Both models have a sophisticated avionics suite and one of the most advanced autopilot systems offered in piston aircraft today.

Special Mission Aircraft. We also offer government customers modified versions of our general aviation aircraft for use in special missions, including search and rescue, maritime surveillance, border patrol, air ambulance, flight inspection and electronic intelligence gathering missions.

Trainer Aircraft

Our Trainer Aircraft segment designs, develops, manufactures, markets and sells military training aircraft and spares. Its customers include the U.S. and foreign governments. The segment manufactures our primary military trainer aircraft, the T-6A Texan II (“T-6A”). In 1995, RA was awarded the U.S. Air Force and the U.S. Navy’s Joint Primary Aircraft Training System (“JPATS”) program. Under this contract, we continue to be the sole source provider to the U.S. Air Force and the U.S. Navy of their primary military trainer aircraft. Through December 31, 2008, Hawker Beechcraft and RA have delivered 406 trainer aircraft under the JPATS contract. In addition, RA sold and delivered 26 T-6A trainers to NATO Flying Training of Canada and 45 T-6A trainers to the Hellenic Air Force of Greece. We are currently marketing the T-6A, and its derivatives, to certain foreign governments and anticipate additional international awards in the near future. Our Trainer Aircraft segment also provides training and logistics support and aftermarket parts and services. We expect the U.S. Government to continue to require product support for T-6A trainers through 2050. For the year ended December 31, 2008, the nine months ended December 31, 2007, the three months ended March 25, 2007 and the year ended December 31, 2006, respectively, sales in the Trainer Aircraft segment were approximately 9%, 10%, 14% and 14% of total consolidated sales.

Customer Support

Our Customer Support segment provides parts and maintenance services to our estimated installed fleet of over 37,000 aircraft. We sell parts from our headquarters in Wichita, Kansas and operate distribution warehouses in Dallas, Texas, Salina, Kansas, and Liege, Belgium. Support services include maintenance, repairs and refurbishment, as well as airframe and avionics modifications and upgrades. Our service and support network consists of the largest number of jet and turboprop service centers in the industry, including 11 company-owned service centers in the United States, the United Kingdom and Mexico, as well as 95 company-authorized third party service centers in 27 countries. For the year ended December 31, 2008, the nine months ended December 31, 2007, the three months ended March 25, 2007 and the year ended December 31, 2006, respectively, sales in the Customer Support segment were approximately 14%, 13%, 15% and 16% of total consolidated sales.

Customers and Distribution Methods

Our diverse customer base includes corporations, fractional and charter operators, governments and individuals around the world. We currently have an extensive network of general aviation dealers, regional sales representatives and distributors who market our products around the world. We employ specialized sales teams for our products. We sell parts through a variety of channels, including our headquarters in Wichita, Kansas, and our 11 company-owned and 95 company-authorized third party service centers. We sell support services through our company-owned service centers.

We continue to develop our sales resources to address markets outside the U.S. We currently have the largest installed fleet of turboprop and business jet aircraft in Latin America and Africa, and we believe our King Air products are ideally suited for the level of infrastructure available in many developing nations. We continue to market our T-6A trainers and its derivatives to foreign governments. For the year ended December 31, 2008, 47% of our sales were from outside the U.S. For additional information related to our sales derived outside the U.S., see Note 20 to our consolidated financial statements in Item 8, “Financial Statements and Supplementary Data” of this Annual Report on Form 10-K.

For 2008, one customer, the U.S. Government, represented approximately 12% of our sales, primarily from our Trainer Aircraft segment. A significant reduction in purchases by the U.S. Government could have a material adverse effect on our financial position, results of operations and liquidity. Our top 10 customers represented approximately 28% of sales during the same period. Additionally, one customer, NetJets® Inc. (“NetJets”), holds a significant percentage of our backlog; however, this backlog is for deliveries over a number of years and less than 10% of our aircraft sales in 2008 were made to NetJets.

Competition

Competition in the Business and General Aviation segment is based on price, quality, product support, performance, reliability, product innovation and reputation. Our Hawker® and Beechcraft® brands have long stood for innovation, performance, quality and value and support the leading market positions for our aircraft. For example, the Hawker 900XP and King Air product families are the best selling business jet and turboprop lines, respectively, in the history of the general aviation industry. Competition is driven by the ability to deliver superior performance and features, such as increased cabin size or range, on a cost-effective basis. We have five major competitors in the business and general aviation industry: Cessna Aircraft Company, Bombardier Aerospace, Gulfstream Aerospace Corporation, Dassault Falcon Jet Corp. and Embraer Empresa Brasileira de Aeronautica, S.A.

The Trainer Aircraft segment operates in the military aviation business and is the sole source provider of the world’s best selling primary military trainer aircraft, the T-6A, to the U.S. Air Force and the U.S. Navy. Outside the U.S., we compete for primary military trainer contracts with companies including Pilatus Aircraft Ltd., Embraer Brazillian Aviation Co., Korea Aerospace Industries Ltd., Alenia Aermacchi and Lockheed Martin Corporation.

Competition in the Customer Support segment is based upon price, quality, performance, innovation and reputation. Providing superior service and support is considered the primary mission of our parts and maintenance organizations within Customer Support. Direct competition against those parts and maintenance activities comes mostly from a multitude of privately-owned maintenance facilities, repair shops, parts brokers and parts distributors located across the global market. Most of these competitors are regionally focused without any significant concentration of market share by any one competitor. Our Customer Support segment seeks to increase our share of the aftermarket services provided to our customers by continuing to improve our service standards, leveraging our product knowledge, expanding our product offerings and improving distribution capabilities. We seek to reach industry-leading service levels and to improve the profitability of our company-owned service network.

Employees

As of December 31, 2008, we had approximately 9,800 employees, 51% of whom were covered by collective bargaining agreements. Approximately 4,700 of our hourly employees at our Wichita and Salina, Kansas facilities are covered by a collective bargaining agreement with the International Association of Machinists and Aerospace Workers (“IAM”). Our Little Rock, Arkansas facility, which has approximately 600 hourly employees, and our U.S. service facilities, which collectively have approximately 600 employees, are not covered by a collective bargaining agreement. Our service facility in Chester, England has a two-year union contract covering approximately 250 employees that expires on March 31, 2009.

On August 2, 2008, our union work force failed to ratify a new collective bargaining agreement and voted to engage in a strike. The strike started August 4, 2008 and affected our Wichita and Salina, Kansas operations. The strike lasted approximately four weeks with employees returning to work during the week of September 1, 2008. The strike disrupted our manufacturing and assembly operations, which significantly impacted our production schedule and deliveries for the balance of 2008. The new collective bargaining agreement expires in 2011.

In response to weakness in the global economy and anticipated reduced aircraft production rates, we reduced our workforce by approximately 500 workers in November 2008 and, in early 2009, announced another 2,300 reductions to be completed by the end 2009.

Suppliers and Raw Materials

Our key supplies vary from raw materials, such as aluminum, to completed aircraft components and major assemblies, such as engines, avionics, fuselages and wings. We expect that major aircraft systems and structures will continue to comprise a substantial portion of our supply costs. Pricing arrangements with our suppliers generally include multi-year contracts with fixed-price and/or annual price adjustment clauses based on published economic indices.

A significant portion of components in each of our aircraft designs, such as engines and avionics, is co-developed with our suppliers and, therefore, are often sole-sourced with the supplier of a particular component. The majority of our supplies are custom ordered, engineered into the aircraft design and governed by FAA aircraft certification. Therefore, changing an existing supplier’s design is often cost-prohibitive because it requires re-certification by the FAA.

Approximately 50% of our direct material purchases are from the following four major suppliers: Pratt & Whitney Canada (engines), Honeywell (engines, avionics, environmental control, auxiliary power units and lighting), Rockwell Collins (avionics) and Airbus (certain wings and fuselages). Currently, we do not have purchases from a single supplier that exceed 10% of cost of sales.

Working Capital

In recent years, a significant portion of our Business and General Aviation aircraft deliveries have occurred during the second half of the year. Given the long lead time involved in the production of aircraft, it is necessary to build aircraft throughout the year in support of the higher second half delivery volume. As a result, our working capital levels typically rise during the first three quarters of the year and are reduced significantly during the fourth quarter. Any disruptions to our business or delivery schedule during the second half of the year, as occurred during 2008 as a result of the strike by our Wichita and Salina, Kansas union work force, could have a disproportionate effect on our full-year financial operating results. The union strike is discussed further in Item 7, “Management’s Discussion and Analysis of Financial Condition,” in this Annual Report on Form 10-K. Business for the Trainer Aircraft and Customer Support segments is not generally seasonal in nature.

Backlog

Our backlog is summarized below:

	At December 31, 2008			At December 31, 2007
(In millions)	Funded	Unfunded	Total	Funded	Unfunded	Total
Business and General Aviation	$6,797.6	$0.1	$6,797.7	$5,900.3	$6.9	$5,907.2
Trainer	785.6	23.3	808.9	356.9	26.7	383.6

Total	$7,583.2	$23.4	$7,606.6	$6,257.2	$33.6	$6,290.8

Orders for general aviation aircraft are included in backlog upon receipt of an executed contract. Orders from the U.S. and foreign governments are included in backlog upon receipt of an executed contract. Unfunded backlog represents U.S. and foreign government contracts for which funding has not yet been appropriated. Our backlog includes significant orders with NetJets® Inc. and the U.S. Government. Due to the nature of the work performed, the Customer Support segment does not have backlog. Approximately 70.0% of our total backlog at December 31, 2008 represents orders that are not expected to be filled in 2009. As the general economic environment has deteriorated, new order activity has declined and order cancellations have increased. The Company does not believe 2009 new bookings will reach recent year levels and anticipates declining backlog in 2009.

Research and Development

Our research and development efforts are focused on developing technologies that will improve our existing products and our manufacturing processes. We believe derivative models refresh our product line and typically generate increased sales volume. Over the past four years, we have successfully introduced 13 new or derivative models. We plan to focus future research and development efforts on derivative models of our existing aircraft.

Our development effort is an ongoing process that helps us increase the value of our products and expand into new markets. We are currently focused on research in areas such as advanced metallic joining, low cost composites, noise attenuation, efficient structures, systems integration, advanced design and analysis methods and new material application. We collaborate with our major suppliers on product upgrades and often share the associated costs.

Research and development expenditures were $110.2 million, $70.1 million, $21.3 million and $83.2 million for the year ended December 31, 2008, the nine months ended December 31, 2007, the three months ended March 25, 2007 and the year ended December 31, 2006, respectively.

Government Contracts

All companies engaged in supplying defense-related equipment and services to U.S. Government agencies, either directly or by subcontract, are subject to business risks specific to the defense industry. U.S. Government contracts generally contain provisions permitting termination, in whole or in part, without prior notice at the U.S. Government’s convenience, as well as termination for default based on performance. Upon termination for convenience, we generally would be entitled to compensation only for work done, supplier costs and termination liability made at the time of termination and to receive some allowance for profit on the work performed. A termination arising out of our default could expose us to liability and have a negative impact on our ability to obtain future U.S. Government contracts and orders. Furthermore, on U.S. Government contracts for which we are a subcontractor and not the prime contractor, the U.S. Government could terminate the prime contract for convenience or otherwise, which would likely result in the termination of our subcontract.

Governmental Regulations

Our operations, products and services are subject to oversight by the FAA and its counterpart regulators in jurisdictions outside of the United States. These regulators routinely evaluate aircraft operational and safety requirements and are responsible for certification of new and modified aircraft. These regulators further oversee other aspects of our operations, including the provision of aircraft maintenance services. Failure to comply with the applicable laws, rules and regulations governing aviation in the U.S. or other jurisdictions may subject us to civil penalties, including fines or the suspension or revocation of certain necessary licenses or certifications. Future action by these regulators, including increased scrutiny or a change from past practices, may adversely affect our financial position, results of operations or liquidity and impair our ability to certify and deliver new products.

Defense contractors are subject to many levels of audit, investigation and claims. Agencies that oversee contract performance include: the Defense Contract Audit Agency (“DCAA”), the U.S. Department of Defense (“DOD”), the Inspector General, the Government Accountability Office, the U.S. Department of Justice and Congressional committees. These agencies review a contractor’s performance under its contracts, cost structure and compliance with applicable laws, regulations and standards. The DCAA also reviews the adequacy of, and a contractor’s compliance with, its internal control systems and policies. Any costs found to be improperly allocated to a specific contract will not be reimbursed or must be refunded if already reimbursed. If an audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties, including treble damages, and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. Government.

As a U.S. Government contractor, we are subject to specific import and export, procurement and other regulations and requirements. Delays or disapproval of export or import licenses or agreements could delay production and adversely affect our sales. Failure to comply with these regulations and requirements could result in reductions of the value of contracts, contract modifications or terminations and the assessment of penalties and fines, and lead to suspension or debarment, for cause, from government contracting or subcontracting for a period of time. Among the causes for debarment are violations of various statutes related to procurement integrity, export control, government security regulations, employment practices, protection of the environment, accuracy of records and recording of costs. Under many U.S. Government contracts, we are required to maintain facility and personnel security clearances complying with DOD requirements.

Our operations are also subject to a variety of worker and community safety laws. The Occupational Safety and Health Act (“OSHA”) mandates general requirements for safe workplaces for all employees. In addition, OSHA provides special procedures and measures for the handling of certain hazardous and toxic substances. Our management believes that our operations are in material compliance with OSHA’s health and safety requirements.

Intellectual Property

We rely on a combination of trademarks, trade names, copyrights, patents and trade secrets to establish and protect our intellectual property rights relating to the development and manufacturing of our products. Some of these intellectual property assets are owned jointly with others or through licenses. In the ordinary course of business, we have disputes with third parties regarding intellectual property rights which, in some cases, result in litigation.

Environmental, Health and Safety Matters

Our operations are subject to the requirements of federal, state, local, European and other foreign environmental and occupational health and safety laws and regulations, the violation of which could result in substantial costs and liabilities, including material civil and criminal fines and penalties. Such requirements include those pertaining to pollution; the protection of human health and the environment; air emissions; wastewater discharges; occupational safety and health; and the generation, handling, treatment, remediation, use, storage, transport, release of and exposure to, hazardous substances and wastes. We have incurred, and will continue to incur, costs and capital expenditures to comply with these environmental requirements and to obtain and maintain all necessary permits. Any failure by us to comply with such laws and regulations could subject us to significant civil or criminal fines and penalties and other liabilities. In addition, if we were convicted of a violation of these laws or regulations (including the Clean Air Act and the Clean Water Act), we, or one of our subsidiaries, could be placed by the Environmental Protection Agency (“EPA”) on the “Excluded Parties List” maintained by the U.S. General Services Administration. The listing would continue until the EPA concluded that the cause of the violation had been cured. Facilities at which the violation occurred cannot be used in performing any U.S. Government contract awarded during any period of listing by the EPA, and pre-existing contracts may be terminated by the government once a facility is listed. In addition, this prohibition can also extend to other facilities that are owned or operated by the convicted entity.

Under certain statutes of these laws and regulations, such as the federal Superfund statute, the obligation to investigate and remediate contamination at a facility may be imposed on current and former owners or operators or on persons who may have sent waste to that facility for disposal. Liability under these laws and regulations may be without regard to fault or to the legality of the activities giving rise to the contamination. Contamination has been identified at some of our facilities, and we have incurred, and will continue to incur, costs to investigate and remediate these conditions. In connection with such contamination, we may also be liable for natural resource damages, government penalties and claims by third parties for personal injury and property damage. In addition, we may incur liabilities in connection with any future environmental contamination or any previously unknown but currently existing environmental conditions at our facilities. While the amount of these costs and liabilities could be significant, we do not believe that, based on currently available information, the costs of investigation and remediation and other costs with respect to identified environmental conditions, including conditions at offsite disposal locations with respect to which we have been notified of potential liability, will have a material adverse effect on our business, financial condition, results of operations or liquidity.

Under our stock purchase agreement with Raytheon, subject to certain conditions, Raytheon is obligated to indemnify us for a number of categories of environmental liabilities, including liabilities relating to contamination at, and waste disposal sites used by, facilities that RA formerly owned or operated. We cannot be certain, however, that Raytheon will satisfy its indemnification obligations in whole or in part. If Raytheon fails to comply with its indemnity obligations, we could become subject to significant liabilities.

In addition, environmental laws and regulations, and interpretation or enforcement thereof, are constantly evolving, and it is impossible to predict accurately the effect that changes in these laws and regulations, or their interpretation or enforcement, may have upon our business, financial condition, results of operations or liquidity. Should environmental laws and regulations, or their interpretation or enforcement, become more stringent, the costs of compliance could increase. If we cannot pass along future costs to our customers, any such increases may have an adverse effect on our business, financial condition, results of operations or liquidity.

Corporate Information

Hawker Beechcraft Acquisition Company, LLC is a limited liability company formed in 2006 under the laws of the State of Delaware. Hawker Beechcraft Notes Company is a corporation formed in 2007 under the laws of the state of Delaware. Our headquarters and principal executive offices are located at 10511 East Central, Wichita, Kansas 67206 and our telephone number is 316.676.7111. Our website is www.hawkerbeechcraft.com. The information contained on or connected to our website is expressly not incorporated by reference into this Annual Report on Form 10-K and should not be considered part of this or any other report filed with the SEC. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to those reports, are available free of charge through our website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. These reports may also be obtained at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Information on the operation of the Public Reference Room is available by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website (www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Item 1A.	Risk Factors

You should carefully consider the risk factors set forth below as well as the other information contained in this Annual Report on Form 10-K, including our consolidated financial statements and related notes. The risks described below are not the only risks we face. Additional risks not presently known to us or which we currently consider immaterial also may adversely affect us. If any of these risks or uncertainties actually occurs, our business, financial condition, results of operations and liquidity could be materially adversely affected.

Risks Relating to Our Business

Difficult conditions in the capital, credit, general aviation and other aircraft markets and in the overall economy could materially adversely affect our business, financial condition, results of operations and liquidity, and we do not know if these conditions will improve in the near future.

Our business, financial condition and results of operations are being materially adversely affected by difficult conditions and significant volatility in the capital, credit, general aviation and other aircrafts markets and in the overall economy. These factors, combined with volatile fuel prices, declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown. The recession has negatively affected the demand for new and used business jets, spare parts and maintenance, and our results of operations and financial condition could be materially negatively impacted if the current economic conditions continue.

The products we sell are considered discretionary purchases, and our levels of sales have historically been tied to corporate and consumer spending levels, which are typically cyclical in nature. Our sales are significantly affected by the level of corporate spending which, in turn, is a function of the general economic environment. In a recessionary economy such as many of the markets in which we operate are experiencing, corporate cash flows decrease, which typically leads to a decrease in demand for our products or postponement of planned purchases. The purchase of our products by consumers is discretionary, and therefore highly dependent upon the level of consumer spending. Accordingly, sales of our products may be adversely affected by an economic downturn, increases in consumer debt levels, uncertainties regarding future economic prospects or a decline in consumer confidence.

Moreover, aircraft customers, including sellers of fractional share interests, providers of charter services and dealers may respond to the current weak economic conditions by delaying delivery of orders or canceling orders. We have already experienced an increased number of cancellations in late 2008 and in 2009. We are experiencing declining sales of aircraft and increases in aircraft inventories and costs as well as declining levels of customer deposits on general aviation aircraft. Weakness in the economy may also result in fewer hours being flown on existing aircraft and, consequently, lower demand for spare parts and maintenance services. Weak economic conditions may also cause reduced demand for used business jets. We have experienced reductions in the fair market value of used aircraft accepted as trade-ins while such aircraft were in our inventory.

The conditions of the U.S. and international capital markets may adversely affect our financial condition or liquidity.

On September 15, 2008, Lehman Brothers Holdings, Inc. (“Lehman”) filed for bankruptcy. One of Lehman’s subsidiaries, Lehman Brothers Commercial Bank, has a $35.0 million commitment in the Company’s $400.0 million revolving credit facility. Accordingly, we do not expect Lehman Brothers Commercial Bank to fulfill its funding obligations under the Company’s revolving credit facility.

If other financial institutions that have extended credit commitments to the Company are adversely affected by the conditions of the U.S. and international capital markets, they may become unable to fulfill their credit commitments to the Company, which could have an adverse impact on the Company’s financial condition and its ability to access its revolving credit or to borrow additional funds, if needed, for working capital, capital expenditures, acquisitions, research and development and other corporate purposes.

Our results of operations and financial condition could be adversely impacted by some of our customers’ inability to obtain financing.

Some of our customers rely on credit markets to obtain financing for new and used aircraft purchases. The recent unprecedented turmoil in the credit markets may reduce the number of lenders willing to finance aircraft or cause lenders to impose stricter lending requirements. The inability of a portion of our customers to obtain financing could lead to reduced demand for our products, delayed deliveries or order cancellations, which could adversely affect the number of aircraft deliveries we make or reduce the prices we can charge for our aircraft, either of which could have a material adverse effect on our financial condition and results of operations.

Because our Predecessor’s historical financial information may not be representative of our results as a separate company, there is limited financial information on which to evaluate our business.

The historical financial information we have included in this report for periods prior to the Acquisition may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone entity during the periods presented and may not be indicative of what our results of operations, financial position and cash flows will be in the future. As a result, there is limited information on which to evaluate our business as an investment decision. This is because:

•

when our business was owned by Raytheon, Raytheon provided various services and allocated expenses for services to RA in amounts that may not have been the same as the expenses we would have incurred had we performed or acquired these services ourselves;

•

the events and changes that have occurred as a result of our operations as a stand-alone business, including the establishment of our capital structure, the incurrence of debt and changes in our expenses as a result of new employee, tax and other structures and matters, are reflected only for the period following the Acquisition; and

•	the information provided for the periods prior to the Acquisition includes assets and liabilities that were not purchased or assumed as part of the Acquisition.

The investment of our cash balance is subject to risks which may cause losses and affect the liquidity of these investments.

We hold our cash in a variety of investment grade, liquid money market instruments. If the carrying value of our investments exceeds the fair value and the decline in fair value is deemed to be other-than-temporary, we will be required to write down the value of our investments, which could materially harm our results of operations and financial condition. With the current unstable credit environment, we might incur significant realized, unrealized or impairment losses associated with these investments. Fair market value of our investments is determined on a daily basis based on market prices.

Inclement weather conditions during the last quarter of the calendar year, when we typically have our peak deliveries, could adversely affect our financial results.

Historically, our peak deliveries have occurred during the last quarter of the calendar year. Inclement weather conditions during that time of year may limit our ability to conduct necessary pre-delivery flight tests, which may delay our deliveries and adversely affect our financial results.

A significant decline in business with NetJets could adversely affect our business and financial results.

Currently, NetJets is the largest customer in our Business and General Aviation segment. For the year ended December 31, 2008, less than 10% of our aircraft sales were made to NetJets. As of December 31, 2008, a significant percentage of our backlog was with NetJets. Our contracts with NetJets permit it to terminate the contracts or cancel any or all aircraft orders at any time, subject to payment of liquidated damages under certain circumstances. A significant reduction in purchases by NetJets could have a material adverse effect on our business, financial condition, results of operations and liquidity. If NetJets: (1) experiences a decrease in requirements for the products that we supply to it; (2) experiences a major disruption in its business or a decrease in orders from its customers; (3) suffers operational or financial difficulties; or (4) becomes dissatisfied with the level and/or quality of service we provide, our business, financial condition, results of operations and liquidity could be materially adversely affected.

Our JPATS contracts expose us to the inherent risks of fixed price contracting, and future contracts under the JPATS program are not guaranteed.

We manufacture aircraft for the U.S. Air Force and the U.S. Navy. We provide some of our products and services to governments through long-term contracts in which the pricing terms are fixed based on certain production volumes. For the year ended December 31, 2008, approximately 9% of our revenues were derived from the JPATS contract and a further 3% were derived from other U.S. Government contracts. Government programs such as the JPATS program are generally implemented by the award of multi-year contracts in which the pricing for future years’ procurements by the government is negotiated under fixed price contracts and segregated into individual lots to be exercised on an annual basis. The award of these future lots is subject to future Congressional appropriations. Congress generally appropriates funds on a fiscal year basis even though a program extends for more than one year. Consequently, programs are often only partially funded at any one time, and additional funds are committed only as Congress makes further appropriations. U.S. Government contracts under such programs are subject to termination or adjustment if appropriations for the program are not available or change. In addition, U.S. Government contracts, including the JPATS contract, generally contain provisions permitting termination, in whole or in part, without prior notice at the U.S. Government’s convenience as well as termination for default based on performance. Upon termination for convenience, we are generally entitled to compensation only for work done and commitments made at the time of termination. A termination arising out of our default could expose us to liability and have a negative impact on our ability to obtain future contracts and orders. Furthermore, on contracts for which we are a subcontractor and not the prime contractor, the U.S. Government could terminate the prime contract for convenience or otherwise, irrespective of our performance as a subcontractor.

The termination of one or more large contracts, whether due to lack of funding, for convenience, or otherwise, or the occurrence of delays, cost overruns and product failures in connection with one or more government contracts, could negatively impact our results of operations and financial condition. Furthermore, we can give no assurance that we would be able to procure new U.S. Government contracts to offset the revenues lost as a result of any termination of our current U.S. Government contracts. Substantially all of our Trainer Aircraft segment sales are from our JPATS contract. A termination of the JPATS contract would substantially reduce future sales in this segment.

The JPATS contract for Lots 1-8 was competitively awarded under Federal Acquisition Regulations (“FAR”) Part 15 but changed for Lots 9-13 to a commercial FAR Part 12 contract. Our new contract covering Lots 14-16 has been deemed to be a “sole-source” procurement and subject to full FAR Part 15 requirements. This government mandated change from commercial FAR Part 12 to sole source FAR Part 15 will likely result in less favorable payment terms, a requirement to negotiate program cost and profit margins within prescribed limits, and greater government oversight.

In 2008, we completed negotiations for Lots 14-16. Since this contract, similar to the original contract, is a fixed price contract, we will bear the risk that increased or unexpected costs may reduce our profit margins or cause us to sustain losses on the contract. We must fully absorb cost overruns, notwithstanding the difficulty of estimating all of the costs we will incur in performing these contracts and in projecting the ultimate level of sales that we may achieve. Our failure to anticipate technical problems, estimate delivery reductions, estimate costs accurately, or control costs during performance of a fixed price contract may reduce the profitability of a contract or cause a loss.

We operate in a very competitive business environment.

The general aviation industry is highly competitive and we encounter competition in both domestic and foreign markets. The highly competitive nature of our industry means we are continually subject to the risk of loss of our market share, loss of significant customers, reduction in margins, the inability for us to gain market share or acquire new customers, and difficulty in raising our prices. We currently compete with five major competitors in the general aviation market: Cessna Aircraft Company, Bombardier Aerospace, Gulfstream Aerospace Corporation, Dassault Falcon Jet Corp. and Embraer-Empresa Brasileira de Aeronautica, S.A. All of our competitors are part of larger, more diversified companies. Since these competitors are each part of a larger entity, they may have access to more resources than we do. The larger size of these competitors may provide lower cost of capital, the ability to sustain a prolonged downturn in the industry or general economy, more funds for investment in development of new products and more resources in general. These competitors may have less debt than we have and may be better able to withstand changes in market conditions within the industry. For these reasons, we may not be able to compete successfully against such competitors or future entrants into the general aviation markets in which we compete, which could have a material adverse effect on our business, financial condition and results of operations.

We are at risk of losses and adverse publicity stemming from any accident involving aircraft for which we hold design authority.

If one of our manufactured aircraft were to crash or be involved in an accident, we could be exposed to significant liability. We are currently involved in various litigation matters stemming from such incidents. Our insurance coverage may not be adequate to cover all possible losses that may arise in the event of an accident involving one of our manufactured products. In the event that our insurance is not adequate, we may be forced to bear substantial losses. In addition, any accident involving one of our manufactured aircraft could create a public perception that our aircraft are not safe or reliable, which could harm our reputation and have a negative impact on our business, financial condition and results of operations.

The General Aviation Revitalization Act of 1994 (“GARA”) provides a “statute of repose” which, in the context of aviation litigation, operates to limit the time a lawsuit can be filed against an aircraft manufacturer. GARA bars lawsuits against a manufacturer of aircraft or aircraft components once the product has been in service for eighteen years. Such limitations on liability, however, are dependent upon the facts and circumstances surrounding the incident giving rise to liability. GARA does not, for instance, apply if the aircraft was engaged in a scheduled passenger flight and may not apply in certain air medical services operations. RA has manufactured certain aircraft that remain in use in scheduled passenger and other operations, including the King Air 1900, that may not be covered by GARA. In addition, as part of the Acquisition, we retained the type certification for the King Air 1900. As a result, if any of these aircraft were to crash or be involved in an accident, we could be exposed to liability and may not have a defense under GARA.

Furthermore, accidents and incidents involving one of our manufactured aircraft may prompt the FAA to issue airworthiness directives or other notices regarding the aircraft, and we have received such airworthiness directives previously. Publication of an FAA airworthiness directive or notice could create a public perception that a particular Hawker Beechcraft aircraft is not safe, reliable, or suitable for an operator’s needs. This perception could result in a claim being filed against us or lost future sales, or both. In addition, the FAA could require design modifications causing us to incur significant expenditures altering an aircraft design, altering aircraft in production and altering fielded aircraft. FAA airworthiness directives are typically followed by similar regulatory requirements in other countries where affected aircraft are certified. The publication of an airworthiness directive or notice by the FAA could lead to a decline in revenues and have a negative impact on our business, financial condition and results of operations.

The outcome of litigation in which we have been named as a defendant is unpredictable and an adverse decision in any such matter could have a material adverse effect on our financial position, results of operations and liquidity.

We are defendants in a number of litigation matters and are subject to various other claims, demands and investigations. These matters may divert financial and management resources that would otherwise be used to benefit our operations. No assurances can be given that the results of these matters will be favorable to us. An adverse resolution or outcome of any of these lawsuits, claims, demands or investigations could have a negative impact on our business, financial condition, results of operations and liquidity.

Under the purchase agreement relating to the Acquisition, Raytheon has retained liability for product liability claims relating to occurrences after April 1, 2001 until closing of the Acquisition. However, to the extent that Raytheon fails to uphold its agreements under the contract, we could be adversely affected. We retain liability for claims relating to occurrences prior to April 1, 2001, subject to limited exceptions covering specific liabilities retained by Raytheon.

We incur risks associated with our aircraft programs.

The principal markets in which our businesses operate experience changes due to the introduction of new technologies. To meet our customers’ needs in these businesses, we must continuously design new products, update existing products and services, and invest in and develop new technologies. New programs with new technologies typically carry risks associated with design responsibility, FAA mandated certification requirements, development of new production tools, hiring and training of qualified personnel, increased capital and funding commitments, delivery schedules and unique contractual requirements, supplier performance and our ability to accurately estimate costs associated with such programs. Our competitors may also develop products that are superior to our products or may adapt more quickly than us to new technologies or evolving customer requirements. Technological advances by our competitors may lead to new manufacturing techniques to manufacture their products and may make it more difficult for us to compete. In addition, any new aircraft program may not generate sufficient demand or may be subject to technological problems or significant delays in the regulatory certification or manufacturing and delivery schedule, and the costs of these new aircraft programs may exceed our expectations. If we were unable to manufacture products at our estimated costs or if a new program in which we had made a significant investment is subject to weak demand, delays or technological problems, our business, financial condition and results of operations could be materially adversely affected.

Our operations depend on our ability to maintain continuous, uninterrupted production at our manufacturing facilities. Our production facilities are subject to physical and other risks that could disrupt production.

Our manufacturing facilities could be damaged or disrupted by a natural disaster, war, terrorist activity or sustained mechanical failure. Although we have obtained property damage and business interruption insurance in amounts determined sufficient by management, a major catastrophe, such as a fire, flood, tornado or other natural disaster at any of our sites, war or terrorist activities in any of the areas where we conduct operations or the sustained mechanical failure of a key piece of equipment could result in a prolonged interruption of all or a substantial portion of our business. Any disruption resulting from these events could cause significant delays in shipments of products and the loss of sales and customers. We may not have insurance to adequately compensate us for any of these events. A large portion of our operations is conducted in facilities in Wichita and Salina, Kansas, and in Little Rock, Arkansas, and any significant damage or disruption to these facilities in particular would materially adversely affect our ability to manufacture and deliver aircraft and parts to our customers.

Any significant disruption in our supply from key vendors could delay production and adversely affect our sales.

We are highly dependent on the availability of essential materials and purchased components from our suppliers, some of which are available only from a sole source or limited sources. Moreover, we are dependent upon the ability of our suppliers to provide materials and components that meet specifications, quality standards and delivery schedules. Our suppliers’ failure to provide expected raw materials or component parts that meet our technical specifications could adversely affect production schedules and contract profitability. A significant portion of components in each of our aircraft designs, especially major systems such as engines and avionics, are co-developed with our suppliers and, therefore, are often sole-sourced with that supplier.

Our continued supply of materials is subject to a number of risks including:

•	the destruction of our suppliers’ facilities or their distribution infrastructure;

•	a work stoppage or strike by our suppliers’ employees;

•	the failure of our suppliers to provide materials of the requisite quality or in compliance with specifications;

•	the failure of essential equipment at our suppliers’ plants;

•	the failure of our foreign suppliers to satisfy U.S. import or export control laws for goods that we purchase from such suppliers;

•	the failure of suppliers to meet regulatory standards;

•	the failure, shortage or delays in the delivery of supply of raw materials to our suppliers;

•	contractual amendments and disputes with our suppliers; and

•	inability of second tier suppliers to perform as required.

In addition, contracts with certain of our suppliers for raw materials and other goods are short-term contracts. We cannot be certain that these suppliers will continue to provide products to us at attractive prices or at all, or that we will be able to obtain such products in the future from these or other providers on the scale and within the time periods we require. Our foreign suppliers must also comply with U.S. import/export control laws. Any failure to comply with such laws may delay or halt supplier production or shipments of goods. If we are not able to obtain key products on a timely basis and at affordable costs, or we experience significant delays or interruptions of supply, our business, financial condition and results of operations could be materially adversely affected.

Further, the FAA prescribes standards and qualification requirements for aerostructures, including virtually all general aviation products, with which our suppliers must comply. We cannot be certain that our suppliers will be able to comply, and failure to do so may cause shortages or delays. We cannot be certain that substitute raw materials or component parts will be available to us or will meet the strict specifications and quality standards that we, our customers and the U.S. Government impose. Often, our certification from the FAA relates to a specific part from a specific supplier. If we were required to certify replacement parts from a new vendor, the certification process could materially delay production and adversely affect our business, financial condition, results of operations and liquidity.

Increases in labor costs, potential labor disputes and work stoppages at our facilities could materially adversely affect our financial performance.

Our financial performance is affected by the availability of qualified personnel and the cost of labor. Approximately half of our workforce at December 31, 2008 was represented by unions and is covered by a collective bargaining agreement which expires in 2011. In addition, our service facility in Chester, England has a union contract covering approximately 250 employees that expires on March 31, 2009. If our workers were to engage in a strike, work stoppage or other slowdown, we could experience a significant disruption of our operations that could cause us to be unable to deliver products to our customers on a timely basis and could result in a breach of our sales or supply agreements. This could result in a loss of business and an increase in our operating expenses, which could have a material adverse effect on our business, financial condition, results of operations and liquidity. In addition, our non-unionized labor force may become subject to labor union organizing efforts, which could cause us to incur additional labor costs and increase the related risks that we now face.

Our business will suffer if we are unable to recruit and retain highly skilled staff.

The success of our business is highly dependent upon our ability to continue to recruit, train and retain skilled employees, particularly skilled engineers. The market for these personnel resources is highly competitive. We may be unsuccessful in attracting and retaining the engineers we need at economically competitive prices or at all, and, in such event, our business could be materially adversely affected. Our inability to hire new personnel with the requisite skills could impair our ability to provide products to our customers or to manage our business effectively.

We are subject to government regulation, and our business may be materially adversely affected if we lose our government, regulatory or industry approvals, if more stringent government regulations are enacted or if industry oversight is increased.

The FAA prescribes standards and qualification requirements for aerostructures, including virtually all general aviation products. The FAA further regulates virtually all aviation services, such as maintenance, training, and the operation of aircraft. Comparable agencies, including but not limited to the European Aviation Safety Agency (“EASA”), in Europe, regulate these matters in other countries. In addition, the FAA, the EASA or other comparable agencies occasionally propose new regulations or changes to existing regulations. These regulations, if adopted, could cause us to incur significant additional costs to achieve compliance. If we fail to qualify for or obtain a required license for one of our products or services or lose a qualification or license previously granted, the sale of the subject product or service would be prohibited by law until such license is obtained or renewed and our business, financial condition, results of operations and liquidity could be materially adversely affected. In addition, designing new products to meet existing regulatory requirements and retrofitting existing products to comply with new regulatory requirements can be expensive and time consuming.

Further, our business could be materially adversely affected if the U.S. Government enacts new regulation in the form of “user fees” or other tax regulation on our products or their use. Our products are generally considered discretionary goods and are not currently subject to “user fees” or other excess taxation. If the U.S. Government were to institute new taxes on the operation or use of our products, the attractiveness of general aviation as an alternative to commercial airfare could be affected and demand for our products may decrease, which could have a material adverse effect on our business, financial condition, results of operations and liquidity.

Certain contracts, primarily related to our special mission business, are classified contracts. Because one of our principal shareholders is a Canadian entity, we have agreed to, and have implemented, a Security Control Agreement (“SCA”) with the Defense Security Service (“DSS”) as a suitable foreign ownership, control or influence (“FOCI”) mitigation arrangement under the National Industrial Security Program Operating Manual. A FOCI arrangement is necessary for us to continue to maintain the requisite security clearances to complete performance under these contracts. Failure to reach and/or maintain an appropriate agreement with DSS regarding the appropriate FOCI mitigation arrangement could result in invalidation or termination of the security clearances, which in turn would mean that we would not be able to enter into future classified contracts, and may result in the loss of our ability to complete our existing classified contracts.

We are subject to regulation of our technical data and goods under U.S. export control laws.

We are regulated by the International Traffic in Arms Regulations administered by the U.S. Department of State, and the Export Administration Regulations administered by the U.S. Department of Commerce. Collaborative agreements that we may have with foreign persons, including manufacturers and suppliers, are also subject to U.S. export control laws. In addition, we are subject to trade sanctions against embargoed countries, administered by the Office of Foreign Assets Control within the U.S. Department of the Treasury.

A determination that we have failed to comply with one or more of these export controls or trade sanctions could result in civil or criminal penalties, including the imposition of fines and the denial of export privileges and debarment from participation in U.S. Government contracts. Delays or disapproval of export or import licenses or agreements could delay production and adversely affect our financial condition. Additionally, restrictions may be placed on the export of technical data and goods in the future as a result of changing geo-political conditions. Any one or more of such sanctions could have a material adverse effect on our business, financial condition and results of operations.

We are subject to strict environmental laws and regulations that may lead to significant, unforeseen expenses.

Our operations are subject to the requirements of federal, state, local, European and other foreign environmental and occupational health and safety laws and regulations, the violation of which can result in substantial costs and liabilities, including material civil and criminal fines and penalties. Such requirements include those pertaining to pollution; the protection of human health and the environment; air emissions; wastewater discharges; occupational safety and health; and the generation, handling, treatment, remediation, use, storage, transport, release of and exposure to, hazardous substances and wastes. We have incurred and will continue to incur costs and capital expenditures to comply with these environmental requirements and to obtain and maintain all necessary permits. Any failure by us to comply with such laws and regulations could subject us to significant civil or criminal fines and penalties and other liabilities. In addition, if we were convicted of a violation of certain of these laws or regulations (including the Clean Air Act and the Clean Water Act), we, or one of our subsidiaries, could be placed by the U. S. Environmental Protection Agency (the “EPA”) on the “Excluded Parties List” maintained by the U.S. General Services Administration. The listing would continue until the EPA concluded that the cause of the violation had been cured. Facilities at which the violation occurred cannot be used in performing any U.S. Government contract awarded during any period of listing by the EPA, and pre-existing contracts may be terminated by the government once a facility is listed. In addition, this prohibition can also extend to other facilities that are owned or operated by a convicted entity.

Under certain of these laws and regulations, such as the federal Superfund statute, the obligation to investigate and remediate contamination at a facility may be imposed on current and former owners or operators or on persons who may have sent waste to that facility for disposal. Liability under these laws and regulations may be without regard to fault or to the legality of the activities giving rise to the contamination. Contamination has been identified at some of our facilities, and we have incurred, and will continue to incur, costs to investigate and remediate these conditions. In connection with such contamination, we may also be liable for natural resource damages, government penalties and claims by third parties for personal injury and property damage. In addition, we may incur liabilities in connection with any future environmental contamination or any previously unknown but currently existing environmental conditions at our facilities. The costs of investigation, remediation and other costs with respect to identified environmental conditions, including conditions at offsite disposal locations with respect to which we have been notified of potential liability, could be significant.

Under the purchase agreement with Raytheon, subject to certain conditions, Raytheon is obligated to indemnify us for a number of categories of environmental liabilities, including liabilities relating to contamination at, and waste disposal sites used by, facilities that RA formerly owned or operated. We cannot be certain, however, that Raytheon will satisfy its indemnification obligations in whole or in part. If Raytheon fails to comply with its indemnity obligations, we could become subject to significant liabilities.

In addition, environmental laws and regulations, and the interpretation or enforcement of these laws and regulations, are constantly evolving and it is impossible to predict accurately the effect that changes in these laws and regulations, or their interpretation or enforcement, may have upon our business, financial condition, results of operations or liquidity. Should environmental laws and regulations, or their interpretation or enforcement, become more stringent, the costs of compliance could increase. If we cannot pass along future cost increases to our customers, any such increases may have an adverse effect on our business, financial condition, results of operations or liquidity.

We derive a significant portion of our revenues from sales to customers outside the United States and are subject to the risks of doing business in foreign countries.

We derive a significant portion of our revenues from sales to customers outside the United States. For the year ended December 31, 2008, international sales accounted for approximately 47% of our consolidated revenues. We expect that our international sales will continue to account for a significant portion of our revenues for the foreseeable future and may increase over time. As a result, we are subject to risks of doing business internationally, including:

•	changes in regulatory requirements;

•	domestic and foreign government policies, including requirements to expend a portion of program funds locally and governmental industrial cooperation requirements;

•	the necessity and complexity of using foreign employees, representatives and consultants;

•	fluctuations in foreign exchange rates;

•	lack of intellectual property protection in foreign jurisdictions;

•	imposition of tariffs or embargoes, export controls and other trade restrictions;

•	the difficulty of management and operation of an enterprise spread over various countries;

•	compliance with a variety of foreign laws and taxation policies, as well as U.S. laws affecting the activities of U.S. companies abroad; and

•

economic and geo-political developments and conditions, including international hostilities, political instability, acts of terrorism and governmental reactions, inflation, trade relationships and military and political alliances.

While these factors or the impact of these factors are difficult to predict, any one or more of these factors could materially adversely affect our business, financial condition, results of operations and liquidity.

In order to sell many of our products outside of the United States, we must first obtain licenses and authorizations from various government agencies. For certain sales of defense equipment and services to foreign governments, the U.S. Department of State must notify Congress at least 15 to 30 days, depending on the size and location of the sale, prior to authorizing these sales. During that time, Congress may take action to block the proposed sale. We can give no assurance that we will continue to be successful in obtaining the necessary licenses or authorizations or that Congress will not prevent certain sales. Our inability to sell products outside of the United States could materially adversely affect our business, financial condition, results of operations and liquidity.

We are subject to fluctuations in the rate of exchange between U.S. dollars and foreign currencies, particularly U.K. pound sterling.

The majority of our sales are generated in U.S. dollars; however, a significant component of our aircraft production cost on certain models is contracted with suppliers in U.K. pound sterling. We enter into foreign currency forward contracts with commercial banks to fix the dollar value of a portion of our commitments to these suppliers; however, our existing foreign currency forward contracts may not cover the total value of foreign currency payments we are obligated, or may become obligated, to make. Therefore, we could be adversely affected by a weakening of the U.S. dollar relative to foreign currencies, particularly the U.K. pound sterling. Conversely, declining production volumes could cause an existing foreign currency forward contract to be in excess of required foreign currency causing us to be exposed to mark-to-market gains or losses for contracts not designated in a cash flow hedging relationship.

We accept used aircraft as trade-ins from our customers and may be required to accept trade-ins at a financial loss.

In connection with the signing of a purchase contract for new aircraft, we may agree to accept a trade-in aircraft from our customer as partial consideration of the purchase price. We attempt to value trade-ins at levels that will enable us to sell the used aircraft within 60 to 90 days of the trade-in. When we experience long delays between signing of a purchase contract and actual delivery of the aircraft, we may be required to accept trade-ins at prices that are above the then-market price of the trade-in aircraft, which would result in lower gross margins at the time of the new aircraft sale.

Any future decrease in the market value of the aircraft we accept on trade-in could cause us to incur charges to income. We cannot be certain that then-prevailing market conditions would enable us to resell or lease the underlying used aircraft at its anticipated fair value or in a timely manner. Consequently, our practice of accepting trade-ins of aircraft from our customers could reduce our cash flow and income in a particular year.

We must assess the value of used aircraft and aircraft materials and parts, which requires significant judgment, and changes in the value of such items could adversely affect our future financial results.

The valuation of used aircraft in inventory, which are stated at cost, but not in excess of realizable value, requires significant judgment. As part of our assessment of realizable value, we evaluate many factors, including current and future market conditions, the age and condition of the aircraft and availability levels of the aircraft in the market. In addition, the valuation of aircraft materials and parts that support our worldwide fleet of aircraft, which are stated at cost, but not in excess of realizable value, also requires significant judgment. As part of our assessment of realizable value, we evaluate many factors, including the expected useful life of the aircraft, some of which have remained in service for several decades. Furthermore, we assume an orderly disposition of both used aircraft and aircraft materials and parts in connection with our assessments of realizable value. Changes in market or economic conditions and changes in products or competitive products may adversely impact the future valuation of used aircraft and aircraft materials and parts and such changes in valuation could materially adversely affect our business, financial condition, results of operations or liquidity.

Our business could be adversely affected by a negative audit by the U.S. Government.

As a government contractor we are subject to routine audits and investigations by U.S. Government agencies such as the Defense Contract Audit Agency (the “DCAA”). These agencies review a contractor’s performance under its contracts, cost structure and compliance with applicable laws, regulations and standards. The DCAA also reviews the adequacy of, and a contractor’s compliance with, its internal control systems and policies. Any costs found to be improperly allocated to a specific contract will not be reimbursed or must be refunded if already reimbursed. Moreover, private individuals may bring qui tam, or “whistle blower” suits, under the False Claims Act, which permits a private individual to bring a claim on behalf of the U.S. Government to recover payments made as a result of a false claim. Such individuals may receive a portion of amounts recovered on behalf of the U.S. Government. If an audit, alleged whistle blower or other activity results in discovery of improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, which may include: termination of contracts; forfeiture of profits; suspension of payments; fines; and suspension or prohibition from doing business with the U.S. Government. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us.

We use estimates in accounting for certain contracts and changes in our estimates could adversely affect our financial results.

Revenue recognition for certain of our contracts requires judgment relative to estimating total sales and costs at completion. Due to the size and nature of these contracts, the estimating process is complicated. Because of the significance of the judgments and estimation processes, it is likely that materially different amounts could be recorded if we used different assumptions. Changes in underlying assumptions, circumstances or estimates may materially adversely affect our business, financial condition and results of operations.

Our business operations could be negatively impacted if we fail to adequately protect our intellectual property rights or if third parties claim that we are in violation of their intellectual property rights.

We rely on a combination of trademarks, trade names, copyrights, patents, non-patented proprietary know-how, trade secrets and other proprietary information. We employ various methods to protect our proprietary information, including confidentiality agreements, invention assignment agreements and proprietary information agreements with vendors, employees, contractors, distributors, consultants and others. However, these agreements may be breached. In addition, we hold U.S. and foreign trademarks and patents relating to a number of our products and have additional trademark and patent applications pending. We also apply for patents in the ordinary course of our business, as we deem appropriate. However, these precautions offer only limited protection, and our proprietary information may become known to, or be independently developed by, competitors, patent or trademark applications might not be issued or our proprietary rights in intellectual property may be challenged, any of which could have a material adverse effect on our business, financial condition and results of operations. Additionally, our existing or future patents, if any, may not afford us significant competitive advantages, and we cannot be certain that any patent application will result in an issued patent or that our patents will not be circumvented, invalidated or declared unenforceable.

Our results of operation and financial condition could be adversely affected if we become involved in intellectual property litigation. If we were to lose any such litigation, a court or a similar foreign governing body could invalidate or render unenforceable our owned or licensed patents, require us to pay significant damages, cause us to seek licenses and/or pay royalties to third parties, require us to redesign our products, or prevent us from manufacturing, using or selling our products. Any of those events could have a material adverse effect on our financial condition and results of operations. The defense and prosecution of intellectual property suits and proceedings before the U.S. Patent and Trademark Office, or its foreign equivalents, are costly and time consuming. Intellectual property litigation relating to our products could cause our customers or potential customers to defer or limit their purchase or use of the affected products until resolution of the litigation.

Any future business combinations, acquisitions, mergers or joint ventures will expose us to risks, including the risk that we may not be able to successfully integrate these businesses or achieve expected operating synergies.

We actively consider strategic transactions from time to time. We evaluate acquisitions, joint ventures, alliances or co-production programs as opportunities arise, and we may be engaged in varying levels of negotiations with potential competitors at any time. We may not be able to effect transactions with strategic alliance, acquisition or co-production program candidates on commercially reasonable terms or at all. If we enter into these transactions, we also may not realize the benefits we anticipate. In addition, we may not be able to obtain additional financing for these transactions.

The integration of companies that have previously been operated separately involves a number of risks, including, but not limited to:

•	demands on management related to the increase in size after the transaction;

•	the diversion of management’s attention from the management of daily operations to the integration of operations;

•	difficulties in the assimilation and retention of employees;

•	difficulties in the assimilation of different cultures and practices, as well as in the assimilation of geographically dispersed operations and personnel, who may speak different languages;

•	difficulties combining operations that use different currencies or operate under different legal structures;

•

difficulties in the integration of departments, systems (including accounting systems), technologies, books and records and procedures, as well as in maintaining uniform standards, controls (including internal accounting controls), procedures and policies; and

•	constraints (contractual or otherwise) limiting our ability to consolidate, rationalize and/or leverage supplier arrangements to achieve integration.

Consummating any acquisitions, joint ventures, alliances or co-production programs could result in the incurrence of additional debt and related interest expense, as well as unforeseen contingent liabilities.

Significant changes in discount rates, actual investment return on pension assets and other factors could affect our results of operations, equity and pension contributions in future periods.

Our results of operations are impacted by the amount of income or expense we record for our pension and other postretirement benefit plans. Generally accepted accounting principles in the United States of America (“GAAP”) require that we calculate income or expense for the plans using actuarial valuations. These valuations reflect assumptions relating to financial market and other economic conditions. The most significant year-end assumptions used to estimate pension or other postretirement income or expense for the following year are the discount rate, the expected long-term rate of return on plan assets and expected rate of inflation for medical costs. In addition, we are required to make an annual measurement of plan assets and liabilities, which may result in a significant change to Other Comprehensive Income, a component of equity. Changes in key economic indicators could cause our assumptions to not be realized and materially impact our results of operations. For a discussion regarding how our financial statements can be affected by pension and other postretirement plan accounting policies, see Item 7, “Management’s Discussion and Analysis – Critical Accounting Policies” of this Annual Report on Form 10-K. Although GAAP expense and pension or other postretirement contributions are not directly related, the key economic factors that affect GAAP expense would also likely affect contributions to the pension or other postretirement plans. Potential pension contributions include both mandatory amounts required under federal law Employee Retirement Income Security Act (“ERISA”) and discretionary contributions to improve the plans’ funded status.

We are a holding company.

We are a holding company, and we conduct substantially all of our operations through our subsidiaries. As a result, our ability to meet our debt service obligations, including our obligations under the notes, substantially depends upon our subsidiaries’ cash flows and payment of funds to us by our subsidiaries as dividends, loans, advances or other payments. In addition, the payment of dividends or the making of loans, advances or other payments to us may be subject to regulatory or contractual restrictions.

Risks Related to Our Indebtedness

Our substantial level of indebtedness could adversely affect our business, financial condition or results of operations and prevent us from fulfilling our obligations under the notes.

We have substantial indebtedness. As of December 31, 2008, we have $2,490.8 million of total indebtedness, including $113.6 million of short-term notes payable. In addition, our revolving credit facility permits additional borrowings of up to $400.0 million, subject to the expected $35.0 million reduction in availability due to the Lehman bankruptcy discussed previously, and we have up to $75.0 million of letter of credit issuances available under our synthetic letter of credit facility.

Our substantial indebtedness could have important consequences, including the following:

•	it may be more difficult for us to satisfy our obligations with respect to the notes;

•	our ability to obtain additional financing for working capital, debt service requirements, general corporate or other purposes may be impaired;

•	we must use a substantial portion of our cash flow to pay interest and principal on the notes and our other indebtedness, which will reduce the funds available to us for other purposes;

•	we may be vulnerable to economic downturns and adverse industry conditions;

•	our ability to capitalize on business opportunities and to react to pressures and changes in our industry as compared to our competitors may be compromised due to our high level of indebtedness; and

•	our ability to refinance our indebtedness, including the notes, may be limited.

In addition, the borrowings under our senior secured credit facilities bear interest at variable rates and other debt we incur could likewise be variable-rate debt. If market interest rates increase, variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow. While we have entered into agreements designed to limit our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

Furthermore, prior to the repayment of the notes, we will be required to repay or refinance our senior secured credit facilities and, prior to the repayment of the senior subordinated notes, we will be required to repay or refinance the senior notes. If we were unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as:

•	sales of assets;

•	sales of equity; and/or

•	negotiations with our lenders to restructure the applicable debt.

Our senior secured credit facilities and the indentures governing the notes may restrict, or market or business conditions may limit, our ability to avail ourselves of some or all of these options.

Our principal sources of liquidity consist of cash generated by operations and borrowings available under our revolving credit facility. Our liquidity requirements are significant, primarily due to debt service obligations. Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are largely beyond our control.

Despite our current indebtedness level, we and our subsidiaries may still be able to incur substantially more debt, which could exacerbate the risks associated with our substantial indebtedness.

The terms of the indentures governing the notes permit us to incur substantial additional indebtedness in the future, including secured indebtedness. Any senior debt incurred by us would be senior to the senior subordinated notes and, if secured, effectively senior to the senior notes. If we incur any additional indebtedness that ranks equal to either the senior or the senior subordinated notes, the holders of that debt will be entitled to share ratably with the holders of the applicable notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. If new debt is added to our or our subsidiaries’ current debt levels, the related risks that we now face could intensify.

Our debt instruments, including the indentures governing the notes and our senior secured credit facilities, impose significant operating and financial restrictions on us. If we default under any of these debt instruments, we may not be able to make payments on the notes.

The indentures and our senior secured credit facilities impose significant operating and financial restrictions on us. These restrictions limit our ability to, among other things:

•	incur additional indebtedness or guarantee obligations;

•	repay indebtedness (including the notes) prior to stated maturities;

•	pay dividends or make certain other restricted payments;

•	make investments or acquisitions;

•	create liens or other encumbrances;

•	transfer or sell certain assets or merge or consolidate with another entity;

•	engage in transactions with affiliates; and

•	engage in certain business activities.

In addition to the restrictions listed above, our revolving credit facility requires us to meet a specified financial ratio test as of certain dates. Any of these provisions could limit our ability to plan for or react to market conditions and could otherwise restrict corporate activities.

Our ability to comply with these provisions may be affected by events beyond our control, and an adverse development affecting our business could require us to seek waivers or amendments of covenants, alternative or additional sources of financing or reductions in expenditures. We cannot be certain that such waivers, amendments or alternative additional financings could be obtained or, if obtained, would be on terms acceptable to us. In addition, the holders of the senior notes will have no control over any waivers or amendments with respect to any debt outstanding other than the debt contained in the indenture governing the senior notes, and the holders of the senior subordinated notes will have no control over any waivers or amendments with respect to any debt outstanding other than the debt contained in the indenture governing the senior subordinated notes. Therefore, we cannot be certain that even if the holders of the senior notes or senior subordinated notes, as applicable, agree to waive or amend the covenants contained in the respective indenture, the holders of our other debt will agree to do the same with respect to their debt instruments.

A breach of any of the covenants or restrictions contained in any of our existing or future financing agreements could result in a default or an event of default under those agreements. Such a default or event of default could allow the lenders under our financing agreements, if the agreements so provide, to discontinue lending, to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies, and to declare all borrowings outstanding thereunder to be due and payable. In addition, the lenders could terminate any commitments they had made to supply us with further funds. If the lenders require immediate repayments, we may not be able to repay them and also repay the notes in full.

Our principal sources of liquidity consist of cash generated by operations and borrowings available under our revolving credit facility. Our liquidity requirements are significant, primarily due to debt service obligations. Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are largely beyond our control.

Certain private equity investment funds affiliated with GS Capital Partners VI, L.P. and Onex Partners II LP own a significant majority of our equity, and their interests may not be aligned with our note holders or creditors.

Private equity investment funds affiliated with GS Capital Partners VI, L.P. and Onex Partners II LP own substantially all of our equity. These private equity investment funds have the power, subject to certain exceptions, to direct our affairs and policies. A majority of the members of the HBI Board of Directors have been designated by these private equity investment funds. Through such representation on the HBI Board of Directors, they are able to substantially influence the appointment of management and entry into extraordinary transactions, including mergers and sales of assets.

The interests of GS Capital Partners VI, L.P. and Onex Partners II LP and their respective affiliates could conflict with the interests of the note holders or creditors. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of GS Capital Partners VI, L.P. and Onex Partners II LP as equity holders might conflict with the interests of the note holders or creditors. Affiliates of GS Capital Partners VI, L.P. and Onex Partners II LP may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, although such transactions might involve risks to the note holders or creditors. In addition, GS Capital Partners VI, L.P. and Onex Partners II LP or their respective affiliates may in the future own businesses that directly or indirectly compete with ours or our suppliers or customers of ours. For example, affiliates of Onex Partners II LP currently own a controlling interest in one of our suppliers.

Item 1B.	Unresolved Staff Comments

Not applicable.

Item 2.	Properties

Our facilities consist of manufacturing, corporate office and hangar space, as well as our network of company-owned service centers.

Our principal executive offices and headquarters are located in Wichita, Kansas. Our principal manufacturing facilities are in Wichita and Salina, Kansas; Little Rock, Arkansas; and Chihuahua, Mexico. Our primary distribution facilities are located in Wichita, Kansas; Dallas, Texas and Liege, Belgium.

At December 31, 2008 our properties consisted of the following:

Segment	Location	Activities	Owned/ Leased	Square Footage
Corporate Headquarters(1)	Wichita, Kansas	Parts processing, engine buildup, major and sub assembly, aircraft painting and interior installation and flight testing	Owned	3.8 million

Business and General Aviation	Salina, Kansas	Sub-assembly for all business and general aviation Beechcraft models and the Hawker 400XP	Leased	0.5 million

	Little Rock, Arkansas	Final specialty interior installation for the Hawker 900XP family and the Hawker 4000 and painting for the Hawker 900XP family	Leased	0.4 million

	Chihuahua, Mexico	Sheet metal processing, fabrication of parts and sub-assemblies for general aviation aircraft	Leased	0.2 million

Customer Support	Dallas, Texas	Retail aftermarket parts distribution warehouse	Leased	0.2 million

(1)	Our Corporate Headquarters are located in Wichita, Kansas. All three of our business segments, Business and General Aviation, Trainer Aircraft and Customer Support, have operations located at our Corporate Headquarters. All operations for our Trainer Aircraft segment are in Wichita, Kansas.

At December 31, 2008, our Customer Support segment operated 11 company-owned service centers in the following locations: Wichita, Kansas; Houston, Texas; Atlanta, Georgia; Van Nuys, California; Indianapolis, Indiana; Little Rock, Arkansas; Tampa, Florida; San Antonio, Texas; Toluca, Mexico; Oxford, England and Chester, England. In January 2009, the Company announced the opening of a new service center in Mesa, Arizona. These centers are supplemented by 95 company-authorized third party service centers. Service centers typically provide maintenance, repairs, overhaul, refurbishment and product upgrade services.

Item 3.	Legal Proceedings

We are from time to time subject to, and are presently involved in, litigation or other legal proceedings arising in the ordinary course of business. We are a defendant in a number of product liability lawsuits with respect to accidents involving our aircraft that allege personal injury and property damage and seek substantial recoveries, including, in some cases, punitive and exemplary damages. We maintain partial insurance coverage against such claims at a level determined by management to be prudent (see Note 19 to the consolidated financial statements in Item 8, “Financial Statements and Supplementary Data”). In addition, Raytheon retained all product liability claims arising from incidents occurring after April 1, 2001 until March 26, 2007. We cannot predict the outcome of these matters or whether Raytheon will uphold its indemnity obligations (see Item 1A, “Risk Factors” in this Annual Report on Form 10-K). We are at risk of losses and adverse publicity stemming from any accident involving aircraft for which we hold design authority. The outcome of litigation in which we have been named as a defendant is unpredictable and an adverse decision in any such matter could have a material adverse effect on our financial condition, results of operations or liquidity.

In July 2007, the FAA informed us that it had initiated an investigation concerning compliance by one of our suppliers with part specifications involving our T-6A trainers and certain special mission King Air aircraft sold to the U.S. Government. HBAC cooperated with the FAA investigation and conducted its own supplier quality audits. HBAC believes the alleged non-compliance condition does not impact safety of flight. On June 17, 2008, the U.S. Attorney’s Office for the District of Kansas notified us that the FAA had referred a civil penalty matter arising out of its investigation to the U.S. Attorney’s Office for enforcement. According to the U.S. Attorney’s Office, the FAA had recommended fines against HBAC of at least $2.5 million arising out of the alleged supplier non-conformance and HBAC’s alleged quality oversight of the supplier. We do not believe any resulting civil penalty would be material to our financial condition, results of operations or liquidity.

On June 28, 2008, the U.S. Attorney’s Office sent notice to us that it was investigating whether HBAC’s (and its predecessor’s) alleged conduct violated the civil False Claims Act (“FCA”) arising from the same facts as the FAA proceeding described above. The investigation is focused on the alleged supplier non-conformance with specifications and HBAC’s alleged inadequate quality control over the supplier’s manufacturing process on certain T-6A and King Air aircraft delivered to the government. Under the FCA, the government can recover treble damages suffered by the government plus civil penalties of up to $11,000 for each false claim. An adverse judgment under the FCA can also subject HBAC to suspension or debarment of future government business. HBAC is cooperating with the investigation. At this time, HBAC cannot determine whether the government will proceed with any case and, if so, whether HBAC will be liable for any damages or penalties or the amount if liability is found.

Similar to other companies in our industry, we receive requests for information from government agencies in connection with their regulatory or investigational authority in the ordinary course of business. Such requests can include subpoenas or demand letters for documents to assist the government in audits or investigations. We review such requests and notices and take appropriate action.

Item 4.	Submission of Matters to a Vote of Security Holders

Not applicable.

PART II

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

All of the issued and outstanding capital stock of Hawker Beechcraft Notes Company is owned by Hawker Beechcraft Acquisition Company, LLC, and all of the limited liability company interests of Hawker Beechcraft Acquisition Company, LLC are owned by Hawker Beechcraft, Inc. Accordingly, there is no established public trading market for HBAC’s equity securities.

Item 6.	Selected Financial Data

The following table presents selected historical financial information and other data. For the year ended December 31, 2008 and the nine months ended December 31, 2007, the financial information and other data is for HBAC, the “Successor,” and is derived from the audited consolidated financial statements of HBAC included elsewhere in this Annual Report on Form 10-K. For the three months ended March 25, 2007 and the years ended 2006, 2005 and 2004, the financial information and other data is for Raytheon Aircraft, the “Predecessor,” and is derived from the audited consolidated financial statements and accompanying notes thereto of the Predecessor and, with respect to the three months ended March 25, 2007 and the year ended December 31, 2006, included elsewhere in this Annual Report on Form 10-K. The following information should be read in conjunction with the consolidated financial statements and related notes, as well as Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this Annual Report on Form 10-K.

	Successor		Predecessor
(Dollars in millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Years Ended December 31,
				2006	2005	2004
Statements of Operations Data:
Sales	$3,546.5	$2,793.4	$670.8	$3,095.4	$2,980.8	$2,665.8
Costs and expenses:
Cost of sales	3,021.7	2,369.6	558.6	2,585.1	2,587.4	2,335.6
Selling, general and administrative expenses	279.1	205.4	59.5	211.0	197.6	188.4
Research and development expenses	110.2	70.1	21.3	83.2	73.0	78.0

Operating income	135.5	148.3	31.4	216.1	122.8	63.8

Intercompany interest expense, net	—	—	15.8	91.6	88.4	93.6
External interest expense (income), net	197.4	152.3	(0.9)	(14.6)	(14.2)	(11.1)
Other expense (income), net	(2.4)	1.0	(0.1)	(1.5)	(0.9)	(0.1)

Non-operating expense, net	195.0	153.3	14.8	75.5	73.3	82.4

Income (loss) before tax	(59.5)	(5.0)	16.6	140.6	49.5	(18.6)
Provision for (benefit from) income taxes	80.4	(5.8)	6.4	50.5	15.8	(9.5)

Net income (loss)	$(139.9)	$0.8	$10.2	$90.1	$33.7	$(9.1)

Other Data:
Aircraft deliveries	477	367	88	462	416	379
Backlog	$7,606.6	$6,290.8	$3,937.0	$4,105.3	$2,891.1	$2,638.1
Capital expenditures	$74.9	$66.4	$27.3	$47.8	$42.0	$52.9

	Successor		Predecessor
	As of December 31,		As of December 31,
(In millions)	2008	2007	2006	2005	2004
Statement of Financial Position Data:
Cash and cash equivalents	$377.6	$569.5	$25.9	$25.7	$17.8
Working capital(1)	536.4	326.1	804.4	906.9	878.3
Property, plant and equipment, net	641.8	655.7	520.8	547.0	565.9
Total assets	4,822.4	4,675.2	2,518.2	2,624.5	2,590.4
Total debt(2)	2,490.8	2,446.9	—	—	—

(1)	Working capital is defined as current assets (excluding cash and cash equivalents) less current liabilities (excluding current portion of long-term debt). Certain balances in prior periods have been conformed to the current presentation.
(2)	Total debt includes $1,277.2 million in outstanding principal on our senior secured credit facilities, $1,100 million of outstanding notes and $113.6 million of short-term notes payable.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of financial condition and results of operations for the year ended December 31, 2008 and the nine months ended December 31, 2007 reflects the business of Hawker Beechcraft Acquisition Company, LLC (“HBAC”), the successor business (“Successor”) to Raytheon Aircraft (“RA”). The discussion regarding the Successor for the nine months ended December 31, 2007 covers the period from the March 26, 2007 inception date through the December 31, 2007 fiscal year end date and reflects the Acquisition. The discussion and analysis of financial condition and results of operations for all other periods presented reflects the business of RA, the Predecessor business (“Predecessor”) acquired by Hawker Beechcraft, Inc. (“HBI”) in the Acquisition. Unless otherwise indicated, the discussion and analysis of the Predecessor does not give effect to the Acquisition or include pro forma adjustments.

The following discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes thereto included elsewhere in this Annual Report on Form 10-K. In addition, this discussion may contain forward-looking statements, which are subject to risks and uncertainties. See “Forward-Looking Statements” for more information about these risks and uncertainties.

Business Overview

We are a leading designer and manufacturer of business jet, turboprop and piston aircraft. We are also the sole source provider of the primary military trainer aircraft to the U.S. Air Force and the U.S. Navy. We deliver our products to a diverse customer base, including corporations, fractional and charter operators, governments and individuals throughout the world. We provide parts, maintenance and flight support services through an extensive network of service centers in 27 countries to an estimated installed fleet of more than 37,000 aircraft.

Our operations are divided into three segments—Business and General Aviation, Trainer Aircraft and Customer Support. The Business and General Aviation segment designs, develops, manufactures, markets and sells commercial and specially modified general aviation aircraft, as well as manufactures and provides aircraft parts to our Trainer Aircraft and Customer Support segments. The Business and General Aviation segment also sells used general aviation aircraft which may be received as a trade-in during a new aircraft sales transaction. The Trainer Aircraft segment designs, develops, manufactures, markets and sells military training aircraft. The Customer Support segment provides aftermarket parts and service support for our installed fleet of aircraft worldwide.

We operate in the global general aviation industry, which experienced strong growth from 2003 through early 2008. Beginning in the latter half of 2008, the industry experienced declining demand as part of an overall weakening global economy. We continue to believe that our existing aircraft portfolio and planned derivative upgrades position us well within this market; however, we anticipate that we, and the business and general aviation industry as a whole, will experience significantly declining demand during 2009.

The general aviation industry has historically been a cyclical industry impacted by many factors, including the condition of the U.S. and global economies, the exchange rate of the U.S. dollar compared to other currencies, corporate profits and geo-political events. Historically, the general aviation industry has lagged behind changes in general economic conditions and corporate profit trends. However, as the current general economic environment has deteriorated, new order activity has declined, and order cancellations have increased. Consequently, while we believe that our backlog of $7.6 billion at December 31, 2008 continues to demonstrate solid market acceptance of our products, we do not believe 2009 new orders will reach recent year levels and expect backlog and advance deposits to decline in 2009.

Our Customer Support segment is also impacted by the general economic environment that has affected the general aviation industry; however, historically, the impact on this segment of our business has not been as significant as the impact on our Business and General Aviation segment. In addition to general market conditions, our Customer Support business is influenced by the size and age of the installed fleet of aircraft, our customers’ aircraft usage patterns and the overall maintenance requirements for our aircraft.

Our Trainer Aircraft segment is less susceptible to changes in economic conditions and provides us with a more stable and recurring source of revenue. Sales in this segment are principally generated by U.S. and foreign government and defense spending. Decreases or reprioritization of such spending could affect the financial performance of this segment.

Recent Events Affecting Our Results

In response to the weakness in the global economy and anticipated reduced aircraft production rates, we reduced our workforce by approximately 500 workers in November 2008, and, in early 2009, announced another 2,300 reductions to be completed by the end of 2009. The financial impact of the November 2008 reductions is discussed further in Note 18 to our consolidated financial statements in Item 8, “Financial Statement and Supplementary Data.”

On August 2, 2008, our union work force failed to ratify a new collective bargaining agreement and voted to engage in a strike. The strike started August 4, 2008 and affected our Wichita and Salina, Kansas operations. The strike lasted approximately four weeks with employees returning to work during the week of September 1, 2008. The strike disrupted our manufacturing and assembly operations, which significantly impacted our production schedule and deliveries for the balance of 2008. The strike significantly impacted our results for the year ended December 31, 2008. During this period, we delivered fewer aircraft than expected, which adversely impacted revenue, operating income and operating cash flow.

On June 12, 2008, the Hawker 4000, our new composite, super-midsize business jet, received FAA type and production certification enabling us to commence customer deliveries. The initial customer delivery of the Hawker 4000 occurred on June 18, 2008. We delivered five additional units during the remainder of 2008. However, the timing of several early production deliveries was impacted by the strike and by certain product enhancements incorporated in the aircraft type design late in 2008 or to be incorporated in 2009. In addition, we recorded charges totaling $91.1 million during the year ended December 31, 2008 to reflect expected cost growth on early production units with anticipated cost in excess of selling price. Of this amount, $31.1 million was recorded during the three months ended December 31, 2008. The primary driver for the cost growth was the complexity encountered to conform these units to the final aircraft type design and to establish standard production processes.

On June 6, 2008, we suspended deliveries of the T-6A Texan II (“T-6A”) military trainer to the U.S. Government pending resolution of quality issues with a supplier’s component. The issue was resolved with the vendor and the U.S. Government, and deliveries resumed on January 20, 2009.

On February 21, 2008 we signed a definitive agreement to sell our wholly-owned fuel and line operations to BBA Aviation plc for $128.5 million. The transaction included fuel and line operations at seven domestic U.S. locations in: Atlanta, Georgia; Houston and San Antonio, Texas; Indianapolis, Indiana; Tampa, Florida; Van Nuys, California; and Wichita, Kansas. We retained our factory-owned maintenance and customer support facilities at these locations. Operations in Little Rock, Arkansas; Chester, England, UK; and Toluca, Mexico were not affected. The sale closed for six of the seven facilities on July 24, 2008 and for the final facility on October 3, 2008. We recorded an insignificant loss on the sale of the fuel and line operations. Sales recorded for the fuel and line operations, which are included in the Customer Support segment, were $48.5 million for our period of ownership during the year ended December 31, 2008.

Results of Operations

Due to lack of comparability, direct comparisons between the Successor and Predecessor periods have not been made.

	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Sales	$3,546.5	$2,793.4	$670.8	$3,095.4
Cost of sales	3,021.7	2,369.6	558.6	2,585.1

Gross margin	524.8	423.8	112.2	510.3

Selling, general and administrative expenses	279.1	205.4	59.5	211.0
Research and development expenses	110.2	70.1	21.3	83.2

Operating income	135.5	148.3	31.4	216.1

Intercompany interest expense, net	—	—	15.8	91.6
Interest expense	205.9	158.6	—	1.1
Interest income	(8.5)	(6.3)	(0.9)	(15.7)
Other expense (income), net	(2.4)	1.0	(0.1)	(1.5)

Non-operating expense, net	195.0	153.3	14.8	75.5

Income (loss) before taxes	(59.5)	(5.0)	16.6	140.6

Provision for (benefit from) income taxes	80.4	(5.8)	6.4	50.5

Net income (loss)	$(139.9)	$0.8	$10.2	$90.1

Year ended December 31, 2008

Sales. Sales were $3,546.5 million for the year ended December 31, 2008, and, as detailed in the table below, are heavily influenced by our Business and General Aviation segment.

Successor
(In millions)	Year Ended December 31, 2008
Sales
Business and General Aviation	$2,820.6
Trainer Aircraft	338.2
Customer Support	522.8
Eliminations	(135.1)

Total	$3,546.5

Sales in the Business and General Aviation segment are significantly impacted by the volume and mix of commercial aircraft delivered during the period. Total commercial deliveries during the year ended December 31, 2008 are presented in the table below. Deliveries for 2008 reflect the adverse impact of the strike, offset by favorable market conditions during the earlier part of the year and the increased sales associated with the introduction of the Hawker 4000 and Hawker 750 models. Deliveries were also adversely affected by deteriorating market conditions late in the year as customer financing of some aircraft purchases became more difficult.

Successor
Business and General Aviation New Aircraft Deliveries	Year Ended December 31, 2008
Business Jets:
Hawker 4000	6
Hawker 900XP	50
Hawker 800XP/850XP	15
Hawker 750	23
Hawker 400XP	35
Premier	31

Total business jets	160
Turboprops:
King Air 350	58
King Air B200	54
King Air C90	66

Total turboprops	178
Pistons	103

Total	441

Sales in the Trainer Aircraft segment are principally comprised of revenue on the JPATS contract, which is recognized using the cost-to-cost method to measure progress towards completion. Accordingly, the majority of Trainer Aircraft sales, including estimated earned gross margin, are recognized as costs are incurred. Program cost in any period is impacted by the number of aircraft in production as well as support provided for the Contractor Operated and Maintained Base Supply (“COMBS”) and Ground Based Training Systems (“GBTS”) elements of our contracts with the U.S. Government. Aircraft production during the year was impacted by the strike and by temporary reductions in volume pending the resolution of the supplier quality issue previously discussed. In addition, revenue on the GBTS portion of the contract continued to decline as activation of the U.S. Air Force and Navy training bases has neared an end. During the year ended December 31, 2008, the segment delivered 36 T-6A aircraft under the JPATS contract. Deliveries during the year were impacted by the delivery suspension previously discussed.

Sales in the Customer Support segment reflected the sale of spare parts and maintenance services to existing aircraft owners. Sales during the year were impacted by the closing of the sale of the fuel and line operations during July and October as described previously. Sales were also influenced by favorable market conditions in the earlier part of 2008.

Operating Income. As detailed in the table below, operating income was $135.5 million and reflects improved profitability in our Customer Support segment, offset by the charges recorded on the Hawker 4000 and the impact of the strike on our Business and General Aviation segment and reduced sales volume in the Trainer Aircraft segment.

Successor
(In millions)	Year Ended December 31, 2008
Operating Income
Business and General Aviation	$24.7
Trainer Aircraft	28.2
Customer Support	82.5
Eliminations	0.1

Total	$135.5

Business and General Aviation segment operating income was significantly impacted by the strike, which caused reduced production and delivery volumes and resulted in unfavorable overhead absorption variances, as well as the deteriorating market conditions, which adversely impacted delivery volumes late in the year. In addition, we recorded $91.1 million in charges associated with specific early-production Hawker 4000 units with estimated product cost in excess of estimated net sales price. Segment operating income was also impacted by a $13.7 million charge recorded during the three months ended December 31, 2008 to reduce the carrying value of used aircraft inventory to current market value. We also recorded an $18.0 million charge associated with the mark-to-market adjustment on certain foreign currency forward contracts, previously designated as cash flow hedges for foreign currency material purchases, for which the underlying purchase volumes are no longer expected to occur due to the recent reductions in aircraft production volume.

Trainer Aircraft segment operating income was impacted by production volume decreases caused by the strike and by the supplier quality issue discussed previously. In addition, the use of the cost-to-cost method of revenue recognition causes gross margin to be recognized based on management’s estimate of total contract revenue and total contract cost at completion. As estimates are updated, any impact on revenue and gross margin as a result of the change in estimate is reflected in current earnings on a cumulative catch-up basis. Favorable cumulative catch-up adjustments totaling $14.9 million were recorded during the year ended December 31, 2008.

Customer Support segment operating income was impacted by strategic pricing initiatives and improved cost productivity across both the spare parts and aircraft services portions of the segment.

Selling, general and administrative expense was $279.1 million for the year ended December 31, 2008 and included selling expense to support current year aircraft deliveries, general marketing cost associated with new derivative aircraft product introductions and the cost incurred in pursuit of future orders.

Research and development expense was $110.2 million for the year ended December 31, 2008. The primary contributors during the year were work on derivative aircraft that entered service during the year as well as announced programs planned for entry into service in the near future. The continued certification activities related to the Hawker 4000 also impacted overall research and development expense.

Non-operating Expense, net. Non-operating expense, net, was $195.0 million for the year and consisted primarily of interest expense associated with the debt incurred to finance the Acquisition, partially offset by interest income generated from our cash and cash equivalent holdings.

Provision for Income Taxes. For the year ended December 31, 2008, we recorded income tax expense of $80.4 million, which reflects an effective tax rate of (135.1)%. The effective tax rate was impacted by a valuation allowance of $110.5 million that was recorded in the current year to reflect the estimated amount of deferred tax assets that may not be realized. The effective tax rate, without considering the valuation allowance, would have been 50.6% and was impacted by the pre-tax book loss, the federal research and development credit as well as other state tax credits.

Nine Months Ended December 31, 2007

Sales. Sales were $2,793.4 million for the nine months ended December 31, 2007 as detailed in the table below:

Successor
(In millions)	Nine Months Ended December 31, 2007
Sales
Business and General Aviation	$2,211.9
Trainer Aircraft	266.0
Customer Support	418.8
Eliminations	(103.3)

Total	$2,793.4

Sales for the Business and General Aviation segment reflect the volume and mix of aircraft deliveries shown in the delivery table below. Changes in the actual volume, mix and distribution channel of aircraft deliveries in any given period will affect sales and our overall financial results. Sales for the nine months ended December 31, 2007 included the delivery of 32 Hawker 900XP aircraft, four King Air 350ER aircraft, 24 King Air B200GT aircraft and 10 King Air C90GTi aircraft, all derivative aircraft certified during 2007.

Successor
Business and General Aviation New Aircraft Deliveries	Nine Months Ended December 31, 2007
Business Jets:
Hawker 900XP	32
Hawker 800XP/850XP	25
Hawker 400XP	34
Premier	39

Total business jets	130
Turboprops:
King Air 350	47
King Air B200	39
King Air C90	43

Total turboprops	129
Pistons	92

Total	351

Trainer Aircraft segment sales are principally comprised of revenue on the JPATS contract and totaled $266.0 million for the nine months ended December 31, 2007. Revenue is recognized on this contract using the cost-to-cost method to measure progress towards completion. Accordingly, the majority of segment sales, including estimated earned gross margin, are recognized as costs are incurred. The gross margin recognized is based on management’s estimate of total contract revenue and total contract cost at completion. As estimates are updated, any impact on revenue and gross margin as a result of the change in estimate is reflected in current earnings on a cumulative catch-up basis. During the nine months ended December 31, 2007, the segment delivered 16 T-6A aircraft under its JPATS contracts. Deliveries of the aircraft were suspended in July 2007 due to issues related to supplier compliance with part specifications. Deliveries resumed in March 2008.

Sales in the Customer Support segment are comprised of spare parts and maintenance service sales and totaled $418.8 million for the nine months ended December 31, 2007.

Operating Income. As detailed in the table below, operating income was $148.3 million for the nine months ended December 31, 2007:

Successor
(In millions)	Nine Months Ended December 31, 2007
Operating Income
Business and General Aviation	$85.6
Trainer Aircraft	14.1
Customer Support	46.0
Eliminations	2.6

Total	$148.3

Business and General Aviation segment operating income was $85.6 million for the nine months ended December 31, 2007. During the nine months ended December 31, 2007, Business and General Aviation operating results were impacted by increased depreciation and amortization charges of $27.9 million as a result of the step-up in cost basis of property, plant and equipment and intangible assets in accordance with purchase accounting as a result of the Acquisition. In addition, operating results were impacted by non-cash charges totaling $72.4 million associated with the non-recurring step-up in finished goods and work in process inventory in accordance with purchase accounting as a result of the Acquisition and $16.2 million in non-cash charges due to the purchase accounting treatment for foreign currency forward contracts in place at the time of the Acquisition.

Trainer Aircraft segment operating income was $14.1 million for the nine months ended December 31, 2007 and included favorable adjustments totaling $1.6 million as a result of updates to contract estimates. Operating income was negatively impacted by non-cash charges totaling $15.7 million of increased depreciation and amortization expense as a result of the step-up in property, plant and equipment and intangibles in accordance with purchase accounting as a result of the Acquisition.

During the nine months ended December 31, 2007, ongoing operational and strategic pricing initiatives favorably impacted operating income for Customer Support. Operating income was negatively impacted by non-cash charges totaling $16.6 million resulting from the step-up in the cost basis of inventory and $4.5 million of increased depreciation and amortization expense as a result of the step-up in property, plant and equipment and intangibles in accordance with purchase accounting as a result of the Acquisition. The operating income impact of the step-up in cost basis of inventory as a result of the Acquisition is non-recurring and was essentially reflected in the first three months after the Acquisition due to the completion of the sales process for the majority of the inventory on hand at the date of the Acquisition.

Selling, general, and administrative expense totaled $205.4 million for the nine months ended December 31, 2007. This expense included overall company marketing expense associated with the volume, mix and distribution channel of current year aircraft deliveries, the marketing of our new aircraft derivative products and our pursuit of future orders. Selling, general and administrative expenses for the nine months ended December 31, 2007 included $11.1 million of non-recurring costs to replace various services previously provided by Raytheon and to support marketing efforts for our new company name.

Research and development expense was $70.1 million for the nine months ended December 31, 2007. This expense was principally devoted to upgrading our product offerings in the general aviation marketplace through a derivative aircraft strategy and our ongoing certification activities for the Hawker 4000.

Non-operating Expense, net. Non-operating expense, net, was $153.3 million for the nine months ended December 31, 2007 and was essentially comprised of interest expense associated with the debt resulting from the Acquisition.

Benefit from Income Taxes. The effective tax rate for the nine months ended December 31, 2007 was a benefit of 114.1%. The effective tax rate was impacted by an anticipated research and development credit, a domestic manufacturing deduction and a state income tax benefit caused by our pre-tax book loss.

Three Months Ended March 25, 2007

Sales. Sales were $670.8 million for three months ended March 25, 2007 as detailed in the table below:

Predecessor
(In millions)	Three Months Ended March 25, 2007
Sales
Business and General Aviation	$490.6
Trainer Aircraft	91.2
Customer Support	116.4
Eliminations	(27.4)

Total	$670.8

Business and General Aviation segment sales reflect the volume and mix of aircraft deliveries shown in the delivery table below. Deliveries of the Premier 1A included 14 units delayed from 2006 as a result of pending FAA approval of revisions to the required operating manuals. Approval was received in January and deliveries resumed in February 2007.

Predecessor
Business and General Aviation New Aircraft Deliveries	Three Months Ended March 25, 2007
Business Jets:
Hawker 800XP/850XP	10
Hawker 400XP	7
Premier	15

Total business jets	32
Turboprops:
King Air 350	6
King Air B200	9
King Air C90	13

Total turboprops	28
Pistons	19

Total	79

Sales in the Trainer Aircraft segment were principally comprised of program revenue on the JPATS contract and totaled $91.2 million during the three months ended March 25, 2007. This program recognizes revenue using the cost-to-cost method to measure progress towards completion. Accordingly, the majority of segment sales including estimated earned gross margin are recognized as costs are incurred. The gross margin recognized is based on management’s estimate of total contract revenue and total contract cost at completion. As estimates are updated, any impact on revenue and gross margin as a result of the change in estimate is reflected in current earnings on a cumulative catch-up basis.

Sales in the Customer Support segment were comprised of spare parts and maintenance service sales and totaled $116.4 million for the three months ended March 25, 2007.

Operating Income. As detailed in the table below, operating income was $31.4 million for the three months ended March 25, 2007.

Predecessor
(In millions)	Three Months Ended March 25, 2007
Operating Income
Business and General Aviation	$8.9
Trainer Aircraft	12.2
Customer Support	9.6
Eliminations	0.7

Total	$31.4

Trainer Aircraft segment operating income was $12.2 million for the three months ended March 25, 2007 and included favorable adjustments of $3.4 million as a result of updates to contract estimates.

Customer Support segment operating income was $9.6 million for the three months ended March 25, 2007 and was favorably impacted by the termination of an unprofitable contract with Flight Options, LLC, a former related party of the Predecessor

Selling, general and administrative expense was $59.5 million for the three months ended March 25, 2007 and was impacted by increasing sales and marketing costs and additional staffing levels in customer service operations.

Research and development expense was $21.3 million for the three months ended March 25, 2007. This expense was principally devoted to the upgrade of our product offerings in the general aviation marketplace through a derivative aircraft strategy and ongoing certification activities associated with the Hawker 4000.

Non-operating Expense, net. Non-operating expense, net, was $14.8 million for the three months ended March 25, 2007 and was essentially comprised of intercompany interest expense payable to Raytheon.

Provision for Income Taxes. The effective tax rate for the three months ended March 25, 2007 was 38.6% and reflected the pre-acquisition tax structure of the Predecessor.

Year Ended December 31, 2006

Sales. Sales were $3,095.4 million for the year ended December 31, 2006 as detailed in the table below:

Predecessor
(In millions)	Year Ended December 31, 2006
Sales
Business and General Aviation	$2,246.6
Trainer Aircraft	420.0
Customer Support	551.4
Eliminations	(122.6)

Total	$3,095.4

Sales for Business and General Aviation reflect the volume and mix of aircraft deliveries in the table below. Deliveries were impacted by the introduction of the King Air C90GT and the Hawker 850XP during the year. In addition, in the fourth quarter of 2006, delivery of 14 Premier 1A aircraft was delayed pending FAA approval of revisions to required operating manuals. The revisions were approved in January 2007, and deliveries resumed.

Predecessor
Business and General Aviation New Aircraft Deliveries	Year Ended December 31, 2006
Business Jets:
Hawker 800XP/850XP	64
Hawker 400XP	53
Premier	23

Total business jets	140
Turboprops:
King Air 350	48
King Air B200	42
King Air C90	52

Total turboprops	142
Pistons	118

Total	400

Sales for the Trainer Aircraft segment were principally comprised of program revenue on the JPATS contract. This program recognizes revenue using the cost-to-cost method to measure progress towards completion. Accordingly, the majority of segment sales including estimated earned gross margin are recognized as costs are incurred. The gross margin recognized is based on management’s estimate of total contract revenue and total contract cost at completion. As estimates are updated, any impact of revenue and gross margin as a result of the change in estimate is reflected in current earnings on a cumulative catch-up basis.

Sales in the Customer Support segment are comprised of spare parts and maintenance service sales and were impacted by the termination of an unprofitable maintenance contract with Flight Options, LLC, a former related party of the Predecessor.

Operating Income. Operating income was $216.1 million for the year ended December 31, 2006 as detailed in the table below:

Predecessor
(In millions)	Year Ended December 31, 2006
Operating Income
Business and General Aviation	$134.9
Trainer Aircraft	52.0
Customer Support	30.6
Eliminations	(1.4)

Total	$216.1

Operating income was impacted primarily by the delivery volumes and favorable product mix in the Business and General Aviation segment. In addition, the Trainer Aircraft segment recorded $6.5 million of favorable cumulative catch-up gross profit adjustments as a result of updates to contract estimates for our JPATS program. Operating income was also impacted by the termination of the Flight Options, LLC maintenance contract discussed above.

Selling, general and administrative expense was $211.0 million for the year ended December 31, 2006 and was impacted by an increase in sales and marketing costs as well as higher staffing levels in our customer service operations.

Research and development expense was $83.2 million for the year ended December 31, 2006 and was primarily related to the certification activities for the Hawker 4000 as well as other derivative product introductions.

Non-operating Expense, net. Non-operating expense, net was $75.5 million for the year ended December 31, 2006 and was essentially comprised of intercompany interest expense payable to Raytheon.

Provision for Income Taxes. The effective tax rate for the year ended December 31, 2006 was 35.9% and reflected the pre-acquisition tax structure of the Predecessor.

Liquidity and Capital Resources

Cash Flow Analysis

The following table illustrates sources and uses of funds for the Successor and Predecessor periods as indicated:

	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Net cash provided by (used in) operating activities	$(69.0)	$579.2	$(107.3)	$369.7
Net cash provided by (used in) investing activities	50.1	(3,280.3)	(27.3)	(47.0)
Net cash provided by (used in) financing activities	(170.3)	3,270.6	117.4	(323.8)
Effect of exchange rates on cash and cash equivalents	(2.7)	—	—	1.3

Net increase (decrease) in cash and cash equivalents	$(191.9)	$569.5	$(17.2)	$0.2

Year Ended December 31, 2008. Net cash used in operating activities was $69.0 million and was primarily driven by a sharp increase in inventory associated with reduced deliveries due to the strike, eroding market conditions late in the year and the delays in deliveries of the Hawker 4000 and T-6A previously discussed. Operating cash flow was also adversely impacted by a decline in customer deposits as market demand began to erode late in the year.

Net cash provided by investing activities of $50.1 million was driven by the net proceeds of $123.6 million from the sale of the fuel and line operations, offset by capital expenditures of $70.2 million primarily related to company-manufactured tooling and facilities improvements at certain of our factory-owned service centers.

Net cash used in financing activities of $170.3 million represents payments of $157.3 million on notes payable used to finance engine purchases and mandatory principal payments of $13.0 million on the senior secured term loan.

Nine Months Ended December 31, 2007. Net cash provided by operating activities was $579.2 million. The net cash generated was primarily due to customer deposits received on new commercial aircraft, payments received on general aviation financing receivables and the sale of used commercial aircraft. Cash was also positively affected by a new financing arrangement with a third party that extends payment terms for engine purchases in exchange for a short-term promissory note. Partially offsetting these impacts was cash used in building commercial aircraft inventory in connection with increased build rates and the delay in Hawker 4000 deliveries as well as the ongoing reduction in JPATS advance payments. Cash generated by operating activities was also adversely affected by the delayed deliveries of T-6A aircraft due to issues relating to supplier compliance with part specifications.

Net cash used in investing activities of $3,280.3 million included $3,216.5 million in acquisition consideration, capital expenditures of $61.3 million primarily related to company-manufactured tooling, facilities improvements and modernizing equipment used in the manufacturing process and capital expenditures of $5.1 million related to computer software.

Net cash provided by financing activities of $3,270.6 million primarily represents the debt financing and equity contributions received related to the Acquisition.

Three Months Ended March 25, 2007. Net cash used in operating activities was $107.3 million. The net cash used was primarily due to the more linear build of commercial aircraft compared to aircraft sales which generally increase during the second half of the year, as well as the ongoing reduction of the JPATS advance payment. Partially offsetting these factors was collection of general aviation financing receivables.

Net cash used in investing activities of $27.3 million included capital expenditures of $26.2 million primarily related to company-manufactured tooling and modernizing equipment used in the manufacturing process and $1.1 million of additions to computer software.

Net cash provided by financing activities of $117.4 million represents net transfers from Raytheon.

Year Ended December 31, 2006. Net cash provided by operating activities of $369.7 million was impacted by the collection of an overdue receivable from Flight Options, LLC (a former affiliate of the Predecessor), lower finance receivables and higher deposits received from customers reflecting the growth in our backlog from our Business and General Aviation segment. This was partially offset by increased inventory levels due in part to year-end delivery delays of the Premier 1A.

Net cash used in investing activities of $47.0 million included capital expenditures of $46.1 million primarily related to company-manufactured tooling and $1.7 million of additions to computer software, offset by proceeds from sales of fixed assets.

Net cash used in financing activities of $323.8 million represents net transfers to Raytheon.

Capital Resources

The following table summarizes our capital resources as of the dates indicated:

(In millions)	December 31, 2008	December 31, 2007
Cash and cash equivalents	$377.6	$569.5
Total debt	2,490.8	2,466.9
Net debt (total debt less cash and cash equivalents)	2,113.2	1,897.4
Total equity	449.7	1,004.4
Total capitalization (debt plus equity)	2,940.5	3,471.3
Net capitalization (debt plus equity less cash and cash equivalents)	2,562.9	2,901.8
Debt to total capitalization	85%	71%
Net debt to net capitalization	82%	65%

We have substantial indebtedness. As of December 31, 2008, our total indebtedness was $2,490.8 million, including $113.6 million of short-term obligations payable to a third party under a financing arrangement. We also had an additional $400.0 million available for borrowing under our revolving credit facility, subject to the expected $35.0 million reduction in availability due to the Lehman bankruptcy discussed below, as well as up to $75.0 million of available letter of credit issuances under a synthetic letter of credit facility. In addition, our senior PIK-election notes permit us to pay interest by increasing the principal amount thereunder (“PIK-interest”) rather than paying cash interest through April 1, 2011. If we were to elect to pay PIK-interest for periods in which we have the option, we will incur indebtedness in an amount equal to such interest.

Our principal sources of liquidity consist of cash generated by operations and borrowings available under our revolving credit facility. Our liquidity requirements are significant, primarily due to debt service obligations. Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are largely beyond our control.

As a result of losses experienced in global equity markets, our pension plan assets, which are broadly diversified, experienced a substantial decrease in value in 2008. As measured under GAAP, our pension benefit plans were $311.2 million underfunded at December 31, 2008 as compared to being $0.7 million overfunded at December 31, 2007. In accordance with GAAP, we recognize the funded status of our defined benefit pension and other postretirement benefits plans in our consolidated statement of financial position, with a corresponding after-tax adjustment to accumulated other comprehensive income (loss). The 2008 annual remeasurement of our pension and other postretirement plans resulted in a net $304.5 million decrease in total equity, which was largely driven by declines in our pension plan assets as a result of declines in financial markets. Despite the recent downturn, however, we do not anticipate a near-term requirement to make significant cash contributions to our pension plan. We currently estimate that required pension plan cash contributions will be approximately $0.4 million in 2009, and we do not expect to make any discretionary cash contributions in 2009. For our unfunded other postretirement benefits plans, we expect to contribute approximately $1.0 million in 2009. Absent a recovery of pension plan asset values or higher interest rates, however, we will be required to make higher contributions in future years. See Note 15 to the consolidated financial statements in Item 8, “Financial Statements and Supplementary Data,” for additional information about our pension and other postretirement benefits plans.

Our corporate credit rating at Moody’s Investors Service and Standard & Poor’s Ratings Services as of December 31, 2008 was B2 and B+, respectively. On January 30, 2009, Standard & Poor’s Ratings Services placed our rating on CreditWatch with negative implications, and on February 5, 2009, Moody’s Investors Service downgraded our credit rating to B3. The overall economic decline experienced during 2008 greatly impacted the fair value of our debt. See Note 11 to the consolidated financial statements in Item 8, “Financial Statements and Supplementary Data,” for additional information about the fair value of our debt.

Our cash deployment plans include any combination of prepayment of our term loan, repurchase of notes, strategic acquisitions or other investments in our business. Our management believes that our cash on hand, together with cash from operations and, if required, borrowings under our revolving credit facility, will be sufficient to meet our cash requirements through 2009.

Notes. In connection with the Acquisition, we issued $1,100.0 million of notes, including $400.0 million of 8.5% Senior Fixed Rate Notes due April 1, 2015, $400.0 million of 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015 and $300.0 million of 9.75% Senior Subordinated Notes due April 1, 2017. In February 2008, we exchanged these notes for new notes with identical terms, except that the new notes have been registered under the Securities Act of 1933 and do not bear restrictions on transferability mandated by the Securities Act or certain penalties for failure to file a registration statement relating to the exchange. The notes are unsecured obligations and are guaranteed by certain current and future wholly-owned subsidiaries that guarantee our obligations under the senior secured credit facilities. Interest on the senior fixed rate notes accrues at the rate of 8.50% per annum and interest on the senior subordinated notes accrues at the rate of 9.75% per annum. Cash interest on the senior PIK-election notes accrues at the rate of 8.875% per annum and the PIK-interest accrues at the cash interest rate per annum plus 0.75%. Interest is payable in cash, except as discussed above with respect to our ability to elect to pay PIK-interest, rather than cash interest, on the senior PIK-election notes through April 1, 2011.

Senior Secured Credit Facilities. In connection with the Acquisition, we entered into senior secured credit facilities with a syndicate of financial institutions led by Credit Suisse Securities (USA) LLC and Goldman Sachs Credit Partners L.P. as joint lead arrangers. The senior credit facilities provided for senior secured financing of up to $1,810.0 million, consisting of: (i) a $400.0 million revolving credit facility, inclusive of a $10.0 million (U.S. dollar equivalent) sub-facility available to us in U.K. pound sterling, with a final maturity in March 2013; (ii) a $110.0 million synthetic letter of credit facility, with a final maturity in March 2014; and (iii) a $1,300.0 million term loan available to us in U.S. dollars, with a final maturity in March 2014. In March 2008, we reduced the synthetic letter of credit facility to $75.0 million based on our expected needs in the future. At December 31, 2008, we had issued letters of credit totaling $52.1 million under the synthetic facility. In December 2008, we amended the credit agreement to allow us to prepay, up to a maximum of $300.0 million, the secured term loan at a discount price to par to be determined pursuant to certain auction procedures. The prepayments may be financed with cash, if we meet certain conditions set forth in the amendment, including a $400.0 million minimum liquidity requirement (which amount includes cash and cash equivalents and any amounts available to be drawn under the revolving credit facility). Such prepayments may not be made from the proceeds of loans drawn under the revolving credit facility. The prepayments may also be financed with the proceeds of certain equity contributions from Hawker Beechcraft, Inc., our parent company. Under the terms of the amendment, any such prepayments will reduce the amount of the secured term loan outstanding and payable on the final maturity date. Additionally, we agreed to pay to each lender that consented to the adoption of the amendment prior to a specified deadline, a non-refundable consent fee in an amount equal to 0.025% of the aggregate of such lender’s loans, loan commitments and other participations outstanding under the credit agreement as of the effective date of the amendment. Our revolving credit facility requires that we comply with a maximum secured debt ratio covenant.

On September 15, 2008, Lehman Brothers Holdings, Inc. (“Lehman”) filed for bankruptcy. One of Lehman’s subsidiaries, Lehman Brothers Commercial Bank, has a $35.0 million commitment in the Company’s $400.0 million revolving credit facility. Accordingly, we do not expect Lehman Brothers Commercial Bank to fulfill its funding obligations under the Company’s revolving credit facility. As of December 31, 2008, there were no amounts outstanding under the revolving credit facility.

Debt Covenants. The indentures governing the notes and the credit agreement governing our senior secured credit facilities contain a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. The restrictions these covenants place on us include limitations on our ability to:

•	incur indebtedness or issue disqualified stock or preferred stock;

•	pay dividends on, redeem or repurchase our capital stock;

•	make investment or acquisitions;

•	create liens;

•	sell assets;

•	engage in sale and leaseback transactions;

•	restrict dividends or other payments to us;

•	guarantee indebtedness;

•	engage in transactions with affiliates; and

•	consolidate, merge or transfer all or substantially all of our assets.

Our credit agreement includes a covenant which requires us to maintain a specified quarterly consolidated secured debt ratio. In addition, our excess cash flow, as defined under the credit agreement, and our year-end consolidated secured debt ratio determines the annual amount of mandatory term loan prepayment due under our credit agreement, if any. The consolidated secured debt ratio is the ratio of our consolidation secured debt less cash on hand at the end of each period divided by a rolling 12-month calculation of our debt covenant defined earnings before interest, taxes, depreciation and amortization (“DC EBITDA”). DC EBITDA is calculated based on the Company’s net income adjusted for (i) interest, taxes, depreciation and amortization expense; (ii) non-recurring transition costs as a result of the Acquisition; (iii) non-recurring inventory step-up costs and other non-recurring purchase accounting impacts; (iv) non-cash compensation expense; (v) project start up, ramp up and launch costs including the development of new aircraft; (vi) management fees paid to our principal external shareholders; (vii) minority interest adjustments; and (viii) miscellaneous other adjustments. Based on our performance against this ratio as of December 31, 2008, we are not required to make a mandatory term loan prepayment in 2009.

Industrial Revenue Bonds. One of our subsidiaries uses Industrial Revenue Bonds (“IRBs”) issued by Sedgwick County, Kansas to finance the purchase and/or construction of certain real and personal property. Tax benefits associated with the IRBs include a provision for a 10-year ad valorem property tax abatement and retail sales tax exemption on the property financed with the proceeds of the IRBs. Sedgwick County holds legal title to the bond financed assets and leases them to the Company subject to an option to purchase for a nominal consideration, which the Company may exercise at any time. At the time of the Acquisition, Raytheon held IRBs with an aggregate principal amount of $454.2 million. Raytheon assigned its IRBs to us as part of the Acquisition, and, therefore, we are the bondholder as well as the borrower/lessee of the property purchased with the IRB proceeds. We record the property on our consolidated statement of financial position, along with a capital lease obligation to repay the proceeds of the IRB. Moreover, as holder of the bonds, we have the right to offset the amounts due by our subsidiary with the amounts due to us; accordingly, no net debt associated with the IRBs is reflected in our consolidated statement of financial position pursuant to with Financial Accounting Standards Board’s Interpretation (“FIN”) No. 39, Offsetting of Amounts Related to Certain Contracts—an interpretation of APB Opinion No. 10 and FASB Statement No. 105. Upon maturity or redemption of the bonds, title to the leased property reverts to our subsidiary. At December 31, 2008 and 2007, we held IRBs with an aggregate principal amount of $369.3 million and $420.4 million, respectively.

Contractual Obligations

The following table summarizes known contractual obligations as of December 31, 2008, as well as an estimate of when these obligations are expected to be satisfied:

(In millions)	Total	2009	2010	2011	2012	2013	Thereafter
Long-term debt obligations	$2,377.2	$13.0	$13.0	$13.0	$13.0	$13.0	$2,312.2
Interest on long-term debt	916.9	149.4	146.1	139.2	133.7	133.7	214.8
Operating lease obligations	58.7	7.7	3.9	2.9	2.1	1.8	40.3
Purchase obligations	1,554.0	1,181.0	281.2	41.1	18.6	17.7	14.4

Total	$4,906.8	$1,351.1	$444.2	$196.2	$167.4	$166.2	$2,581.7

Long-term debt obligations include scheduled principal repayments for our outstanding notes and senior secured term loan, including the current portion. See Note 10 to the consolidated financial statements in Item 8, “Financial Statements and Supplementary Data,” for additional information.

Interest on long-term debt is estimated using the interest rate in effect at December 31, 2008 for variable rate debt. Calculations of interest for the PIK-election notes assume payment of interest in cash. The calculation includes the effect of our interest rate swap agreement, which is discussed more fully in Note 12 to the consolidated financial statements in Item 8, “Financial Statements and Supplementary Data.”

Operating lease obligations includes leases for equipment, office buildings and other facilities under leases that include standard escalation clauses for adjusting rent payments to reflect changes in price indices, as well as renewal options. Our commitments under these operating leases, in the form of non-cancelable future lease payments, are not reflected as a liability on our statement of financial position. See Note 19 to the consolidated financial statements in Item 8, “Financial Statements and Supplementary Data,” for additional information.

Purchase obligations in the table above represent agreements to purchase goods or services that are enforceable and legally binding on us and that specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the purchase. We enter into contracts with some customers, primarily the U.S. Government, which entitles us to full recourse for costs incurred, including purchase obligations, in the event the contract is terminated by the customer for convenience. These purchase obligations are included above notwithstanding the amount for which we are entitled to full recourse from our customers.

Off-Balance Sheet Arrangements

We use customary off-balance sheet arrangements, such as operating leases and letters of credit, in the normal course of our business. We may, from time to time, instruct banks to issue letters of credit on our behalf to support cash deposits and to guarantee the performance of our contractual obligations. None of these arrangements has or is likely to have a material effect on our financial position or results of operations. See Note 19 of the consolidated financial statements in Item 8, “Financial Statements and Supplementary Data,” for more information about off-balance sheet arrangements.

Inflation

Since the primary elements of our operating costs are purchased components and raw materials, annual escalation in commodity and materials pricing could have a significant impact on our product cost. We have long-term agreements with many of our major suppliers to minimize potential price volatility. In some cases, our supply arrangements contain inflationary adjustment provisions based on accepted industry indices, and we typically include an inflation component in estimating our supply costs.

Critical Accounting Policies

The preparation of our financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates, judgments and assumptions that affect our financial position and results of operations that are reported in the accompanying consolidated financial statements as well as the related disclosure of assets and liabilities contingent upon future events.

Understanding the critical accounting policies discussed below and related risks is important in evaluating our financial position and results of operations. We believe the following accounting policies used in the preparation of the consolidated financial statements are critical to our financial position and results of operations as they involve the significant use of estimates and judgment on matters that are inherently uncertain. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. If actual results differ significantly from management’s estimates, there could be a material effect on our financial position, results of operations and cash flows.

Revenue Recognition

Revenue for aircraft sales is recognized in accordance with AICPA Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts (“SOP 81-1”). For the majority of our aircraft sales, SOP 81-1 is applied using the units-of-delivery method to measure progress towards completion. Actual sales and cost values for the unit being delivered are used as the basis for recording revenue and its associated margin. Under this method, revenue is recognized when title to an airworthy aircraft is transferred to the customer.

For aircraft sales under certain long-term contracts, including the JPATS contract, SOP 81-1 is applied using the cost-to-cost method to measure progress towards completion. Under this method, incurred cost and estimated margin are recorded as revenue based on the ratio of costs incurred-to-date to the total estimated costs at the completion of the contract. Accordingly, management must apply judgment to determine the estimated contract revenue and costs at completion.

Total contract revenue estimates are based on negotiated contract prices and quantities. Estimated amounts for contract changes and claims are included in contract sales only when realization is estimated to be probable. Total contract cost projections require management to make numerous assumptions and estimates relating to items such as the complexity of design, availability and cost of materials, labor productivity and cost, overhead and capital costs and operational efficiency. Contract estimates are reviewed periodically to determine whether revisions to contract revenue or estimated costs at completion are necessary. The effects of changes in estimates resulting from any such revisions are reflected in the period the estimates are revised using a cumulative catch-up adjustment. Claims are included in revenue estimates only when it is probable that a reliably estimated increase in contract value will be realized. To the extent estimated total costs on a contract exceed the total estimate of revenue to be earned from the contract, the full value of the estimated loss is recorded in the period the loss is identified. A significant change in estimate could have a material impact on our operating results in the period the change occurs.

Income Taxes

Income taxes are accounted for in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 109, Accounting for Income Taxes (“SFAS 109”). Deferred income tax assets and liabilities are recognized for future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded to reduce deferred income tax assets to an amount that, in the opinion of management, will more likely than not be realized. During the fourth quarter of 2008, HBAC recorded a valuation allowance against net deferred tax assets at December 31, 2008 in the amount of $276.2 million. This decision was based on the SFAS 109 guidelines and the negative evidence of a three year historical cumulative loss, which was triggered in the fourth quarter. The valuation allowance increased our current tax provision by $110.5 million. The portion of the valuation allowance associated with deferred tax assets on our current year unrealized losses was recorded as a $165.7 million decrease to other comprehensive income on the consolidated statement of financial position.

HBAC records an income tax expense or benefit based on the net income earned or net loss incurred in each tax jurisdiction and the tax rate applicable to that income or loss. In the ordinary course of business, there are transactions for which the ultimate tax outcome is uncertain. These uncertainties are accounted for in accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”). The final tax outcome of these matters may be different than the estimates originally made by management in determining the income tax provision. A change to these estimates could impact the effective tax rate and, subsequently, net income or net loss. The effect of changes in tax rates is recognized during the period in which the estimate is updated.

Pension Benefits

We have defined benefit pension plans covering the majority of our employees. Accounting standards require the cost of providing these pension plans be measured on an actuarial basis. These accounting standards will generally reduce, but not eliminate, the volatility of the reported pension obligation and related pension expense as actuarial gains and losses resulting from both normal year-to-year changes in valuation assumptions and the differences from actual experience are deferred and amortized. The application of these accounting standards requires management to make numerous assumptions and judgments that can significantly affect these measurements. Critical assumptions made by management in performing these actuarial valuations include the selection of discount rates and expectations on the future rate of return on pension plan assets.

The net periodic benefit cost assumptions for our defined benefit pension plans were as follows:

	Pension Benefits
	Successor		Predecessor
	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Discount rate	6.50%	6.00%	5.89%	5.63%
Expected rate of return on plan assets	8.00%	8.00%	8.42%	8.29%

Discount rates are used to determine the present value of our pension obligations and also affect the amount of pension expense recorded in any given period. We estimate this discount rate based on the rates of return of high quality, fixed-income investments with maturity dates that reflect the expected time horizon over which benefits will be paid. Changes in the discount rate could have a material effect on our reported pension obligations and related pension expense.

The expected rate of return on plan assets is our estimate of the long-term earnings rate on our pension plan assets and is based upon both historical long-term actual and expected future investment returns considering the current investment mix of plan assets, which is shown in the table below. Differences between the actual and expected rate of return on plan assets can impact our expense for pension benefits.

Our investment asset allocations were as follows:

	Pension Benefits
	December 31, 2008	December 31, 2007
Equity securities	48.8%	48.7%
Debt securities	40.0%	41.6%
Other	11.2%	9.7%

	100.0%	100.0%

Other variables that can impact the pension funded status and expense include demographic experience, such as the rates of salary increase, retirement, turnover and mortality. Assumptions for these variables are set based on actual and projected plan experience.

Based on our assumptions, we expect 2009 pension expense to be approximately $33.1 million. Holding all other factors constant, the estimated impact on 2009 pension expense caused by hypothetical changes to key assumptions is as follows:

Change in Assumption
2009 Assumptions	25 Basis Point Increase	25 Basis Point Decrease
Discount rate	$3.1 pension expense decrease	$3.2 pension expense increase
Expected rate of return on plan assets	$1.9 pension expense decrease	$1.9 pension expense increase

In addition, at December 31, 2008 we had $260.0 million of deferred losses resulting primarily from differences between actual and assumed asset returns, changes in discount rates and differences between actual and assumed demographic experience. To the extent we continue to have fluctuations in these items, we will experience increases or decreases in our funded status and related accrued retiree benefit obligation.

Goodwill and Intangible Assets

Goodwill and intangible assets with indefinite lives are not amortized but are tested for impairment annually. We perform impairment tests on an annual basis during the fourth quarter of each fiscal year or on an interim basis if events or circumstances indicate that it is more likely than not that impairment has occurred. Impairment tests require significant judgment.

Goodwill is potentially impaired if the carrying value of the reporting unit that contains the goodwill exceeds its estimated fair value. The fair values of our reporting units are determined using a combination of an income approach, which estimates fair value based upon future discounted cash flows; a transaction approach, which estimates fair value using market multiples of comparable purchase transactions within our industry; and a market approach, which estimates fair value using market multiples of enterprise valuations of a set of comparable public companies within our industry plus a suitable control premium at the date of valuation.

The valuation methodology and underlying financial information that is used to estimate the fair value of our reporting units requires significant judgments to be made by management. These judgments include, but are not limited to, the long-term projections of future financial performance and the selection of appropriate discount rates used to present value future cash flows. Our five-year strategic operating plan serves as the basis for these valuations and represents our best estimate of future business conditions in our industry as well as our ability to compete. The estimates of future cash flows involve considerable management judgment and are based upon assumptions concerning expected future operating performance and economic conditions, including revenue growth rates, current and forecasted market conditions, profit margin assumptions and anticipated cost reductions. In performance of our annual impairment test during the fourth quarter of 2008, we updated our forecasts to reflect, among other things, the global economic downturn, delays in development programs and the impacts of the recent IAM strike. Based on this evaluation, we have concluded that goodwill is not impaired as of December 31, 2008. However, further changes in our forecasts may cause book values of certain operations to exceed their fair values, which may result in goodwill impairment charges in future periods. A 10% decrease in the estimated fair value of any of our operations would have had no impact on the carrying value of goodwill as of December 31, 2008. Discount rates are determined by weighting the required returns on interest-bearing debt and paid-in capital in proportion to their estimated percentages in an expected industry capital structure.

Impairments of indefinite-lived intangible assets are recognized when events or changes in circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable, and our estimate of discounted cash flows over the assets’ remaining useful lives is less than the carrying value of the assets. We test these intangibles for impairment by comparing their carrying value to current projections of discounted cash flows attributable to the brand and trade names. Any excess carrying value over the amount of discounted cash flows represents the amount of impairment. We have concluded that these intangibles are not impaired as of December 31, 2008. A 10% decrease in the discounted cash flows would have had no impact on the carrying value of these intangibles as of December 31, 2008.

Stock-Based Compensation

Certain HBAC employees participate in various HBI stock compensation plans. Employee stock-based compensation is accounted for in accordance with SFAS No. 123(R), Share-Based Payment (“SFAS 123(R)”), which requires us to determine the fair value of our awards at the date of grant and to recognize that amount as compensation expense over the requisite service period. In addition, we use the graded vesting method to amortize compensation expense for stock option awards with a service condition, which results in more compensation expense being recognized in the early part of an award’s requisite service period. Compensation expense for awards with a performance condition is recognized in the period in which the performance condition is being measured when we believe the performance condition is going to be met.

We estimate the grant date fair value of our stock option awards using the Black-Scholes option-pricing model, which requires us to use a number of assumptions. The weighted-average assumptions we used to value our employee stock option awards were as follows:

	Year Ended December 31, 2008		Nine Months Ended December 31, 2007
	Service Vesting	Performance Vesting	Service Vesting	Performance Vesting
Expected term in years	6.5	6.3	6.5	6.4
Expected volatility	37.0%	37.4%	41.4%	40.7%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%
Risk-free interest rate	3.4%	3.3%	5.0%	5.0%
Weighted-average grant date fair value per option	$5.22	$5.22	$4.99	$4.89

The expected term represents the period of time the options are expected to be outstanding. Given that HBI does not have sufficient historical stock option exercise data, we estimated the expected term using the simplified method as prescribed in SEC Staff Accounting Bulletin (“SAB”) No. 107 and later reaffirmed in SAB No. 110. The “simplified method” incorporates the contractual term of an option grant, as well as the vesting period of the award. Furthermore, HBI, formed in late 2006, has not been in existence long enough to provide historical stock price data for a period equal to the expected term of our awards; therefore, the expected volatility assumptions were calculated by averaging the historical volatility of a peer group of publicly-traded aerospace and defense companies. The risk-free interest rate reflects the yield on a zero-coupon U.S. Treasury bond over the expected term of the option granted. Using different weighted-average assumptions could significantly impact the estimated grant date fair value of our stock option awards, and, as a result, the amount of compensation expense ultimately recognized. We use RA historical data to estimate our assumed annual forfeitures.

Product Warranty

Warranty provisions related to commercial aircraft and parts sales are determined based upon an estimate of costs that may be incurred for warranty services over the period of coverage ranging from one to five years on all products, excluding the Hawker 4000, and up to 10 years on the Hawker 4000. We estimate our warranty costs based on historical costs per claim, contractual recoveries from vendors and historical and anticipated rates of warranty claims, including production and warranty patterns for new models. During our initial aircraft model launches, we typically incur higher warranty-related costs until the production process matures, at which point warranty costs moderate. The warranty accrual is reviewed quarterly to verify that it appropriately reflects the estimated remaining obligation based on the anticipated expenditures over the balance of the obligation period. Adjustments, which can be favorable or unfavorable, are made when actual warranty claim experience causes management to revise its estimates. The effects of changes in estimates are reflected in the period the estimates are revised.

Warranty provisions related to aircraft deliveries on contracts accounted for under SOP 81-1 using the cost-to-cost method to measure progress towards completion are recorded as contract costs as the work is performed. The estimation of these costs is an integral part of the revenue recognition process for these contracts.

Should future warranty experience differ materially from our historical experience, we may be required to record additional warranty liabilities, which could have a material adverse effect on our results of operations and cash flows in the period in which these additional liabilities are required.

Fair Value

We are required to record certain financial instruments at fair value on our statement of financial position. In addition, we may elect to record certain financial instruments at fair value by utilizing the “fair value option” as permitted under SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 (“SFAS 159”). However, as of December 31, 2008, we have not elected the fair value option for any eligible financial instruments.

As discussed in Note 11 to our consolidated financial statements, we adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”) effective January 1, 2008. SFAS 157 establishes a framework for measuring fair value. SFAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into the following three broad categories:

Level 1 Inputs – Quoted prices for identical assets and liabilities in active markets.

Level 2 Inputs – Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; observable inputs other than quoted prices; and inputs that are derived principally from or corroborated by other observable market data.

Level 3 Inputs – Unobservable inputs reflecting the entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability.

Under SFAS 157, we maximize the use of our observable inputs and minimize the use of unobservable inputs.

We estimate the fair value of our derivatives using an income valuation approach. The fair value of our foreign currency forward contracts is calculated as the present value of the forward rate less the contract rate multiplied by the notional amount. The fair value of our interest rate swap is derived from a discounted cash flow analysis based on the terms of the contract and the interest rate yield curve. Our fair value measurements also incorporate credit risk. For derivatives in a liability position, we incorporate our own credit risk, and, for derivatives in an asset position, we incorporate our counterparty’s credit risk. To measure credit risk, we modify our discount rate to include the applicable credit spread, which is calculated as the difference between the relevant entity’s yield curve (or average yield curve for similarly rated companies, if the specific entity’s yield curve is not available) and LIBOR, for the derivative. Significant inputs to these valuation models include forward rates, interest rates and yield curves, which are obtained from third-party pricing services. These inputs are derived principally from or corroborated by other observable market data and are therefore considered to be Level 2 inputs. Our valuations do not include any significant Level 3, or unobservable, inputs. We test the validity of our valuations by comparing them to the valuations we receive from our counterparties.

Recent Accounting Pronouncements

See Note 3 to the consolidated financial statements in Item 8, “Financial Statements and Supplementary Data,” for a discussion of recent accounting pronouncements.

Item 7A.	Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Exchange Rate Risk

We are subject to foreign currency exchange rate risk on payments made to foreign suppliers in foreign currencies. We use foreign currency forward contracts (“foreign currency contracts”) to hedge our exposure to foreign currency exchange rate fluctuations for firm commitments and forecasted purchases from foreign suppliers. The objective of the foreign currency contracts is to minimize the impact of foreign currency exchange rate movements on our results of operations and cash flows. All foreign currency contracts are executed with creditworthy banks and are denominated in U.K. pound sterling. The duration of foreign currency contracts is generally two years or less. We do not use foreign currency contracts for speculative or trading purposes. We account for the foreign currency contracts as cash flow hedges when they qualify for such treatment under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS 133”). The following table provides information about our foreign currency contracts outstanding at December 31, 2008:

(Dollars in millions)

Maturity	Notional Amount(1)	Weighted- Average Contract Rate	Weighted- Average Market Rate	Fair Value of Net Liability	Impact on Fair Value of 10% Increase In Market Rate
2009	$380.1	1.941	1.459	$(89.3)	$27.0
2010	218.7	1.855	1.457	(39.1)	14.3
2011	0.3	1.886	1.453	—	—

	$599.1			$(128.4)	$41.3

(1)	Notional amounts are stated in U.S. dollar equivalents at the contract rate.

For more information about our foreign currency contracts, see Note 12 to the consolidated financial statements in Item 8, “Financial Statements and Supplementary Data.”

Interest Rate Risk

We have substantial indebtedness, including both fixed and variable rate debt obligations, and are subject to interest rate risk on our variable rate debt obligations, which primarily relate to amounts outstanding under our senior secured credit facilities. Our outstanding debt obligations at December 31, 2008 were as follows:

(Dollars in millions)	Amount Outstanding	Weighted- Average Interest Rate
Fixed-rate debt(1)	$1,520.0	8.42%
Variable-rate debt	970.8	2.60%

Total debt	$2,490.8

(1)	Includes effect of interest rates swap.

We entered into an interest rate swap to hedge our exposure to changes in interest rates on a portion of our variable rate debt obligations and to attain an appropriate balance between fixed and variable rate debt. Our interest rate swap has an amortizing notional amount as follows:

•	$900.0 million for the period from April 9, 2007 through December 30, 2007;

•	$765.0 million for the period from December 31, 2007 through December 30, 2008;

•	$420.0 million for the period from December 31, 2008 through December 30, 2009;

•	$335.0 million for the period from December 31, 2009 through December 30, 2010; and

•	$150.0 million for the period from December 31, 2010 through December 30, 2011.

Our counterparty syndicated 40% of the swap by entering into risk participation agreements with a subsidiary of Lehman Brothers Holding, Inc. (“Lehman”) and another financial institution. On September 15, 2008, Lehman filed for Chapter 11 bankruptcy, which triggered termination of its risk participation agreement with our counterparty. As agreed with our counterparty, the swap was amended to increase the fixed rate by four basis points to 4.95% to compensate our counterparty for assuming the additional credit risk. For more information about our outstanding debt obligations and interest rate swap, see Notes 10 and 12, respectively, to the consolidated financial statements in Item 8, “Financial Statements and Supplementary Data.”

Assuming the debt levels that existed at December 31, 2008, a hypothetical 100 basis point increase in the weighted-average interest rate of our variable-rate debt would increase our 2009 projected interest expense by $8.5 million.

Credit Risk

We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. Generally, our primary credit risk exposure results from our use of derivative financial instruments. However, as of December 31, 2008, we only had derivative assets of $0.7 million, so our credit risk exposure for these assets was minimal. As of December 31, 2008, our derivative counterparties had S&P credit ratings ranging from A to A+.

Item 8.	Financial Statements and Supplementary Data

COMPANY RESPONSIBILITY FOR FINANCIAL STATEMENTS

The financial statements and related information contained in this Annual Report on Form 10-K have been prepared by and are the responsibility of our management. Our financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and reflect judgments and estimates as to the expected effects of transactions and events currently being reported. Our management is responsible for the integrity and objectivity of the financial statements and other financial information included in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP, an independent registered public accounting firm, was appointed by our Audit Committee to audit our financial statements, and their report follows.

Hawker Beechcraft Acquisition Company, LLC

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Hawker Beechcraft Acquisition Company, LLC

In our opinion, the accompanying Consolidated Statement of Financial Position of Hawker Beechcraft Acquisition Company, LLC (the “Company”) and its subsidiaries at December 31, 2008 and 2007 and the related Consolidated Statements of Operations, of Equity and Comprehensive Income, and of Cash Flows for the year ended December 31, 2008 and the period from March 26, 2007 to December 31, 2007, present fairly, in all material respects, the financial position of Hawker Beechcraft Acquisition Company, LLC and its subsidiaries at December 31, 2008 and 2007 and the results of its operations and cash flows for the year ended December 31, 2008 and the period from March 26, 2007 to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

On March 26, 2007, Hawker Beechcraft, Inc. acquired all of the outstanding membership interests of Raytheon Aircraft Acquisition Company, LLC, which was renamed Hawker Beechcraft Acquisition Company, LLC and substantially all of the assets of Raytheon Aircraft Services Limited . The “Predecessor” consolidated financial statements included in this report represent the historical Consolidated Statements of Operations, Consolidated Statements of Equity and Comprehensive Income and Consolidated Statements of Cash Flows for the periods ended March 25, 2007 and December 31, 2006. Predecessor financial statements do not give effect to the acquisition.

/s/ Pricewaterhouse Coopers LLP

St. Louis, Missouri

February 25, 2009

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Hawker Beechcraft Acquisition Company, LLC

(formerly Raytheon Aircraft Acquisition Company, LLC)

We have audited the accompanying Consolidated Statements of Operations, Consolidated Statements of Invested Equity and Consolidated Statements of Cash Flows for the period January 1, 2007 through March 25, 2007 of Raytheon Aircraft (the “Company”) and its subsidiaries. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows for the period January 1, 2007 through March 25, 2007 of Raytheon Aircraft and its subsidiaries in conformity with accounting principles generally accepted in the United States of America.

On March 26, 2007, Hawker Beechcraft, Inc. acquired all of the outstanding membership interests of Raytheon Aircraft Acquisition Company LLC, which was renamed Hawker Beechcraft Acquisition Company, LLC and substantially all of the assets of Raytheon Aircraft Services Limited. The financial statements included in this report represent the historical Consolidated Statements of Operations, Consolidated Statements of Equity and Comprehensive Income and Consolidated Statements of Cash Flows for the period January 1, 2007 through March 25, 2007 and do not give effect to the acquisition.

/s/ Pricewaterhouse Coopers LLP

St. Louis, Missouri

December 14, 2007, except as it relates to the condensed consolidating financial information discussed in Note 23, as to which the date is February 19, 2008

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Raytheon Company:

In our opinion, the accompanying Consolidated Statement of Operations, Consolidated Statement of Invested Equity and Consolidated Statement of Cash Flows present fairly, in all material respects, the results of operations and cash flows of Raytheon Aircraft and its subsidiaries (“RA”) for the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Raytheon Company’s and RA’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 1 to the consolidated financial statements, certain costs and expenses presented in the consolidated financial statements represent allocation of interest expense and management’s estimates of the costs of services provided to RA by Raytheon Company. As a result, the consolidated financial statements presented may not be indicative of the financial position or the results of operations that would have been achieved had RA operated as a non-affiliated entity.

/s/ Pricewaterhouse Coopers LLP

St. Louis, Missouri

February 28, 2007, except as it relates to the condensed consolidating financial information discussed in Note 23, as to which the date is November 30, 2007

Hawker Beechcraft Acquisition Company, LLC

Consolidated Statements of Financial Position

(In millions)

	December 31, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$377.6	$569.5
Accounts and notes receivable, net	103.0	80.3
Unbilled revenue	35.9	24.1
Inventories, net	1,782.3	1,289.3
Current deferred income tax asset	43.2	47.9
Prepaid expenses and other current assets	32.5	60.5

Total current assets	2,374.5	2,071.6

Property, plant and equipment, net	641.8	655.7
Goodwill	599.6	716.0
Intangible assets, net	1,049.5	1,118.2
Non-current deferred income tax asset	91.6	—
Other assets, net	65.4	113.7

Total assets	$4,822.4	$4,675.2

Liabilities and Equity
Current liabilities
Notes payable and current portion of long-term debt	$126.6	$69.6
Advance payments and billings in excess of costs incurred	507.4	541.2
Accounts payable	404.3	323.6
Accrued salaries and wages	56.6	60.5
Current deferred income tax liability	72.4	—
Accrued interest payable	25.9	25.4
Other accrued expenses	280.3	168.7

Total current liabilities	1,473.5	1,189.0

Long-term debt	2,364.2	2,377.3
Accrued retiree benefits and other long-term liabilities	450.9	103.0
Non-current deferred income tax liability	84.1	1.5

Total liabilities	4,372.7	3,670.8

Paid-in capital	996.8	989.2
Accumulated other comprehensive income (loss)	(408.0)	14.4
Retained earnings (deficit)	(139.1)	0.8

Total equity	449.7	1,004.4

Total liabilities and equity	$4,822.4	$4,675.2

The accompanying notes are an integral part of these consolidated financial statements.

Hawker Beechcraft Acquisition Company, LLC

Consolidated Statements of Operations

(In millions)

	Successor		Predecessor
	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Sales:
Aircraft and parts	$3,319.3	$2,616.7	$603.9	$2,704.5
Services	227.2	176.7	46.4	272.3
Sales to related parties	—	—	20.5	118.6

Total sales	3,546.5	2,793.4	670.8	3,095.4

Cost of sales:
Aircraft and parts	2,829.7	2,214.4	494.7	2,211.5
Services	192.0	155.2	43.4	249.3
Sales to related parties	—	—	20.5	124.3

Cost of sales	3,021.7	2,369.6	558.6	2,585.1

Gross profit	524.8	423.8	112.2	510.3

Selling, general and administrative expenses	279.1	205.4	59.5	211.0
Research and development expenses	110.2	70.1	21.3	83.2

Operating income	135.5	148.3	31.4	216.1

Intercompany interest expense, net	—	—	15.8	91.6
Interest expense	205.9	158.6	—	1.1
Interest income	(8.5)	(6.3)	(0.9)	(15.7)
Other expense (income), net	(2.4)	1.0	(0.1)	(1.5)

Non-operating expense, net	195.0	153.3	14.8	75.5

Income (loss) before taxes	(59.5)	(5.0)	16.6	140.6

Provision for (benefit from) income taxes	80.4	(5.8)	6.4	50.5

Net income (loss)	$(139.9)	$0.8	$10.2	$90.1

The accompanying notes are an integral part of these consolidated financial statements.

Hawker Beechcraft Acquisition Company, LLC

Consolidated Statements of Equity and Comprehensive Income

(In millions)

For the Period January 1, 2006 - March 25, 2007 (Predecessor)

	Raytheon's Net Investment	Accumulated Other Comprehensive (Loss)	Total Invested Equity	Total Comprehensive Income
Balance at January 1, 2006	$1,558.4	$(128.2)	$1,430.2
Net transfers from Raytheon	(323.8)		(323.8)
Stock-based compensation	5.3		5.3
Net income	90.1		90.1	$90.1
Other comprehensive income (loss), net of tax:
Minimum pension liability adjustment		65.0	65.0	65.0
Unrealized gain on cash flow hedges		23.5	23.5	23.5
Foreign currency translation adjustments		0.9	0.9	0.9
Unrealized loss on investments		(1.2)	(1.2)	(1.2)
Adjustment to initially apply SFAS No. 158		(45.9)	(45.9)	0

Total comprehensive income				$178.3

Balance at December 31, 2006	1,330.0	(85.9)	1,244.1

Net transfers from Raytheon	117.4		117.4
Stock-based compensation	1.2		1.2
Net income	10.2		10.2	$10.2
Other comprehensive income (loss), net of tax:
Amortization of pension and other benefits		5.5	5.5	5.5
Unrealized loss on cash flow hedges		(1.1)	(1.1)	(1.1)
Foreign currency translation adjustments		(1.7)	(1.7)	(1.7)
Unrealized loss on investments		(0.3)	(0.3)	(0.3)

Total comprehensive income				$12.6

Balance at March 25, 2007	$1,458.8	$(83.5)	$1,375.3

For the Period March 26, 2007 - December 31, 2008 (Successor)

	Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Equity	Total Comprehensive Income (Loss)
Balance at March 26, 2007
Net contribution from Hawker Beechcraft, Inc.	$976.7	$—	$—	$976.7	$—
Stock-based compensation	12.5			12.5
Net income		0.8		0.8	0.8
Other comprehensive income (loss), net of tax:
Net gain on pension and other benefits			27.0	27.0	27.0
Unrealized loss on cash flow hedges			(12.3)	(12.3)	(12.3)
Foreign currency translation adjustments			(0.3)	(0.3)	(0.3)

Total comprehensive income					$15.2

Balance at December 31, 2007	$989.2	$0.8	$14.4	$1,004.4
Stock-based compensation	7.6			7.6
Net loss		(139.9)		(139.9)	$(139.9)
Other comprehensive income (loss), net of tax:
Net loss on pension and other benefits			(276.1)	(276.1)	(276.1)
Prior service cost			(28.4)	(28.4)	(28.4)
Unrealized loss on cash flow hedges			(112.9)	(112.9)	(112.9)
Foreign currency translation adjustments			(5.0)	(5.0)	(5.0)

Total comprehensive loss					$(562.3)

Balance at December 31, 2008	$996.8	$(139.1)	$(408.0)	$449.7

The accompanying notes are an integral part of these consolidated financial statements.

Hawker Beechcraft Acquisition Company, LLC

Consolidated Statements of Cash Flow

(In millions)

	Successor		Predecessor
	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Cash flows from operating activities:
Net income (loss)	$(139.9)	$0.8	$10.2	$90.1
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	85.6	60.5	18.7	75.3
Amortization of intangible assets	73.3	54.7	3.2	12.8
Amortization of debt issuance costs	9.6	7.2	—	—
Amortization of deferred compensation	4.0	6.6	—	—
Stock-based compensation	7.6	12.5	1.2	5.3
Current and deferred income taxes	79.0	(6.0)	(10.3)	8.5
Loss (gain) on sale of property, plant and equipment	0.9	—	—	(0.3)

Changes in assets and liabilities:
Accounts receivable, net	(23.1)	10.1	8.6	38.1
Unbilled revenue, advanced payments and billings in excess of costs incurred	(45.6)	205.4	(81.0)	100.2
Inventories, net	(280.0)	131.4	(87.9)	(150.2)
Prepaid expenses and other current assets	7.5	(7.6)	33.2	(10.0)
Accounts payable	80.7	(25.1)	(6.7)	86.4
Accrued salaries and wages	(3.9)	26.2	0.3	(9.4)
Other accrued expenses	117.4	31.3	(15.9)	(27.7)
Pension and other changes, net	(34.9)	31.9	3.5	(16.7)
Income taxes paid	(7.6)	(1.1)	—	—
Sale of financing receivables	—	—	—	102.2
Origination of financing receivables	—	—	(20.6)	(210.5)
Collection of financing receivables not sold	0.4	40.4	36.2	275.6

Net cash provided by (used in) operating activities	(69.0)	579.2	(107.3)	369.7

Cash flows from investing activities:
Expenditures for property, plant and equipment	(70.2)	(61.3)	(26.2)	(46.1)
Additions to computer software	(4.7)	(5.1)	(1.1)	(1.7)
Proceeds from sale of fuel and line operations, net	123.6	—	—	—
Proceeds from sale of property, plant and equipment	1.4	0.1		0.8
Proceeds from sale of product line	—	2.5
Acquisition of business, net of cash acquired	—	(3,216.5)	—	—

Net cash provided by (used in) investing activities	50.1	(3,280.3)	(27.3)	(47.0)

Cash flows from financing activities:
Payment of notes payable	(157.3)	(24.4)	—	—
Payment of term loan	(13.0)	(9.7)	—	—
Equity contibutions	—	976.7	—	—
Issuance of long-term debt	—	2,400.0	—	—
Debt issuance costs	—	(72.0)	—	—
Net transfers from Raytheon	—	—	117.4	(323.8)

Net cash provided by (used in) financing activities	(170.3)	3,270.6	117.4	(323.8)

Effect of exchange rates on cash and cash equivalents	(2.7)	—	—	1.3

Net increase (decrease) in cash and cash equivalents	(191.9)	569.5	(17.2)	0.2
Cash and cash equivalents at beginning of period	569.5	—	25.9	25.7

Cash and cash equivalents at end of period	$377.6	$569.5	$8.7	$25.9

Supplemental Disclosures:
Cash paid for interest	$189.1	$128.4	$—	$—
Cash paid for income taxes	7.6	1.1	—	—
Net non-cash transfers to (from) property, plant and equipment	14.5	(29.8)	—	—
Inventories acquired through issuance of notes	214.3	81.1	—	—

The accompanying notes are an integral part of these consolidated financial statements.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

1.	Background and Basis of Presentation

Hawker Beechcraft, Inc. (“HBI”) was formed in late 2006 by GS Capital Partners VI, L.P., an affiliate of The Goldman Sachs Group, Inc., and Onex Partners II LP, an affiliate of Onex Corporation, for the purpose of purchasing the Raytheon Aircraft business (“RA” or the “Predecessor”) from Raytheon Company (“Raytheon”) (the “Acquisition”). The transaction was completed March 26, 2007. HBI acquired all of the outstanding membership interests of Raytheon Aircraft Acquisition Company, LLC, which was renamed Hawker Beechcraft Acquisition Company, LLC (“HBAC”), and substantially all of the assets of Raytheon Aircraft Services Limited. Following the Acquisition, HBI contributed the equity interest of the entity purchasing the assets of Raytheon Aircraft Services Limited to HBAC. HBAC is engaged in the design, development, manufacturing, marketing, selling and servicing of business and general aviation, training and special mission aircraft.

The terms “we,” “our,” “us” or the “Company” refer to HBAC for Successor periods and RA for Predecessor periods.

Successor

The accompanying consolidated financial statements for the Successor periods (as of and for the year ended December 31, 2008 and as of and for the nine months ended December 31, 2007) consist of the accounts of HBAC and its subsidiaries subsequent to the Acquisition. The consolidated financial statements of the Successor reflect the Acquisition under the purchase method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS 141”).

Predecessor

The accompanying consolidated financial statements for the Predecessor periods (as of and for the three months ended March 25, 2007 and as of and for the year ended December 31, 2006) consist of the accounts of RA prior to the Acquisition and include allocations of certain Raytheon corporate expenses, including legal, human resources, payroll, accounting, employee benefits, real estate, insurance, information technology, telecommunications, treasury and other Raytheon corporate and infrastructure costs. The expense and cost allocations were determined on bases that were considered reasonable by RA management in order to reflect the utilization of services provided or the benefit received by RA during the periods presented. The consolidated financial statements included herein do not necessarily reflect the results of operations, financial position, changes in owner’s net investment and cash flows of HBAC in the future or what RA’s financial condition or results of operations would have been had it operated as a separate, stand-alone entity during the periods presented.

2.	Summary of Significant Accounting Policies

Principles of Consolidation. The consolidated financial statements for the Successor include the accounts of HBAC and its wholly-owned and majority-owned subsidiaries. The Predecessor information is for RA, which represents substantially all of the operations acquired by HBI. All material intercompany transactions have been eliminated. Reclassifications regarding the presentation of certain derivative asset and liability balances have been made to prior year amounts to conform to the current year presentation. We do not believe these reclassifications are material. In the fourth quarter of 2008, we modified our practice for allocating overhead to cost of sales for “services” to include intercompany transactions. The change does not impact total cost of sales. Adjustments have been made to conform cost of sales for “services” and “aircraft and parts” for prior periods to the current presentation.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates are used when accounting for certain contracts, including estimates of the extent of progress towards completion, contract revenue and contract completion costs, as well as warranty cost, contingencies and customer and vendor claims. Actual results could differ from those estimates.

Revenue Recognition. Revenue for aircraft sales is recognized in accordance with AICPA Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts (“SOP 81-1”). For the majority of our aircraft sales, SOP 81-1 is applied using the units-of-delivery method to measure progress towards completion. Actual sales and cost values for the unit being delivered are used as the basis for recording revenue and its associated margin. Under this method, revenue is recognized when title to an airworthy aircraft is transferred to the customer.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

To a lesser extent, SOP 81-1 is applied using the cost-to-cost method to measure progress towards completion. The use of the cost-to-cost method is limited to longer term contracts with substantial contract-specific development or engineering cost. For these contracts, management believes the cost-to-cost method provides a better measure of progress towards completion than the units-of-delivery method. Under this method, incurred cost and estimated margin are recorded as revenue based on the ratio of costs incurred-to-date to total estimated costs at the completion of the contract. Accordingly, management must apply judgment to determine the estimated contract revenue and costs at completion. Total contract revenue estimates are based on negotiated contract prices and quantities. Estimated amounts for contract changes and claims are included in contract sales only when realization is estimated to be probable. Total contract cost projections require management to make numerous assumptions and estimates relating to items such as the complexity of design, availability and cost of materials, labor productivity and cost, overhead and capital costs and operational efficiency. Contract estimates are reviewed periodically to determine whether revisions to contract values or estimated costs at completion are necessary. The effects of changes in estimates resulting from any such revisions are reflected in the period the estimates are revised using a cumulative catch-up adjustment. Claims are included in revenue estimates only when it is probable that a reliably estimated increase in contract value will be realized. To the extent estimated total costs on a contract exceed the total estimate of revenue to be earned from the contract, the full value of the estimated loss is recorded in the period the loss is identified.

We recognize revenue on aircraft parts and services as the part is shipped or as the service is rendered.

Lot Accounting. RA used lot accounting for new commercial aircraft introductions. Lot accounting involves selecting a lot size at the time a new aircraft begins to be delivered and measuring an average margin over the entire lot for each aircraft sold. The costs attributed to aircraft delivered were based on the estimated average margin of all aircraft in the lot and were determined under the learning curve concept, which anticipates a predictable decrease in unit costs from cost reduction initiatives and as tasks and production techniques become more efficient through repetition. HBAC does not use lot accounting for any of its aircraft programs.

Advertising Expenses. Advertising costs are expensed as incurred.

Research and Development. The Company performs research and development activities related to the development of new products and the improvement of existing products. Expenditures for research and development projects sponsored by the Company are expensed as incurred. Reimbursement of research and development costs under cost-sharing arrangements with vendors is recorded as a reduction to expense in accordance with SFAS No. 68, Research and Development Arrangements.

Shipping and Handling Costs. Shipping and handling costs are included in cost of sales in accordance with the FASB’s Emerging Issues Task Force (“EITF”) Abstract No. 00-10, Accounting for Shipping and Handling Fees and Costs.

Income Taxes. Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). Deferred income tax assets and liabilities are recognized for future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded to reduce deferred income tax assets to an amount that, in the opinion of management, will more likely than not be realized.

HBAC records an income tax expense or benefit based on the net income earned or net loss incurred in each tax jurisdiction and the tax rate applicable to that income or loss. In the ordinary course of business, there are transactions for which the ultimate tax outcome is uncertain. The final tax outcome of these matters may be different than the estimates originally made by management in determining the income tax provision. A change to these estimates could impact the effective tax rate and, subsequently, net income or net loss. The effect of changes in tax rates is recognized during the period in which the rate change occurs.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

HBAC is included in the U.S. consolidated federal income tax return of HBI. Under the terms of an informal tax sharing agreement between HBAC and HBI, the amount of the cumulative tax liability of each member shall not exceed the total tax liability as computed on a separate return basis.

RA was included in Raytheon’s consolidated U.S. federal and state tax returns. The provision for income taxes was determined on a separate return basis in accordance with SFAS 109. Under this method, RA was assumed to file a separate return from Raytheon reporting its taxable income or loss and paying applicable tax based on its separate taxable income and associated tax attributes. Under the tax sharing agreement with Raytheon, RA did not reimburse Raytheon for its share of the consolidated tax liabilities.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”), which requires a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. HBAC adopted the provisions of FIN 48 as of March 26, 2007. To the extent that our assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. See Note 14 for additional information about income taxes and their impact on the consolidated financial statements.

Cash and Cash Equivalents. Cash and cash equivalents consist of cash and short-term, highly liquid investments with original maturities of 90 days or less. We aggregate our cash balances by bank and reclassify any book overdrafts to accounts payable.

Allowance for Doubtful Accounts. The Company maintains an allowance for doubtful accounts to provide for the estimated amount of accounts receivable that will not be collected. The allowance is based upon an assessment of customer credit-worthiness, historical payment experience, the age of outstanding receivables and collateral, to the extent applicable. The allowance for doubtful accounts was $3.9 million and $5.5 million at December 31, 2008 and 2007, respectively.

Unbilled Revenue. Unbilled revenue is stated at cost plus estimated margin, but not in excess of realizable value.

Inventories. Inventories are stated at cost (first-in, first-out or average cost), but not in excess of realizable value. Inventoried costs include direct engineering, production labor and material as well as applicable overhead. HBAC records pre-owned aircraft acquired in connection with the sale of new aircraft at the lower of the trade-in value or estimated net realizable value. Inventories obtained in the Acquisition were reflected at fair value in the opening balance sheet of HBAC.

Property, Plant and Equipment. Property, plant and equipment are stated at cost. Major improvements are capitalized while expenditures for maintenance, repairs and minor improvements are charged to expense as incurred. Aircraft tooling is accounted for as a group. When assets, other than aircraft tooling, are retired or otherwise disposed of, the recorded costs of the assets and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in income. When aircraft tooling assets are retired or replaced in the ordinary course of business, the recorded cost is charged to accumulated depreciation, regardless of the age of the asset, and no gain or loss is recognized.

Provisions for depreciation are computed using accelerated and straight-line methods. Depreciation provisions are based on estimated useful lives as follows:

Estimated Useful Life
Buildings	10 - 45 years
Aircraft and autos	4 - 10 years
Furniture, fixtures and office equipment	3 - 10 years
Tooling	12 years
Machinery and equipment	5 - 10 years

Aircraft tooling is depreciated using a composite depreciation rate with an estimated useful life of 12 years that reflects the blended estimates of the lives of major tooling asset components. Leasehold improvements are amortized over the lesser of the remaining life of the lease or the estimated useful life of the improvement. Property, plant and equipment were reflected at fair value in the opening balance sheet of HBAC. Depreciation of acquired property, plant and equipment obtained in the Acquisition is based on the evaluated remaining life of the assets at the date of the Acquisition.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

Goodwill and Intangible Assets. Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired businesses. Intangible assets are recorded at cost or, when acquired as part of a business combination, at estimated fair value. Intangible assets with definite lives consist of certain trade names and trademarks, order backlog, customer relationships, technological knowledge and computer software and are amortized on a straight-line basis over their estimated useful life. The weighted average amortization periods assigned to definite-lived intangible assets are: 3 years for order backlog, 8 years for computer software, 10 years for trademarks and trade names with definite lives, 15 years for technological knowledge and 17 years for customer relationships. Intangible assets with indefinite lives include certain trademarks and trade names and are not amortized.

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), goodwill and intangible assets with indefinite lives are not amortized but are instead reviewed for impairment on an annual basis during the fourth quarter or upon the occurrence of events that may indicate possible impairment. HBAC conducts its review for impairment on an operating segment basis.

The valuation methodology and underlying financial information that is used to estimate the fair value of our reporting units requires significant judgments to be made by management. These judgments include, but are not limited to, the long-term projections of future financial performance and the selection of appropriate discount rates used to present value future cash flows. Discount rates are determined by weighting the required returns on interest-bearing debt and paid-in capital in proportion to their estimated percentages in an expected industry capital structure.

Our five-year strategic operating plan serves as the basis for these valuations and represents our best estimate of future business conditions in our industry as well as our ability to compete. The estimates of future cash flows involve considerable management judgment and are based upon assumptions concerning expected future operating performance and economic conditions, including revenue growth rates, current and forecasted market conditions, profit margin assumptions and anticipated cost reductions. In performance of our annual impairment test during the fourth quarter of 2008, we updated our forecasts to reflect, among other things, the global economic downturn, delays in development programs and the impacts of the recent IAM strike. Based on this evaluation, we have concluded that goodwill is not impaired as of December 31, 2008. However, further changes in our forecasts may cause book values of certain operations to exceed their fair values, which may result in goodwill impairment charges in future periods. A 10% decrease in the estimated fair value of any of our operations would have had no impact on the carrying value of goodwill as of December 31, 2008.

Impairments of indefinite-lived intangible assets are recognized when events or changes in circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable, and our estimate of discounted cash flows over the assets’ remaining useful lives is less than the carrying value of the assets. We test these intangibles for impairment by comparing their carrying value to current projections of discounted cash flows attributable to the brand and trade names. Any excess carrying value over the amount of discounted cash flows represents the amount of impairment. We have concluded that these intangibles are not impaired as of December 31, 2008. A 10% decrease in the discounted cash flows would have had no impact on the carrying value of these intangibles as of December 31, 2008.

Impairment of Long-Lived Assets. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”), management determines whether long-lived assets are to be held-for-use or held-for-disposal. Upon indication of possible impairment, management evaluates the recoverability of held-for-use long-lived assets by measuring the carrying amount of the assets against the related estimated undiscounted future cash flows. When an evaluation indicates that the future undiscounted cash flows are not sufficient to recover the carrying value of the asset, the asset is written down to its estimated fair value. In order for long-lived assets to be considered held-for-disposal, management must have committed to a plan to dispose of the assets. Once deemed held-for-disposal, the assets are stated at the lower of carrying amount or net realizable value.

Debt Issuance Costs. Debt issuance costs are incurred to obtain long-term financing and are amortized over the terms of the related debt. The amortization of debt issuance costs is classified as interest expense.

Notes Payable and Current Portion of Long-Term Debt. Notes payable and current portion of long-term debt consist of the balances due on promissory notes related to a third party financing arrangement and the portion of long-term debt due within twelve months of the balance sheet date.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

Advance Payments and Billings in Excess of Costs Incurred. Advance payments and billings in excess of costs incurred represents cash collected from customers in advance of revenue recognition and consists of deposits on commercial aircraft contracts, advances and performance-based payments from government or special mission customers in excess of recorded cost and recognized margin.

Fair Value of Financial Instruments. The carrying amount of cash and cash equivalents, accounts and notes receivable, accounts payable and notes payable approximates fair value due to the short maturities of these instruments. Effective January 1, 2008, we adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”). See Note 11 for information about the fair value of our financial instruments.

Derivative Instruments. We use derivative instruments in the form of foreign currency forward contracts (“foreign currency contracts”) and interest rate swap agreements to hedge our economic exposure to changes in the variability of future cash flows attributable to changes in foreign exchange rates and interest rates. Foreign currency contracts are used to hedge forecasted vendor payments in foreign currency, and interest rate swaps are used to hedge forecasted interest payments and the risk associated with changing interest rates of our variable rate debt. Our derivative instruments are executed with creditworthy institutions, and we do not hold or issue derivative instruments for trading or speculative purposes.

We account for derivative instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS 133). When allowed under SFAS 133, we designate our derivative instruments as cash flow hedges. At inception, we document the hedging relationship, as well as our risk-management objective and strategy for undertaking the hedging transaction. We assess, at hedge inception and on an ongoing basis, whether the derivative instrument is highly effective in offsetting changes in the hedged item. Derivative instruments are recognized on the balance sheet at fair value. For derivative instruments designated as cash flow hedges, the effective portion of the change in fair value of the derivative instruments is recorded in other comprehensive income (loss), and any ineffective portion is recorded in earnings. At maturity, amounts in accumulated other comprehensive income are reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Occasionally, we may hold foreign currency forward contracts for economic purposes that are not designated for hedge accounting treatment. For these derivative instruments, changes in fair value are recorded in earnings immediately. For all derivative instruments, the gain or loss recorded in earnings is included in cost of sales for foreign currency contracts and interest expense for interest rate swaps. The cash flows related to all derivative instruments are reported as operating activities in the statement of cash flows. For more information about our derivative instruments and hedging activities, see Note 12.

Stock-Based Compensation. Employee stock-based compensation, which is described more fully in Note 16, is accounted for in accordance with SFAS No. 123(R), Share-Based Payment (“SFAS 123(R)”). Our primary types of stock-based compensation include employee stock options and restricted stock. Fair value is determined at the date of grant and is recorded as compensation expense over the requisite service period.

Pension and Other Postretirement Benefits. We maintain various defined benefit pension and postretirement plans for our employees. These plans include significant pension and postretirement benefit obligations, which are calculated based on actuarial valuations. Key assumptions used in determining these obligations and related expenses include expected long-term rates of return on plan assets, discount rates and healthcare projection costs. We evaluate and update these assumptions annually. We also make assumptions regarding employee demographic factors such as retirement patterns, mortality, turnover and the rate of compensation increases.

Pension and postretirement benefits are accounted for in accordance with SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“SFAS 158”). We recognize the overfunded or underfunded status of our defined benefit pension and postretirement benefits plans on the statement of financial position with a corresponding adjustment to accumulated other comprehensive income (loss). Actuarial gains and losses that are not immediately recognized as net periodic benefit cost are recognized as a component of other comprehensive income (loss) and amortized into net periodic benefit cost in future periods. For more information about our pension and other postretirement benefits, see Note 15.

Foreign Currency Translation. The functional currency of certain foreign subsidiaries is the applicable local currency. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted-average exchange rate during the period. The resulting translation adjustments are recorded as a component of accumulated other comprehensive income.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

3.	Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. As discussed in Note 11, we adopted SFAS 157 for financial assets and financial liabilities on January 1, 2008, and the adoption did not have a material impact on our financial position or results of operations. Relative to SFAS 157, the FASB issued FASB Staff Positions (“FSP”) No. 157-1 and No. 157-2 in February 2008. FSP No. 157-1 amends SFAS 157 to exclude SFAS No. 13, Accounting for Leases, and its related interpretive accounting pronouncements that address leasing transactions, while FSP No. 157-2 delays the effective date of the application of SFAS 157 to fiscal years beginning after November 15, 2008 for all nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. We are currently evaluating the potential impact that the application of SFAS 157 to our nonfinancial assets and nonfinancial liabilities will have on our financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose, at specified election dates, to measure eligible items at fair value (the “fair value option”). SFAS 159 requires business entities to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting period. We adopted SFAS 159 on January 1, 2008 and did not elect the fair value option for eligible items that existed at the date of adoption.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”). SFAS 141(R) establishes a framework for principles and requirements for how an acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree. This accounting standard is effective for financial statements issued for fiscal years beginning on or after December 15, 2008. We will apply SFAS 141(R) prospectively for business combinations occurring after the effective date.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements- an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 amends Accounting Research Bulletin No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This accounting standard is effective for financial statements issued for fiscal years beginning on or after December 15, 2008. We are evaluating the impact the adoption of SFAS 160 will have on our financial position, results of operations and cash flows.

In December 2007, the Emerging Issues Task Force (“EITF”) concluded on Issue No. 07-1, Accounting for Collaborative Arrangements (“EITF 07-1”). EITF 07-1 requires that transactions with third parties (i.e., revenue generated and costs incurred by the partners) should be reported in the appropriate line item in each company’s financial statement pursuant to the guidance in EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. EITF 07-1 also includes enhanced disclosure requirements regarding the nature and purpose of the arrangement, rights and obligations under the arrangement, accounting policy, amount, and income statement classification of collaboration transactions between the parties. EITF 07-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, and shall be applied retrospectively to all prior periods presented for all collaborative arrangements existing as of the effective date. We are evaluating the impact the adoption of EITF 07-1 will have on our financial position, results of operations and cash flows.

In December 2007, the SEC issued Staff Accounting Bulletin (“SAB”) No. 110 (“SAB 110”). SAB 110 allows companies which do not have historically sufficient experience to continue using the “simplified” method, initially allowed under SAB No. 107, for estimating the expected term of “plain vanilla” stock options granted after December 31, 2007. HBAC uses the “simplified” method to estimate the expected term for stock option grants as it does not have enough historical experience to provide a more refined estimate. The effect of adopting SAB 110 on our financial position, results of operations and cash flows was not material.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”). SFAS 161 requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also requires disclosure of derivative features that are credit risk related. Finally, it requires cross-referencing within footnotes. This accounting standard is effective for financial statements issued for fiscal years and interim periods beginning on or after November 15, 2008. Since SFAS 161 requires only additional disclosures concerning derivatives and hedging activities, adoption of SFAS 161 will not impact our financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. This accounting standard is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. We do not expect the adoption of SFAS 162 will have a material impact on our financial position, results of operations or cash flows.

In December 2008, the FASB issued FSP No. 132(R)-1, Employer’s Disclosures about Postretirement Benefit Plan Assets. This FSP requires enhanced disclosures about plan assets of a defined benefit pension or other postretirement plan including information on investment policies and strategies, major categories of plan assets and fair value measurements. The disclosures required by this FSP are effective for financial statements issued for fiscal years ending after December 15, 2009 with early adoption permitted. We will include the enhanced disclosures required under this FSP beginning in our financial statements for the year ending December 31, 2009. The adoption of FSP No. 132(R)-1 will have no impact on our financial position, results of operations or cash flows.

Other new pronouncements issued but not effective until after December 31, 2008 are not expected to have a material effect on our financial position, results of operations or cash flows.

4.	Sale of Fuel and Line Operations

During the year ended December 31, 2008, we sold our wholly-owned fuel and line operations to BBA Aviation plc for gross cash proceeds of $128.5 million. The transaction included fuel and line operations at seven domestic U.S. locations in: Atlanta, Georgia; Houston and San Antonio, Texas; Indianapolis, Indiana; Tampa, Florida; Van Nuys, California; and Wichita, Kansas. We retained our factory-owned maintenance and customer support facilities at these locations. Operations in Little Rock, Arkansas; Chester, England, U.K.; and Toluca, Mexico were not affected. Sales recorded for the fuel and line operations, which are included in the Customer Support segment, were $48.5 million for our period of ownership during the year ended December 31, 2008. Sales for the fuel and line operations were $56.5 million for the nine months ended December 31, 2007. We recorded an immaterial loss on the sale of the fuel and line operations. The fuel and line operations did not qualify as a discontinued operation as defined in SFAS 144.

5.	Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) consisted of the following:

	December 31, 2008			December 31, 2007
(In millions)	Gross Amount	Tax Benefit (Liability)	Net	Gross Amount	Tax Benefit (Liability)	Net
Net gain (loss) on pension and other benefits	$(233.1)	$(16.0)	$(249.1)	$44.7	$(17.7)	$27.0
Prior service cost	(26.6)	(1.8)	(28.4)	—	—	—
Unrealized loss on cash flow hedges	(132.2)	7.0	(125.2)	(20.3)	8.0	(12.3)
Foreign currency translation	(6.5)	1.2	(5.3)	(0.3)	—	(0.3)

Total	$(398.4)	$(9.6)	$(408.0)	$24.1	$(9.7)	$14.4

In the fourth quarter of 2008, the Company recorded a valuation allowance against net deferred tax assets at December 31, 2008 in the amount of $276.2 million, of which $156.0 million related to deferred tax assets included in accumulated other comprehensive loss. In accordance with SFAS 109, the valuation allowance related to deferred taxes in accumulated other comprehensive income at December 31, 2007 was recorded as a benefit of $9.7 million in the consolidated statement of operations. The $165.7 million valuation allowance on the deferred tax assets attributable to our current year unrealized losses was recorded as an increase to accumulated other comprehensive loss in the consolidated statement of financial position.

6.	Product Warranty

Warranty provisions related to commercial aircraft and parts sales are determined based upon an estimate of costs that may be incurred for warranty services over the period of coverage ranging from one to five years on all products, excluding the Hawker 4000, and up to 10 years on the Hawker 4000. The Company estimates its warranty costs based on historical warranty claim experience. The warranty accrual is reviewed quarterly to verify that it appropriately reflects the estimated

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

remaining obligation based on the anticipated expenditures over the balance of the obligation period. Adjustments are made when actual warranty claim experience causes management to revise its estimates. The effects of changes in estimates are reflected in the period the estimates are revised.

Activity related to commercial aircraft and part warranty provisions was as follows:

	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Beginning balance	$60.8	$48.1	$57.5	$49.5
Accrual for aircraft and part deliveries	31.3	29.6	8.1	34.6
Reversals related to prior period deliveries	(7.2)	(0.9)	(9.7)	(5.0)
Warranty services provided	(17.6)	(16.0)	(4.2)	(21.6)

Ending balance	$67.3	$60.8	$51.7	$57.5

Warranty provisions related to aircraft deliveries on contracts accounted for under SOP 81-1 using the cost-to-cost method to measure progress towards completion are recorded as contract costs as the warranty work is performed. The estimation of these costs is an integral part of the revenue recognition process for these contracts. The change from the Predecessor ending balance as of March 25, 2007 to the Successor beginning balance relates to adjustments resulting from the application of purchase accounting.

7.	Inventories, net

Inventories, net consisted of the following:

(In millions)	December 31, 2008	December 31, 2007
Finished goods	$254.3	$180.0
Work in process	1,038.0	805.5
Materials and purchased parts	490.0	303.8

Inventories, net	$1,782.3	$1,289.3

For the year ended December 31, 2008, net transfers of $0.1 million were made to property, plant and equipment from finished goods inventory. For the year ended December 31, 2007, net transfers of $29.8 million were made to finished goods inventory from property, plant and equipment. The transfers are non-cash transactions and have been excluded from changes in inventories in the statement of cash flows.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

8.	Property, Plant and Equipment, net

Property, plant and equipment, net consisted of the following:

(In millions)	December 31, 2008	December 31, 2007
Land	$29.5	$29.1
Buildings and leasehold improvements	149.8	144.0
Aircraft and autos	59.0	52.6
Furniture, fixtures and office equipment	4.7	3.9
Tooling	389.3	363.2
Machinery and equipment	101.7	91.8
Construction in process	44.9	26.9

	$778.9	$711.5
Less accumulated depreciation	137.1	55.8

Property, plant and equipment, net	$641.8	$655.7

Depreciation expense was $85.6 million for the year ended December 31, 2008, $60.5 million for the nine months ended December 31, 2007, $18.7 million for the three months ended March 25, 2007 and $75.3 million for the year ended December 31, 2006.

9.	Goodwill and Other Intangible Assets, net

Changes in the carrying amount of goodwill by reportable segment were as follows:

(In millions)	Business and General Aviation	Trainer Aircraft	Customer Support	Total
Beginning balance at March 26, 2007	$355.5	$222.0	$140.6	$718.1
Sale of product line	(2.1)	—	—	(2.1)

Balance at December 31, 2007	$353.4	$222.0	$140.6	$716.0
Purchase price allocation adjustments	(13.3)	—	4.2	(9.1)
Sale of fuel and line operations	—	—	(107.3)	(107.3)

Balance at December 31, 2008	$340.1	$222.0	$37.5	$599.6

During the year ended December 31, 2008, the Company finalized the purchase price allocation of the Acquisition, which resulted in a net decrease in goodwill of $9.1 million. The decrease resulted from a $9.6 million adjustment to deferred tax assets in the Business and General Aviation segment coupled with purchase price adjustments of $0.5 million in the Customer Support segment. The deferred tax adjustment is due to the differing book and tax treatment of certain transaction costs related to the Acquisition that were identified during preparation of the Company’s initial U.S. federal tax return, which was filed in September 2008. The final purchase price allocation also resulted in a shift of $3.7 million of goodwill from the Business and General Aviation segment to the Customer Support segment. As discussed in Note 4, the Company completed the sale of its fuel and line operations facilities during the year ended December 31, 2008.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

Intangible assets, net consisted of the following:

	December 31, 2008			December 31, 2007
(In millions)	Gross Amount	Accumulated Amortization	Net	Gross Amount	Accumulated Amortization	Net
Intangible assets subject to amortization:
Technological knowledge	$380.0	$(45.7)	$334.3	$380.0	$(19.6)	$360.4
Customer relationships	228.0	(25.2)	202.8	228.0	(10.8)	217.2
Computer software	40.5	(12.5)	28.0	35.9	(5.2)	30.7
Order backlog	62.0	(43.5)	18.5	62.0	(18.6)	43.4
Trademarks / trade names - definite lives	6.0	(1.1)	4.9	6.0	(0.5)	5.5
Intangible assets not subject to amortization:
Trademarks / trade names - indefinite lives	461.0	—	461.0	461.0	—	461.0

Intangible assets, net	$1,177.5	$(128.0)	$1,049.5	$1,172.9	$(54.7)	$1,118.2

Amortization expense was $73.3 million for the year ended December 31, 2008, $54.7 million for the nine months ended December 31, 2007, $3.2 million for the three months ended March 25, 2007 and $12.8 million for the year ended December 31, 2006. Amortization expense is expected to approximate $64.2 million, $49.6 million, $43.9 million, $42.8 million and $42.2 million for the years ending 2009 through 2013, respectively.

10.	Debt and Notes Payable

Debt and notes payable consisted of the following:

(In millions)	December 31, 2008	December 31, 2007
Short-term debt:
Notes payable	$113.6	$56.6
Current portion of long-term debt	13.0	13.0

Total short-term debt	$126.6	$69.6

Long-term debt:
Senior secured term loan due 2014	$1,277.2	$1,290.3
Senior fixed rate notes due 2015	400.0	400.0
Senior PIK-election notes due 2015	400.0	400.0
Senior subordinated notes due 2017	300.0	300.0

	2,377.2	2,390.3
Less current portion	13.0	13.0

Total long-term debt	$2,364.2	$2,377.3

Notes payable represents a deferred payment obligation to a supplier under which the supplier is paid by a lender upon the Company’s receipt of goods, and the Company generally pays the lender within 155 days under terms of the underlying short-term promissory notes, with interest determined at the five-month London Interbank Offered Rate (“LIBOR”) plus 1.85%. The weighted-average interest rate for the notes payable outstanding at December 31, 2008 and 2007, was 3.62% and 6.83%, respectively. The Company treats the issuance of these notes payable as a non-cash financing transaction and issued $214.3 million and $81.1 million of notes during the year ended December 31, 2008 and the nine months ended December 31, 2007, respectively.

In March 2007, in connection with the Acquisition, we executed a $1,810.0 million credit agreement that included a $1,300.0 million secured term loan, a $400.0 million secured revolving credit facility and a $110.0 million synthetic letter of credit facility. In March 2008, we reduced the synthetic letter of credit facility to $75.0 million. At December 31, 2008, we had issued letters of credit totaling $52.1 million under the synthetic facility. In December 2008, we amended the credit agreement to allow us to prepay, up to a maximum of $300.0 million, the secured term loan at a discount price to par to be determined pursuant to certain auction procedures. The prepayments may be financed with cash, if we meet certain conditions set forth in the amendment, including a $400.0 million minimum liquidity requirement (which amount includes cash and cash equivalents and any amounts available to be drawn under the revolving credit facility). Such prepayments may not be made from the proceeds of loans drawn under the revolving credit facility. The prepayments may also be financed with the proceeds of certain equity contributions from Hawker Beechcraft, Inc., our parent company. Under the terms of the amendment, any such prepayments will reduce the amount of the secured term loan outstanding and payable on the final maturity date. Additionally, we agreed to pay to each lender that consented to the adoption of the amendment

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

prior to a specified deadline, a non-refundable consent fee in an amount equal to 0.025% of the aggregate of such lender’s loans, loan commitments and other participations outstanding under the credit agreement as of the effective date of the amendment. The secured term loan requires quarterly principal payments of 0.25% of the original outstanding principal through December 2013 with the remaining outstanding balance to be paid in full in March 2014. The revolving credit facility was undrawn at December 31, 2008. Borrowings under the secured term loan bear interest at LIBOR plus 2.00%. The weighted average interest rate for the secured term loan at December 31, 2008 and 2007, was 2.79% and 6.83%, respectively. We entered into an interest rate swap agreement to hedge a portion of our exposure to changes in interest rates on the secured term loan. For more information about the interest rate swap, see Note 12.

Also in March 2007, in connection with the Acquisition, HBAC issued $1,100.0 million of notes, including $400.0 million of senior fixed rate notes due April 2015, $400.0 million of senior PIK-election notes due April 2015 and $300.0 million of senior subordinated notes due April 2017. In February 2008, HBAC exchanged these notes for new notes with identical terms, except that the new notes have been registered under the Securities Act of 1933 and do not bear restrictions on transferability mandated by the Securities Act of 1933 or certain penalties for failure to file a registration statement relating to the exchange. The notes are unsecured obligations and are guaranteed by certain current and future wholly-owned subsidiaries that guarantee HBAC’s obligations under the senior secured credit facilities. Interest on the notes is paid semi-annually on April 1 and October 1. The interest rate for the senior fixed rate notes and senior subordinated notes is 8.50% and 9.75%, respectively, and is payable in cash. HBAC may elect to pay interest on the senior PIK-election notes, at its option: entirely in cash, entirely by increasing the principal amount of the senior PIK-election notes (“PIK interest”), or 50% cash interest and 50% PIK interest. Cash interest will accrue at a rate of 8.875% per annum and PIK interest will accrue at a rate of 9.625% per annum. HBAC elects the form of interest payment with respect to each interest period prior to the beginning of the applicable interest period. Thus far, all interest on the senior PIK-election notes has been paid in cash.

Our financing arrangements contain a number of customary covenants and restrictions, including a requirement to maintain a specified quarterly consolidated secured debt ratio, and we were in compliance with these covenants as of December 31, 2008.

The minimum principal repayment requirements on long-term debt are as follows:

(In millions)
2009	$13.0
2010	13.0
2011	13.0
2012	13.0
2013	13.0
Thereafter	2,312.2

Total	$2,377.2

11.	Fair Value

Effective January 1, 2008, HBAC adopted the provisions of SFAS 157, except as it applies to those nonfinancial assets and nonfinancial liabilities affected by the one year delay identified in FSP 157-2. SFAS 157 defines fair value, establishes a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements; it only applies to accounting pronouncements that already require or permit fair value measures.

To implement SFAS 157, HBAC performed an analysis of all existing financial assets and financial liabilities measured at fair value on a recurring basis to determine the significance and character of all inputs used to determine their fair value. Based on this assessment, the adoption of SFAS 157 did not have a material effect on HBAC’s net asset value. However, adoption of SFAS 157 does require HBAC to provide additional disclosures about the inputs used to develop the fair value measurements and the effect of certain measurements on changes in net assets for the reportable periods as contained in HBAC’s periodic filings.

SFAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into the following three broad categories:

Level 1 Inputs – Quoted prices for identical assets and liabilities in active markets.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

Level 2 Inputs – Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; observable inputs other than quoted prices; and inputs that are derived principally from or corroborated by other observable market data.

Level 3 Inputs – Unobservable inputs reflecting the entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability.

The following table presents financial assets and liabilities measured at fair value on a recurring basis at December 31, 2008:

	Fair Value Measurements Using:
(In millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2008
Assets
Cash equivalents	$342.6	$—	$—	$342.6
Foreign currency forward contracts	—	0.7	—	0.7

Total assets	$342.6	$0.7	$—	$343.3

Liabilities
Foreign currency forward contracts	$—	$129.1	$—	$129.1
Interest rate swap	—	26.3	—	26.3

Total liabilities	$—	$155.4	$—	$155.4

At December 31, 2008, the foreign currency forward contracts and the interest rate swap were recorded at fair value in our statement of financial position as follows:

(In millions)	Foreign Currency Forward Contracts	Interest Rate Swap
Prepaid expenses and other current assets	$0.7	$—
Other accrued expenses	(89.9)	—
Accrued retiree benefits and other long-term liabilities	(39.2)	(26.3)

Net derivative liability	$(128.4)	$(26.3)

Derivative financial instruments are valued using an income valuation approach. The fair value of the foreign currency forward contracts is calculated as the present value of the forward rate less the contract rate multiplied by the notional amount. The fair value of the interest rate swap is derived from a discounted cash flow analysis based on the terms of the contract and the interest rate yield curve. The fair value measurements also incorporate credit risk. For derivatives in a liability position, we incorporate our own credit risk, and, for derivatives in an asset position, we incorporate our counterparty’s credit risk. To measure credit risk, we modify our discount rate to include the applicable credit spread, which is calculated as the difference between the relevant entity’s yield curve (or average yield curve for similarly rated companies, if the specific entity’s yield curve is not available) and LIBOR, for the derivative. Significant inputs to these valuation models include forward rates, interest rates and yield curves, which are obtained from a third-party pricing services. These inputs are derived principally from or corroborated by other observable market data and are therefore considered to be Level 2 inputs. Our valuations do not include any significant Level 3, or unobservable, inputs.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

The estimated fair value of long-term debt is based on indicative broker pricing. The following table presents the carrying amount and estimated fair value of long-term debt in accordance with SFAS No. 107, Disclosures about Fair Value of Financial Instruments (“SFAS 107”):

	December 31, 2008		December 31, 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Senior secured term loan (including current portion)	$1,277.2	$625.9	$1,290.3	$1,212.8
Senior fixed rate notes	400.0	167.0	400.0	398.5
Senior PIK-election notes	400.0	135.0	400.0	394.5
Senior subordinated notes	300.0	77.3	300.0	297.4

	$2,377.2	$1,005.2	$2,390.3	$2,303.2

As of December 31, 2008, HBAC had not made any fair value elections as permitted under SFAS 159.

12.	Derivatives and Hedging Activities

We use derivative instruments in the form of foreign currency contracts and interest rate swap contracts to hedge our economic exposure to changes in the variability of future cash flows attributable to changes in foreign exchange rates and interest rates, and, when practical, we designate these instruments as cash flow hedges. Our derivative instruments are executed with creditworthy institutions, and we do not hold or issue derivative instruments for trading or speculative purposes.

Foreign Currency Forward Contracts

We use foreign currency contracts to hedge a portion of our forecasted inventory purchases in U.K. pound sterling. Notional amounts outstanding at December 31, 2008 and 2007 based on contract rates were $599.1 million and $453.5 million, respectively. The maturity dates of the foreign currency contracts outstanding at December 31, 2008 extend through January 2011. For the year ended December 31, 2008, a net loss of $0.3 million was recognized in earnings due to hedge ineffectiveness, and a net loss of $1.9 million was recognized for foreign currency contracts not designated in a hedging relationship. For the nine months ended December 31, 2007, the three months ended March 25, 2007 and the year ended December 31, 2006, respectively, the net gain or loss recognized in earnings due to ineffectiveness was immaterial, and the net gain or loss recognized in earnings for foreign currency contracts not designated in a hedging relationship was also immaterial. At December 31, 2008, approximately $83.9 million of net losses are expected to be reclassified from accumulated other comprehensive income into earnings over the next twelve months as the underlying transactions mature and the hedged items impact earnings.

In addition, as discussed in Note 18, we announced our intention to decrease aircraft production rates in anticipation of reduced demand for new aircraft due to the global economic crisis. As a result, we discontinued cash flow hedge accounting for foreign currency contracts where the forecasted transactions are no longer probable of occurring, which resulted in $17.1 million of unrealized losses on foreign currency contracts being reclassified from accumulated other comprehensive income to earnings for the year ended December 31, 2008.

Interest Rate Swap

We entered into an interest rate swap agreement in April 2007 to effectively convert a portion of our variable rate debt to fixed rate debt. The notional amount of the swap amortizes as follows: $900.0 million for the period from April 9, 2007 through December 30, 2007; $765.0 million for the period from December 31, 2007 through December 30, 2008; $420.0 million for the period from December 31, 2008 through December 30, 2009; $335.0 million for the period from December 31, 2009 through December 30, 2010; and $150.0 million for the period from December 31, 2010 through December 30, 2011.

Our counterparty syndicated 40% of the swap by entering into risk participation agreements with a subsidiary of Lehman Brothers Holding, Inc. (“Lehman”) and another financial institution. On September 15, 2008, Lehman filed for Chapter 11 bankruptcy, which triggered termination of its risk participation agreement with our counterparty. As agreed with

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

our counterparty, the swap was amended to increase the fixed rate by four basis points to 4.95% to compensate our counterparty for assuming the additional credit risk. We de-designated the cash flow hedging relationship under the original terms of the swap and re-designated the amended swap in a new cash flow hedging relationship.

For the year ended December 31, 2008, we reclassified a loss of $6.9 million from accumulated other comprehensive income into interest expense related to the de-designation of the original hedging relationship. For the year ended December 31, 2008, the net gain recognized in earnings due to ineffectiveness for the new hedging relationship was $0.6 million. No ineffectiveness was recognized for the nine months ended December 31, 2007. At December 31, 2008, a loss of approximately $5.6 million is expected to be reclassified from accumulated other comprehensive income into earnings over the next twelve months related to the de-designation of the original hedging relationship.

13.	Risks and Uncertainties

The highly competitive markets for our products and services are subject to certain business risks. These risks include delays in timely development and certification of new product offerings, the current state of the general aviation aircraft markets and government regulations affecting aircraft. The products we sell are considered discretionary purchases, and our levels of sales have historically been tied to corporate and consumer spending levels, which are typically cyclical in nature. Our sales are significantly affected by the level of corporate spending which, in turn, is a function of the general economic environment. In a recessionary economy such as many of the markets in which we operate are experiencing, corporate cash flows decrease, which typically leads to a decrease in demand for our products or postponement of planned purchases. Sales to the U.S. Government and foreign governments may be affected by changes in procurement policies, budget considerations, changing concepts of national defense, political developments abroad and other factors. We are highly dependent on the availability of essential materials and purchased components, some of which are available only from a sole source or limited sources. Moreover, we are dependent upon the ability of our suppliers to provide material and components that meet specifications, quality standards and delivery schedules.

We are also subject to market risks, including foreign exchange risk and interest rate risk, and use derivative instruments to manage our exposure to these risks, as described more fully in Note 12.

Furthermore, we are exposed to certain concentration risks, including reliance on the U.S. Government as a major customer. For the year ended December 31, 2008, the nine months ended December 31, 2007, the three months ended March 25, 2007 and the year ended December 31, 2006, sales to the U.S. Government represented approximately 12%, 11%, 18% and 14%, respectively, of consolidated sales.

We monitor concentrations of credit risk associated with financial and other institutions with which we conduct significant business. We believe our credit risk is minimal, as we primarily conduct business with large, well-established financial institutions and insurance companies. We do not anticipate nonperformance by any of our derivative counterparties. One of Lehman’s subsidiaries, Lehman Brothers Commercial Bank, has a $35.0 million commitment in our $400.0 million revolving credit facility. Accordingly, we do not expect Lehman Brothers Commercial Bank to fulfill its funding obligations under our revolving credit facility. As of December 31, 2008, there were no amounts outstanding under the revolving credit facility.

As of December 31, 2008, approximately 51% of our employees were represented by collective bargaining agreements, and approximately 3% of our employees were represented by agreements expiring in 2009. In early 2009, the Company announced workforce reductions affecting approximately 2,300 employees. See Note 22 for additional information.

14.	Income Taxes

HBAC is included in the consolidated U.S. federal tax return of HBI. RA’s operating results were included in Raytheon’s consolidated U.S. federal tax return. The provision for income taxes in these financial statements reflects income taxes as if the businesses were stand-alone entities and filed separate income tax returns, paying applicable tax based on their separate taxable income and associated tax attributes.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

The components of income (loss) before income taxes were:

	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
U.S.	$(71.1)	$(9.6)	$18.5	$140.9
Non-U.S.	11.6	4.6	(1.9)	(0.3)

Total	$(59.5)	$(5.0)	$16.6	$140.6

The provision for income taxes differs from the U.S. statutory rate due to the following:

	Successor		Predecessor
	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Statutory tax rate	35.0%	35.0%	35.0%	35.0%
Extraterritorial income exclusion	—	—	—	(2.2)
Meals and entertainment	(0.9)	(6.3)	0.5	0.3
Domestic manufacturing deduction	—	7.0	—	0.1
Research and development credit	4.2	39.3	(4.0)	(0.4)
State taxes net of federal benefit	11.8	39.6	3.4	2.9
ESOP dividend deduction benefit	—	—	(1.4)	(0.7)
Non-deductible costs	(0.3)	(1.7)	1.2	0.5
Interest on FIN 48 reserves	—	—	3.0	0.2
Valuation allowance	(185.7)	—	—	—
Other, net	0.8	1.2	0.9	0.2

Effective tax rate	(135.1)%	114.1%	38.6%	35.9%

The provision for (benefit from) income taxes consisted of the following:

	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Current tax expense
U.S. federal	$(0.3)	$3.0	$0.6	$37.2
Non-U.S.	3.6	2.4	—	—
U.S. state	1.5	0.6	—	5.3

Total current	4.8	6.0	0.6	42.5

Deferred tax expense
U.S. federal	65.4	(7.1)	5.8	7.4
Non-U.S.	1.0	(1.0)	(0.6)	(0.1)
U.S. state	9.2	(3.7)	0.6	0.7

Total non-current	75.6	(11.8)	5.8	8.0

Total provision for (benefit from) income taxes	$80.4	$(5.8)	$6.4	$50.5

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

The tax effects of temporary differences that give rise to significant portions of HBAC’s net deferred tax assets and liabilities were as follows:

(In millions)	December 31, 2008	December 31, 2007
Current deferred tax assets (liabilities)
Compensation accruals	$17.2	$15.7
Inventory and contracts in process	(3.7)	3.8
Accruals and reserves	48.8	31.4
Prepaid expenses	(2.9)	(3.0)
Credits and NOL's	—	0.9
Valuation allowance	(88.5)	(0.9)
Other	(0.1)	—

Deferred income taxes - current	$(29.2)	$47.9

Non-current deferred tax assets (liabilities)
Compensation accruals	$6.0	$4.5
Depreciation and amortization	(59.0)	(20.1)
Accruals and reserves	22.4	(5.3)
Pension benefits	133.3	9.7
Forward contracts	58.4	7.5
Credits and NOL’s	31.9	6.5
Valuation allowance	(187.7)	(5.8)
Other	2.2	1.5

Deferred income taxes - non-current	$7.5	$(1.5)

HBAC has not provided for U.S. deferred income taxes or foreign withholding tax on undistributed earnings from our non-U.S. subsidiaries because such earnings are considered to be permanently reinvested; furthermore, it is not practicable to estimate the amount of tax that may be payable upon distribution.

Income taxes are accounted for in accordance with SFAS 109. Deferred income tax assets and liabilities are recognized for future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded to reduce deferred income tax assets to an amount that, in the opinion of management, will more likely than not be realized.

At December 31, 2007, HBAC recorded a valuation allowance in the amount of $6.7 million against its deferred tax assets relating to projected state net operating loss carryforwards generated in 2007 and expiring in 2012. During the fourth quarter of 2008, the deferred tax assets associated with these projected state net operating loss carryforwards were reduced, and related valuation allowance released, due to changes in estimated state apportionment factors in the jurisdictions where the net operating losses were generated. The reduction of the deferred tax asset and reversal of the valuation allowance had no impact on the consolidated statement of operations for the year ended December 31, 2008. Also during the fourth quarter, HBAC recorded a valuation allowance against net deferred tax assets at December 31, 2008 in the amount of $276.2 million. This decision was based on the SFAS 109 guidelines and the negative evidence of a three year historical cumulative loss, which was triggered in the fourth quarter. Of the $276.2 million valuation allowance, $165.7 million was recorded in other comprehensive income on the Consolidated Statement of Financial Position and $110.5 million was charged to income tax expense. The net change in the valuation allowance for the year ended December 31, 2008 was an increase of $269.5 million. HBAC intends to maintain this valuation allowance until sufficient positive evidence exists to support the reversal of the valuation allowance.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

HBAC had net operating losses and tax credit carryforwards (before valuation allowances) at December 31, 2008 as follows:

(In millions)
Federal net operating loss carryforwards expiring in 2028	$51.2
Federal credit carryforwards beginning to expire in 2017	5.7
State credit carryforwards with no expiration	4.7
State credit carryforwards beginning to expire in 2017	1.0
State net operating loss carryforwards beginning to expire in 2012	6.9

The Company recorded a full valuation allowance against the above net operating losses and tax credit carryforwards.

In October 2008, the Emergency Economic Stabilization Act of 2008 was signed into law and included a retroactive two-year extension of the federal research and development tax credit from January 1, 2008 through December 31, 2009. The retroactive income tax benefit of $2.5 million was recorded as a deferred tax asset with a full valuation allowance in HBAC’s consolidated financial statements in the fourth quarter of 2008.

On March 26, 2007, HBAC adopted FIN 48, which clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements and also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. To the extent that our assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007
Beginning balance	$14.0	$11.8
Increases - tax positions taken in prior periods	0.7	—
Decreases - tax positions taken in prior periods	(3.0)	—
Current tax period positions	1.7	2.4
Settlements	—	(0.2)
Lapse of statute of limitations	—	—

Ending balance	$13.4	$14.0

The total amount of gross unrecognized tax benefits was $13.4 million as of December 31, 2008, of which $0.5 million would affect HBAC’s effective tax rate if realized. HBAC recognizes interest expense and penalties accrued on unrecognized tax benefits within income tax expense. As of December 31, 2008, HBAC has accrued $0.2 million of interest related to uncertain tax positions. HBAC is not currently under audit with the Internal Revenue Service or any state taxing authorities for the 2007 open tax year. We expect no material change related to our current tax positions in our recorded unrecognized tax benefit in the next 12 months.

15.	Pension and Other Employee Benefits

Defined Benefit Plans

We have defined benefit pension and retirement plans covering the majority of our employees hired prior to January 1, 2007 (“Pension Benefits”). In addition to providing Pension Benefits, we provide certain health care and life insurance benefits to retired employees through other postretirement defined benefit plans (“Other Benefits”).

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

The table below outlines the components of net periodic benefit cost for the Pension Benefits plan:

	Pension Benefits
	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Service cost	$24.2	$18.9	$6.6	$25.9
Interest cost	53.0	37.1	13.8	52.4
Expected return on plan assets	(65.2)	(46.3)	(17.1)	(54.7)
Amortization of prior service cost	0.7	—	0.9	4.3
Amortization of net gain	(5.0)	—	—	—
Recognized net actuarial loss	—	—	4.2	24.6
Loss due to curtaiments/settlements	—	—	—	0.2

Net amount recognized	$7.7	$9.7	$8.4	$52.7

The net periodic benefit cost for RA includes expense from the United Kingdom Pension Benefits plans of $0.8 million for the three months ended March 25, 2007 and $2.8 million for the year ended December 31, 2006. As part of the Acquisition, Raytheon retained the United Kingdom Pension Benefits plans and their associated assets and liabilities.

The table below outlines the components of net periodic benefit cost for Other Benefits:

	Other Benefits
	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Service cost	$0.6	$0.5	$0.2	$0.6
Interest cost	1.1	0.8	0.2	0.9
Amortization of transition obligation	—	—	0.2	0.8

Net amount recognized	$1.7	$1.3	$0.6	$2.3

Under SFAS 158, any previously unrecognized deferred amounts, such as demographic or asset gains or losses and the impact of historical plan changes, are included in accumulated other comprehensive income (loss). These amounts are amortized from accumulated other comprehensive income (loss) to net periodic benefit cost when recognized.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

The following tables show changes in the benefit obligation and plan assets and funded status of both Pension Benefits and Other Benefits. Benefit obligation balances presented below reflect the projected benefit obligation (“PBO”) for our Pension Benefits and accumulated postretirement benefit obligations (“APBO”) for our Other Benefits.

	Pension Benefits
	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007
Change in benefit obligation
Beginning balance	$828.4	$855.3	$968.2
Service cost	24.2	18.9	6.6
Interest cost	53.0	37.1	13.8
Actuarial (gain) loss	36.9	(53.5)	0.5
Foreign exchange	—	—	0.2
Plan amendments	27.3	—	—
Benefits paid	(39.9)	(29.4)	(10.1)
Net transfer in	—	—	0.8

Ending balance	$929.9	$828.4	$980.0

Change in plan assets
Beginning balance at fair value	$829.1	$820.3	$823.0
Actual return on plan assets	(171.1)	37.8	16.3
Company contributions	0.6	0.4	16.0
Foreign exchange	—	—	0.2
Settlement/curtailment/acquisitions/dispositions, net	—	—	5.4
Benefits paid	(39.9)	(29.4)	(10.1)

Ending balance at fair value	$618.7	$829.1	$850.8

Funded status	$(311.2)	$0.7	$(129.2)

	Pension Benefits
	Successor		Predecessor
	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007
Amounts recognized in Statement of Financial Position consist of:
Noncurrent assets	$—	$33.7	$—
Current liabilities	(0.4)	(0.7)	(0.4)
Noncurrent liabilities	(310.8)	(32.3)	(128.8)

Net amount recognized	$(311.2)	$0.7	$(129.2)

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

	Other Benefits
	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007
Change in benefit obligation
Beginning balance	$17.5	$17.3	$17.6
Service cost	0.6	0.5	0.2
Interest cost	1.1	0.8	0.2
Plan participants’ contributions	0.5	0.7	0.2
Actuarial gain	0.2	(0.4)	(0.4)
Benefits paid	(1.7)	(1.4)	(0.5)

Ending balance	$18.2	$17.5	$17.3

Change in plan assets
Beginning balance at fair value	$—	$—	$—
Company contributions	1.2	0.7	0.3
Plan participants’ contributions	0.5	0.7	0.2
Benefits paid	(1.7)	(1.4)	(0.5)

Ending balance at fair value	$—	$—	$—

Funded status	$(18.2)	$(17.5)	$(17.3)

	Other Benefits
	Successor		Predecessor
	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007
Amounts recognized in Statement of Financial Position consist of:
Current liabilities	$(1.0)	$(1.1)	$(0.5)
Noncurrent liabilities	(17.2)	(16.4)	(16.8)

Net amount recognized	$(18.2)	$(17.5)	$(17.3)

Plan assets are measured at December 31 of each year. The differences between the Predecessor’s ending plan asset and benefit obligation balances and the Successor’s beginning balances are due to Raytheon’s funding of the HBAC plan assets upon the Acquisition and Raytheon’s retention of RA’s United Kingdom Pension Benefits plans.

Amounts recognized in accumulated other comprehensive income (loss) for Pension Benefits are as follows:

	Pension Benefits
	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007
Prior service cost	$(26.6)	$—	$(21.6)
Net gain (loss)	(233.4)	44.9	(134.2)

Net amount recognized	$(260.0)	$44.9	$(155.8)

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

Amounts recognized in accumulated other comprehensive income (loss) for Other Benefits are as follows:

	Other Benefits
	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007
Initial net obligation	$—	$—	$(4.6)
Prior service cost	—	—	(0.2)
Net gain (loss)	0.3	0.4	(0.1)

Net amount recognized	$0.3	$0.4	$(4.9)

The amounts in accumulated other comprehensive income at December 31, 2008 expected to be recognized as components of net periodic benefit cost in 2009 are as follows:

(In millions)	Pension Benefits	Other Benefits
Net loss	$(7.2)	$—
Prior service cost	(2.3)	—

Net amount recognized	$(9.5)	$—

The net periodic benefit cost assumptions for Pension Benefits were as follows:

	Pension Benefits
	Successor		Predecessor
	Year Ended December 31,	Nine Months Ended December 31,	Three Months Ended March 25,	Year Ended December 31,
	2008	2007	2007	2006
Discount rate	6.50%	6.00%	5.89%	5.63%
Expected rate of return on plan assets	8.00%	8.00%	8.42%	8.29%
Rate of compensation increase	4.50%	4.50%	4.40%	4.37%

To develop the expected rate of return on plan assets assumption, HBAC performs periodic studies which consider asset allocation strategies, recent and anticipated future long-term performance of individual asset classes, and the associated risk. The potential exists to either outperform or under perform the broader markets.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

The net periodic benefit cost assumptions for Other Benefits were as follows:

	Other Benefits
	Successor		Predecessor
	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Discount rate	6.50%	6.00%	5.75%	5.75%
Expected return on plan assets	—	—	—	8.75%
Health care trend rate in the next year	8.50%	9.50%	9.50%	11.30%
Gradually declining to an ultimate trend rate of:	5.00%	5.00%	5.00%	5.00%
Year that the rate reaches ultimate trend rate:	2015	2015	2015	2015

The effect of a 1% increase or (decrease) in the assumed health care trend rate for each future year for the aggregate of service cost and interest cost is $0.1 million and $(0.1) million, respectively, and for the APBO is $1.1 million or $(1.0) million, respectively.

The table below details assets by category for Pension Benefits. These assets consist primarily of publicly-traded equity securities and publicly-traded fixed income securities.

	Pension Benefits
	December 31, 2008	December 31, 2007
Equity securities	48.8%	48.7%
Debt securities	40.0%	41.6%
Other	11.2%	9.7%

	100.0%	100.0%

The strategic asset allocation of the Company’s Pension Benefits plans is diversified with an average and moderate level of risk consisting of investments in equity securities, debt securities and other investments. The Company seeks to produce a return on investment over the long-term commensurate with levels of investment risk which are prudent and reasonable given the prevailing capital market expectations. Target allocations are 50% for equity securities, 40% for debt securities, and 10% for other investments.

We expect total contributions, both required and discretionary, to the Pension Benefits and Other Benefits plans to be approximately $0.4 million and $1.0 million, respectively, in 2009.

The projected benefit obligation and fair value of plan assets for Pension Benefits plans with projected benefit obligations in excess of plan assets were $929.9 million and $618.7 million, respectively, at December 31, 2008 and $435.8 million and $402.9 million, respectively, at December 31, 2007.

The accumulated benefit obligation and fair value of plan assets for all Pension Benefits plans with accumulated benefit obligations in excess of plan assets were $880.3 million and $618.7 million, respectively, at December 31, 2008, and $19.7 million and $0.0 million, respectively, at December 31, 2007. The accumulated benefit obligation for all Pension Benefits plans was $880.3 million and $789.7 million at December 31, 2008 and 2007, respectively.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

The table below reflects the total Pension Benefits expected to be paid from the plans or from the Company’s assets, including both the Company’s share of the benefit cost and the participants’ share of the cost, which is funded by participant contributions. Other Benefits payments reflect the Company’s portion only.

(In millions)	Pension Benefits	Other Benefits
2009	$43.8	$1.0
2010	46.0	1.2
2011	48.3	1.3
2012	51.3	1.6
2013	54.4	1.7
2014-2019	320.5	10.1

Total	$564.3	$16.9

Defined Contribution Plans

HBAC maintains a 401(k) defined contribution plan under which covered employees are allowed to contribute up to a specific percentage of their eligible compensation. HBAC matches (“HBAC Match”) employee contributions up to a maximum of 4% of eligible compensation. Total cost recognized for the HBAC Match was $18.3 million and $11.9 million for the year ended December 31, 2008 and the nine months ended December 31, 2007, respectively. The Predecessor had a similar plan under which it recognized cost of $4.1 million and $14.2 million for the three months ended March 25, 2007 and the year ended December 31, 2006, respectively.

HBAC maintains a retirement investment savings plan (“RISP”) for certain U.S. employees who were hired on or after January 1, 2007. These employees will participate in the RISP in place of the defined benefit plans described above. HBAC contributes to a covered employee’s Hawker Beechcraft Savings and Investment Plan (“HBSIP”) account up to a maximum of 9% of the employee’s eligible compensation based on the employee’s age and tenure. Total cost recognized for the RISP was $3.4 million for the year ended December 31, 2008 and $0.7 million for the nine months ended December 31, 2007. The Predecessor had a similar RISP and recognized cost for its plan of less than $0.1 million for the three months ended March 25, 2007.

As a result of the Acquisition, HBAC implemented a defined contribution benefit plan for its employees in the United Kingdom, and, for the year ended December 31, 2008 and the nine months ended December 31, 2007, recognized cost of $1.1 million and $0.8 million, respectively, for this plan.

16.	Share-Based Compensation

SFAS 123(R) established the accounting for equity instruments exchanged for employee services. Under SFAS 123(R), share-based compensation expense is measured at the grant date based on the calculated fair value of the award. The expense is recognized over the requisite service period, which is generally the vesting period of the award. HBAC uses the graded vesting method to amortize compensation expense for awards with a service condition. Compensation expense for awards with a performance condition is recognized in the period in which the performance condition is being measured when we believe the performance condition is going to be met. SFAS 123(R) requires the related excess tax benefit received upon exercise of stock options or vesting of restricted stock, if any, to be reflected in the statement of cash flows as a financing activity rather than as an operating activity.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

Share-based compensation expense was as follows:

	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Share-based compensation expense	$7.6	$12.5	$1.2	$5.3
Income tax benefit	(3.0)	(4.9)	(0.4)	(1.9)

Net share-based compensation expense	$4.6	$7.6	$0.8	$3.4

As described in the Successor section below, awards for the Successor period relate to stock options and restricted stock awards granted by HBI to the employees of HBAC. During the Predecessor periods, RA employees participated in Raytheon’s various employee stock plans, as described in the Predecessor section below.

Successor

Hawker Beechcraft, Inc. 2007 Stock Option Plan

Following the Acquisition, HBI implemented the Hawker Beechcraft, Inc. 2007 Stock Option Plan, which permits the grant of nonqualified stock options for up to 9.8 million shares. Option awards are generally granted with an exercise price equal to the established price of HBI’s stock, as set by the HBI Board of Directors, at the date of grant. Option awards generally vest based on future service, ranging from one to five years, or upon achieving certain financial performance targets over the next five years. The stock options terminate ten years from the date of grant.

HBAC applied the fair value provisions of SFAS 123(R) to value the stock option awards. The fair value of the stock options at the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31, 2008		Nine Months Ended December 31, 2007
	Service Vesting	Performance Vesting	Service Vesting	Performance Vesting
Expected term in years	6.5	6.3	6.5	6.4
Expected volatility	37.0%	37.4%	41.4%	40.7%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%
Risk-free interest rate	3.4%	3.3%	5.0%	5.0%
Weighted-average grant date fair value per option	$5.22	$5.22	$4.99	$4.89

The expected term represents the period of time the options are expected to be outstanding and was determined using the simplified method as prescribed in SEC Staff Accounting Bulletin No. 110. The expected term assumption incorporates the contractual term of an option grant, which is ten years, as well as the vesting period of the award, which is generally five years. The expected volatility assumption was calculated by averaging the historical volatility of a peer group of publicly-traded aerospace and defense companies over a term equal to the expected term of the option granted. The risk-free interest rate reflects the yield on a zero-coupon U.S. Treasury bond over the expected term of the option granted.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

Stock option activity for the Successor was as follows:

	Year Ended December 31, 2008		Nine Months Ended December 31, 2007
	Number of Options	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price
Service-Vesting
Outstanding at beginning of period(1)	3,710,678	$10.00	—	$—
Granted	461,630	12.06	3,803,643	10.00
Exercised	(98,415)	10.00	—	—
Forefeited or expired	(1,087,169)	10.11	(92,965)	10.00

Outstanding at end of period	2,986,724	$10.28	3,710,678	$10.00

Vested and nonvested expected to vest	2,835,404	$10.26	3,339,217	$10.00

Exercisable	1,029,293	$10.01	33,200	$10.00

Performance-Vesting
Outstanding at beginning of period(1)	4,131,604	$10.00	—	$—
Granted	492,310	12.03	4,245,148	10.00
Exercised	(57,496)	10.00	—	—
Forefeited or expired	(1,510,314)	10.08	(113,544)	10.00

Outstanding at end of period	3,056,104	$10.29	4,131,604	$10.00

Vested and nonvested expected to vest	2,223,270	$10.26	3,722,692	$10.00

Exercisable	780,894	$10.00	—	$—

(1)	For the nine months ended December 31, 2007, the period began on March 26, 2007, the date of the Acquisition.

In the fourth quarter of 2008, the Company’s Chief Executive Officer announced his plan to retire from the Company and entered into a Separation Agreement with the Company on November 21, 2008 (the “Separation Date”), resulting in the forfeiture of 759,577 service-vesting stock options and 1,139,366 performance-vesting stock options. Consequently, the Company reversed $1.5 million of expense previously recognized for the service-vesting stock options under the graded vesting method.

Service-vesting and performance-vesting stock options vested and expected to vest at December 31, 2008 had weighted-average remaining contractual lives of 7.5 years and 7.8 years, respectively. The stock options had no aggregate intrinsic value at December 31, 2008.

Service-vesting and performance-vesting stock options exercisable at December 31, 2008 had weighted-average remaining contractual lives of 5.7 years and 6.4 years, respectively. The stock options had no aggregate intrinsic value at December 31, 2008.

The total fair value of stock options vested during the year ended December 31, 2008 and the nine months ended December 31, 2007 was $9.1 million and $0.2 million, respectively. At December 31, 2008, there was $12.2 million of compensation expense related to nonvested stock options not yet recognized, which is expected to be recognized over a weighted-average period of 2.2 years.

The following table provides additional stock option information for the Successor:

(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007
Intrinsic value of options exercised	$0.4	$—
Cash received from option exercises	0.1	—
Actual tax benefit realized for tax deductions from option exercises	—	—

Hawker Beechcraft, Inc. Employee Equity Investment Plan

On the date of the Acquisition, HBAC (former RA) employees ceased their employment with Raytheon. Accordingly, Raytheon’s obligation for any nonvested restricted stock or stock option awards held by those employees was terminated. The stock purchase agreement provided that the value of these nonvested awards held by the employees at the date of the

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

Acquisition would be used to create the Hawker Beechcraft Corporation Retention Program (the “retention program”). Any HBAC employee with nonvested Raytheon restricted stock or stock options became a participant in the retention program at the values assigned in the stock purchase agreement. Retention program amounts vest and are payable in the same proportion, and at the same times, as the Raytheon restricted stock or stock options would have vested.

In addition, certain members of HBAC management were given the opportunity to participate in the Hawker Beechcraft, Inc. Employee Equity Investment Plan (the “Investment Plan”). Under the Investment Plan, participants were provided the opportunity to forego amounts due under the retention program and apply the estimated after-tax amount of the foregone retention program amounts to the acquisition of HBI restricted stock, with the restrictions lapsing at dates corresponding to the vesting dates in the retention program. Members of HBAC management used this funding method to acquire 595,213 shares of restricted stock. Restricted stock awards entitle the recipient to full dividend and voting rights. Unvested shares are restricted as to disposition and subject to forfeiture under certain circumstances.

Restricted stock activity for the Successor was as follows:

	Year Ended December 31, 2008		Nine Months Ended December 31, 2007
	Number of Shares	Weighted- Average Grant Date Fair Value	Number of Shares	Weighted- Average Grant Date Fair Value
Nonvested at beginning of period(1)	464,505	$10.00	—	$—
Granted	1,940	12.50	593,273	10.00
Vested	(367,758)	10.01	(128,768)	10.00
Forfeited	—	—	—	—

Nonvested at end of period	98,687	$10.00	464,505	$10.00

(1)	For the nine months ended December 31, 2007, the period began on March 26, 2007, the date of the Acquisition.

In connection with the Separation Agreement discussed above, the vesting of 125,642 shares of restricted stock was accelerated as of the Separation Date, and, accordingly, the Company accelerated the recognition of $0.3 million of expense remaining for these awards.

The total fair value of restricted stock vested during the year ended December 31, 2008 and the nine months ended December 31, 2007 was $3.7 million and $1.3 million, respectively. At December 31, 2008, there was $0.3 million of compensation expense related to nonvested restricted stock awards not yet recognized, which is expected to be recognized over a weighted-average period of 1.0 years.

Predecessor

As a wholly-owned subsidiary of Raytheon, RA’s employees participated in Raytheon’s various incentive award plans, including Raytheon’s 2001 Stock Plan, the 1995 Stock Option Plan, the 1991 Stock Plan and the 1976 Stock Option Plan, collectively (“the Plans”). No new grants will be made to HBAC employees under Raytheon’s plans.

In 2004, Raytheon established the Long-Term Performance Plan (“LTPP”), which provided for restricted stock unit awards granted from Raytheon’s 2001 Stock Plan to the Raytheon’s senior leadership, including leadership at RA. These awards vested when specific pre-established levels of performance are achieved over a three-year performance cycle. The Predecessor recognized compensation expense for variable share plans over the performance period based upon the grant date fair market values of the underlying stock as well as the expected achievement of performance levels.

Stock Options

The 2001 Stock Plan and 1995 Stock Option Plan provided for the grant of both incentive and nonqualified stock options at an exercise price that is not less than 100% of the fair value on the date of grant. The 1991 Stock Plan provided for the grant of incentive stock options at an exercise price which was 100% of the fair value on the date of grant and nonqualified stock options at an exercise price that may have been less than the fair value on the date of grant. The 1976 Stock Option Plan provided for the grant of both incentive and nonqualified stock options at an exercise price which was 100% of the fair value on the date of grant.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

Stock options granted under the Plans could generally be exercised in their entirety from 1 to 6 years after the date of grant. Incentive stock options terminated 10 years from the date of grant and become exercisable to a maximum of $100,000 per year. Nonqualified stock options terminated 11 years from the date of grant, 10 years and a day if issued in connection with the 1995 Stock Option Plan or as determined by the Management Development and Compensation Committee (“MDCC”) of the Board of Directors of Raytheon if issued under the 2001 Stock Plan.

Stock option activity for the Predecessor was as follows:

	Three Months Ended March 25, 2007		Year Ended December 31, 2006
	Number of Options	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price
Outstanding at beginning of period	1,293,301	$43.99	1,792,225	$33.04
Granted	—	—	—	—
Exercised	(166,535)	37.85	(310,175)	30.83
Canceled	(6,107)	57.57	(188,749)	51.26

Oustanding at end of period	1,120,659	$44.83	1,293,301	$43.99

Vested and nonvested expected to vest	1,118,263	$44.86	1,289,303	$44.03

Exercisable	1,090,708	$45.21	1,243,332	$44.49

The total intrinsic value of options exercised in the three months ended March 25, 2007 and the year ended December 31, 2006 was $2.5 million and $4.8 million, respectively. The total fair value of shares vested in the three months ended March 25, 2007 and the year ended December 31, 2006 was $0.2 million and $1.2 million, respectively

Stock option activity related to nonvested shares for the Predecessor was as follows:

	Three Months Ended March 25, 2007		Year Ended December 31, 2006
	Number of Options	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price
Nonvested at beginning of period	49,969	$8.91	182,928	$8.87
Granted	—	—	—	—
Vested	(19,967)	9.66	(132,959)	8.85
Forfeited	(50)	10.28	—	—

Nonvested at end of period	29,952	$8.41	49,969	$8.91

Restricted Stock

The 2001 Stock Plan provided for the award of restricted stock, restricted stock units and stock appreciation rights. Awards of restricted stock, restricted stock units and stock appreciation rights were made by the MDCC and were compensatory in nature. These awards vested over a specified period of time as determined by the MDCC, generally 4 years. Restricted stock awards entitled the recipient to full dividend and voting rights. Unvested shares are restricted as to disposition and subject to forfeiture under certain circumstances.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

Restricted stock activity for the Predecessor was as follows:

	Three Months Ended March 25, 2007		Year Ended December 31, 2006
	Number of Options	Weighted- Average Grant Date Fair Value	Number of Options	Weighted- Average Grant Date Fair Value
Nonvested at beginning of period	241,562	$41.51	217,058	$34.80
Granted	600	53.18	101,395	46.58
Vested	(1,567)	42.36	(66,699)	20.06
Forfeited	—	—	(10,192)	37.86

Nonvested at end of period	240,595	$41.53	241,562	$41.51

Long-Term Performance Plan

Awards of restricted stock units under the Raytheon’s LTPP were also made from the 2001 Stock Plan. The performance goals for both the 2004 – 2006 LTPP and the 2005 – 2007 LTPP were independent of each other and equally weighted, and were based on two metrics: free cash flow, a non-GAAP measure, as defined by Raytheon and total shareholder return (“TSR”) relative to a peer group, both over a three-year period. The performance goals for the 2006 – 2008 LTPP were independent of each other and based on three metrics: free cash flow, as defined, weighted at 50%, return on invested capital (“ROIC”), as defined, weighted at 25%, and TSR relative to a peer group, weighted at 25%. The ultimate award, which is determined at the end of the three-year performance cycle, can range from zero to 200% of the target award. In the three months ended March 25, 2007, 52,500 shares of common stock were issued in connection with the vesting of the 2004 – 2006 LTPP awards. The target award outstanding at March 25, 2007 related to 2006 and 2005 was 31,000 and 31,000 units, respectively. Compensation expense for the 2004 – 2006 and 2005 – 2007 awards was recognized over the performance period based on the intrinsic value method. In accordance with SFAS 123(R), compensation expense for the 2006 – 2008 awards was recognized over the performance period based upon the intrinsic value method for the free cash flow and ROIC portions of the award and the binomial method for the TSR portion of the award. Compensation expense for the free cash flow and ROIC portions of the awards was adjusted based upon the expected achievement of those performance goals.

LTPP activity for the Predecessor was as follows:

	Three Months Ended March 25, 2007		Year Ended December 31, 2006
	Number of Shares	Weighted- Average Grant Date Fair Value	Number of Shares	Weighted- Average Grant Date Fair Value
Outstanding at beginning of period	99,500	$37.92	76,000	$33.91
Granted	—	—	31,000	46.04
Increase related to expected performance	28,125	30.87	—	—
Vested	(65,625)	30.87	—	—
Forfeited	—	—	(7,500)	30.87

Outstanding at end of period	62,000	$42.19	99,500	$37.92

17.	Related Party Transactions

Onex Partners II LP and its affiliated entities own approximately 49% of the issued and outstanding common stock of HBI. Affiliates of Onex Partners II LP currently own a controlling interest in Spirit AeroSystems Holdings, Inc. (“Spirit”), one of our suppliers. Spirit supplies certain components for our Hawker aircraft, and we believe that purchases of components from Spirit are based on standard market terms. We received components from Spirit of approximately $31.1 million and $19.8 million for the year ended December 31, 2008 and the nine months ended December 31, 2007, respectively. Advance payments to Spirit for goods not yet received were $10.7 million and $2.4 million at December 31, 2008 and 2007, respectively.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

GS Capital Partners VI, L.P. and other private equity funds affiliated with Goldman, Sachs & Co. own approximately 49% of the issued and outstanding common stock of HBI. Goldman, Sachs & Co. acted as an Initial Purchaser in the 2007 offering of the notes that were later exchanged for our outstanding publicly held notes in a registered exchange offer. In connection with the registration rights agreement we entered into at the time of the issuance of the notes, we also agreed to maintain a market making shelf registration for the benefit of Goldman, Sachs & Co. Goldman Sachs Credit Partners L.P., an affiliate of GS Capital Partners VI, L.P. and its related investment funds, acted as the joint lead arranger and a lender under our senior secured credit facilities. In addition, Goldman, Sachs & Co., Goldman Sachs Credit Partners L.P. and its affiliates may occasionally engage in commercial banking, investment banking or other financial advisory transactions with us and our affiliates. Currently, Goldman Sachs Credit Partners L.P. is a participating lender in the Company’s credit agreement, and Goldman Sachs Bank USA, formerly Goldman Sachs Capital Markets, L.P., has entered into an interest rate swap with the Company. In December 2008, we paid $0.5 million in fees to Goldman Sachs Credit Partners L.P. for assisting us with the amendment to our credit agreement and are obligated to pay them additional fees in the event we initiate and execute term loan repurchase auctions.

We entered into a management services arrangement with the investment managers of GS Capital Partners VI, L.P., and its related funds, and of Onex Partners II LP, respectively, effective upon the closing of the Acquisition. Under the arrangement, we pay these parties an annual aggregate fee of $2.0 million, plus reasonable out-of-pocket expenses, as compensation for various advisory services. This fee is shared equally by the two sets of investment managers. We also agreed to indemnify these parties and their affiliates for liabilities arising from their actions under the management services arrangement. In addition, in consideration of services performed in connection with the Acquisition, we paid GS Capital Partners VI, L.P. and Onex Partners II LP an aggregate one-time fee of $25.0 million upon closing of the Acquisition.

A member of the Board of Directors of HBI is also a member of the Board of Directors of Spirit.

Related party transactions for the Predecessor periods refer to transactions with Raytheon and its affiliates.

18.	Restructuring Charges

In response to the weakness in the global economy and overall economic outlook, the Company informed employees on October 31, 2008 that workforce reductions (“reduction in force” or “RIF”) would be required as adjustments are made to aircraft production rates. The change in aircraft production reflects anticipation of reduced demand for new aircraft, spares and maintenance services. The RIF was substantially complete by December 31, 2008. The Company recorded a pre-tax charge of $1.0 million in the year ended December 31, 2008 for one-time termination benefits. Cash outlays associated with the RIF totaled $1.0 million for the year ended December 31, 2008. As of December 31, 2008, no reserves were accrued for the RIF.

19.	Commitments and Contingencies

In the normal course of business, HBAC leases equipment, office buildings, and other facilities under leases that include standard escalation clauses for adjusting rent payments to reflect changes in price indices, as well as renewal options. Rent expense for HBAC was $11.9 million and $6.6 million for the year ended December 31, 2008 and the nine months ended December 31, 2007, respectively. RA rent expense was $6.3 million and $24.3 million for the three months ended March 25, 2007 and the year ended December 31, 2006, respectively. Subsequent to the Acquisition, Raytheon retained certain lease obligations that were previously held by RA.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

At December 31, 2008, we had commitments under long-term operating leases requiring approximate annual rental payments as follows:

(In millions)
2009	$7.7
2010	3.9
2011	2.9
2012	2.1
2013	1.8
Thereafter	40.3

Total	$58.7

HBAC has assigned certain leasehold interests to third parties but remains liable to the lessor to the extent the assignee defaults on future lease payments amounting to $23.7 million and $10.9 million at December 31, 2008 and 2007, respectively, extending through 2026.

One of our subsidiaries uses Industrial Revenue Bonds (“IRBs”) issued by Sedgwick County, Kansas to finance the purchase and/or construction of certain real and personal property. Tax benefits associated with the IRBs include a provision for a 10-year ad valorem property tax abatement and retail sales tax exemption on the property financed with the proceeds of the IRBs. Sedgwick County holds legal title to the bond financed assets and leases them to the Company subject to an option to purchase for a nominal consideration, which the Company may exercise at any time. At the time of the Acquisition, Raytheon held IRBs with an aggregate principal amount of $454.2 million. Raytheon assigned its IRBs to us as part of the Acquisition, and, therefore, we are the bondholder as well as the borrower/lessee of the property purchased with the IRB proceeds. We record the property on our consolidated statement of financial position, along with a capital lease obligation to repay the proceeds of the IRB. Moreover, as holder of the bonds, we have the right to offset the amounts due by our subsidiary with the amounts due to us; accordingly, no net debt associated with the IRBs is reflected in our consolidated statement of financial position pursuant to FIN No. 39, Offsetting of Amounts Related to Certain Contracts—an interpretation of APB Opinion No. 10 and FASB Statement No. 105. Upon maturity or redemption of the bonds, title to the leased property reverts to our subsidiary. At December 31, 2008 and 2007, we held IRBs with an aggregate principal amount of $369.3 million and $420.4 million, respectively.

HBAC has committed to construct facilities and purchase equipment under contracts with various third parties. At December 31, 2008 and 2007, future payments of $40.9 million and $6.8 million, respectively, were required under these contracts.

At December 31, 2008 and 2007, HBAC had outstanding commitments of $99.9 million and $46.8 million, respectively, related to services to be provided for its information technology function. In the year ended December 31, 2008 HBAC renewed its information technology contract extending seven years. Minimum annual payments required as of December 31, 2008 were as follows:

(In millions)
2009	$16.8
2010	16.7
2011	17.0
2012	17.3
2013	17.7
Thereafter	14.4

Total	$99.9

HBAC retains liability for losses and expenses for aircraft product liability up to a maximum of $5 million per occurrence and $20 million per fiscal year. Insurance purchased from third parties is expected to cover excess aggregate liability exposure from $20 million to $750 million. This coverage also includes the excess liability over $5 million per occurrence. Under the purchase agreement relating to the Acquisition, Raytheon has retained liability for product liability claims relating to occurrences after April 1, 2001 until March 26, 2007. We retain liability for claims relating to occurrences prior to April 1, 2001, subject to limited exceptions covering specific liabilities retained by Raytheon. The aircraft product liability reserve at December 31, 2008 and 2007 was $11.2 million and $7.4 million, respectively, based on management’s estimate of its expected losses not covered by third party insurers. HBAC currently has no offsetting receivable for insurance recovery associated with this estimate.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

HBAC issues guarantees and has banks and surety companies issue, on its behalf, letters of credit and surety bonds to meet various administrative, bid, performance, warranty, retention, and advance payment obligations of HBAC or its affiliates. Approximately $151.9 million, $89.8 million, and $1.2 million of these guarantees, letters of credit, and surety bonds, for which there were stated values, were outstanding at December 31, 2008, respectively. Approximately $101.0 million, $68.8 million, and $3.8 million of these guarantees, letters of credit, and surety bonds, for which there were stated values, were outstanding at December 31, 2007, respectively.

HBAC is subject to oversight by the FAA. The FAA routinely evaluates aircraft operational and safety requirements and is responsible for certification of new and modified aircraft. Future action by the FAA may adversely affect HBAC’s financial position or results of operations, including recovery of its investment in new aircraft.

HBAC, as a defense contractor, is subject to many levels of audit and investigation. Agencies that oversee contract performance include: the Defense Contract Audit Agency, the U.S. Department of Defense Inspector General, the Government Accountability Office, the U.S. Department of Justice and Congressional Committees.

In July 2007, the FAA informed us that it had initiated an investigation concerning compliance by one of our suppliers with part specifications involving our T-6A trainers and certain special mission King Air aircraft sold to the U.S. Government. HBAC cooperated with the FAA investigation and conducted its own supplier quality audits. HBAC believes that the alleged non-compliance condition does not impact safety of flight. On June 17, 2008, the U.S. Attorney’s Office for the District of Kansas notified us that the FAA had referred a civil penalty matter arising out of its investigation to the U.S. Attorney’s Office for enforcement. According to the U.S. Attorney’s Office, the FAA had recommended fines against HBAC of at least $2.5 million arising out of the alleged supplier nonconformance and HBAC’s alleged quality oversight of the supplier. We do not believe any resulting civil penalty would be material to our financial position, results of operations or cash flows.

On June 28, 2008, the U.S. Attorney’s Office sent notice to us that it was investigating whether HBAC’s (and its predecessor’s) alleged conduct violated the civil False Claims Act (“FCA”) arising from the same facts as the FAA proceeding described above. The investigation is focused on the alleged supplier non-conformance with specifications and HBAC’s alleged inadequate quality control over the supplier’s manufacturing process on certain T-6A and King-Air aircraft delivered to the government. Under the FCA, the government can recover treble damages suffered by the government plus civil penalties of up to $11,000 for each false claim. An adverse judgment under the FCA can also subject HBAC to suspension or debarment of future government business. HBAC is cooperating with the investigation. At this time, HBAC cannot determine whether the government will proceed with any case and, if so, whether HBAC will be liable for any damages or penalties or the amount if liability is found.

In addition, various claims and legal proceedings generally incidental to the normal course of business are pending or threatened against HBAC. While the ultimate liability or potential range of loss, if any, from these proceedings is presently indeterminable, any additional liability is not expected to have a material adverse effect on HBAC’s financial position, results of operations or cash flows.

20.	Business Segment and Geographic Information

Reportable segments include the following: Business and General Aviation, Trainer Aircraft and Customer Support. Business and General Aviation designs, develops, manufactures, markets and sells commercial and specially modified general aviation aircraft. Trainer Aircraft designs, develops, manufactures, markets and sells military training aircraft to the U.S. Government and foreign governments. Customer Support provides parts and service support for the in-service aircraft worldwide. For Predecessor periods, the Business and General Aviation and Customer Support segment net sales included sales to parties affiliated with Raytheon, as well as intersegment sales recorded at cost plus a specified fee, which may differ from what the selling entity would be able to obtain on external sales. Subsequent to the Acquisition, any sales to parties affiliated with Raytheon are reported as external sales. The Trainer Aircraft segment does not have either related party or intersegment sales.

While some working capital accounts are maintained on a segment basis, much of our assets are not managed or maintained on a segment basis. Property, plant and equipment, including tooling, is used in the design and production of products for each of the segments and, therefore, is not allocated to any individual segment. In addition, cash, prepaid

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

expenses, other assets and deferred taxes are maintained and managed on a consolidated basis and generally do not pertain to any particular segment. Raw materials and certain component parts are used in production across all segments. Work in process inventory is identifiable by segment but is managed and evaluated at the program level. As there is no segmentation of our productive assets, no allocation of these amounts has been made for purposes of segment disclosure.

Segment sales were as follows:

	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Sales
Business and General Aviation	$2,820.6	$2,211.9	$490.6	$2,246.6
Trainer Aircraft	338.2	266.0	91.2	420.0
Customer Support	522.8	418.8	116.4	551.4
Eliminations	(135.1)	(103.3)	(27.4)	(122.6)

Total	$3,546.5	$2,793.4	$670.8	$3,095.4

There were no sales to affiliated parties for the year ended December 31, 2008 or the nine months ended December 31, 2007. Sales to affiliated parties for the three months ended March 25, 2007 were $17.4 million and $3.1 million for Business and General Aviation and Customer Support, respectively. Sales to affiliated parties for the year ended December 31, 2006 were $59.2 million for Business and General Aviation and $59.4 million for Customer Support.

Intersegment sales for the year ended December 31, 2008, the nine months ended December 31, 2007, the three months ended March 25, 2007 and the year ended December 31, 2006, respectively, were $93.2 million, $57.7 million, $13.5 million and $70.7 million for Business and General Aviation. Intersegment sales for Customer Support for those same periods were $41.9 million, $45.6 million, $13.9 million and $51.9 million, respectively.

Segment operating income was as follows:

	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Operating Income
Business and General Aviation	$24.7	$85.6	$8.9	$134.9
Trainer Aircraft	28.2	14.1	12.2	52.0
Customer Support	82.5	46.0	9.6	30.6
Eliminations	0.1	2.6	0.7	(1.4)

Total	$135.5	$148.3	$31.4	$216.1

Sales by geographic region were as follows:
	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
United States	$1,885.4	$1,697.8	$424.2	$2,042.4
Europe	667.9	475.5	109.8	637.4
Latin America	357.8	194.6	30.1	151.9
Other	635.4	425.5	106.7	263.7

Total	$3,546.5	$2,793.4	$670.8	$3,095.4

The country of destination was used to attribute sales to the geographic regions, except for foreign military sales, which are considered U.S. domestic sales.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

Long-lived assets by geographic region were as follows:

	December 31,	December 31,
(In millions)	2008	2007
United States	$2,352.6	$2,605.8
Outside United States	3.8	3.0

Total long-lived assets	$2,356.4	$2,608.8

Long-lived assets are defined as total non-current assets less balances related to long-term finance receivables, deferred tax assets and financial instruments. Long-lived assets outside the United States are those held by our foreign affiliates.

21.	Quarterly Results (Unaudited)

The following table provides summarized financial results by quarter:

	Successor
(In millions)	Q4	Q3	Q2	Q1
2008
Sales	$1,158.0	$783.3	$1,028.7	$576.5
Gross profit	145.7	109.0	186.3	83.8
Operating income (loss)	35.3	15.3	86.4	(1.5)
Net income (loss)	(112.3)	(21.2)	24.9	(31.3)

	Successor			Predecessor
	Q4	Q3	Q2	Q1
2007
Sales	$1,221.3	$871.0	$701.1	$670.8
Gross profit	231.9	149.3	42.6	112.2
Operating income (loss)	122.8	62.1	(36.6)	31.4
Net income (loss)	56.6	21.3	(77.1)	10.2

Gross profit for the fourth quarter of 2008 includes a $13.7 million charge recorded to reduce the carrying value of used aircraft inventory to current market value and an $18.0 million charge for foreign currency forward contracts that were discontinued as cash flow hedges. Net income for the fourth quarter of 2008 includes a $110.5 million valuation allowance that was recorded against our U.S. federal deferred tax assets in accordance with SFAS 109. For 2007, Successor periods include the impact of non-recurring purchase accounting adjustments related to inventory and foreign exchange contracts as a result of the Acquisition of $59.9 million, $19.7 million and $25.6 million for the second, third and fourth quarters of 2007, respectively.

22.	Subsequent Event

In response to weakness in the global economy and anticipated reduced aircraft production rates, the Company reduced its workforce by approximately 500 workers in November 2008 and, in early 2009, announced another 2,300 reductions to be completed by the end of the year. These reductions will decrease operating costs in 2009; however, the impact on the Company’s results for the year ended December 31, 2008 was not significant. Refer to Note 18 for additional information about the Company’s November 2008 workforce reductions.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

23.	Guarantor Subsidiary Financial Information

HBAC’s obligation to pay principal and interest under certain debt instruments is guaranteed on a joint and several basis by certain guarantor subsidiaries. The guarantees are full and unconditional, and the guarantor subsidiaries are 100% owned by HBAC. Non-guarantor subsidiaries consist primarily of foreign subsidiaries of HBAC, which are organized outside the United States of America.

The following consolidating financial information presents:

•	Condensed Consolidating Statements of Financial Position as of December 31, 2008 and 2007 for the Successor;

•

Condensed Consolidating Statements of Operations for the year ended December 31, 2008 and the nine months ended December 31, 2007 for the Successor and the three months ended March 25, 2007 and the year ended December 31, 2006 for the Predecessor; and

•

Condensed Consolidating Statements of Cash Flows for the year ended December 31, 2008 and the nine months ended December 31, 2007 for the Successor and the three months ended March 25, 2007 and the year ended December 31, 2006 for the Predecessor.

Elimination entries necessary to consolidate the Successor and Predecessor, with their respective guarantor subsidiaries and non-guarantor subsidiaries, have been included in the eliminations columns. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

CONDENSED CONSOLIDATING STATEMENT OF FINANCIAL POSITION — SUCCESSOR

AS OF DECEMBER 31, 2008

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets
Cash and cash equivalents	$370.9	$0.3	$6.4	$—	$377.6
Accounts and notes receivable, net	0.3	98.8	3.9	—	103.0
Intercompany receivables	—	14.6	2.1	(16.7)	—
Unbilled revenue	—	26.4	9.5	—	35.9
Inventories, net	—	1,773.3	9.0	—	1,782.3
Current deferred income tax asset	43.2	—	—	—	43.2
Prepaid expenses and other current assets	42.9	(12.0)	1.6	—	32.5

Total current assets	457.3	1,901.4	32.5	(16.7)	2,374.5

Property, plant and equipment, net	18.4	620.4	3.0	—	641.8
Investment in subsidiaries	2,499.6	—	—	(2,499.6)	—
Goodwill	—	599.6	—	—	599.6
Intangible assets, net	—	1,048.8	0.7	—	1,049.5
Non-current deferred income tax asset	113.6	(22.0)	—	—	91.6
Other assets, net	55.1	10.3	—	—	65.4

Total assets	$3,144.0	$4,158.5	$36.2	$(2,516.3)	$4,822.4

Liabilities and Equity
Current liabilities
Notes payable and current portion of long-term debt	$126.6	$—	$—	$—	$126.6
Current portion of industrial revenue bonds payable (receivable)	(76.8)	76.8	—	—	—
Advance payments and billings in excess of costs incurred	—	505.8	1.6	—	507.4
Accounts payable	67.0	346.0	3.3	(12.0)	404.3
Accrued salaries and wages	—	55.0	1.6	—	56.6
Current deferred income tax liability	72.4	—	—	—	72.4
Accrued interest payable	25.3	0.6	—	—	25.9
Other accrued expenses	(9.6)	274.5	15.4	—	280.3

Total current liabilities	204.9	1,258.7	21.9	(12.0)	1,473.5

Long-term debt	2,364.2	—	—	—	2,364.2
Industrial revenue bonds payable (receivable)	(292.5)	292.5	—	—	—
Intercompany loan	307.3	(312.0)	9.4	(4.7)	—
Accrued retiree benefits and other long-term liabilities	26.3	424.6	—	—	450.9
Non-current deferred income tax liability	84.1	—	—	—	84.1

Total liabilities	2,694.3	1,663.8	31.3	(16.7)	4,372.7

Total equity	449.7	2,494.7	4.9	(2,499.6)	449.7

Total liabilities and equity	$3,144.0	$4,158.5	$36.2	$(2,516.3)	$4,822.4

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

CONDENSED CONSOLIDATING STATEMENT OF FINANCIAL POSITION — SUCCESSOR

AS OF DECEMBER 31, 2007

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets
Cash and cash equivalents	$558.1	$0.7	$10.7	$—	$569.5
Accounts and notes receivable, net	1.1	73.6	5.6	—	80.3
Intercompany receivables	0.5	2.1	4.0	(6.6)	—
Unbilled revenue	—	19.8	4.3	—	24.1
Inventories, net	—	1,282.2	7.1	—	1,289.3
Current deferred income tax asset	4.2	42.7	1.0	—	47.9
Prepaid expenses and other current assets	—	59.5	1.0	—	60.5

Total current assets	563.9	1,480.6	33.7	(6.6)	2,071.6

Property, plant and equipment, net	15.9	636.9	2.9	—	655.7
Investment in subsidiaries	2,916.8	—	—	(2,916.8)	—
Goodwill	—	716.0	—	—	716.0
Intangible assets, net	—	1,118.2	—	—	1,118.2
Other assets, net	64.8	48.8	0.1	—	113.7

Total assets	$3,561.4	$4,000.5	$36.7	$(2,923.4)	$4,675.2

Liabilities and Equity
Current liabilities
Notes payable and current portion of long-term debt	$69.6	$—	$—	$—	$69.6
Current portion of industrial revenue bonds payable (receivable)	(87.0)	87.0	—	—	—
Advance payments and billings in excess of costs incurred	—	540.0	1.2	—	541.2
Accounts payable	58.8	286.8	4.9	(26.8)	323.6
Accrued salaries and wages	4.3	55.9	0.3	—	60.5
Accrued interest payable	23.5	1.9	—	—	25.4
Other accrued expenses	(44.3)	203.9	9.1	—	168.7

Total current liabilities	24.9	1,175.5	15.5	(26.8)	1,189.0

Long-term debt	2,377.2	0.1	—	—	2,377.3
Industrial revenue bonds payable (receivable)	(333.3)	333.3	—	—	—
Intercompany loan	477.1	(499.2)	1.9	20.2	—
Accrued retiree benefits and other long-term liabilities	15.7	87.3	—	—	103.0
Non-current deferred income tax liability	(4.6)	6.1	—	—	1.5

Total liabilities	2,557.0	1,103.1	17.4	(6.6)	3,670.8

Total equity	1,004.4	2,897.5	19.3	(2,916.8)	1,004.4

Total liabilities and equity	$3,561.4	$4,000.5	$36.7	$(2,923.4)	$4,675.2

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS — SUCCESSOR

FOR THE YEAR ENDED DECEMBER 31, 2008

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$3,683.7	$83.3	$(220.5)	$3,546.5
Cost of sales	—	3,172.7	69.5	(220.5)	3,021.7

Gross profit	—	511.0	13.8	—	524.8

Selling, general and administrative expenses	1.1	274.0	4.0	—	279.1
Research and development expenses	—	110.2	—	—	110.2

Operating income (loss)	(1.1)	126.8	9.8	—	135.5

Intercompany interest expense (income), net	15.6	(16.5)	0.9	—	—
Interest expense (income), net	184.7	13.0	(0.3)	—	197.4
Other income, net	—	(1.0)	(1.4)	—	(2.4)
Equity (income) loss in subsidiaries	(23.8)	—	—	23.8	—

Non-operating expense (income), net	176.5	(4.5)	(0.8)	23.8	195.0

Income (loss) before taxes	(177.6)	131.3	10.6	(23.8)	(59.5)

Provision for (benefit from) income taxes	(37.7)	113.9	4.2	—	80.4

Net income (loss)	$(139.9)	$17.4	$6.4	$(23.8)	$(139.9)

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS — SUCCESSOR

FOR THE NINE MONTHS ENDED DECEMBER 31, 2007

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$2,759.1	$53.3	$(19.0)	$2,793.4
Cost of sales	(0.1)	2,344.4	44.3	(19.0)	2,369.6

Gross profit	0.1	414.7	9.0	—	423.8

Selling, general and administrative expenses	0.1	200.1	5.2	—	205.4
Research and development expenses	—	70.1	—	—	70.1

Operating income	—	144.5	3.8	—	148.3

Intercompany interest expense (income), net	14.9	(14.9)	—	—	—
Interest expense (income), net	133.6	18.9	(0.2)	—	152.3
Other expense, net	—	0.2	0.8	—	1.0
Equity (income) loss in subsidiaries	(103.4)	—	—	103.4	—

Non-operating expense, net	45.1	4.2	0.6	103.4	153.3

Income (loss) before taxes	(45.1)	140.3	3.2	(103.4)	(5.0)

Provision for (benefit from) income taxes	(45.9)	38.7	1.4	—	(5.8)

Net income (loss)	$0.8	$101.6	$1.8	$(103.4)	$0.8

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

RAYTHEON AIRCRAFT

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS — PREDECESSOR

FOR THE THREE MONTHS ENDED MARCH 25, 2007

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$657.0	$13.8	$—	$670.8
Cost of sales	—	544.0	14.6	—	558.6

Gross profit	—	113.0	(0.8)	—	112.2

Selling, general and administrative expenses	0.4	58.2	0.9	—	59.5
Research and development expenses	—	21.3	—	—	21.3

Operating income (loss)	(0.4)	33.5	(1.7)	—	31.4

Intercompany interest expense (income), net	(6.4)	22.2	—	—	15.8
Interest expense (income), net	(7.5)	6.6	—	—	(0.9)
Other expense (income), net	—	(0.2)	0.1	—	(0.1)
Equity (income) loss in subsidiaries	(1.2)	—	—	1.2	—

Non-operating expense (income), net	(15.1)	28.6	0.1	1.2	14.8

Income (loss) before taxes	14.7	4.9	(1.8)	(1.2)	16.6

Provision for income taxes	4.5	1.9	—	—	6.4

Net income (loss)	$10.2	$3.0	$(1.8)	$(1.2)	$10.2

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

RAYTHEON AIRCRAFT

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS — PREDECESSOR

FOR THE YEAR ENDED DECEMBER 31, 2006

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$3,046.9	$48.5	$—	$3,095.4
Cost of sales	—	2,527.7	57.4	—	2,585.1

Gross profit	—	519.2	(8.9)	—	510.3

Selling, general and administrative expenses	—	206.4	4.6	—	211.0
Research and development expenses	—	83.2	—	—	83.2

Operating income (loss)	—	229.6	(13.5)	—	216.1

Intercompany interest expense (income), net	(39.6)	131.2	—	—	91.6
Interest expense (income), net	(93.3)	78.8	(0.1)	—	(14.6)
Other expense (income), net	0.1	(1.5)	(0.1)	—	(1.5)
Equity (income) loss in subsidiaries	(0.2)	—	—	0.2	—

Non-operating expense (income), net	(133.0)	208.5	(0.2)	0.2	75.5

Income (loss) before taxes	133.0	21.1	(13.3)	(0.2)	140.6

Provision for income taxes	42.9	7.6	—	—	50.5

Net income (loss)	$90.1	$13.5	$(13.3)	$(0.2)	$90.1

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS — SUCCESSOR

FOR THE YEAR ENDED DECEMBER 31, 2008

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$106.0	$(165.3)	$(9.7)	$—	$(69.0)

Cash flows from investing activities:
Expenditures for property, plant and equipment	(1.4)	(67.4)	(1.4)	—	(70.2)
Additions to computer software	—	(4.0)	(0.7)	—	(4.7)
Proceeds from sale of fuel and line operations, net	123.6	—	—	—	123.6
Proceeds from sale of property, plant and equipment	—	1.4	—	—	1.4

Net cash provided by (used in) investing activities	122.2	(70.0)	(2.1)	—	50.1

Cash flows from financing activities:
Payment of notes payable	(157.3)	—	—	—	(157.3)
Payment of term loan	(13.0)	—	—	—	(13.0)
Industrial revenue bond receipts (payments)	87.0	(87.0)	—	—	—
Net borrowings from (repayments to) Parent	(329.4)	321.9	7.5	—	—

Net cash provided by (used in) financing activities	(412.7)	234.9	7.5	—	(170.3)

Effect of exchange rates on cash and cash equivalents	(2.7)	—	—	—	(2.7)

Net decrease in cash and cash equivalents	(187.2)	(0.4)	(4.3)	—	(191.9)
Cash and cash equivalents at beginning of period	558.1	0.7	10.7	—	569.5

Cash and cash equivalents at end of period	$370.9	$0.3	$6.4	$—	$377.6

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS — SUCCESSOR

FOR THE NINE MONTHS ENDED DECEMBER 31, 2007

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$(48.5)	$614.3	$13.4	$—	$579.2

Cash flows from investing activities:
Expenditures for property, plant, and equipment	(15.9)	(44.0)	(1.4)	—	(61.3)
Acquisition of business, net of cash acquired	(3,216.5)	—	—	—	(3,216.5)
Proceeds from sale of business	2.5	—	—	—	2.5
Proceeds from sale of property, plant and equipment	—	0.1	—	—	0.1
Additions to computer software	—	(5.1)	—	—	(5.1)

Net cash used in investing activities	(3,229.9)	(49.0)	(1.4)	—	(3,280.3)

Cash flows from financing activities:
Equity contributions	976.7	—	—	—	976.7
Issuance of long-term debt	2,400.0	—	—	—	2,400.0
Debt issuance costs	(72.0)	—	—	—	(72.0)
Payment of notes payable	(24.4)	—	—	—	(24.4)
Payment of term loan	(9.7)	—	—	—	(9.7)
Industrial revenue bond receipts (payments)	88.8	(88.8)	—	—	—
Net borrowings from (repayments to) Parent	477.1	(475.8)	(1.3)	—	—

Net cash provided by (used in) financing activities	3,836.5	(564.6)	(1.3)	—	3,270.6

Effect of exchange rates on cash and cash equivalents	—	—	—	—	—

Net increase in cash and cash equivalents	558.1	0.7	10.7	—	569.5
Cash and cash equivalents at beginning of period	—	—	—	—	—

Cash and cash equivalents at end of period	$558.1	$0.7	$10.7	$—	$569.5

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

RAYTHEON AIRCRAFT

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS — PREDECESSOR

FOR THE THREE MONTHS ENDED MARCH 25, 2007

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$(133.2)	$28.8	$(2.9)	$—	$(107.3)

Cash flows from investing activities:
Expenditures for property, plant and equipment	—	(26.2)	—	—	(26.2)
Additions to computer software	—	(1.1)	—	—	(1.1)

Net cash used in investing activities	—	(27.3)	—	—	(27.3)

Cash flows from financing activities:
Net transfers from Raytheon	117.4	—	—	—	117.4

Net cash provided by financing activities	117.4	—	—	—	117.4

Effect of exchange rates on cash and cash equivalents	—	—	—	—	—

Net increase (decrease) in cash and cash equivalents	(15.8)	1.5	(2.9)	—	(17.2)
Cash and cash equivalents at beginning of period	18.5	1.6	5.8	—	25.9

Cash and cash equivalents at end of period	$2.7	$3.1	$2.9	$—	$8.7

Hawker Beechcraft Acquisition Company, LLC

Notes to Consolidated Financial Statements

RAYTHEON AIRCRAFT

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS — PREDECESSOR

FOR THE YEAR ENDED DECEMBER 31, 2006

(In millions)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by operating activities	$320.5	$48.2	$1.0	$—	$369.7

Cash flows from investing activities:
Expenditures for property, plant, and equipment	—	(46.0)	(0.1)	—	(46.1)
Proceeds from sales of property, plant and equipment	—	0.8	—	—	0.8
Additions to computer software	—	(1.7)	—	—	(1.7)

Net cash used in investing activities	—	(46.9)	(0.1)	—	(47.0)

Cash flows from financing activities:
Net transfers to Raytheon	(323.8)	—	—	—	(323.8)

Net cash used in financing activities	(323.8)	—	—	—	(323.8)

Effect of exchange rates on cash and cash equivalents	1.3	—	—	—	1.3

Net increase (decrease) in cash and cash equivalents	(2.0)	1.3	0.9	—	0.2
Cash and cash equivalents at beginning of period	20.5	0.3	4.9	—	25.7

Cash and cash equivalents at end of period	$18.5	$1.6	$5.8	$—	$25.9

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A.	Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Our President and Chief Executive Officer and Vice President and Chief Financial Officer have evaluated our disclosure controls as of December 31, 2008 and have concluded that these disclosure controls and procedures are effective to ensure that information required to be disclosed by us in the reports that we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time period specified in the SEC’s rules and forms. These disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports we file or submit is accumulated and communicated to management, including the President and Chief Executive Officer and the Vice President and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Management’s Annual Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f). Our management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, our management concluded that our internal control over financial reporting was effective as of December 31, 2008.

This Annual Report on Form 10-K does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

Changes in Internal Control Over Financial Reporting

Not applicable. Because our management was not required to, and did not, file an annual report on internal control over financial reporting pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 for the prior fiscal year, it did not perform an evaluation, pursuant to Rule 13(a) or 15(d), of any change in our internal control over financial reporting that occurred during the last quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Item 9B.	Other Information

Management Incentive Plan Payments to Named Executive Officers

On February 19, 2009, the Compensation Committee and the Board of Directors approved the following payments under the Management Incentive Plan (“MIP”) to its named executive officers:

Executive Officer	MIP Target Award Level (% of Base Salary)	Actual MIP Award ($)	MIP Payout Based on Performance Achieved (% of Target Award)	Actual MIP Payout Based on Performance Achieved (% of Base Salary)
James E. Schuster	100%	$154,800	24.6%	24.6%
Sidney E. Anderson(1)	N/A	N/A	N/A	N/A
James K. Sanders(2)	75%	$72,400	35.1%	26.3%
Bradley A. Hatt	50%	$55,500	35.1%	17.6%
Sharad B. Jiwanlal	50%	$43,600	35.1%	17.6%
Edgar R. Nelson	50%	$47,100	35.1%	17.6%
Giap Thanh-Nguyen	60%	$73,700	35.1%	21.1%

(1)	Mr. Anderson was paid a bonus of $60,000 for 2008 in lieu of his participation in the Management Incentive Plan.
(2)	Mr. Sanders’ 2008 Management Incentive Plan award was calculated using his total annual base salary under his Employment Agreement as Chief Financial Officer, which was terminated as a result of his resignation as Chief Financial Officer.

Amendment of Separation Agreement for Mr. James E. Schuster

On February 19, 2009, the Board of Directors approved an Amended and Restated Separation Agreement for Mr. James E. Schuster, CEO. The amendment provides for an additional payment to Mr. Schuster of $66,300, representing the amount of 2008 MIP payout he would have earned if the Company had achieved 90% of the EBITDA target for 2008. The payment of this amount is to be made at the end of the Transition Period, as defined in the Separation Agreement, and is contingent upon his serving through the Transition Period, and the Board of Directors’ determination that it is satisfied with Mr. Schuster’s performance during the Transition Period. The Separation Agreement and the Amended and Restated Separation Agreement are being filed as exhibits to this Annual Report on Form 10-K.

PART III

Item 10.	Directors, Executive Officers and Corporate Governance

Directors and Executive Officers of HBI

We are a wholly-owned subsidiary of HBI. The following table sets forth certain information with regard to the directors of HBI and persons who are considered executive officers of HBI and us under Securities and Exchange Commission regulations. Some of the executive officers listed below hold essentially the same positions with HBI, with us and with Hawker Beechcraft Corporation, our principal operating subsidiary that we refer to in this Annual Report on Form 10-K as “HBC”. Others hold official positions only with HBC, as indicated by the reference to HBC after their titles in the table.

Name	Age	Title
James E. Schuster	55	Director, President and CEO
Sidney E. Anderson	50	Vice President and CFO
William E. Brown	46	President, Global Customer Support and Service - HBC
Bradley A. Hatt	48	President, Commercial Aircraft Sales - HBC
Dominique Hedon	58	Senior Vice President, Product and Program Management - HBC
Sharad B. Jiwanlal	54	Vice President, Human Resources - HBC
Gail E. Lehman	49	Vice President, General Counsel and Corporate Secretary
James I. Maslowski	65	Vice President, Government Business
Charles D. Mayer	49	Vice President, Marketing - HBC
Giap Thanh Nguyen	48	Senior Vice President, Operations
Edward P. Petkus	50	Vice President, Product Development and Engineering - HBC
Brian Barents	65	Director
Donald G. Cook	62	Director
John F.X. Daly	43	Director
David R. Hirsch	34	Director
Sanjeev K. Mehra	50	Director and Chairman of the Board
Leo F. Mullin	66	Director
Nigel S. Wright	45	Director

Under the Amended and Restated Shareholders Agreement among GS Capital Partners VI, L.P. and several of its affiliates (which we refer to collectively as the “GS entities”), Onex Partners II LP and several of its affiliates (which we refer to collectively as the “Onex entities”) and management shareholders of HBI, including the named executive officers, the parties to the Amended and Restated Shareholders Agreement have agreed to take such actions as are necessary so that the Board of Directors of HBI will consist of eight directors, including the following:

•	two directors designated by the Onex entities; these directors are Messrs. Hirsch and Wright, who we refer to as the “Onex directors”;

•	three directors designated by one of the GS entities; these directors are Messrs. Daly, Mehra and Mullin, who we refer to as the “GS directors”;

•

one director designated by one of the GS entities who is a member of management and is eligible to be issued a Department of Defense facility security clearance at the level of HBI’s security clearance (referred to below as the “requisite DoD security clearance”); this director is Mr. Schuster; and

•

two directors designated by the GS entities and the Onex entities who (i) have had no prior involvement with Onex or its affiliates, (ii) are not employees of The Goldman Sachs Group, Inc. or any of its subsidiaries, and (iii) are U.S. resident citizens eligible to be issued the requisite DoD security clearance; these directors are General Barents and General Cook, who we refer to as the “outside directors.”

A director, other than an outside director, holds office until the next annual meeting of HBI shareholders and until his successor is duly elected and qualified, or until his earlier resignation or removal. An outside director holds office until his successor is duly elected and qualified, or until his earlier resignation or removal. The removal of an outside director generally will not become effective unless the Defense Security Service of the Department of Defense has approved both the removal and the successor to the removed director.

In addition, the Amended and Restated Shareholders Agreement also requires that the Chairman of the Board of HBI be a U.S. citizen who is eligible to be issued the requisite DoD security clearance and cannot be an Onex director. The Amended and Restated Shareholders Agreement also contains provisions limiting the Onex directors’ access to classified information and export control information, except as permitted by applicable law and regulations.

As a private company whose securities are not listed on any national securities exchange, we are not required to have a majority of, or any, independent directors. However, the rules of the SEC require us to disclose which of our directors would be considered independent within the meaning of the rules of a national securities exchange that we may choose. We currently have two directors, General Barents and General Cook, who would be considered independent within the definitions of either the New York Stock Exchange or the NASDAQ Stock Market. One of our directors, Mr. Schuster, is our Chief Executive Officer. Another of our directors, Mr. Mullin, has a consulting arrangement with Goldman Sachs. The remaining directors are employed by HBI’s principal shareholders.

Management/Director Biographies

James E. Schuster has served as an HBI director and as our President and Chief Executive Officer since March 2007. Mr. Schuster served from 2001 to March 2007 as Chairman and Chief Executive Officer of Raytheon Aircraft Company. From September 1999 to 2001, Mr. Schuster served as President of Raytheon Company’s Aircraft Integration Systems (AIS). Prior to his employment at Raytheon, Mr. Schuster served as Executive Vice President of MagneTek Inc. and President of their motors and generators division. Mr. Schuster serves on the Board of Directors of the General Aviation Manufacturers Association. He is a fellow of the United Kingdom’s Royal Aeronautical Society. On November 20, 2008, Mr. Schuster announced his intention to retire from the Company.

Sidney E. Anderson has been our Vice President and Chief Financial Officer since November 2008 and joined the Company in October 2008. Prior to joining Hawker Beechcraft, Mr. Anderson served as Vice President, Finance and Treasury of United Technologies Corp. – Hamilton Sundstrand division since 2005. For more than three years prior to 2005, he led the finance organization as the finance executive for Flight Systems & Service, a business unit of Hamilton Sundstrand. During the period of 2004 – 2005, he also attained an MBA from the Sloan School of Business at MIT through the MIT Sloan Fellows program.

William E. Brown has been our President, Global Customer Service and Support since May 2007. Mr. Brown was President and General Manager of AAR Aircraft Services in Oklahoma from March 2006 to May 2007. Prior to his employment at AAR Aircraft Services, Mr. Brown held senior-level positions with Independence Air from July 2003 to March 2006; Avborne Inc. from January 2003 to May 2003; and Midwest Airlines from September 1999 to January 2003.

Bradley A. Hatt has been our President of Commercial Aircraft Sales since March 2007. From 1992 until March 2007, he served in several capacities for Raytheon Aircraft Company, including President of Commercial Aircraft Sales from March 2006 to March 2007, President and General Manager for the Hawker business from June 2002 to March 2006, and Vice President for Global Aviation Sales from October 2001 to June 2002. Mr. Hatt also serves as a National Business Aviation Association Advisory Board member.

Dominique Hedon has been our Senior Vice President – Product and Program Management since joining the Company in June 2008. Mr. Hedon was previously employed by Snecma Group – Safran Group for five years, where he held positions of increasing responsibility, including Executive Vice President – Strategy and Development and Executive Vice President – Aircraft Equipment Branch. Prior to that, he was Vice President and General Manager, Commercial Engines for Honeywell Aerospace in Phoenix, Arizona, and held senior level positions in the Snecma Group and at the Delegation Generale pour l’armament (DG).

Sharad B. Jiwanlal has been our Vice President of Human Resources since March 2007. Mr. Jiwanlal served as Vice President of Human Resources for Raytheon Aircraft Company from July 2005 to March 2007. He was Senior Vice President of Human Resources for Bank of America in Wichita, Kansas from 1996 to 2005; Compensation and Executive Compensation Manager for Boatmen’s Bancshares, Inc., St. Louis, Missouri from 1995 to 1996; and Compensation and Benefits Manager for the Fourth Financial Corporation in Wichita, Kansas from 1987 to 1995.

Gail E. Lehman has been our Vice President, General Counsel and Corporate Secretary since joining the Company in July 2007. Ms. Lehman served as Vice President, General Counsel and Corporate Secretary of Covalence Specialty Materials Corporation from April 2006 until May 2007. From November 2001 through April 2006, Ms. Lehman was the Assistant

General Counsel, Treasury and Finance, and Assistant Secretary for Honeywell International Inc. From 1993 through November 2001, Ms. Lehman held various positions of increasing responsibility in the Law Department of Honeywell International Inc. and its predecessor, AlliedSignal Inc. Before joining AlliedSignal, Ms. Lehman was an associate with the law firm of Lowenstein, Sandler in Roseland, New Jersey.

Admiral James I. Maslowski (U.S. Navy Retired) has been our Vice President of Government Business since September 2007. He was Vice President, International, for Raytheon Company at its missile systems business in Tucson, Arizona from September 2002 until September 2007. Admiral Maslowski had a nearly 40-year career in the U.S. Navy, retiring as Rear Admiral in 2001. During his career at the U.S. Navy, he served in many capacities, including as director, Navy International Programs Office; Executive Officer and Commanding Officer of VA-94 and USS Kitty Hawk; Commanding Officer of USS Concord; and Principal Deputy for the U.S. Senate Liaison, Office of Legislative Affairs.

Charles D. Mayer has been our Vice President of Marketing since joining the Company in March 2008. Mr. Mayer’s previous employment includes positions of increasing responsibility in marketing, media and advertising for Maserati North America from January 2004 through February 2008; marketing communications and brand strategy for Jaguar Cars North America from 2002 to 2004; and from 1993 to 2001, he held senior executive positions with automotive and advertising industry companies, including D’Arcy Advertising and Saab Automobile AB.

Giap Thanh Nguyen joined the Company in October 2007 and serves as Senior Vice President – Operations. Previously, Mr. Nguyen served as President and Chief Operating Officer of ASIMCO Technologies Limited, from May 2007 to October 2007, and as VP & President, Heavy Duty Transmissions and Truck China at Eaton Corporation, from 2001 to 2007. From 1986 to 2001, Mr. Nguyen held various senior leadership positions at Honeywell/AlliedSignal Aerospace and United Technologies Corporation, Pratt & Whitney Engines.

Edward P. Petkus has been our Vice President – Product Development and Engineering since February 2009 and was our (acting) Vice President – Product Development and Engineering from November 2008 to February 2009. Mr. Petkus joined the Company in May 2007. Mr. Petkus was with Boeing for 16 years prior to joining the Company, most recently as Director, 787 Airplane Development, where he led the 787 program development team responsible for requirements, configuration development, airplane level analyses, environmental impact and reliability/maintainability.

General Brian Barents (U.S. Air Force Retired) has been a director of HBI since August 2007. General Barents most recently served as President, Chief Executive Officer and Managing Partner for Galaxy Aerospace Corporation until its sale to Gulfstream in June 2001. From April 1989 to April 1996, General Barents was President and Chief Executive Officer of Learjet, Inc. From January 1987 until April 1989, he served as a senior executive with Toyota Motor Corporation. From 1976 until 1987, General Barents was a Senior Vice President with Cessna Aircraft Company with responsibility for worldwide sales, marketing, product support, and aircraft completion. He is a past Chairman of the General Aviation Manufacturers Association. General Barents had a 34-year military career, retiring from the U.S. Air Force as Brigadier General. He currently serves as a director of The NORDAM Group, Kaman Corporation, Aerion Corporation and CAE.

General Donald G. Cook (U.S. Air Force Retired) has been a director of HBI since August 2007. General Cook had a 36-year career in the U.S. Air Force, retiring in 2005. During his military career, General Cook served in many capacities, including Commander, Air Education and Training Command, at Randolph Air Force Base, Texas, between 2001 and 2005, and commander of a flying training wing, two space wings and the 20th Air Force. He also served as Legislative Liaison in the Senate Liaison Office, on the staff of the House Armed Services Committee, and as Director for Expeditionary Aerospace Force Implementation at U.S. Air Force headquarters. General Cook is a command pilot and has flown more than 3,300 hours in the B-52D/G/H, T-37B and T-38A. He is a director of CRANE Corporation, Burlington Northern Santa Fe Corp. and the USAA Federal Savings Bank.

John F.X. Daly has been a director of HBI since March 2007. Mr. Daly is a Managing Director in the Principal Investment Area of Goldman Sachs, which he joined in 2000. From 1998 to 2000, he was a member of the Investment Banking Division of Goldman Sachs. From 1991 to 1997, Mr. Daly was a Senior Instructor of Mechanical & Aerospace Engineering at Case Western Reserve University. Mr. Daly currently serves as a director of Euramax Holdings, Cooper Standard Automotive, McJunkin and Clearwire Holdings.

David R. Hirsch has been a director of HBI since March 2007. Mr. Hirsch is a Principal at Onex Corporation, which he joined in 2003. Mr. Hirsch previously worked at JPMorgan Partners and CIBC World Markets. Mr. Hirsch also serves on the boards of directors of SITEL Worldwide Corporation and CEI Holdings Inc.

Sanjeev K. Mehra has been a director of HBI since March 2007 and is HBI’s Chairman of the Board. Mr. Mehra joined Goldman Sachs in 1986. Mr. Mehra is a Managing Director and partner in the Principal Investment Area of Goldman Sachs. Mr. Mehra also serves on the boards of directors of KAR Holdings (Adesa), SunGard Data Systems, Inc., Burger King Corporation, Sigma Electric and ARAMARK Corporation.

Leo F. Mullin has been a director of HBI since March 2007. Mr. Mullin retired from Delta Air Lines as Chairman in April 2004, after having served as Chief Executive Officer of Delta from 1997 to 2003. Delta Air Lines declared bankruptcy in September 2005, and emerged from bankruptcy in April 2007. Since 2004, Mr. Mullin has been serving as a Senior Advisor, on a part-time basis, to Goldman Sachs Capital Partners. In that capacity, he serves on the boards of Euramax Holdings, Cooper Standard Automotive, and Educational Management Corporation. In his advisory capacity to Goldman Sachs Capital Partners, Mr. Mullin also served on the board of Alltel until its acquisition by Verizon in January 2009 when Goldman Sachs Capital Partners divested its ownership of Alltel. He is also a director of Johnson & Johnson and ACE Limited. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. He was an executive of First Chicago Corporation from 1981 to 1995, serving as that company’s President and Chief Operating Officer from 1993 to 1995.

Nigel S. Wright has been a director of HBI since March 2007. Mr. Wright is a Managing Director of Onex Corporation, which he joined in 1997. Prior to joining Onex, Mr. Wright was a partner at the law firm of Davies, Ward & Beck, where he practiced mergers and acquisitions and securities law. He worked previously for approximately three years in the policy unit of the Canadian Prime Minister’s office. Mr. Wright also serves on the board of directors and compensation committee of Spirit AeroSystems Holdings, Inc. Mr. Wright is a former director and officer of Magnatrax Corporation. Magnatrax Corporation declared bankruptcy in May 2003 while Mr. Wright was a director. Magnatrax Corporation emerged from bankruptcy protection in January 2004.

Committees of the HBI Board of Directors

HBI’s Board of Directors has an Audit Committee and a Compensation Committee. These committees each operate under a committee charter.

The Audit Committee’s members are Mr. Mullin (Chairman), General Cook, Mr. Daly and Mr. Hirsch. The Audit Committee is responsible for, among other things, the appointment, termination and oversight of the independent auditors. The Board of Directors has determined that Mr. Mullin is an audit committee financial expert. Mr. Mullin is not considered to be “independent” within the definitions of the New York Stock Exchange or NASDAQ Stock Market. In addition, the Audit Committee reviews and discusses with management the audited annual financial statements and unaudited quarterly financial statements, and discusses with the independent auditor the conduct and results of the independent auditor’s audit or review of these financial statements. The Audit Committee also reviews corporate earnings reports and other financial disclosures specified in its charter. It discusses with management and the independent auditor significant financial reporting issues and judgments, including issues relating to internal control or the selection or application of accounting principles. Moreover, the Audit Committee is responsible for pre-approval of all audit and permitted non-audit services and oversees the internal audit function.

The Compensation Committee members are Mr. Wright (Chairman), General Barents, Mr. Mehra and Mr. Mullin. The Compensation Committee is responsible for, among other things, reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation and establishing appropriate levels for all elements of his compensation. It also evaluates the Chief Executive Officer’s performance as it relates to all of these compensatory elements. In addition, the Compensation Committee is responsible for reviewing and making determinations with respect to the Chief Executive Officer’s compensation recommendations for other senior managers and for reviewing with the Chief Executive Officer the performance of the other senior managers. The Compensation Committee also makes recommendations to the HBI Board of Directors regarding director compensation and compensatory plans for senior management. Moreover, the Compensation Committee oversees corporate regulatory compliance with respect to compensation matters.

Compensation of Directors

Directors who are also our employees or employees of the GS entities, the Onex entities, or their respective affiliates receive no additional compensation for serving as directors. Directors who are not our employees or employees of the GS entities, the Onex entities, or their respective affiliates will receive,

•	cash compensation of $12,500 per quarter; and

•

an option to purchase the number of HBI common shares that will result in an aggregate exercise price of $100,000, based on the fair market value per share of the underlying stock at the date of grant;

•	an opportunity to make an irrevocable election annually on or before December 31 to take up to 100% of their cash compensation in equivalent shares of HBI common stock; and

•	an opportunity to make an irrevocable election annually to defer up to 50% of their cash compensation and earn a 4% company matching contribution in a deferred compensation plan.

In addition, each director who is not our employee or an employee of the GS entities, the Onex entities, or their respective affiliates and who also serves as a Chairperson for the Audit Committee of the Board of Directors of HBI will receive an additional $1,250 per quarter.

Director Compensation Table – 2008

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total
Leo F. Mullin	$55,000	$47,171	$102,171
Donald G. Cook	50,000	48,874	98,874
Brian Barents	50,000	48,874	98,874
Sanjeev K. Mehra	—	—	—
Nigel S. Wright	—	—	—
John F.X. Daly	—	—	—
David R. Hirsch	—	—	—

(1)	During 2008, Mr. Mullin and General Barents elected to receive all of their compensation in shares of HBI common stock. General Cook elected to receive 60% of his compensation in shares of HBI common stock, and he deferred 40% of his compensation or $20,000. To determine the amount of equity to be converted into HBI common stock shares from the amounts earned by each director, on a quarterly basis, the amount of fees earned by each director, and designated to be paid in shares, was divided by the fair market value per share for the quarter for which the fees were earned, as determined by the HBI Board of Directors. The numbers of shares of common stock issued to each director for 2008 services as directors were: Mr. Mullin, 4,675 shares, General Barents, 4,250 shares, and General Cook, 2,550 shares. There are no vesting requirements applicable for such shares.
(2)	The amounts shown for option awards relate to stock options granted under HBI’s 2007 Stock Option Plan. These amounts are equal to the dollar amounts recognized in 2008 with respect to the Directors’ stock options for financial reporting purposes, computed in accordance with SFAS 123(R), but, in accordance with SEC regulations, without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used in determining the amounts in this column are set forth in Note 16 to our consolidated financial statements included in this report. The grant date fair value of the option awards granted in 2007 to Mr. Mullin, General Cook and General Barents, computed in accordance with SFAS 123(R), was $40,200, $41,700 and $41,700, respectively. The grant date fair value of the option awards granted in 2008 to Mr. Mullin, General Cook and General Barents, computed in accordance with SFAS 123(R), was $36,640, $37,280 and $37,280, respectively. At December 31, 2008, the numbers of shares underlying stock options granted in 2008 to Mr. Mullin, General Cook and General Barents were 8,000 shares, 8,000 shares and 8,000 shares, respectively, at an exercise price of $12.50 per share. Such options will vest on March 23, 2009, August 3, 2009 and August 3, 2009, respectively. As of December 31, 2008, Mr. Mullin, General Cook and General Barents each had an aggregate number of 18,000 options outstanding, and held an aggregate number of HBI shares in the amounts of 54,675, 2,550, and 4,250, respectively.

Code of Conduct

Hawker Beechcraft has adopted a Business Ethics and Compliance (the “Code of Conduct”), which is applicable to all employees, officers and directors of the Company, including the Chairman and Chief Executive Officer, the Vice President and Chief Financial Officer and the Vice President and Controller. Our Code of Conduct is posted on our website at www.hawkerbeechcraft.com. A copy of the Code of Conduct may be obtained, without charge, by contacting our Ethics Office at 316.676.8312 or by writing to Hawker Beechcraft Corporation, 10511 E. Central, Wichita, KS 67206. The information contained in our website is expressly not incorporated by reference into this Annual Report on Form 10-K, and the reference to our website address is intended to be a textual reference only.

Item 11.	Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that follows this discussion. We sometimes refer to these executive officers as our “named executive officers” or “NEOs.” In addition, unless the context indicates otherwise, the term “we” refers collectively to Hawker Beechcraft, Inc. (“HBI”), Hawker Beechcraft Acquisition Company, LLC (“HBAC”) and Hawker Beechcraft Corporation (“HBC”).

The following provides a brief overview of the more detailed disclosure set forth in this Compensation Discussion and Analysis:

•

The Compensation Committee of our Board of Directors is responsible for administering our compensation program and makes compensation decisions regarding our executive officers upon recommendation from the Chief Executive Officer (“CEO”) and the Vice President of Human Resources, except in the case of CEO compensation. Decisions regarding CEO compensation are made by the Compensation Committee without consultation with management.

•

The objectives of our executive compensation program are to: (i) attract and retain talented highly-skilled executives; (ii) pay according to performance; (iii) align executive and equity holder interests; and (iv) provide an incentive for long-term continued employment with the Company.

•

Our executive compensation consists primarily of: (i) a base annual salary; (ii) incentive-based compensation; and (iii) long-term equity awards. We provide only limited perquisites to certain executive officers.

•

We established a pay-for-performance environment by linking short-term incentive-based compensation to the achievement of financial and non-financial goals. The level of achievement of these goals for 2008 resulted in an incentive award payout of 35.1% of target for participating named executive officers other than Mr. Schuster. The incentive award payout for Mr. Schuster was 24.6%.

•	None of the named executive officers (as defined in the “Summary Compensation Table”) received an increase to base annual salary during 2008.

•

Our executive officers are encouraged to make substantial investments in ownership of common shares of our parent company, HBI, at the fair value of those common shares for the quarter in which each investment is made. These investments are accompanied by grants of stock options to the executive officers at the time of purchase. We view these investments and equity positions as a significant alignment of management and shareowner interests.

•	The Compensation Committee evaluates the performance of our CEO and the other named executive officers.

•	We believe that our compensation program successfully achieves its objectives.

2008 COMPENSATION

Management Overview

A number of changes occurred at the executive officer level of Hawker Beechcraft Corporation during 2008:

•

Mr. Sanders announced his resignation as CFO on October 13, 2008. Mr. Sanders’ resignation became effective on November 7, 2008, and the new CFO, Sidney E. Anderson, was appointed on that same date. On December 18, 2008, Mr. Sanders terminated his Employment Agreement with HBC, although he remains employed by us as a Vice President of Finance.

•	On October 28, 2008, Mr. Nelson, our Senior Vice President, Product Development and Engineering, announced his intention to retire effective December 1, 2008.

•

On November 20, 2008, Mr. Schuster announced that he will retire from his position as CEO. Mr. Schuster signed a Separation Agreement on November 21, 2008 which, among other things, terminated his Employment Agreement with HBC and provided that he would remain CEO for a transition period, until his successor is chosen or until such time as the Board of Directors deems the transition period should terminate.

In addition, throughout the year, the Board and management strengthened the leadership team of the Company by adding significant external talent and restructuring roles and responsibilities to focus our teams on cost reduction and operational improvement.

Role and Responsibilities

The Compensation Committee of our Board of Directors (the “Committee”) is responsible for all decisions regarding our executive compensation philosophy and strategy. It is the Committee’s intent that all compensation and benefits provided to our executives be reasonable, fair and competitive. The Committee is charged with the authority and responsibility to approve all executive compensation, equity programs and benefits matters.

The Committee makes all final decisions in setting the compensation for our named executive officers and other members of our Senior Leadership Team, the group of individuals that reports to the CEO. The Committee is also responsible for approving equity award grants for all employees. These decisions, other than decisions involving the compensation of our CEO, are based on recommendations made by the CEO and our Vice President of Human Resources. The CEO’s compensation is determined solely by the Committee. The Committee uses its discretion and judgment in accepting or modifying the recommendations of the CEO and our Vice President of Human Resources in making its final decisions regarding compensation.

In setting executive compensation levels, the Committee does not engage in formal benchmarking against a specific list of peer group companies, but the Committee does consider general market data on compensation paid to executives with similar responsibilities at comparable companies in the geographical region and aerospace industry, as well as companies of similar size and operations. We also use general salary comparison data, such as that available through Organization Resource Counselors (ORC Worldwide), to evaluate the reasonableness of our compensation program. Finally, in making individual executive compensation decisions, the Committee evaluates each executive’s scope of responsibility, expected contributions to financial and non-financial performance, and breadth of experience in determining appropriate compensation levels. In addition, for new executives joining the Company, historical compensation data for each such executive is taken into consideration, including base salary, annual and long-term incentive compensation, and equity ownership.

Compensation Objectives

The compensation paid or awarded to our named executive officers for 2008 was designed to meet the following objectives:

•	Provide compensation that enables us to attract and retain highly-skilled executives. We refer to this objective as “competitive compensation.”

•	Create a compensation structure that, in large part, is based on the achievement of formally established performance goals. We refer to this compensation as “performance incentives.”

•	Provide long-term incentives to align executive and equity holder interests. We refer to this objective as “stakeholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

Elements of Our Compensation Program for Named Executive Officers

Our compensation objectives are achieved by using the following elements in our compensation program for named executive officers:

Element of Compensation Program	Employees Covered	Description	Key Objectives Promoted
Base Salary	All salaried employees	Fixed annual compensation paid in accordance with our regular payroll procedures during the year.	• Competitive Compensation • Retention Incentives

Management Incentive Plan (“MIP”)	Approximately 200 employees	Variable cash bonuses (annual incentives) based on performance against pre-established goals over the fiscal year.	• Competitive Compensation • Performance Incentives

Stock Options	Approximately 75 employees	Right to purchase common stock at a set price for a period of time after the right vests.	• Competitive Compensation • Performance Incentives • Stakeholder Incentives • Retention Incentives
Other Compensation Elements
HBC Retirement Income Plan for Salaried Employees	All salaried employees who were hired prior to January 1, 2007	Company funded defined benefit retirement plan provided to all salaried employees; the amount of the benefit depends on an employee’s years of service with the Company and annual compensation.	• Competitive Compensation • Retention Incentives

HBC Savings and Investment Plan	All employees	A 401(k) retirement savings plan that enables employees to defer a portion of their compensation with a Company matching contribution of up to 4% of an employee’s eligible compensation.	• Competitive Compensation • Performance Incentives • Stakeholder Incentives • Retention Incentives

HBC Retirement Income Savings Feature within the HBC Savings and Investment 401(k) Plan	All salaried employees who were hired after January 1, 2007	Company funded defined contribution retirement plan; the amount of the benefit depends on the employee’s age and years of service with the Company.	• Competitive Compensation • Retention Incentives

Element of Compensation Program	Employees Covered	Description	Key Objectives Promoted
HBC Excess Pension Plan	Retirees that exceed Internal Revenue Service guidelines regarding the defined benefit pension plan	An excess benefit plan as defined in Section 3(36) of ERISA and a nonqualified, unfunded plan designed to provide supplemental retirement benefits to a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA.	• Competitive Compensation • Retention Incentives

Hawker Beechcraft Excess Savings and Deferred Compensation Plan	29 employees participate, 4 NEOs participate	A nonqualified deferred compensation plan that enables executives to defer up to 50% of base salary and up to 90% of annual MIP award. The Company provides a matching contribution equal to a maximum of 4% of an employee’s eligible compensation.	• Competitive Compensation • Retention Incentives

Benefits	All employees	Health, life and disability insurance benefits.	• Competitive Compensation • Retention Incentives

Perquisites	All named executive officers (unless otherwise noted)	Personal benefits provided to executives, such as personal use of corporate aircraft (Messrs. Schuster, Anderson and Hatt), home security systems (Messrs. Schuster and Hatt), payment of executive life insurance (for NEOs other than Mr. Nguyen), excess liability premiums, and executive physicals.	• Competitive Compensation

Our Target Pay Mix

The total compensation package for our executive officers consists of base salary, incentive-based compensation, long-term equity awards, and benefits. In determining the target level of compensation and compensation opportunities, we consider market practice, business objectives, expectations of our shareowners, and our own subjective assessment of individual executives’ performance, growth and future potential.

We have chosen a target mix of base salary and annual and long-term incentive opportunities that generally reflects our targeted performance, with actual pay mix varying based on the performance of our company and of the individual. Peer company practices will continue to be monitored as one reference point as we make decisions regarding target pay. However, we will also continue to make strategic decisions based on our unique business objectives, which may differ from common peer company practices.

Factors Considered in Making Compensation Decisions

Actual compensation levels are a function of company and individual performance as described under each specific compensation element below. When making pay decisions, the Committee considers the competitiveness of individual elements of compensation as well as the aggregate sum of base salary, annual incentives and the expected value of long-term incentives (determined at grant) for an executive officer. The Committee may also consider salary increase history, past bonus awards and past equity awards as context in understanding year-to-year changes in compensation and retention effect of prior awards. Under the Management Incentive Plan, initial award amounts are determined based on a comparison of actual performance to pre-established criteria. The Committee retains the discretion to decrease the size of individual awards in situations where an executive officer’s individual performance falls below expectations. Final decisions on any major element of compensation, as well as total compensation for executive officers, are made by the Committee.

The compensation program is generally applied consistently to NEOs. Exceptions related to CEO compensation are noted throughout this Compensation Discussion and Analysis.

Chief Executive Officer Compensation

The Committee establishes performance objectives for the CEO based on our annual business plan and long-term strategic goals approved by the Board of Directors. The Committee evaluates the CEO’s performance against these goals annually. The Committee also considers market data, comparisons of our performance to our peers, and strategic achievements during the year. Based on these factors, the Committee makes recommendations concerning base salary increases, targets under the MIP and annual incentive award payments. The Committee holds regularly-scheduled executive sessions to discuss CEO performance and compensation, as well as other matters, without any executive officers present. The Committee seeks Board of Director input and approval for certain decisions relating to CEO compensation.

Other Named Executive Officer Compensation

The Committee approves base salary increases, MIP targets and payouts, and awards under the Long-Term Incentive Program and similar arrangements for the other named executive officers after receiving recommendations from our CEO (with input from the Vice President—Human Resources). The Committee makes the final decision and approves compensation decisions for all of our named executive officers.

Base Salaries

We provide each of our executive officers with a base salary commensurate with his or her level of expertise and contributions to the Company in relation to comparable positions in the marketplace. The base salaries for those named executive officers that were employees of Raytheon prior to the Acquisition largely reflect the base salaries in existence prior to the Acquisition, with some adjustments based upon increased responsibilities and/or performance and elimination of executive allowances in certain cases. With respect to executives hired subsequent to the Acquisition, base salary reflects input from the CEO, the Vice President of Human Resources and the Committee, based on prior employment history and job responsibilities. Individual salary amounts are not objectively determined, but instead reflect the final judgment of the Committee, after taking into account management’s recommendation with respect to each executive’s expected contributions to the Company, experience and other factors, including any retention concerns and internal equity considerations. The base annual salary of each executive officer is reviewed annually and may be adjusted from time to time to recognize individual performance, promotion, competitive compensation issues, retention requirements, as well as internal equity and other subjective factors.

None of the named executive officers received a base salary increase during 2008.

2008 Management Incentive Plan Award

We established the 2008 Management Incentive Plan (“2008 MIP”) to align executive pay with overall company performance. The plan provides an award target amount for each of our named executive officers based on a percentage of their salary. The target award levels for Mr. Schuster and Mr. Sanders are as specifically set forth in their Employment Agreements and these target levels and the salaries set forth in their Employment Agreements will govern for 2008 notwithstanding that the Employment Agreements are terminated. Individual award targets for the other named executive officers are based on the executive’s level of responsibility within the organization and are approved by the Board of Directors. Mr. Anderson did not participate in the 2008 MIP, but instead will receive an award of $60,000. The individual base salaries and award targets for 2008 are set forth in the chart below (towards the end of this section), which also details the actual payout to the named executive officers under the 2008 MIP.

The plan provides for award payments based on the achievement of certain corporate financial performance and non-financial measures. The determination of awards for the named executive officers other than Mr. Schuster is based, on a purely formulaic basis, on achievement of these performance measures. The award for Mr. Schuster is determined based on achievement of the financial and non-financial measures as well as specific performance metrics as described below.

The corporate financial measures (“Performance Measures”) utilized in 2008 along with the weighting, description, and achievement percentage of each measure were as follows (the applicable measurement period for all measures was January 1, 2008 through December 31, 2008):

Target Weighting	Performance Measure	Description	Achievement
35%	EBITDA	Earnings before interest, taxes, depreciation and amortization adjusted for significant non-recurring and transitional items including: (i) one-time transition expenses associated with establishing certain functions previously provided by Raytheon, (ii) the non-recurring impact of purchase accounting, (iii) severance and other related charges associated with reducing the size of the organization and charges related to rescheduling previously planned material receipts, and (iv) non-cash compensation expense. We selected this measure because it indicates our ability to control expenditures and realize a meaningful return from the sale of our products. This measure is also related to metrics that are relevant to our debt financing arrangements.	0%

20%	Free Cash Flow	The sum of (i) operating cash flow, (ii) the cash flow impact of capital spending and internal use software spending, net of IRB proceeds received, and (iii) the net incremental cash flow impact from a third party financing arrangement established for the purpose of purchasing aircraft engines. The applicable period of time for this measure was January 1, 2008 through December 31, 2008. We selected this measure because we believe it provides a useful indicator of our ability to manage invested capital and generate cash.	0%

15%	Return on Invested Capital (ROIC)	This measure is a ratio which divides total year 2008 earnings before interest and taxes, adjusted for the non-recurring impact of purchase accounting by the Company’s 12-point, average invested capital (gross assets less liabilities but excluding debt) during 2008. We selected this measure because it is a metric used to measure the efficiency of a company’s ability to generate earnings with the invested capital that it employs throughout the fiscal year. In this regard, we believe that our ability to drive the Company’s ROIC ratio up is a key component of our future success.	0%

Target Weighting	Performance Measure	Description	Achievement
15%	Bookings	This measure is the dollar value of net bookings during the period. This measure is a key metric used in our industry and our ability to increase orders in a highly competitive industry is a key component of our future success.	17.7%

7%	2009 Commercial Sales Backlog	This measure is the dollar value of 2009 planned commercial sales that are in backlog at December 31, 2008. We selected this metric because it demonstrates the number of orders required to support the sales plan for the next year. We believe that our ability to establish strong backlog going into the next year is a key measure of future financial stability and success.	7.3%

8%	Commercial Pricing Overdrive	This measure reflects the value of retail price negotiations achieved on 2008 orders in excess of certain levels. The measure indicates the performance of our sales team efforts and the value of our products in their respective segments.	12%

100%			37%

These six Performance Measures determine the funding of the available pool under the MIP. For each such Performance Measure, the value assigned to the measure ranges from 50% to 150% of the target weighting, with no value assigned if the threshold goal for the measure is not met. If the threshold is met, a value equivalent to 50% of the target amount is assigned with the value increasing proportionally for values over the threshold until the maximum value is achieved.

In addition, 25% of the funding for that available pool is considered “at risk” depending upon the achievement of a separate set of non-financial measures. The corporate non-financial measures utilized in 2008 are the following (the weighting of the measure is indicated in parentheses): (i) deliver the required number of Hawker 4000 aircraft during 2008 (17.6%), (ii) develop and implement an initial Safety Management System reporting and process variation review process (17.6%), (iii) complete Gate 9 test readiness for specified product development program (17.6%), (iv) complete Gate 8 critical design review for specified product development program (17.6%), (v) obtain reauthorization of the FAA Delegation of Authority (17.6%), and (vi) finalize one international T-6A contract award (11.8%).

Under the terms of his Separation Agreement, Mr. Schuster’s maximum payout for the 2008 MIP is 100% of his salary. For Mr. Sanders, the maximum payout for the 2008 MIP is 200% of his target award. For all other named executive officers, the maximum payouts under the 2008 MIP are 150% of their target awards. The actual percentage amount of target bonus earned by each individual is determined by applying the same percentage, calculated by achievement of the financial and non-financial metrics, used to determine the size of the available bonus pool. With respect to Mr. Sanders, his Employment Agreement provides that he is eligible for a MIP award to be based upon the achievement of such individual performance criteria and objectively determinable company performance criteria as determined by the Board of Directors. For 2008, the Board used the same financial and non-financial measures to determine achievement of performance under the Employment Agreement for Mr. Sanders as were used for the other named executive officers under the 2008 MIP. Thus, for each named executive officer, with the exception of Mr. Schuster, the percentage fixed by achievement of these financial and non-financial measures made up 100% of the individual’s final bonus payout under the 2008 MIP.

Mr. Schuster’s Separation Agreement provides that he is eligible for a maximum MIP award equal to 100% of base salary to be based upon achievement of objectively determinable company performance criteria as determined by the Board of Directors. For Mr. Schuster, the stated financial and non-financial measures will make up 70% of his final payout and the remaining 30% will be based on the attainment of three personal goals established by the Committee. The three personal goals, each of which are measured independently and weighted at 10%, consist of the following: (i) improved productivity and capability in the Product Development/Engineering/Program Management function, (ii) achievement of production stability and tangible progress on key value capture production metrics, and (iii) achievement of key quality metrics on selected turboprop and jet aircraft models. Specific performance metrics were established to measure achievement in each of these areas. Payment under the MIP on any of Mr. Schuster’s personal goals is contingent on HBAC achieving at least 90% of 2008 target EBITDA (adjusted for sale of the fuel and line operations).

Targets were set for each Performance Measure based on a budgeted amount at the beginning of the performance cycle. The performance targets and actual performance achieved for these goals will not be disclosed because they represent confidential financial information that is not otherwise disclosed to the public. Disclosing this information would cause significant competitive harm to the Company. The metrics would provide competitors with insight into the strategic direction that management is expected to take with respect to the Company and would provide competitors with information concerning our view of market dynamics, as well as margin and pricing data. The targets were set at appropriate levels at the beginning of the performance cycle and were considered more than sufficient to motivate the achievement of financial performance. In addition, the targets represented a significant challenge for management. Achievement of the targets would require significant sales levels, meaningful operating efficiencies, and cash generation sufficient to provide funds needed for debt service, while also demonstrating improvement in key metrics and value capture initiatives. Management placed a great deal of emphasis during the year on achieving pricing in excess of target and increasing commercial sales in backlog. These metrics were achieved and contributed significantly to adding value to the business this year, value that will be a stabilizing factor during difficult economic conditions. Success in reaching the goals set for these two metrics contributed to the percentage achievement of the 2008 MIP bonus. On the other hand, while management expended considerable effort during a difficult year to meet EBITDA and cash flow targets, these metrics were not achieved. This, in addition to a short-fall in Hawker 4000 deliveries, in large part, resulted in a relatively significant miss on the 2008 MIP payout. The overall percentage score for the financial performance measures demonstrates the difficulty in achieving payout under the program and establishes that the targets were sufficiently challenging and motivating.

For 2008, the threshold targets were not met on the EBITDA, Free Cash Flow, and ROIC measures, resulting in a 2008 MIP score of 0% for each of these financial measures. Levels slightly above target were achieved on the Bookings and Commercial Sales Backlog measures, resulting in a 2008 MIP score of 17.7% and 7.3%, respectively, for those measures. The maximum funding level was reached with respect to the Commercial Pricing Overdrive measure, resulting in a score of 12.0% for that measure. Thus, the 2008 MIP funding based on the financial metrics totaled 37.0%, or $3.1 million. A 25% portion of that funded pool is considered “at risk” depending on achievement of the non-financial measures. With respect to those non-financial measures, the metric relating to “Gate 9 test readiness” was removed from the 2008 MIP, due to delay in the engineering plan on that program, and the percentages for weightings of the remaining non-financial metrics were adjusted accordingly, i.e., the weightings for the remaining metrics were increased. We failed to deliver the required number of Hawker 4000 aircraft during 2008, resulting in 0% achievement on that metric. The remaining non-financial metrics were achieved, for a total score of 78.6%. The 78.6% achievement on the non-financial measures reduced the total $3.1 million in the initial funding pool to a total of $2.9 million. This equates to an overall achievement rate of 35.1% on the financial and non-financial measures at their respective weightings. The Committee determined that Messrs. Sanders, Hatt, Jiwanlal, Nguyen and Nelson would receive 35.1% of their target bonus amount for 2008 on a purely formulaic basis. Although Mr. Schuster achieved significant performance on his personal performance goals, because payment under the MIP on these personal goals, amounting to 30% of his final payout under the 2008 MIP, was contingent on HBAC achieving at least 90% of 2008 target EBITDA, and because the EBITDA target for 2008 did not reach this level, Mr. Schuster must forego this portion of his 2008 MIP. Thus, the Committee determined that Mr. Schuster’s bonus for 2008 would be 35.1% of the remaining 70% of his target amount.

Based on the applicable performance ratings described above, payments to the named executive officers, as well as their target awards under the MIP, were as follows:

Executive Officer	Base Annual Salary	MIP Target Award Level (% of Base Salary)	Actual MIP Award ($)	MIP Payout Based on Performance Achieved (% of Target Award)	Actual MIP Payout Based on Performance Achieved (% of Base Salary)
James E. Schuster	$630,000	100%	$154,800	24.6%	24.6%
Sidney E. Anderson(1)	330,000	N/A	N/A	N/A	N/A
James K. Sanders(2)	275,000	75%	$72,400	35.1%	26.3%
Bradley A. Hatt	316,181	50%	$55,500	35.1%	17.6%
Sharad B. Jiwanlal	248,518	50%	$43,600	35.1%	17.6%
Edgar R. Nelson	268,528	50%	$47,100	35.1%	17.6%
Giap Thanh-Nguyen	350,000	60%	$73,700	35.1%	21.1%

(1)	Mr. Anderson was not a participant in the 2008 MIP. Instead, at the commencement of his employment with the Company, the Company agreed to guarantee a minimum of one-half of the anticipated bonus of $120,000 that Mr. Anderson would have received from his former employer for the year 2008. The Committee determined that in satisfaction of that obligation, a bonus of $60,000 was awarded to Mr. Anderson.
(2)	In determining Mr. Sanders’ target and actual awards under the 2008 MIP, we used the salary pursuant to Mr. Sanders’ Employment Agreement as Chief Financial Officer of the Company.

Long-Term Incentives

Hawker Beechcraft Corporation Retention Program/Hawker Beechcraft, Inc. Employee Equity Investment Plan

We created the Hawker Beechcraft, Inc. Employee Equity Investment Plan, which we refer to as the “Equity Incentive Plan,” so that our executives would have a tangible incentive to increase shareowner value. Under the Equity Incentive Plan, our executive officers are encouraged to invest in the purchase of Hawker Beechcraft, Inc. common shares. In connection with the Acquisition, we agreed to establish the Hawker Beechcraft Corporation Retention Program. This program was designed to enable former Raytheon employees to retain the benefits of Raytheon restricted stock and unvested options, provided they remained employed by us at the respective times that the restricted stock or options were scheduled to vest. We refer to this program as the “HBC Retention Program.”

Initially, executive officers who were employees of Raytheon when our business was owned by Raytheon were provided the opportunity to forego amounts due under the HBC Retention Program and apply the estimated after-tax amount of the foregone HBC Retention Program amounts to the acquisition, at a value of $10.00 per share (equal to the value established upon the acquisition of the business from Raytheon), of HBI restricted stock that would vest in the same proportion and at the same times as the participants’ accounts in the HBC Retention Program would have vested. Under the program, portions of a participant’s accounts were to vest and be payable to the participant in the same proportion, based on the value attributable to the Raytheon grants and awards, and at the same times as the participant’s Raytheon restricted stock or stock options would have vested. See the description of the HBC Retention Program following the Summary Compensation Table below for additional information.

Named executive officers that had not been employees of Raytheon are required to invest cash in order to purchase HBI common shares at the commencement of employment with the Company. To encourage participation in the Equity Incentive Plan by all executive officers and to provide an additional long-term equity-linked incentive, the Equity Incentive Plan provided that if the amounts applied by a participant to the acquisition of HBI shares, whether through application of HBC Retention Program amounts or cash purchase, exceeded a designated threshold amount, the participant was entitled to receive a stock option for a number of shares of HBI common stock equal to 3.5 times the sum of the number of shares of HBI common and/or restricted stock that the participant acquired under the Equity Incentive Plan. Mr. Schuster’s arrangements regarding his purchase of HBI common stock and grant of options to purchase HBI common stock were governed by the terms of his Employment Agreement, which is described under the caption “Employment Agreements,” which follows the Summary Compensation Table below.

In addition, in 2008, the executive officers were afforded the opportunity to use cash received from their 2007 MIP payment to purchase additional HBI common shares under the Equity Investment Plan. Messrs. Sanders, Nelson, Jiwanlal and Nguyen took advantage of this opportunity and used a portion of their 2007 bonus to purchase additional HBI shares at the fair value of $12.50 per share on March 28, 2008, as determined by the board of directors.

The number of shares of restricted stock acquired under the Equity Investment Plan is set forth under “Hawker Beechcraft Corporation Retention Program,” which follows the Summary Compensation Table below. The number of shares directly purchased by the executives is set forth under “Hawker Beechcraft, Inc. Employee Equity Investment Plan” in Item 13 below. The number of shares underlying options granted to Messrs. Schuster, Anderson, Sanders, Hatt, Jiwanlal, Nelson and Nguyen under the Equity Incentive Plan are shown in the Grants of Plan-Based Awards table. See the description of the Equity Incentive Plan following the Summary Compensation Table below.

The dollar amount shown in the Summary Compensation Table with respect to stock awards generally reflects the dollar amount recognized for financial statement purposes with respect to the HBI restricted stock. Therefore, it includes amounts with respect to only a portion of the value of the restricted stock awarded in 2008. See the footnotes to the Summary Compensation Table for further information.

Other Stock Option Grants

In addition to the stock options issued under the terms of the Equity Incentive Plan and Mr. Schuster’s Employment Agreement, we granted additional stock options to all of the named executive officers. We granted discretionary options as part of a long term equity incentive program for executive officers and other key employees that were not conditioned on purchases of HBI equity. We determined the number of options to be granted to each named executive officer without an arithmetic formula; the determination of the number of shares to be granted was based on an evaluation relating to level of responsibility, breadth of experience, market factors, and internal equity concerns. These options were granted to the named executive officers who were former employees of Raytheon on May 29, 2007. The options were granted to newly-hired named executive officers at the time that they made their initial purchase of HBI common shares.

Option grants in conjunction with the Equity Incentive Plan and other option grants have been divided among three types of options:

•	Time lapsed vested options vest in five equal annual increments, beginning on the first anniversary of the date of grant.

•

Performance–Vesting Type A and Performance–Vesting Type B options may vest in five equal annual increments, but an increment will vest only if the EBITDA target established by the Committee for the relevant year, which will be the same for both types of performance-vesting options, has been met.

Upon the occurrence of certain events involving the disposition of securities by HBI stockholders affiliated with The Goldman Sachs Group, Inc. and Onex Corporation, all shares underlying outstanding performance-vesting options, including those that did not vest because an EBITDA target was not met, will vest if the Onex and GS entities achieve a specified internal rate of return. The Performance–Vesting Type A and Performance–Vesting Type B options specify different rates of return for this purpose.

The number of shares underlying these additional stock options are set forth below in the Grants of Plan Based Awards table under the column headings, “Estimated Future Payouts Under Equity Incentive Plan Awards” (for performance-vesting options) and “All Other Option Awards: Number of Securities Underlying Options” (for other options). For additional information regarding stock option terms, see “Hawker Beechcraft, Inc. 2007 Stock Option Plan,” which follows the Summary Compensation Table below.

The dollar amount shown in the Summary Compensation Table with respect to option awards generally reflects the dollar amount recognized for financial statement purposes. Therefore, it includes amounts with respect to only a portion of the value of stock options granted in 2008. See the footnotes to the Summary Compensation Table for further information.

Personal Benefits

We provide our named executive officers with limited personal benefits that we believe are appropriate as part of a competitive compensation package that enables us to attract and retain highly skilled executives. We periodically review the levels of perquisites and other personal benefits provided to our named executive officers. The personal benefits currently provided to our named executive officers include relocation expenses for incoming named executive officers, personal use of our corporate aircraft by Messrs. Schuster and Hatt, as well as for Mr. Anderson until May 29, 2009, as part of his relocation benefit, home security systems for Messrs. Schuster and Hatt, payment of executive life insurance (for all NEOs other than Mr. Nguyen), excess liability premiums and payment of executive physicals for all of our named executive officers. Perquisites and personal benefits, including personal use of aircraft, are included in the NEOs’ incomes, based on prescribed IRS laws and regulations.

Additional information regarding these benefits is provided in the Summary Compensation Table and the accompanying footnotes.

ONGOING AND POST-EMPLOYMENT COMPENSATION

We have plans and agreements for our named executive officers that accrue value as the executive officer continues to work for us, and provide special benefits upon certain types of termination events or provide retirement benefits. These plans and agreements were designed to be part of a competitive compensation package.

Hawker Beechcraft Corporation Retirement Income Plan

This plan is a tax-qualified defined benefit plan that provides benefits to all salaried employees following retirement based upon a formula relating to years of service and annual compensation. Messrs. Schuster, Sanders, Hatt, Jiwanlal and Nelson participate in this plan. See the Pension Benefits table and accompanying narrative for additional information.

Hawker Beechcraft Corporation Savings and Investment Plan

This plan is a tax-qualified defined contribution plan available to all of our domestic employees. All of our named executive officers other than Mr. Nguyen participate in the plan. Under the plan, an employee may contribute, subject to Internal Revenue Code limitations (which, among other things, limited annual contributions in 2008 to $15,500, subject to the ability of persons age 50 or over to contribute an additional $5,000), up to a maximum of 50% of his or her salary on a pre-tax or post-tax basis. We provide a matching contribution equal to 100% of the first four percent of eligible compensation that an employee contributes in any year. Amounts credited to an employee’s account in the plan may be invested among a number of funds. A participant’s account is adjusted to reflect the rate of return, positive or negative, on the investments.

Hawker Beechcraft Corporation Retirement Income Savings Feature Within the Hawker Beechcraft Corporation Savings and Investment Plan

This is a tax-qualified defined contribution benefit that was added to the Hawker Beechcraft Corporation Savings and Investment Plan, and provides benefits following retirement based upon a formula relating to age and years of service. Contributions are made solely by the Company, and are limited to that certain amount that does not exceed the IRS rules based on salary. If the Company’s contributions meet the IRS threshold, any additional calculated contributions are made to the Company’s Nonqualified Excess Savings and Deferred Compensation Plan for the benefit of the employee. Messrs. Anderson and Nguyen participate in this plan.

Hawker Beechcraft Corporation Excess Pension Plan

This plan is both an excess benefit plan as defined in Section 3(36) of ERISA and a nonqualified, unfunded plan designed to provide supplemental retirement benefits to a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA. The Excess Pension Plan Benefit payable under the plan equals the monthly benefit that would be payable to or on behalf of a Participant under the Retirement Plan without limitations on contributions, benefits, or compensation that are imposed by law or the Retirement Plan, and after being reduced by the monthly benefit actually payable to or on behalf of the Participant from the Retirement Plan. The benefits payable under the Plan are paid solely out of the general assets of the Company.

Hawker Beechcraft Excess Savings and Deferred Compensation Plan

This plan is a nonqualified deferred compensation plan that provides tax benefits for eligible employees. Messrs. Schuster, Jiwanlal, Nguyen and Nelson participate in the plan. Under the plan, an eligible employee can defer up to 50 percent of his or her salary and up to 90 percent of his or her annual MIP award. We provide a contribution equal to a maximum of four percent, consistent with our matching contribution under the Savings Plan for Salaried Employees. Amounts deferred under the plan generally are not subject to federal, and in many cases state, income taxes until they are distributed. An eligible employee can choose to have his or her contributions allocated to one or more of several notional investments, and his or her account is adjusted to reflect the deemed rate of return, positive or negative, on the notional investments. An eligible employee may choose to receive a payout following retirement, either in a lump sum or in annual installments. The plan also includes provisions for payment upon death or disability. See the Deferred Compensation table and accompanying narrative for additional information.

Separation Arrangements

Mr. Schuster

On November 20, 2008, Mr. Schuster announced his intention to retire as CEO. In recognition of his long and valued service to the Company, and to compensate Mr. Schuster for his willingness to remain in his role as CEO while his successor is identified, we entered into a Separation Agreement with Mr. Schuster on November 21, 2008 to set forth certain transition and severance compensation that we believe is equitable under these circumstances. Under the terms of the Separation Agreement Mr. Schuster’s employment agreement was terminated and we will continue to employ Mr. Schuster as CEO for the period commencing on November 21, 2008, and ending on the earlier of (i) the date Mr. Schuster’s successor (other than an interim CEO) commences his or her employment and (ii) the date the Board of Directors of HBI determines that such period should terminate. During this transition period, Mr. Schuster will (i) receive a base salary at an annualized rate of $630,000, and (ii) be eligible to receive an annual bonus up to a maximum of $630,000 for the year ending December 31, 2008, and shall thereafter be entitled to bonus compensation as the Board, in its sole discretion, may award.

All of Mr. Schuster’s restricted stock vested upon execution of the Separation Agreement on November 21, 2008. Stock options held by Mr. Schuster that are or have become vested as of the date of the Separation Agreement will remain outstanding and exercisable until December 31, 2011, subject to (i) the Board’s satisfaction, in its sole discretion, with Mr. Schuster’s performance during the transition period and (ii) Mr. Schuster remaining employed by the Company until the end of the transition period. At the end of the transition period, which will be considered the “Separation Date,” Mr. Schuster will become entitled to the following benefits and payments (the “Severance Benefits”): (i) an amount equal to $321,068, which shall be in full satisfaction of HBC’s obligations under Sections 3.2(a) and 3.3 of the employment agreement entered into with Mr. Schuster, which shall be paid in twenty-four equal monthly installments following the Separation Date, payable on the first day of the calendar month commencing with the calendar month next following the Separation Date, and (ii) continuation of the health and welfare benefits available to Mr. Schuster (and his eligible dependents) immediately prior to the Separation Date, on the same basis as active employees of HBC, until the earlier of (a) the first anniversary of the Separation Date and (b) Mr. Schuster obtaining full-time employment, with COBRA benefits commencing after such period.

In addition to the Separation Benefits, Mr. Schuster will be entitled to the following additional payments and benefits if (i) Board is satisfied, in its sole discretion, with Mr. Schuster’s performance during the transition period and (ii) Mr. Schuster remains employed by HBC until the end of the transition period: (i) HBI shall purchase from Mr. Schuster 75,000 shares of common stock at a purchase price of $10 per share, with an aggregate purchase price of $750,000, with such purchase to occur within thirty days after the Separation Date, (ii) HBC shall pay Mr. Schuster an additional amount equal to $1,000,000, which shall be paid in twenty-four equal monthly installments following the Separation Date, payable on the first day of the calendar month commencing with the calendar month next following the Separation Date and (iii) HBI shall release Mr. Schuster from the obligation to purchase 124,934.4 shares of common stock on the Separation Date, at a purchase price of $10 per share, with an aggregate purchase price of $1,249,343.40 (as set forth in the Stock Purchase Agreement entered into between Mr. Schuster and HBI). Mr. Schuster’s separation benefits were determined based on certain provisions in his employment agreement and, otherwise, on a negotiated basis. On February 19, 2009, Mr. Schuster’s Separation Agreement was amended to provide that the 30% of his potential 2008 MIP bonus that was not earned as a result of the Company’s failure to reach the required EBITDA level for payout on achievement of his personal goals for 2008 could be earned, up to the same percentage of target as was earned under the 70% portion of his 2008 MIP and under the MIP as applicable to all other executives, as part of the discretionary bonus for the transition period under the Separation Agreement. This bonus, equal to the final 2008 MIP achievement percentage (35.1%) of 30% of Mr. Schuster’s target bonus amount for 2008, will be awarded at the discretion of the Compensation Committee based on Mr. Schuster’s performance during, and will be paid at the end of, the transition period. This will be in addition to any other bonus compensation that may be awarded in connection with the transition period.

Mr. Nelson

On October 28, 2008, we announced that Mr. Nelson would retire from the Company effective December 1, 2008. In connection with Mr. Nelson’s retirement, and in recognition of his valued service for the Company, on November 19, 2008, the Company and Mr. Nelson entered into a separation of employment agreement and general release with an effective date of December 1, 2008. That agreement provides that Mr. Nelson will receive (i) in consideration for the Company’s repurchase of 39,502.4 shares of HBI common stock, a cash payment equal to the fair market value of that stock as determined for December 1, 2008, (ii) his base salary, less legally required withholdings and certain welfare benefits for a period of twelve months following such retirement, and (iii) an amount equal to any payroll amounts and vacation time earned and accrued but not yet paid on the date of retirement. Pursuant to the terms of the agreement, Mr. Nelson may also exercise (i) 53,311.8 vested options at any time prior to the ninetieth day following his retirement, and (ii) any vested portion of the 19,191.8 target performance options at any time prior to the ninetieth day following notification from the Company that the 2008 target has been achieved.

Mr. Sanders

Mr. Sanders announced his resignation as CFO on October 13, 2008, which resignation became effective on November 7, 2008. On December 18, 2008, Mr. Sanders agreed to terminate his employment agreement, dated March 26, 2007, under which he was employed as CFO. Mr. Sanders will continue employment with the Company as a vice president of Finance.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and other specified executive officers, unless certain conditions are met. While Section 162(m) does not currently apply to us because we are not a publicly held company, to the extent feasible, we structure executive compensation to preserve deductibility for federal income tax purposes. In this regard, our stock option plans are designed to preserve, to the extent available, the deductibility of income realized upon the exercise of stock options. Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Hawker Beechcraft, Inc. has reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Respectfully submitted,

Nigel S. Wright, Chairman

Sanjeev K. Mehra

Leo F. Mullin

Brian Barents

Summary Compensation Table – 2008

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total

James E. Schuster Chief Executive Officer	2008	$630,000	$704,557	$1,148,240	$578,313	$154,800	$612,770	$249,756	$4,078,436
	2007	460,392	831,600	1,423,257	3,194,887	—	220,829	421,451	6,552,416

Sidney E. Anderson(7) Chief Financial Officer	2008	70,625	60,000	—	34,987	—	—	65,880	231,492

James K. Sanders(8) Former Chief Financial Officer	2008	273,541	217,711	45,042	274,846	72,400	382,409	18,850	1,284,799
	2007	200,974	272,300	85,929	461,155	—	39,696	12,384	1,072,438

Bradley A. Hatt Pres.-Comm. Aircraft Sales	2008	316,181	301,496	90,963	297,816	55,500	223,136	36,065	1,321,157
	2007	227,495	250,000	172,570	464,837	—	82,800	42,256	1,239,958

Sharad B. Jiwanlal VP-Human Resources	2008	248,518	163,420	62,394	170,275	43,600	80,648	33,080	801,935
	2007	178,049	200,000	90,463	270,685	—	49,456	33,393	822,046

Edgar R. Nelson(9) Former SVP-Prod.Dev./Engineering	2008	246,151	187,512	98,676	30,923	47,100	102,147	301,554	1,014,063
	2007	192,672	135,000	147,983	223,151	—	111,248	32,943	842,997

Giap Thanh-Nguyen Sr. VP, Operations	2008	350,000	—	—	237,011	73,700	—	64,710	725,421

(1)	For Mr. Anderson, the amount in this column reflects the minimum amount of bonus guaranteed to Mr. Anderson for 2008 services in lieu of participation during 2008 in the Company’s non-equity incentive compensation plan (“MIP”). For all other NEOs, the amounts in this column include the amount of compensation during 2008 for the vested portion of the NEOs’ Hawker Beechcraft Retention Program amounts retained by the Company to pay the NEOs’ estimated tax obligations for the Hawker Beechcraft Retention Program amounts that vested during 2008, and for Messrs. Sanders, Hatt, Jiwanlal and Nelson, the amounts received in 2008 for retention bonuses under the agreements between Raytheon and those four NEOs.
(2)	Amounts shown for stock awards relate to restricted stock awards granted in 2007. These amounts are equal to the dollar amounts recognized in 2008 for financial reporting purposes, computed in accordance with SFAS 123(R), but, in accordance with SEC regulations, without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used in determining the amounts in this column are set forth in Note 16 to our consolidated financial statements included in this Annual Report.
(3)	Amounts shown for option awards relate to stock options granted under HBI’s 2007 Stock Option Plan. These amounts are equal to the dollar amounts recognized in 2008 with respect to the stock options for financial reporting purposes, computed in accordance with SFAS 123(R), but, in accordance with SEC regulations, without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used in determining the amounts in this column are set forth in Note 16 to our consolidated financial statements included in this Annual Report.
(4)	Amounts shown for non-equity incentive plan compensation are amounts earned under the MIP in 2008, which represent 35.1% of target for all NEOs but Mr. Schuster, who received 24.6% of his target. See “Compensation Discussion and Analysis – 2008 Management Incentive Plan Award” for further information on the amount disclosed in this column.
(5)	The amounts shown in this column represent changes in pension value only. The Hawker Beechcraft Corporation Retirement Income Plan for Salaried Employees was closed to new participants after December 31, 2006. Therefore, Messrs. Nguyen and Anderson are not participants under this plan. None of the named executive officers received any earnings on their deferred compensation at above-market or preferential rates (as defined by the SEC). For more information on our deferred compensation plan, see “Nonqualified Deferred Compensation” below.
(6)	This column includes perquisites, tax reimbursements, severance pay, the Company’s matching contribution to participants’ 401(k)s, the Company’s contributions to participants’ Retirement Income Savings Plan (“RISP”) accounts, the Company’s contributions to participants’ nonqualified deferred compensation accounts and dividends paid on restricted stock, as set forth in the tables below:

Name	Perquisites	Tax Reimbursements	Severance	401(k) Match	RISP Contribution	Nonqualified Deferred Compensation Contribution	Dividends Paid on Restricted Stock	Total
James E. Schuster	$103,501	$19,222	$—	$16,287	$—	$48,478	$62,268	$249,756
Sidney E. Anderson	60,092	—	—	1,523	4,265	—	—	65,880
James K. Sanders	8,372	2,224	—	13,008	—	—	3,618	27,222
Bradley A. Hatt	14,676	1,450	—	12,432	—	—	7,507	36,065
Sharad B. Jiwanlal	5,966	1,279	—	9,912	—	15,412	6,477	39,046
Edgar R. Nelson	6,227	1,280	268,528	8,039	—	12,789	10,918	307,781
Giap Thanh-Nguyen	24,242	16,045	—	—	11,500	12,923	—	64,710

The following NEOs received perquisites aggregating more than $10,000 during 2008:

Name	Personal Use of Aircraft	Executive Relocation(10)	Private Security Services	Miscellaneous Perquisites	Total
James E. Schuster	$77,732	$—	$13,500	$12,269	$103,501
Sidney E. Anderson	—	57,636	—	2,456	60,092
Bradley A. Hatt	7,455	—	1,125	6,096	14,676
Giap Thanh-Nguyen	—	21,522	1,125	1,595	24,242

(7)	Mr. Anderson’s employment with the Company began in October 2008.
(8)	Mr. Sanders did not serve as an executive officer as of November 7, 2008. Due to Mr. Sanders’ change in position as a result of the termination of his employment agreement as CFO, his base annual salary was reduced to $240,000 effective December 15, 2008.
(9)	Mr. Nelson did not serve as an executive officer as of December 1, 2008.
(10)	Mr. Anderson’s relocation benefit amount shown includes $44,574 for transportation to and from his residence on corporate aircraft. This amount was calculated based on the incremental cost to the Company, as described more fully below.

The Company offers limited benefits to its named executive officers, including relocation expenses, executive life insurance, executive physicals, excess liability insurance and personal use of aircraft for Messrs. Schuster and Hatt, as well as for Mr. Anderson, as part of his relocation benefit until May 29, 2009. During the labor strike in August 2008, the Company also provided private security services to its executive officers.

We calculated the amount shown for personal use of company aircraft generally based on the average variable fuel and maintenance charges to us per flight hour with regard to each aircraft model used. The hourly variable costs for fuel and maintenance differ depending on the aircraft model used. Therefore, in calculating the cost of personal aircraft use, we multiply the average variable cost per flight hour by the number of hours flown for personal use on each particular model of aircraft. The amount shown for personal use of company aircraft generally is equal to the sum of the amounts attributable to each model of aircraft used by the executive. Largely because we keep our aircraft at our own facilities, we do not typically incur more than relatively minor charges relating to other operating items such as hangar/parking fees, landing/ramp fees and other miscellaneous variable operating costs; such charges are included as incremental costs in calculating costs for personal use of company aircraft. Our methodology also excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries. All other prerequisites are valued at the actual cost to the Company to provide such prerequisites.

Employment Agreements

On March 26, 2007, we entered into employment agreements with two of the named executive officers, our CEO and our former Chief Financial Officer. The CEO has announced his intention to retire during 2009 and subsequently executed a Separation Agreement terminating his employment agreement. Our former CFO resigned his position on November 7, 2008, and his Employment Agreement was terminated on December 18, 2008.

Under the agreements, HBC paid Messrs. Schuster and Sanders salaries of $630,000 and $275,000 per year, respectively. In addition, each executive was eligible to receive an annual bonus based on objectively determinable performance criteria determined by the HBI board and, in the case of Mr. Schuster, in consultation with Mr. Schuster. The target bonus award opportunities under the terminated employment agreements was equal to 100% and 75% of Messrs. Schuster’s and Sanders’ respective salaries and the maximum award was equal to 200% and 150% of their respective salaries. With the executive’s consent, up to 50% of the annual bonus could have been paid in common stock.

Current Salaries

The annual salaries of the named executive officers in effect on the date of this Annual Report on Form 10-K are as follows:

Name	Annual Salary
James E Schuster	$630,000
Sidney E. Anderson	330,000
James K. Sanders	240,000
Bradley A. Hatt	316,181
Sharad B. Jiwanlal	248,518
Edgar R. Nelson(1)	—
Giap Thanh Nguyen	350,000

(1)	Mr. Nelson retired from the Company effective December 1, 2008.

Raytheon Retention Bonus

Messrs. Schuster, Sanders, Jiwanlal, Hatt and Nelson were formerly employees of Raytheon, and, in 2006, each of them entered into a letter agreement with Raytheon under which each of them would be entitled to a retention bonus if (i) he remained employed by us through March 26, 2008 (March 26, 2009 in the case of Mr. Schuster); or (ii) prior to March 26, 2008 (March 26, 2009 in the case of Mr. Schuster), (a) he was involuntarily separated from employment without “cause,” as defined in the letter agreement relating to the Raytheon retention bonus, and he did not become an employee of Raytheon; or (b) he was subjected to a reduction in his base salary and targeted incentive compensation bonus opportunity to a level that is less than the sum of those emoluments payable by Raytheon Aircraft Company at the date of the Acquisition, and he left our employment and he did not become employed by Raytheon. Mr. Schuster’s agreement also provides that if any payment by Raytheon to or for the benefit of Mr. Schuster becomes subject to excise taxes under section 4999 of the Internal Revenue Code, or interest or penalties are incurred by Mr. Schuster with respect to such excise tax, he will receive an additional payment for the excise taxes, interest and penalties, and for additional taxes payable by him as a result of this payment. However, this provision would not apply if the net after-tax benefit of the payment is less than $50,000 as compared to the net after-tax benefits he would receive if Raytheon’s payment to him was reduced to a level that would eliminate the excise taxes, in which case the payment by Raytheon will be so reduced. The amount of bonus payable under each of the named executive officers’ agreements or letter agreements, as the case may be, was as follows: Mr. Schuster, $2,198,932, Mr. Sanders, $168,008; Mr. Hatt, $223,252; Mr. Jiwanlal, $140,009; and Mr. Nelson, $187,512. All of these amounts, with the exception of Mr. Schuster’s, were paid during 2008 and are included in the Bonus column of the Summary Compensation Table. The agreement Mr. Schuster has with Raytheon was not modified by the terms of his Separation Agreement.

Hawker Beechcraft Corporation Retention Program

Messrs. Schuster, Sanders, Hatt, Jiwanlal and Nelson participated in the Hawker Beechcraft Corporation Retention Program, which we refer to as the “retention program”. HBC established participant accounts on the date of the Acquisition for certain employees. The dollar amount credited to each participant was based on the number of unvested shares of Raytheon restricted stock the participant held at the date of the Acquisition, valued at $52.17 per share, and the value of any unvested Raytheon stock options held by the participant, determined by valuing the underlying stock at $52.17 per share less the applicable exercise price of the stock options. The following table shows the total dollar amount credited to the named executive officer’s account.

Name	Initial Amount of Account
James E Schuster	$4,503,499
James K. Sanders	250,415
Bradley A. Hatt	504,328
Sharad B. Jiwanlal	282,607
Edgar R. Nelson	417,359

Portions of the named executive’s account vest and are payable to the executive in the same proportion, and at the same times, as his Raytheon restricted shares or stock options would have vested. The unvested amount of Messrs. Schuster’s and Nelson’s accounts became vested upon the execution of their respective Separation Agreements.

In connection with HBI’s Employee Equity Investment Plan described in Item 13 below, “Hawker Beechcraft, Inc. Employee Equity Investment Plan,” all of the participating named executive officers determined to apply all amounts in their respective retention program accounts, other than amounts retained to cover their estimated tax obligations, to the acquisition of HBI restricted stock. As a result, each participating named executive officer acquired, at a deemed price of $10.00 per share, the number of shares of restricted stock set forth in the table below:

Name	Shares of HBI Restricted Stock Acquired
James E Schuster	257,149.8
James K. Sanders	14,799.5
Bradley A. Hatt	29,805.7
Sharad B. Jiwanlal	18,115.1
Edgar R. Nelson	24,665.9

The restricted stock vests in the same proportion, and at the same times, as the executive’s account in the retention program would have vested. All of Messrs. Schuster’s and Nelson’s restricted stock vested upon the execution of their respective Separation Agreements. The HBI Board of Directors approved an Equity Call Option relating to all of Mr. Nelson’s restricted stock. Under the terms of Mr. Schuster’s Separation Agreement, HBI, upon determination of the Board’s satisfaction with Mr. Schuster’s performance through the transition period and if Mr. Schuster serves through the transition period, agreed to repurchase 75,000 shares from Mr. Schuster at $10.00 per share.

Hawker Beechcraft, Inc. 2007 Stock Option Plan

In connection with the Acquisition, HBI adopted the 2007 Stock Option Plan, under which options to purchase up to 9,782,434.5 shares of HBI common stock, constituting 8.5% of the HBI’s outstanding shares of common stock at the time of the Acquisition, may be granted to employees, directors and consultants of HBI and its subsidiaries. The plan has a term of ten years and is administered by the Compensation Committee of the Board of Directors of HBI. All options have an exercise price equal to the fair market value of a share of HBI common stock on the date of grant. In the absence of public trading of HBI common stock, the plan provides that fair market value is established by the Compensation Committee.

As described in “Hawker Beechcraft, Inc. Employee Equity Investment Plan” in Item 13 below, the options granted on March 26, 2007 to the named executive officers other than Mr. Schuster were granted because they purchased an amount of HBI common stock and applied amounts under the HBC Retention Program to the acquisition of HBI restricted stock that, in the aggregate, exceeded a specified threshold under HBI’s Employee Equity Investment Plan. The amount of options granted to Mr. Schuster was established in his employment agreement. Effective upon his resignation as Chief Financial Officer, Mr. Sanders forfeited 30,000 of the stock options granted to him on May 29, 2007.

Three types of options have been granted under the plan. Time lapsed vested options vest in five equal annual increments, beginning on the first anniversary of the date of grant. Performance—Vesting Type A and Performance—Vesting Type B options may vest in five equal annual increments, but an increment will vest only if the EBITDA target established by the Compensation Committee for the relevant year has been met.

Upon the occurrence of certain events involving the disposition of securities by the Onex and GS entities, all shares underlying outstanding performance-vesting options, including those that did not vest because an EBITDA target was not met, will vest if the Onex and GS entities achieve a specified internal rate of return. The Performance—Vesting Type A and Performance—Vesting Type B options specify different rates of return for this purpose.

Grants of Plan-Based Awards – 2008

The following table provides information regarding plan-based awards granted to the named executive officers during the fiscal year ended December 31, 2008.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)
James E. Schuster		$315,000	$630,000	$630,000	—	—	$—	$—
Sidney E. Anderson	10/13/2008 10/13/2008 10/13/2008	— — —	— — —	— — —	— 45,925 45,925	81,650 — —	10.00 10.00 10.00	354,020 192,701 192,701
James K. Sanders		103,125	206,250	412,500	—	—	—	—
Bradley A. Hatt		79,046	158,091	237,137	—	—	—	—
Sharad B. Jiwanlal		62,130	124,259	186,389	—	—	—	—
Edgar R. Nelson		67,132	134,264	201,396	—	—	—	—
Giap Thanh-Nguyen		105,000	210,000	315,000	—	—	—	—

(1)	Amounts shown represent amounts that could be earned under the 2008 Management Incentive Plan. Mr. Schuster’s maximum award is as specifically set forth in his Separation Agreement. Mr. Anderson did not participate in the 2008 Management Incentive Plan. He was paid a guaranteed bonus of $60,000 for 2008 services, pursuant to his hiring arrangements with the Company. Actual awards were as follows:

Name	Actual Award	Actual Award as Percentage of Target Award Opportunity
James E. Schuster	$154,800	24.6%
Sidney E. Anderson	—	—
James K. Sanders	72,400	35.1%
Bradley A. Hatt	55,500	35.1%
Sharad B. Jiwanlal	43,600	35.1%
Edgar R. Nelson	47,100	35.1%
Giap Thanh Nguyen	73,700	35.1%

(2)	This column shows the number of options granted under the Hawker Beechcraft, Inc. 2007 Stock Option Plan. Options are exercisable in equal 20% increments if the EBITDA target for the year is achieved and vest on the date that the Company’s financial statements for the applicable year are presented to the Committee.
(3)	These options were granted under the Hawker Beechcraft, Inc. 2007 Stock Option Plan. Options are exercisable in equal 20% increments on the first five anniversaries of the date of grant.
(4)	The grant date fair value is computed in accordance with SFAS 123(R).

Outstanding Equity Awards at December 31, 2008

The following table set forth information regarding unexercised stock options and unvested restricted stock for the named executive officers outstanding as of December 31, 2008.

	Option Awards						Stock Awards
Name	Option Vesting Type	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(2) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)
James E. Schuster(5)	Time	506,384.8	—	—	$10.00	12/31/2011
	Performance A	142,420.7	—	—	10.00	12/31/2011
	Performance B	142,420.7	—	—	10.00	12/31/2011

Sidney E. Anderson	Time	—	81,650.0	—	10.00	10/13/2018
	Performance A	—	—	45,925.0	10.00	10/13/2018
	Performance B	—	—	45,925.0	10.00	10/13/2018
James K. Sanders							5,756.4	$57,564
	Time	17,789.5	71,157.9	—	10.00	3/26/2017
	Performance A	10,006.1	—	40,024.4	10.00	3/26/2017
	Performance B	10,006.1	—	40,024.4	10.00	3/26/2017
	Time	18,824.0	65,296.0	—	10.00	5/29/2017
	Performance A	10,588.0	—	32,352.0	10.00	5/29/2017
	Performance B	10,588.0	—	32,352.0	10.00	5/29/2017
Bradley A. Hatt							11,562.2	$115,622
	Time	22,063.1	88,252.2	—	10.00	3/26/2017
	Performance A	12,409.9	—	49,639.6	10.00	3/26/2017
	Performance B	12,409.9	—	49,639.6	10.00	3/26/2017
	Time	14,118.0	56,472.0	—	10.00	5/29/2017
	Performance A	7,941.0	—	31,764.0	10.00	5/29/2017
	Performance B	7,941.0	—	31,764.0	10.00	5/29/2017
Sharad B. Jiwanlal							8,360.4	$83,604
	Time	13,836.5	55,346.1	—	10.00	3/26/2017
	Performance A	7,782.7	—	31,130.7	10.00	3/26/2017
	Performance B	7,782.7	—	31,130.7	10.00	3/26/2017
	Time	7,059.0	28,236.0	—	10.00	5/29/2017
	Performance A	3,970.5	—	15,882.0	10.00	5/29/2017
	Performance B	3,970.5	—	15,882.0	10.00	5/29/2017
Edgar R. Nelson	Time	24,708.0	—	—	10.00	3/1/2009
	Performance A	6,948.8	—	6,948.8	10.00	3/1/2009
	Performance B	6,948.8	—	6,948.8	10.00	3/1/2009
	Time	9,412.0	—	—	10.00	3/1/2009
	Performance A	2,647.0	—	2,647.0	10.00	3/1/2009
	Performance B	2,647.0	—	2,647.0	10.00	3/1/2009
Giap Thanh-Nguyen	Time	22,353.5	89,414.0	—	10.00	10/22/2017
	Performance A	12,573.3	—	50,293.0	10.00	10/22/2017
	Performance B	12,573.3	—	50,293.0	10.00	10/22/2017

(1)	Options that expire on March 26, 2017 vest in equal 20% increments beginning on March 26, 2008, the first anniversary of the date of grant, and on each of the next four anniversaries of the date of grant. Options that expire on May 29, 2017 vest in equal 20% increments beginning on March 26, 2008 and on each of the next four anniversaries of the date of grant. Options that expire on October 22, 2017 vest in equal 20% increments beginning on October 22, 2008, the first anniversary of the date of grant, and on each of the next four anniversaries of the date of grant. Options that expire on October 13, 2018 vest in equal 20% increments beginning on October 13, 2009, the first anniversary of the date of grant, and on each of the next four anniversaries of the date of grant.
(2)	Options are exercisable in equal 20% increments if the EBITDA target for the applicable year is achieved and vest on the date that the Company’s financial statements for the applicable year are presented to the Committee.

(3)	The following table sets forth vesting information for the outstanding restricted stock awards for each named executive officer who held restricted stock at December 31, 2008. All restricted stock was awarded on March 26, 2007. See “Hawker Beechcraft Corporation Retention Program” in the narrative accompanying the Summary Compensation Table for further information.

Name	Number of Shares of Restricted Stock	Vesting Date
James K. Sanders	3,906.5	6/30/2009
	1,849.9	6/30/2010
Bradley A. Hatt	7,708.1	6/30/2009
	3,854.1	6/30/2010
Sharad B. Jiwanlal	4,180.2	6/30/2009
	4,180.2	6/30/2010

(4)	Market value is based on a per share value of $10.00 at December 31, 2008.
(5)	Mr. Schuster’s exercisable options expire on December 31, 2011, provided that the Board is satisfied with Mr. Schuster’s performance through the Transition Period. If the Board determines that Mr. Schuster’s performance through the Transition Period is not satisfactory, Mr. Schuster’s exercisable options will expire 90 days following the Separation Date.

Stock Vested During 2008

The following table provides information regarding vesting of restricted stock held by the named executive officers during the fiscal year ended December 31, 2008:

Name	Number of Shares Vested	Value Realized Upon Vesting(1)
James E Schuster	219,419.0	$2,428,632
Sidney E. Anderson(2)	—	—
James K. Sanders	5,448.1	68,101
Bradley A. Hatt	11,306.2	141,328
Sharad B. Jiwanlal	6,969.2	80,143
Edgar R. Nelson	16,446.0	164,460
Giap Thanh-Nguyen(2)	—	—

(1)	The value realized upon vesting is based on the fair market value on the date of vesting.
(2)	Messrs. Anderson and Nguyen were not employees before March 26, 2007 and, therefore, did not have restricted stock agreements under which restricted stock could vest.

Pension Benefits

During 2008, Messrs. Schuster, Sanders, Hatt, Jiwanlal and Nelson participated in the Hawker Beechcraft Corporation Retirement Income Plan for Salaried Employees (“Hawker Beechcraft Corporation RIP”). The plan generally provides benefits based upon eligible final average earnings and years of credited service. Final average earnings generally are based on the highest amount obtainable by averaging a participant’s monthly earnings for any 60 consecutive months of employment within the last 120 consecutive months of employment, exclusive of amounts that would exceed annual limits prescribed by the Department of the Treasury ($230,000 for 2008). We also have an Excess Pension Plan that provides the named executive officers with supplemental defined benefits that, when taken together with the benefits provided under the Hawker Beechcraft Corporation RIP, provide the benefits that the executive officer would have received under the Hawker Beechcraft Corporation RIP if the annual limits prescribed by the Department of the Treasury did not apply. This plan was closed to new participants as of December 31, 2006.

Monthly benefits under the Hawker Beechcraft Corporation RIP, for persons who retire on or after the normal retirement date, are computed based on the sum of:

•

1.8% of the participant’s final average earnings in excess of the monthly Social Security retirement benefit that the participant would be entitled to receive at the participant’s normal retirement date under the plan (the “estimated Social Security benefit”) multiplied by 1.8% of the number of years of the participant’s credited service, but not in excess of 20 years; plus

•

1.2% of the participant’s final average earnings in excess of the estimated Social Security benefit multiplied by 1.2% of the number of years of the participant’s credited service in excess of 20 years, but not in excess of 49 years.

However, the aggregate adjustment for Social Security may not exceed 60% of the participant’s estimated Social Security benefit.

Normal retirement under the plan will occur if the participant has reached age 65 and has five years of credited service. Participants may retire as early as age 55 with five years of credited service, subject to a reduction in benefits depending on the actual age of retirement and the time that payment of benefits commence. Benefits are paid in the form of a joint and survivor annuity unless, at the option of the participant with the consent of the participant’s spouse, a different form of benefits is selected, in which case benefits may be provided through a straight life annuity option payable until the participant’s death, or through one of several variations on the joint and survivor annuity or straight life annuity alternatives.

Pension Benefits

The following table provides information regarding Pension Benefits for the named executive officers as of December 31, 2008:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit
James E. Schuster	Retirement Income Plan for Salaried Employees - Qualified	9.3	$243,861
	Excess Pension Plan	9.3	1,573,452
Sidney E. Anderson(1)	Retirement Income Plan for Salaried Employees - Qualified	—	—
	Excess Pension Plan	—	—
James K. Sanders	Retirement Income Plan for Salaried Employees - Qualified	23.1	426,512
	Excess Pension Plan	23.1	491,566
Bradley A. Hatt	Retirement Income Plan for Salaried Employees - Qualified	16.3	281,593
	Excess Pension Plan	16.3	516,768
Sharad B. Jiwanlal	Retirement Income Plan for Salaried Employees - Qualified	3.5	87,798
	Excess Pension Plan	3.5	84,271
Edgar R. Nelson	Retirement Income Plan for Salaried Employees - Qualified	2.5	88,733
	Excess Pension Plan	2.5	124,452
Giap Thanh-Nguyen(1)	Retirement Income Plan for Salaried Employees - Qualified	—	—
	Excess Pension Plan	—	—

(1)	Messrs. Anderson and Nguyen were hired after January 1, 2007 and, therefore, do not participate in the defined benefit pension plans.

Nonqualified Deferred Compensation

Under the Hawker Beechcraft Excess Savings and Deferred Compensation Plan, selected members of management, including the named executive officers, may elect to defer up to 50% of their salary and 90% of the bonus payable under our management incentive plan, and directors who are not our employees or employees of the GS entities, the Onex entities, or their respective affiliates, may participate and defer up to 50% of their retainer fees. During 2008, Messrs. Schuster, Jiwanlal, Nelson and Nguyen participated. We provide a contribution equal to a maximum of four percent consistent with our matching contribution under the Savings Plan for Salaried Employees. Elections or changes from previous year elections for salary reduction, were made in November of the prior year, and elections or changes from previous year elections regarding deferral of bonuses under the management incentive plan must be made no later than November of the year preceding payment. Amounts deferred are invested, as determined by the executive, in one or more notional investments, and the value of the participant’s account is adjusted to reflect the performance of the notional investments. Payment of amounts held for the account of a participant commence in January following the year that the participant’s employment terminates and may be made in a lump sum or in installments payable over five, 10 or 15 years. Executives whose employment began after January 1, 2007, and who participate in the Retirement Income Savings feature within the HBC Savings and Investment Plan (“the RISP”), may also participate in this plan if the Company’s contribution to their RISP account exceeds the IRS allowable employer contribution amount of $11,500. Contributions in excess of the $11,500 limit are contributed to this deferred compensation plan. There is no additional 4% matching contribution by us for these excess contributions.

Nonqualified Deferred Compensation

The following table provides details regarding nonqualified deferred compensation under the plan for the named executive officers for the fiscal year ended December 31, 2008:

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Balance at December 31, 2008
James E. Schuster	$196,968	$48,478	$(65,089)	$305,771
Sidney E. Anderson(3)	—	—	—	—
James K. Sanders(3)	—	—	—	—
Bradley A. Hatt(3)	—	—	—	—
Sharad B. Jiwanlal	39,512	15,412	(18,250)	59,243
Edgar R. Nelson	51,828	12,789	(22,595)	74,003
Giap Thanh Nguyen	—	12,923	(2,234)	10,689

(1)	Amounts shown for registrant contributions represent the Company’s match of the executive’s deferred compensation, except for the amount shown for Mr. Nguyen. The amount shown for Mr. Nguyen is an amount contributed by the Company, and represents the excess of the amount the Company can contribute to his RISP account. This Company contribution for Mr. Nguyen does not receive an accompanying match.
(2)	Earnings amounts include no above-market earnings for 2008.
(3)	Messrs. Anderson, Sanders and Hatt were not participants in 2008.

Potential Payments Upon Termination or Change of Control

In this section, we describe payments that may be made to our named executive officers upon several events of termination, assuming the termination event occurred on December 31, 2008 (except as otherwise noted). The information in this section does not include information relating to the following:

•	Distributions under the Hawker Beechcraft Excess Savings and Deferred Compensation Plan—see “Nonqualified Deferred Compensation” above for information regarding this plan;

•

Other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including under our tax-qualified defined contribution and benefit plans; and

•	Short-term incentive payments that would not be increased due to the termination event.

Acceleration of Vesting Provisions Pertaining to Stock Options, Restricted Stock and HBC Retention Program Accounts

Under the HBI 2007 Stock Option Plan, in the event of merger, consolidation, statutory exchange of shares or sale or other disposition of 80% or more of the consolidated assets of HBI, all unexercisable or otherwise unvested options generally will immediately be deemed exercisable or otherwise vested and the committee may either (i) cancel the option and make payment to the option holder equal to the excess of the fair market value of the underlying shares over the aggregate exercise price of the option or (ii) provide for the issuance of substitute options or other awards that will preserve, as nearly as practicable, the economic terms of the options. The HBI 2007 Stock Option Plan also provides that in the event of the death or disability of a participant, a pro rata share of an additional 20% of the shares underlying the option will vest based on the number of days elapsed in the year prior to the termination of employment, but in the case of performance–vesting options, only if the EBITDA target for that year is met. If a participant’s employment is terminated by HBI or a subsidiary without “cause,” as defined in the plan, an additional 20% of the shares underlying the option that have not yet vested will vest, but, in the case of the performance–vesting options, only if the EBITDA target for the year in which the termination occurs is met. In connection with any other termination, all unvested options, and in the case of a participant whose employment has been terminated for cause, all vested but unexercised options, will be cancelled.

Under the HBC Retention Program, and with respect to HBI restricted stock awards, a participant’s account in the program or the participant’s shares of restricted stock will become fully vested if the participant’s employment is terminated without “cause,” or for “good reason,” in each case as defined in the program.

Summary of Estimated Potential Payments Upon Termination or Change in Control

The following table summarizes the estimated amounts due each of our named executive officers in each of the events described, assuming the termination occurred on December 31, 2008.

Name and Benefits	Change in Control	Involuntary Termination Not For Cause or Termination for Good Reason	Termination For Cause	Disability(1)	Death(2)
James E. Schuster
Severance Payment (3)	$321,068	$321,068	$321,068	$321,068	$—
Bonus Opportunity (3)	154,800	154,800	—	—	—
Benefit Continuance for One Year (estimated) (3)(4)	18,840	18,840	18,840	18,840	—
Raytheon Retention Payment(5)	2,198,932	2,198,932	—	2,198,932	2,198,932
Accelerated Vesting of Options(6)	—	—	—	—	—
Death Benefit Under Executive Life Insurance Policy	—	—	—	—	1,891,000

Subtotal	$2,693,640	$2,693,640	$339,908	$2,538,840	$4,089,932
Conditional Potential Payments(7)
Cash Payment	$1,000,000	$1,000,000	$—	$—	$—
Repurchase of Restricted Stock	750,000	750,000	—	—	—

Subtotal	$1,750,000	$1,750,000	$—	$—	$—
Potential Economic Benefit (8)
Release from Stock Purchase Obligation	1,249,343	1,249,343	—	—	—

Total Estimated Potential Payments	$5,692,983	$5,692,983	$339,908	$2,538,840	$4,089,932

Sidney E. Anderson
Severance Payment	$—	$—	$—	$—	$27,500
Bonus Opportunity	60,000	60,000	—	—	—
Benefit Continuance for One Year (estimated)	—	—	—	—	—
Accelerated Vesting of Options(6)	—	—	—	—	—
Death Benefit Under Executive Life Insurance Policy	—	—	—	—	990,000

Total Estimated Potential Payments	$60,000	$60,000	$—	$—	$1,017,500

James K. Sanders
Severance Payment(9)	$240,000	$240,000	$—		$—
Bonus Opportunity	72,400	72,400	—	—	—
Benefit Continuance for One Year (estimated)(4)(10)	8,899	8,899	—	—	—
Accelerated Vesting of Restricted Stock and HBC Retention Program	97,401	97,401	—	97,401	—
Accelerated Vesting of Options (6)	—	—	—	—	—
Death Benefit Under Executive Life Insurance Policy	—	—	—	—	826,000

Total Estimated Potential Payments	$418,700	$418,700	$—	$97,401	$826,000

Bradley A. Hatt
Severance Payment	$—	$—	$—	$—	$26,348
Bonus Opportunity	—	—	—	—	—
Benefit Continuance for One Year (estimated)	—	—	—	—	—
Accelerated Vesting of Restricted Stock and HBC Retention Program	195,638	195,638	—	195,638	—
Accelerated Vesting of Options (6)	—	—	—	—	—
Death Benefit Under Executive Life Insurance Policy	—	—	—	—	949,000

Total Estimated Potential Payments	$195,638	$195,638	$—	$195,638	$975,348

Sharad B. Jiwanlal
Severance Payment	$—	$—	$—	$—	$20,710
Bonus Opportunity	—	—	—	—	—
Benefit Continuance for One Year (estimated)	—	—	—	—	—
Accelerated Vesting of Restricted Stock and HBC Retention Program	130,425	130,425	—	130,425	—
Accelerated Vesting of Options (6)	—	—	—	—	—
Death Benefit Under Executive Life Insurance Policy	—	—	—	—	746,000

Total Estimated Potential Payments	$130,425	$130,425	$—	$130,425	$766,710

Edgar R. Nelson(11)
Severance Payment	N/A	$268,528	N/A	N/A	N/A
Bonus Opportunity	N/A	47,100	N/A	N/A	N/A
Benefit Continuance for One Year (estimated)(4)	N/A	14,120	N/A	N/A	N/A
Accelerated Vesting of Restricted Stock and HBC Retention Program	N/A	—	N/A	N/A	N/A
Accelerated Vesting of Options (6)	N/A	—	N/A	N/A	N/A
Death Benefit Under Executive Life Insurance Policy	N/A	—	N/A	N/A	N/A

Total Estimated Potential Payments	$—	$329,748	$—	$—	$—

Giap Thanh Nguyen
Severance Payment	$—	$—	$—	$—	$29,167
Bonus Opportunity	—	—	—	—	—
Benefit Continuance for One Year (estimated)	—	—	—	—	—
Accelerated Vesting of Options (6)	—	—	—	—	—
Death Benefit Under Executive Life Insurance Policy	—	—	—	—	1,050,000

Total Estimated Potential Payments	$—	$—	$—	$—	$1,079,167

(1)	In the event of the disability of an executive officer, the executive officer, if he or she elected Long Term Disability coverage under the benefit plan elections, will be entitled to receive payments under that benefit and will be permitted to continue benefits coverage during the disability period.
(2)	In the event of the death of an executive officer, one month’s salary is generally paid to the surviving spouse, or other beneficiary/estate if there is no surviving spouse.
(3)	These payments and benefits to Mr. Schuster are provided for in his Separation Agreement and are not subject to, or contingent upon, his continued service or performance level determination by the Board of Directors.
(4)	Benefit continuance for one year assumes the separated NEO elects to receive payments of severance pay on the same schedule as current employees and not as a lump sum and is estimated based on the Company’s portion of 2009 premiums that will be paid for medical, dental, vision, and employee assistance programs, and the Company’s 2008 premiums for executive life insurance. The Company may, at its discretion, continue or discontinue excess liability insurance coverage through the remainder of the policy period in which a separation may occur. The Company may also, at it discretion, continue excess liability insurance coverage into the next policy period if the separated individual is still considered part of the Group, as defined under the policy. This would generally require the continuance of services as a consultant or other non-permanent arrangement. Such amounts are not included in the benefits continuance amounts above.
(5)	Under the terms of the Raytheon Retention agreement, this payment will be made by Raytheon upon Raytheon’s determination that Mr. Schuster has satisfied the obligations under that agreement. Funds for such payment would be requested from Raytheon by the Company and then paid to Mr. Schuster within 20 days after such request for payment. Under the Raytheon Retention Letter agreement, if any payment by Raytheon to or for the benefit of Mr. Schuster becomes subject to excise taxes under Section 4999 of the Internal Revenue Code, or interest or penalties are incurred by Mr. Schuster with respect to such excise tax, he will receive an additional payment from Raytheon for the excise taxes, interest and penalties, and for additional taxes paid by him as a result of this payment. This provision would not apply, however, if the net after-tax benefit of the payment is less than $50,000 as compared to the net after-tax benefit he would receive if Raytheon’s payment to him was reduced to a level that would eliminate the excise taxes, in which case the payment will be so reduced.
(6)	The value of any accelerated vesting of options at December 31, 2008 is zero, based on the value of the equity and the option price for any of the options granted to the named executives. Accelerated vesting of options occurs in varying percentages, ranging from zero to 100%, depending on the nature of the termination.
(7)	Under the terms of Mr. Schuster’s Separation Agreement, these payments are contingent upon his completing the Transition Period (as defined in the Separation Agreement) and the HBI Board’s determination that he has performed satisfactorily through the Transition Period.
(8)	Mr. Schuster’s Separation Agreement releases him from an obligation to purchase 124,934.4 shares of common stock at a purchase price of $10.00 per share, provided that he serves through the Transition Period and the Board is satisfied with Mr. Schuster’s performance during the Transition Period.
(9)	Mr. Sanders would receive severance pay only if the Company terminated his employment for a reason other than “for cause” within 18 months of November 7, 2008, when this pay arrangement was approved.
(10)	Benefit Continuance for one year after Mr. Sanders’ termination would be available to him only if he elected to receive his severance pay over a twelve-month period, and did not elect a lump sum payment of the severance pay.
(11)	Mr. Nelson retired from the Company effective December 1, 2008. His Separation Agreement provides that Mr. Nelson will receive salary continuance payments and benefits coverage for 12 months, beginning in December 2008. The Company will also pay him a 2008 MIP payment.

Item 12.	Security Ownership and Certain Beneficial Owners and Management and Related Stockholder Matters

All of the issued and outstanding capital stock of Hawker Beechcraft Notes Company is owned by Hawker Beechcraft Acquisition Company, LLC, and all of the limited liability company interests of Hawker Beechcraft Acquisition Company, LLC are owned by Hawker Beechcraft, Inc. (“HBI”). The following table sets forth information with respect to the ownership of HBI as of February 25, 2009 for:

•	each person who owns beneficially more than 5% of HBI’s outstanding common stock;

•	each member of the HBI board of directors;

•	each of our named executive officers; and

•	all our executive officers and directors as a group.

Name and Address of Beneficial Owner:(1)	Number of Shares Beneficially Owned(2)	Percentage Owned(2)
GS Capital Partners(3) 85 Broad Street, New York, NY 10004	52,000,000.0	48%
Onex Investment Corp.(4) 712 Fifth Avenue, New York, NY 10019	52,000,000.0	48%
Sanjeev K. Mehra, Director and Chairman of the Board(5)	52,000,000.0	48%
Brian Barents, Director(6)	14,250.0	*
Donald G. Cook, Director(7)	12,550.0	*
John F.X. Daly, Director(5)	52,000,000.0	48%
David R. Hirsch, Director(8)	52,000,000.0	48%
Leo F. Mullin, Director(9)	72,675.0	*
Nigel S. Wright, Director(8)	52,000,000.0	48%
James E. Schuster(10)	1,173,310.4	1%
Sidney E. Anderson	—	*
Bradley A. Hatt(11)	180,039.4	*
Sharad B. Jiwanlal(12)	115,300.1	*
Giap Thanh Nguyen(13)	76,500.0	*
James K. Sanders(14)	178,417.6	*
Edgar R. Nelson(15)	53,311.6	*
All directors and executive officers as a group (20) persons(16)	106,141,842.4	99%

(*)	Less than one percent.
(1)	Unless otherwise indicated, the address of each person listed is c/o Hawker Beechcraft Acquisition Company, LLC, 10511 East Central, Wichita, Kansas 67206.
(2)	The amounts and percentages of common stock beneficially owned are reported on the basis of outstanding shares of common stock (including 96,687 shares of restricted stock) on February 25, 2009, and in accordance with regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities to which that person has a right to acquire beneficial ownership within 60 days of February 25, 2009. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s ownership percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.
(3)

Shares held include shares held by the following entities (collectively, the “GS Funds”): GS Capital Partners VI Fund, L.P., 24,273,116 shares; GS Capital Partners VI Offshore, L.P., 20,189,524 shares; GS Capital Partners VI Parallel, L.P., 6,674,693 shares; and GS Capital Partners VI GmbH & Co. KG, 862,667 shares. Each of the GS Funds has a mailing address c/o Goldman, Sachs & Co., 85 Broad Street, 10th Floor, New York, NY 10004. Affiliates of The Goldman Sachs Group, Inc. are the general partner, managing general partner or investment manager of each of the GS Funds, and each of the GS Funds shares voting and investment power with certain of its respective affiliates. Each of the GS Funds is affiliated with or managed by Goldman, Sachs & Co., a wholly owned subsidiary of The Goldman Sachs Group, Inc. Each of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. disclaims beneficial ownership of the shares owned by each of the GS Funds, except to the extent of their pecuniary interest therein, if any.

(4)	Shares held include shares held by the following Onex entities: 1597257 Ontario, Inc., 1,164,320 shares; Onex Partners II LP, 29,875,678 shares; Onex Partners II GP LP, 346,800 shares; Onex US Principals LP, 583,855 shares; and Onex HBI Holdings II Limited S.a.r.l., 20,029,347 shares. Voting and investment decisions with regard to all of the HBI shares held by the Onex entities are made by Onex Corporation.
(5)	Messrs. Mehra and Daly are Managing Directors of Goldman, Sachs & Co. and disclaim beneficial ownership of shares held by the GS Funds except to the extent of their pecuniary interests in these shares, if any. They hold no shares directly.
(6)	Includes 10,000 shares underlying stock options General Barents hold that are exercisable or will become exercisable within 60 days of February 25, 2009.
(7)	Includes 10,000 shares underlying stock options General Cook hold that are exercisable or will become exercisable within 60 days of February 25, 2009.
(8)	Messrs. Hirsch and Wright disclaim beneficial ownership of shares held by the Onex entities except to the extent of their pecuniary interests in these shares, if any. They hold no shares directly.
(9)	Includes 18,000 shares underlying stock options Mr. Mullin holds that are currently exercisable or will become exercisable within 60 days of February 25, 2009.
(10)	Includes 791,226.2 shares underlying stock options that are currently exercisable or will become exercisable within 60 days of February 25, 2009 and 124,934.4 shares of common stock that Mr. Schuster has the obligation to purchase in accordance with the terms of his Employment Agreement.
(11)	Includes 11,562.2 shares of restricted stock, as to all of which Mr. Hatt has voting power, and 113,063.9 shares underlying stock options that are currently exercisable or will become exercisable within 60 days of February 25, 2009.
(12)	Includes 8,360.4 shares of restricted stock, as to all of which Mr. Jiwanlal has voting power, and 65,297.4 shares underlying stock options that are currently exercisable or exercisable within 60 days of February 25, 2009.
(13)	Includes 47,500 shares underlying stock options Mr. Nguyen holds that are currently exercisable or will become exercisable within 60 days of February 25, 2009.
(14)	Includes 5,756.4 shares of restricted stock, as to all of which Mr. Sanders has voting power, and 114,415.2 shares underlying stock options that are currently exercisable or will become exercisable within 60 days of February 25, 2009.
(15)	Includes 53,311.6 shares underlying stock options that are currently exercisable or will become exercisable within 60 days of February 25, 2009.
(16)	Includes 1,320,802.6 shares underlying stock options that are currently exercisable or will become exercisable within 60 days of February 25, 2009.

Item 13.	Certain Relationships and Related Transactions

Hawker Beechcraft, Inc. Employee Equity Investment Plan

Hawker Beechcraft Corporation (“HBC”), the principal operating subsidiary of HBAC, had Employment Agreements with James E. Schuster, CEO, and James K. Sanders, who was then HBC’s Vice President and Chief Financial Officer. Among other things, the Employment Agreements provided that, with the executive officers’ consent, up to 50 percent of the executives’ annual bonuses could be paid in common stock of Hawker Beechcraft, Inc. (“HBI”), HBAC’s parent company. Annual bonuses are paid to all HBAC and HBC executive officers under the Hawker Beechcraft Management Incentive Plan (“MIP”). Following the payment of bonuses under the MIP, the Board of Directors of HBI determined to provide all executive officers the opportunity to invest up to an amount equal to 50 percent of their respective MIP bonuses in HBI common stock at a purchase price of $12.50 per share. On March 28, 2008, the following additional investments were made by certain executive officers who elected to make additional investments:

Name	Number of Shares Purchased	Aggregate Purchase Price
James K. Sanders	10,000	$125,000
Sharad B. Jiwanlal	8,000	100,000
Giap Thanh Nguyen	4,000	50,000
Edgar R. Nelson	2,000	25,000
Gail E. Lehman	2,500	31,250
William E. Brown	1,000	12,500

Amended and Restated Shareholders Agreement

The Amended and Restated Shareholders Agreement among the GS entities, the Onex entities and the management HBI shareholders described in Item 10 above under “Directors and Executive Officers of HBI” includes limitations on the transferability of the parties’ respective holdings of HBI equity securities. In addition, the agreement generally provides preemptive rights to the parties with respect to new issues of HBI equity securities; the right to participate in sales of HBI shares by the GS entities or the Onex entities; and the right of the holders of at least 65% of HBI common stock who wish to sell all of their HBI equity securities to compel the other holders to sell all of their HBI equity securities.

In addition, the Amended and Restated Shareholders Agreement provides certain demand registration rights to the GS entities and the Onex entities and piggyback registration rights to the parties to the agreement. The agreement generally also provides to HBI the ability to purchase shares held by a management shareholder upon termination of the management shareholder’s employment and provides a management shareholder the right to sell his or her HBI shares to HBI upon termination of his or her employment, if HBI elects to repurchase the shares. The agreement also requires the consent of the GS and Onex entities in connection with a variety of material corporate transactions, and the consent of the GS entities with respect to specified strategic planning, budgeting, contractual and business expansion matters.

Some of the provisions of the Amended and Restated Shareholders Agreement described above will terminate upon an initial public offering of equity securities of HBI or any of its subsidiaries.

Transactions with the GS Entities and Their Affiliates

GS Capital Partners VI, L.P. and other private equity funds affiliated with Goldman, Sachs & Co. own approximately 49% of the issued and outstanding common stock of HBI. We have filed a “market-making” registration statement under the Securities Act in order to enable Goldman, Sachs & Co. to engage in market-making activities for the notes. Goldman Sachs & Co., acted as an Initial Purchaser in the 2007 offering of the outstanding notes. Goldman Sachs Credit Partners L.P., an affiliate of GS Capital Partners VI, L.P. and its related investment funds, acted as the joint lead arranger, joint book runner, syndication agent and a lender under our senior secured credit facilities. In addition, Goldman, Sachs & Co., Goldman Sachs Credit Partners L.P. and its affiliates may in the future engage in commercial banking, investment banking or other financial advisory transactions with us and our affiliates.

Goldman Sachs Credit Partners L.P. (“GSCP”) is an affiliate of the Goldman Sachs entities that collectively own approximately 49% of the HBI common stock. In December 2008, upon approval by the respective Boards of Directors and Sole Member (in the case of HBAC), HBAC, HBI and a subsidiary of HBC engaged GSCP to provide services in connection with amending the Credit Agreement. We paid GSCP fees of $0.5 million in December 2008 for these services, an amount that was more favorable to us than amounts that are customarily charged by our credit agreement agent. We consider the transaction an arms-length transaction.

Transactions with the Onex Entities and Their Affiliates

Onex Partners II LP and its affiliated entities own approximately 49% of the issued and outstanding common stock of HBI.

Affiliates of Onex Partners II LP currently own a controlling interest in Spirit AeroSystems Holdings, Inc. (“Spirit”), one of our suppliers. Spirit supplies certain components for our Hawker aircraft. We believe that purchases of components from Spirit are based on standard market terms. Onex has advised us that less than 1% of Spirit’s revenues are derived from sales to us.

Management Services Arrangement

We entered into a management services arrangement with the investment managers of GS Capital Partners VI, L.P., and its related funds, and of Onex Partners II LP, respectively, effective upon the closing of the Acquisition. Under the arrangement, we pay these parties an annual aggregate fee of $2.0 million, plus reasonable out-of-pocket expenses, as compensation for various advisory services. This fee is shared equally by the two sets of investment managers. We also agreed to indemnify these parties and their affiliates for liabilities arising from their actions under the management services arrangement. In addition, in consideration of services performed in connection with the Acquisition, we paid GS Capital Partners VI, L.P. and Onex Partners II LP an aggregate one-time fee of $25.0 million upon closing of the Acquisition.

Related Party Transaction Limitations

The Amended and Restated Shareholders Agreement provides that, unless approved by one of the outside directors, we will not enter into any transaction with an HBI shareholder or any of the shareholder’s affiliates. This prohibition, which relates to the GS entities, the Onex entities, all HBI directors and the named executive officers, does not apply to the following transactions:

•

A transaction consummated in good faith on terms that are no less favorable to us than would have been obtained in a comparable transaction with an unrelated third party, and that has been approved by a majority of the members of the HBI Board of Directors who do not have any direct or indirect interest in the transaction and are not affiliated with any person that has a direct or indirect interest in the transaction;

•	Any employment agreement entered in the ordinary course of business with the approval of the HBI Board of Directors;

•	The fees payable to the GS entities and the Onex entities under the management services arrangement described above under “Management Services Arrangement”;

•	Several agreements entered into in connection with the Acquisition that are described elsewhere in this Annual Report on Form 10-K;

•

Specified transactions with any nationally recognized commercial or investment bank or their affiliates, including those commercial banking, investment banking or other financial advisory transactions and contemplated transactions described above under “Transactions with the GS Entities and Their Affiliates”; and

•

Transactions with Spirit of the nature described above under “Transactions with the Onex Entities and Their Affiliates,” which a majority of the disinterested members of the HBI Board of Directors reasonably determines are on commercially reasonable terms.

In addition, HBI has a conflict of interest policy covering, among others, employees and HBI directors, including the named executive officers. If a person covered by the policy is involved in any current or contemplated financial or other interest, relationship, transaction, activity or situation which gives rise to an actual or potential conflict of interest, the person must report the conflict of interest to the Ethics Officer designated by HBI. In the case of employees, our Vice President, General Counsel has the authority regarding determinations, resolutions and corrective actions with respect to conflicts of interest. With regard to HBI directors, our Vice President, General Counsel will consult with members of management reporting directly to the Chief Executive Officer as necessary to address any conflicts.

Under the policy, a “conflict of interest” generally may exist when a person covered by the policy has a direct or indirect personal interest in a transaction or situation that appears to affect his or her judgment and divides his or her loyalties between two or more competing interests. For the purposes of determining whether a conflict of interest exists, a family member’s activities and interests will be deemed to be the same as those of the person covered by the policy. Family members include spouses or domestic partners, parents, grandparents, or an individual who acts in any of those capacities, children or grandchildren (including through adoptive or foster relationships), siblings, dependent relatives or those similar relationships created by marriage (in-laws).

Item 14.	Principal Accountant Fees and Services

INDEPENDENT AUDITORS: AUDIT AND NON-AUDIT FEES

The following table sets forth the fees and expenses billed by PricewaterhouseCoopers LLP for audit, audit-related, tax and all other services rendered for the year ended December 31, 2008 and the nine months ended December 31, 2007:

(In millions)	2008	2007
Audit Fees(1)	$2.2	$3.2
Audit-Related Fees(2)	0.2	0.4
Tax Fees(3)	0.4	0.2
All Other Fees	—	—

Total	$2.8	$3.8

(1)	Represents fees and expenses for professional services provided in connection with the audit of our annual audited financial statements and review of our quarterly financial statements, advice on accounting matters directly related to the audit and audit services provided in connection with other statutory or regulatory filings.
(2)	Represents fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of Hawker Beechcraft’s financial statements and not reported under “Audit Fees.” For 2008, these fees were primarily for audits of financial statements of employee benefit plans and airport authority lease audits. For 2007, these fees were primarily for audits of financial statements of employee benefit plans and advisory services for a potential divestiture.
(3)	Represents fees and expenses for tax compliance, tax advice or tax planning. For 2008, primarily relates to services relating to the research and development credit for domestic tax compliance and for an analysis of the transaction costs incurred as a result of the Acquisition. For 2007, primarily relates to services relating to the research and development credit for domestic tax compliance.

The Audit Committee approves in advance all audit and non-audit services to be provided by the independent auditors. The Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve services. Any such pre-approvals are disclosed to and reviewed by the Audit Committee at its next scheduled meeting.

Part IV

Item 15.	Exhibits and Financial Statement Schedules

(a)	List of documents filed as part of this report:

(1)	The following financial statements of Hawker Beechcraft Acquisition Company, LLC, supplemental information and report of independent registered public accounting firm are included in this Form 10-K:

•	Consolidated Statements of Financial Position at December 31, 2008 and 2007

•	Consolidated Statements of Operations for the Year Ended December 31, 2008, the Nine Months Ended December 31, 2007, the Three Months Ended March 25, 2007 and the Year Ended December 31, 2006

•

Consolidated Statements of Equity and Other Comprehensive Income for the Year Ended December 31, 2008, the Nine Months Ended December 31, 2007, the Three Months Ended March 25, 2007 and the Year Ended December 31, 2006

•	Consolidated Statements of Cash Flows for the Year Ended December 31, 2008, the Nine Months Ended December 31, 2007, the Three Months Ended March 25, 2007 and the Year Ended December 31, 2006

•	Notes to Consolidated Financial Statements

•	Reports of PricewaterhouseCoopers LLP on the Company’s financial statements filed as a part hereof are included in Item 8 of this Form 10-K.

(2)	List of financial statement schedules:

•	Schedule II – Valuation and Qualifying Accounts

All other schedules have been omitted because they are not required, not applicable or the information is otherwise included.

(3)	Exhibits:

The following list of exhibits includes exhibits submitted with this Form 10-K as filed with the SEC and those incorporated by reference to other filings.

EXHIBIT INDEX

[NOTE: The file number for the Registration Statement on Form S-4 is 333-147828.]

Exhibit Number	Description
3.1.1	Certificate of Incorporation of Hawker Beechcraft Notes Company (incorporated by reference to Exhibit No. 3.1.1 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.1.2	By-laws of Hawker Beechcraft Notes Company (incorporated by reference to Exhibit No. 3.1.2 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.2.1	Certificate of Formation of Raytheon Aircraft Acquisition Company LLC (incorporated by reference to Exhibit No. 3.2.1 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.2.2	Certificate of Amendment of the Certificate of Formation of Raytheon Aircraft Acquisition Company LLC, changing its name to Hawker Beechcraft Acquisition Company, LLC (incorporated by reference to Exhibit No. 3.2.2 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.2.3	Limited Liability Company Agreement of Hawker Beechcraft Acquisition Company, LLC (incorporated by reference to Exhibit No. 3.2.3 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

Exhibit Number	Description

4.1	Senior Indenture, dated March 26, 2007, among Hawker Beechcraft Acquisition Company, LLC, Hawker Beechcraft Notes Company, the subsidiary guarantors named therein, and Wells Fargo Bank, N.A., as trustee, including Form of 8.5% Senior Fixed Rate Notes due April 1, 2015 and Form of 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015 (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

4.2	Senior Subordinated Indenture, dated March 26, 2007, among Hawker Beechcraft Acquisition Company, LLC, Hawker Beechcraft Notes Company, the subsidiary guarantors named therein, and Wells Fargo Bank, N.A., as trustee, including Form of 9.75% Senior Subordinated Notes due April 1, 2017 (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

4.3	Registration Rights Agreement, dated March 26, 2007, among Hawker Beechcraft Acquisition Company, LLC, Hawker Beechcraft Notes Company, the subsidiary guarantors named therein, Goldman, Sachs & Co., and Credit Suisse Securities (USA) LLC (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

4.4	Hawker Beechcraft, Inc. Amended and Restated Shareholders’ Agreement, dated as of May 3, 2007, by and between Hawker Beechcraft, Inc., Onex, GSCP and Management Shareholders (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on February 28, 2008).

4.5	Instrument of Resignation, Appointment and Acceptance, dated as of October 15, 2008, by and among Hawker Beechcraft Acquisition Company, LLC, Hawker Beechcraft Notes Company, Deutsche Bank National Trust Company, and Wells Fargo Bank, N.A. (8.5% Senior Fixed Rate Notes due 2015, 8.875%/9.625% Senior PIK Election Notes due 2015, and 9.750% Senior Subordinated Notes due 2017) (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 7, 2008).

10.1	Credit Agreement, dated March 26, 2007, among Hawker Beechcraft, Inc., Hawker Beechcraft Acquisition Company, LLC, Hawker Beechcraft Limited, each subsidiary of Hawker Beechcraft, Inc. as may from time to time become parties thereto, the Lenders named therein, Credit Suisse as LC Facility Issuing Bank, Credit Suisse, as administrative agent and collateral agent, Goldman Sachs Credit Partners L.P., as syndication agent, and Citibank North America, Inc., as documentation agent and other parties thereto from time to time (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.2**	First Amendment to Credit Agreement, dated as of December 18, 2008, by and among Hawker Beechcraft Acquisition Company, LLC, Hawker Beechcraft, Inc. and Hawker Beechcraft, Limited (collectively, the “Borrowers”) the financial institutions party thereto, as the Lenders, the Guarantors from time to time party thereto, Credit Suisse, as Administrative Agent and Collateral Agent and Goldman Sachs Credit Partners, L.P., as Auction Manager.

10.3	U.S. Pledge and Security Agreement, dated March 26, 2007, among Hawker Beechcraft, Inc., Hawker Beechcraft Acquisition Company, LLC, the subsidiary parties named therein, and Credit Suisse (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.4	Stock Purchase Agreement, dated December 20, 2006, by and among Raytheon Company, Raytheon Aircraft Holdings, Inc., Raytheon Aircraft Services Limited, Hawker Beechcraft Corporation, and Greenbulb Limited (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.5	Asset and Business Transfer Agreement, dated December 20, 2006, by and among Raytheon Aircraft Services Limited and Greenbulb Limited (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.6.1	*Employment Agreement, dated March 26, 2007, by and between Hawker Beechcraft Corporation and James E. Schuster (incorporated by reference to Exhibit 10.5.1 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

Exhibit Number	Description

10.6.2	*Stock Purchase Agreement, dated March 26, 2007, by and between Hawker Beechcraft, Inc. and James E. Schuster (incorporated by reference to Exhibit 10.5.2 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.6.3	*Letter Agreement Relating to Retention Bonus, dated July 27, 2006, by and between Raytheon Company and James E. Schuster (incorporated by reference to Exhibit 10.5.3 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.6.4	*Amendment to Employment Agreement of James E. Schuster, dated as of May 9, 2008 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2008, filed with the Securities and Exchange Commission on August 5, 2008).

10.7	*Form of Hawker Beechcraft, Inc. Restricted Stock Award Agreement, dated March 26, 2007 (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.8	*Hawker Beechcraft, Inc. 2007 Stock Option Plan (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.9.1	*Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Time-Vesting) (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.9.2	*Form of Hawker Beechcraft, Inc. 2008 Nonqualified Stock Option Agreement (Time Vesting) (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2008, filed with the Securities and Exchange Commission on May 7, 2008).

10.10.1	*Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Performance-Vesting Type A) (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.10.2	*Form of Hawker Beechcraft, Inc. 2008 Nonqualified Stock Option Agreement (Performance Vesting A) (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2008, filed with the Securities and Exchange Commission on May 7, 2008).

10.11.1	*Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Performance-Vesting Type B) (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.11.2	*Form of Hawker Beechcraft, Inc. 2008 Nonqualified Stock Option Agreement (Performance Vesting B) (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2008, filed with the Securities and Exchange Commission on May 7, 2008).

10.12.1	*Employment Agreement, dated March 26, 2007, by and between Hawker Beechcraft Corporation and James K. Sanders (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.12.2	*Amendment to Employment Agreement of James K. Sanders, dated as of May 9, 2008 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended August 5, 2008).

10.13	*Form of Letter Agreement Relating to Retention Bonus, dated July 26, 2006 (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.14	*Form of Hawker Beechcraft, Inc. Election Agreement, dated March 20, 2007 (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.15.1	*Form of Hawker Beechcraft, Inc. Employee Equity Investment Plan Employee Subscription Agreement, dated March 26, 2007 (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

Exhibit Number	Description

10.15.2	*Form of 2008 Hawker Beechcraft, Inc. Employee Equity Investment Plan Subscription Agreement (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2008, filed with the Securities and Exchange Commission on May 7, 2008).

10.16	*Hawker Beechcraft Corporation Retention Program, adopted March 26, 2007 (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.17.1	*Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement Relating to 2007 option grants to certain directors (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.17.2	*Form of Hawker Beechcraft, Inc. 2008 Nonqualified Stock Option Agreement for Directors (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2008, filed with the Securities and Exchange Commission on May 7, 2008).

10.18.1	*Hawker Beechcraft Excess Savings and Deferred Compensation Plan (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.18.2	*Hawker Beechcraft Excess Savings and Deferred Compensation Plan as amended and restated April 23, 2008 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended August 5, 2008).

10.19	*Hawker Beechcraft Corporation Retirement Income Plan for Salaried Employees, as amended March 26, 2007 (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.20	*Hawker Beechcraft Corporation Excess Pension Plan (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on February 28, 2008).

10.21.1	*Hawker Beechcraft, Inc. Employee Equity Investment Plan (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on February 28, 2008).

10.21.2	*Form of Hawker Beechcraft, Inc. Employee Equity Investment Plan as amended and restated May 9, 2008 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended August 5, 2008).

10.22**	*Separation of Employment Agreement and General Release, by and between Hawker Beechcraft Corporation, Hawker Beechcraft, Inc. and Edgar R. Nelson, dated as of November 19, 2008.

10.23.1**	*Separation Agreement, by and between Hawker Beechcraft Corporation and James E. Schuster, dated as of November 21, 2008.

10.23.2**	*Amended and Restated Separation Agreement, by and between Hawker Beechcraft Corporation and James E. Schuster, dated as of February 19, 2009.

10.24**	*Letter Agreement, by and between Hawker Beechcraft Corporation and James K. Sanders, dated as of December 18, 2008.

10.25.1**	*Hawker Beechcraft Savings and Investment Plan.

10.25.2**	*First Amendment, dated as of December 30, 2008 to Hawker Beechcraft Savings and Investment Plan.

10.26	*Form of 2008 Joinder Agreement to the Amended and Restated Shareholders’ Agreement dated as of May 3, 2007 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2008, filed with the Securities and Exchange Commission on May 7, 2008).

12.1**	Computation of Ratio of Earnings to Fixed Charges.

21.1**	List of Subsidiaries.

Exhibit Number	Description

31.1.1**	Certifications of the Principal Executive Officer of Hawker Beechcraft Acquisition Company, LLC.

31.1.2**	Certifications of the Principal Executive Officer of Hawker Beechcraft Notes Company.

31.1.3**	Certifications of the Principal Financial Officer of Hawker Beechcraft Acquisition Company, LLC.

31.1.4**	Certifications of the Principal Financial Officer of Hawker Beechcraft Notes Company.

32.1.1**	Certification of the Principal Executive Officer of Hawker Beechcraft Acquisition Company, LLC.

32.1.2**	Certification of the Principal Executive Officer of Hawker Beechcraft Notes Company.

32.1.3**	Certification of the Principal Financial Officer of Hawker Beechcraft Acquisition Company, LLC.

32.1.4**	Certification of the Principal Financial Officer of Hawker Beechcraft Notes Company.

*	Management contract, compensatory plan or arrangement required to be filed as an exhibit to this form.
**	Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the date indicated.

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

By:	Hawker Beechcraft, Inc., its Sole Member

By:	/s/ Sidney E. Anderson
Sidney E. Anderson, Vice President and Chief Financial Officer

Date: February 25, 2009

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

/s/ James D. Knight	Vice President and Controller	February 25, 2009
James D. Knight	(Principal Accounting Officer)

/s/ Sidney E. Anderson	Vice President and Chief	February 25, 2009
Sidney E. Anderson	Financial Officer
(Principal Financial Officer)

/s/ James E. Schuster	President	February 25, 2009
James E. Schuster	(Principal Executive Officer)

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the date indicated.

HAWKER BEECHCRAFT NOTES COMPANY

By:	/s/ Sidney E. Anderson
Sidney E. Anderson, Vice President and Chief Financial Officer

Date: February 25, 2009

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

/s/ James D. Knight	(Principal Accounting Officer)	February 25, 2009
James D. Knight

/s/ Sidney E. Anderson	Vice President and Chief	February 25, 2009
Sidney E. Anderson	Financial Officer; Director
(Principal Financial Officer)

/s/ James E. Schuster	Chief Executive Officer	February 25, 2009
James E. Schuster	(Principal Executive Officer)

EXHIBIT INDEX

[NOTE: The file number for the Registration Statement on Form S-4 is 333-147828.]

Exhibit Number	Description
3.1.1	Certificate of Incorporation of Hawker Beechcraft Notes Company (incorporated by reference to Exhibit No. 3.1.1 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.1.2	By-laws of Hawker Beechcraft Notes Company (incorporated by reference to Exhibit No. 3.1.2 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.2.1	Certificate of Formation of Raytheon Aircraft Acquisition Company LLC (incorporated by reference to Exhibit No. 3.2.1 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.2.2	Certificate of Amendment of the Certificate of Formation of Raytheon Aircraft Acquisition Company LLC, changing its name to Hawker Beechcraft Acquisition Company, LLC (incorporated by reference to Exhibit No. 3.2.2 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.2.3	Limited Liability Company Agreement of Hawker Beechcraft Acquisition Company, LLC (incorporated by reference to Exhibit No. 3.2.3 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

4.1	Senior Indenture, dated March 26, 2007, among Hawker Beechcraft Acquisition Company, LLC, Hawker Beechcraft Notes Company, the subsidiary guarantors named therein, and Wells Fargo Bank, N.A., as trustee, including Form of 8.5% Senior Fixed Rate Notes due April 1, 2015 and Form of 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015 (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

4.2	Senior Subordinated Indenture, dated March 26, 2007, among Hawker Beechcraft Acquisition Company, LLC, Hawker Beechcraft Notes Company, the subsidiary guarantors named therein, and Wells Fargo Bank, N.A., as trustee, including Form of 9.75% Senior Subordinated Notes due April 1, 2017 (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

4.3	Registration Rights Agreement, dated March 26, 2007, among Hawker Beechcraft Acquisition Company, LLC, Hawker Beechcraft Notes Company, the subsidiary guarantors named therein, Goldman, Sachs & Co., and Credit Suisse Securities (USA) LLC (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

4.4	Hawker Beechcraft, Inc. Amended and Restated Shareholders’ Agreement, dated as of May 3, 2007, by and between Hawker Beechcraft, Inc., Onex, GSCP and Management Shareholders (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on February 28, 2008).

4.5	Instrument of Resignation, Appointment and Acceptance, dated as of October 15, 2008, by and among Hawker Beechcraft Acquisition Company, LLC, Hawker Beechcraft Notes Company, Deutsche Bank National Trust Company, and Wells Fargo Bank, N.A. (8.5% Senior Fixed Rate Notes due 2015, 8.875%/9.625% Senior PIK Election Notes due 2015, and 9.750% Senior Subordinated Notes due 2017) (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 7, 2008).

10.1	Credit Agreement, dated March 26, 2007, among Hawker Beechcraft, Inc., Hawker Beechcraft Acquisition Company, LLC, Hawker Beechcraft Limited, each subsidiary of Hawker Beechcraft, Inc. as may from time to time become parties thereto, the Lenders named therein, Credit Suisse as LC Facility Issuing Bank, Credit Suisse, as administrative agent and collateral agent, Goldman Sachs Credit Partners L.P., as syndication agent, and Citibank North America, Inc., as documentation agent and other parties thereto from time to time (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.2**	First Amendment to Credit Agreement, dated as of December 18, 2008, by and among Hawker Beechcraft Acquisition Company, LLC, Hawker Beechcraft, Inc. and Hawker Beechcraft, Limited (collectively, the “Borrowers”) the financial institutions party thereto, as the Lenders, the Guarantors from time to time party thereto, Credit Suisse, as Administrative Agent and Collateral Agent and Goldman Sachs Credit Partners, L.P., as Auction Manager.

10.3	U.S. Pledge and Security Agreement, dated March 26, 2007, among Hawker Beechcraft, Inc., Hawker Beechcraft Acquisition Company, LLC, the subsidiary parties named therein, and Credit Suisse (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.4	Stock Purchase Agreement, dated December 20, 2006, by and among Raytheon Company, Raytheon Aircraft Holdings, Inc., Raytheon Aircraft Services Limited, Hawker Beechcraft Corporation, and Greenbulb Limited (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.5	Asset and Business Transfer Agreement, dated December 20, 2006, by and among Raytheon Aircraft Services Limited and Greenbulb Limited (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.6.1	*Employment Agreement, dated March 26, 2007, by and between Hawker Beechcraft Corporation and James E. Schuster (incorporated by reference to Exhibit 10.5.1 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.6.2	*Stock Purchase Agreement, dated March 26, 2007, by and between Hawker Beechcraft, Inc. and James E. Schuster (incorporated by reference to Exhibit 10.5.2 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.6.3	*Letter Agreement Relating to Retention Bonus, dated July 27, 2006, by and between Raytheon Company and James E. Schuster (incorporated by reference to Exhibit 10.5.3 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.6.4	*Amendment to Employment Agreement of James E. Schuster, dated as of May 9, 2008 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2008, filed with the Securities and Exchange Commission on August 5, 2008).

10.7	*Form of Hawker Beechcraft, Inc. Restricted Stock Award Agreement, dated March 26, 2007 (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.8	*Hawker Beechcraft, Inc. 2007 Stock Option Plan (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.9.1	*Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Time-Vesting) (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.9.2	*Form of Hawker Beechcraft, Inc. 2008 Nonqualified Stock Option Agreement (Time Vesting) (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2008, filed with the Securities and Exchange Commission on May 7, 2008).

10.10.1	*Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Performance-Vesting Type A) (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.10.2	*Form of Hawker Beechcraft, Inc. 2008 Nonqualified Stock Option Agreement (Performance Vesting A) (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2008, filed with the Securities and Exchange Commission on May 7, 2008).

10.11.1	*Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Performance-Vesting Type B) (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.11.2	*Form of Hawker Beechcraft, Inc. 2008 Nonqualified Stock Option Agreement (Performance Vesting B) (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2008, filed with the Securities and Exchange Commission on May 7, 2008).

10.12.1	*Employment Agreement, dated March 26, 2007, by and between Hawker Beechcraft Corporation and James K. Sanders (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.12.2	*Amendment to Employment Agreement of James K. Sanders, dated as of May 9, 2008 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended August 5, 2008).

10.13	*Form of Letter Agreement Relating to Retention Bonus, dated July 26, 2006 (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.14	*Form of Hawker Beechcraft, Inc. Election Agreement, dated March 20, 2007 (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.15.1	*Form of Hawker Beechcraft, Inc. Employee Equity Investment Plan Employee Subscription Agreement, dated March 26, 2007 (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.15.2	*Form of 2008 Hawker Beechcraft, Inc. Employee Equity Investment Plan Subscription Agreement (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2008, filed with the Securities and Exchange Commission on May 7, 2008).

10.16	*Hawker Beechcraft Corporation Retention Program, adopted March 26, 2007 (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.17.1	*Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement Relating to 2007 option grants to certain directors (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.17.2	*Form of Hawker Beechcraft, Inc. 2008 Nonqualified Stock Option Agreement for Directors (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2008, filed with the Securities and Exchange Commission on May 7, 2008).

10.18.1	*Hawker Beechcraft Excess Savings and Deferred Compensation Plan (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.18.2	*Hawker Beechcraft Excess Savings and Deferred Compensation Plan as amended and restated April 23, 2008 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended August 5, 2008).

10.19	*Hawker Beechcraft Corporation Retirement Income Plan for Salaried Employees, as amended March 26, 2007 (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.20	*Hawker Beechcraft Corporation Excess Pension Plan (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on February 28, 2008).

10.21.1	*Hawker Beechcraft, Inc. Employee Equity Investment Plan (incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on February 28, 2008).

10.21.2	*Form of Hawker Beechcraft, Inc. Employee Equity Investment Plan as amended and restated May 9, 2008 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended August 5, 2008).

10.22**	*Separation of Employment Agreement and General Release, by and between Hawker Beechcraft Corporation, Hawker Beechcraft, Inc. and Edgar R. Nelson, dated as of November 19, 2008.

10.23.1**	*Separation Agreement, by and between Hawker Beechcraft Corporation and James E. Schuster, dated as of November 21, 2008.

10.23.2**	*Amended and Restated Separation Agreement, by and between Hawker Beechcraft Corporation and James E. Schuster, dated as of February 19, 2009.

10.24**	*Letter Agreement, by and between Hawker Beechcraft Corporation and James K. Sanders, dated as of December 18, 2008.

10.25.1**	*Hawker Beechcraft Savings and Investment Plan.

10.25.2**	*First Amendment, dated as of December 30, 2008 to Hawker Beechcraft Savings and Investment Plan.

10.26	*Form of 2008 Joinder Agreement to the Amended and Restated Shareholders’ Agreement dated as of May 3, 2007 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2008, filed with the Securities and Exchange Commission on May 7, 2008).

12.1**	Computation of Ratio of Earnings to Fixed Charges.

21.1**	List of Subsidiaries.

31.1.1**	Certifications of the Principal Executive Officer of Hawker Beechcraft Acquisition Company, LLC.

31.1.2**	Certifications of the Principal Executive Officer of Hawker Beechcraft Notes Company.

31.1.3**	Certifications of the Principal Financial Officer of Hawker Beechcraft Acquisition Company, LLC.

31.1.4**	Certifications of the Principal Financial Officer of Hawker Beechcraft Notes Company.

32.1.1**	Certification of the Principal Executive Officer of Hawker Beechcraft Acquisition Company, LLC.

32.1.2**	Certification of the Principal Executive Officer of Hawker Beechcraft Notes Company.

32.1.3**	Certification of the Principal Financial Officer of Hawker Beechcraft Acquisition Company, LLC.

32.1.4**	Certification of the Principal Financial Officer of Hawker Beechcraft Notes Company.

*	Management contract, compensatory plan or arrangement required to be filed as an exhibit to this form.
**	Filed herewith.

SCHEDULE II — Valuation and Qualifying Accounts

Allowance for Doubtful Accounts

	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Beginning balance	$5.5	$2.1	$2.0	$4.4
Charge to costs and expenses	1.0	4.1	0.5	1.3
Write-offs net of recoveries(1)	(2.6)	(0.7)	(0.4)	(3.7)

Ending balance	$3.9	$5.5	$2.1	$2.0

(1)	Includes accounts determined to be uncollectible and charged against reserves, net of collections on accounts previously charged against reserves, as well as the effect of foreign currency on these reserves.

Excess and Inactive Inventory Reserves

	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Beginning balance(1)	$3.4	$—	$73.9	$78.1
Charge to costs and expenses	10.9	3.4	1.1	13.2
Write-offs net of recoveries	(0.7)	—	(1.4)	(17.4)

Ending balance	$13.6	$3.4	$73.6	$73.9

(1)	The ending balance as of March 25, 2007 was eliminated in purchase accounting as a result of the Acquisition.

Tax Valuation Allowance

	Successor		Predecessor
(In millions)	Year Ended December 31, 2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Beginning balance	$6.7	$—	$—	$—
Charge to costs and expenses	276.2	6.7	—	—
Write-offs net of recoveries	(6.7)	—	—	—

Ending balance	$276.2	$6.7	$—	$—

All other schedules are omitted because they are not applicable or the required information is shown in Item 8, “Financial Statements and Supplementary Data.”

II-1

Exhibit 10.2

Execution Version

FIRST AMENDMENT

TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of December 19, 2008 and is entered into by and among HAWKER BEECHCRAFT, INC. (“Holdings”), HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC (the “U.S. Borrower”), and HAWKER BEECHCRAFT LIMITED (the “U.K. Borrower” and, together with the U.S. Borrower, the “Borrowers”), GOLDMAN SACHS CREDIT PARTNERS L.P., as auction manager (the “Auction Manager”), CREDIT SUISSE (“CS”), as administrative agent and collateral agent (the “Agent”), for purposes of Section IV hereof, the GUARANTORS listed on the signature papers hereto, and the LENDERS listed on the signature papers hereto, and is made with reference to that certain CREDIT AGREEMENT dated as of March 26, 2007 (as amended through the date hereof, the “Credit Agreement”) by and among the Borrowers, the Lenders, the Guarantors, the Agent and the other Agents named therein. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement after giving effect to this Amendment.

RECITALS

WHEREAS, the Loan Parties have requested that Required Lenders agree to amend certain provisions of the Credit Agreement as provided for herein; and

WHEREAS, subject to certain conditions, Required Lenders are willing to agree to such amendment relating to the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION I. AMENDMENTS TO CREDIT AGREEMENT

1.1 Amendments to Exhibits. The Credit Agreement is hereby amended by adding the following new Exhibit thereto as set forth in Annex I attached hereto:

Exhibit I Form of Modified Dutch Auction Procedures

1.2 Amendments to Section 1: Definitions.

A. Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions in proper alphabetical sequence:

“Auction Manager” mean Goldman Sachs Credit Partners L.P.

“Auction Procedures” means the auction procedures, auction notice and return bid in substantially the form set forth as Exhibit I to this Agreement; provided, however, that the Auction Manager, in consultation with the U.S. Borrower, may amend or modify the procedures, notices and bids in connection with any Permitted Voluntary Prepayment (including economic terms to the extent no Lenders have validly tendered Term Loans requested in an offer but excluding economic terms of an auction after any Lender has validly tendered Term Loans requested in an offer other than to increase the Auction Amount or raise the Discount Range); provided, further, that no such amendments or modifications may be implemented after 24 hours prior to the date and time return bids are due. Notwithstanding anything to the contrary set forth herein, the Auction Procedures may not be amended or modified in any manner that requires Agent to take or not take any action or otherwise imposes any obligation of any type on Agent without Agent’s prior written consent.

“First Amendment” means that certain First Amendment to Credit Agreement dated as of December [    ], 2008 among Holdings, the Borrowers, the Agent, the Auction Manager and the Lenders and Guarantors listed on the signature pages thereto.

“First Amendment Effective Date” means the date of satisfaction of the conditions referred to in Section II of the First Amendment.

“Permitted Voluntary Prepayment” means any voluntary prepayment made in accordance with the provisions set forth in Section 2.08(b)(ii).

“Permitted Voluntary Prepayment Date” means any date on which a Permitted Voluntary Prepayment is consummated.

“Unrestricted Cash and Cash Equivalents” means the aggregate amount of cash and Cash Equivalents held in accounts on the consolidated balance sheet of a Person to the extent that the use of such cash or Cash Equivalents for application to payment of the Obligations or other Indebtedness is not prohibited by law or any contract or other agreement and such cash and Cash Equivalents is free and clear of all Liens (other than Liens in favor of the Collateral Agent).

B. Section 1.01 of the Credit Agreement is hereby amended by inserting the text “Liens in favor of the Collateral Agent,” immediately following the text “other than” in the fifth line of the definition of “Consolidated Leverage Ratio”.

C. Section 1.01 of the Credit Agreement is hereby amended by inserting the text “Liens in favor of the Collateral Agent,” immediately following the text “other than” in the fifth line of the definition of “Consolidated Secured Debt Ratio”.

D. Section 1.01 of the Credit Agreement is hereby amended by replacing paragraph (b) of the definition of “EBITDA” with the following new paragraph (b):

“(b) decreased by (without duplication) noncash gains included in Consolidated Net Income of such Person for such period in excess of $2.0 million individually (provided, that such dollar limitation shall not apply to noncash gains realized from the forgiveness of Indebtedness as a result of a Permitted Voluntary Prepayment), excluding any noncash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating EBITDA in accordance with this definition); and”

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1.3 Amendments to Section 2.08(b).

A. Section 2.08(b) is hereby amended by inserting the text “(i)” immediately prior to the text “The U.S. Borrower may” in the first sentence thereof.

B. Section 2.08(b) is hereby amended by adding the following new clause (ii):

“(ii) Permitted Voluntary Prepayments. Notwithstanding anything to the contrary contained in Section 2.13(a) or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the U.S. Borrower shall have the right to prepay outstanding Term Loans on the following basis:

(A) At any time on or prior to June 30, 2010, the U.S. Borrower shall have the right to prepay, in cash, Term Loans up to an amount to be specified by the U.S. Borrower at a prepayment price to be determined, in each case in accordance with the Auction Procedures established for each such prepayment; provided that (1) the Auction Amount (as defined in the Auction Procedures) in respect of each Permitted Voluntary Prepayment shall be in an amount not less than $20,000,000 of principal amount of outstanding Term Loans and (2) in no event shall the aggregate cash used by the U.S. Borrower in respect of all Permitted Voluntary Prepayments made pursuant to this Section 2.08(b)(ii) exceed $300,000,000. Each Permitted Voluntary Prepayment shall be financed exclusively with either (x) cash of the U.S. Borrower and its Subsidiaries (other than that constituting the direct proceeds from the issuance of Equity Interests of, or equity contributions to, Holdings and/or the U.S. Borrower, used to fund a Permitted Voluntary Prepayment); provided that (1) to the extent that after giving effect to such Permitted Voluntary Prepayment made pursuant to this clause (x) (and the application of such cash actually used to finance the same under this clause (x)) the sum of (A) the Unrestricted Cash and Cash Equivalents of the U.S. Borrower and its domestic Restricted Subsidiaries plus (B) the U.S. Revolving Available Credit at such time shall equal or exceed U.S.$400,000,000 and (2) the U.S. Borrower shall have delivered an officer’s certificate to the Auction Manager (with a copy to the Agent) on the date of such Permitted Voluntary Prepayment demonstrating compliance with preceding subclause (1) and/or (y) cash proceeds of equity contributions which are Excluded Contributions.

(B) In connection with any Permitted Voluntary Prepayment, as of each date an Auction (as defined in Exhibit I) commences and each Permitted Voluntary Prepayment Date, the U.S. Borrower represents it is not in possession of any material non-public information regarding the U.S. Borrower, Holdings, and of Holdings’ Subsidiaries or any of Holdings’ Affiliates that has not been disclosed to the Agent, Auction Manager and the Lenders prior to each such date.

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(C) With respect to each Permitted Voluntary Prepayment made by the U.S. Borrower, (1) the U.S. Borrower shall pay all accrued and unpaid interest, if any, on the applicable Term Loans to the date of such Permitted Voluntary Prepayment; and (2) such Permitted Voluntary Prepayment shall not change the scheduled amortization required by Section 2.06, except to reduce the amount outstanding and due and payable on the Term Loan Maturity Date (and such reduction, for the avoidance of doubt, shall only apply, on a non-pro rata basis, to the Term Loans that are the subject of such Permitted Voluntary Prepayment).

(D) Immediately following any Permitted Voluntary Prepayment, no interest shall accrue from and after the Permitted Voluntary Prepayment Date on any Term Loans prepaid thereon, the aggregate par amount of the Term Loans the subject of such Permitted Voluntary Prepayment shall be deemed prepaid by the U.S. Borrower for all purposes and no longer outstanding for all purposes of this Agreement and all other Loan Documents (notwithstanding any provisions herein or therein to the contrary), including, but not limited to (1) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (2) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (3) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document.

(E) The U.S. Borrower shall make Permitted Voluntary Prepayments of the applicable amounts accepted for prepayment pursuant to the Auction Procedures by transmitting funds to the Agent to be applied as set forth in the Auction Procedures.

(F) Permitted Voluntary Prepayments may not, under any circumstance, be made from the proceeds of Revolving Loans.

(G) The provisions of this Section 2.08(b)(ii) shall not require the U.S. Borrower to undertake any Permitted Voluntary Prepayment.”

1.4 Amendment to Section 2.09(a). Section 2.09(a) is hereby amended by adding the words “(other than pursuant to Section 2.08(b)(ii))” immediately after the reference to “Section 2.08” in the ninth line thereof.

1.5 Amendment to Section 2.13(a). Section 2.13(a) is hereby amended by (i) adding the following proviso to the end of the first sentence thereof: “provided that payments under Section 2.08(b)(ii) shall be paid to the Agent and applied as required by the Auction Procedures.” and (ii) deleting the first word of the second sentence thereof, and replacing it with the following: “Subject to the provisions set forth in Section 2.08(b)(ii)(E), the”.

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1.6 Amendment to Article VIII. The third sentence of the third paragraph of Article VIII is hereby deleted in its entirety and replaced by the following:

“The Agent shall not be liable for (i) its execution of the First Amendment at the direction of the Required Lenders or any other action taken or not taken by it in connection with a Permitted Voluntary Prepayment with the consent or at the request of the Required Lenders or (ii) any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or (iii) any action taken or not taken by it in the absence of its own gross negligence or willful misconduct.”

1.7 Amendment to Section 9.03.

A. Section 9.03(a) and Section 9.03(b) are each hereby amended by adding the text “the Auction Manager,” immediately after the text “the Syndication Agent,” in each such clause.

B. Section 9.03(a)(iv) is hereby amended by (i) deleting the word “and” immediately preceding clause (iv) of such Section and (ii) inserting the following immediately preceding the period at the end of clause (iv) thereof:

“, and (v) subject to any other provisions of this Agreement, of the Loan Documents or of any separate agreement entered into by the Borrowers and the Auction Manager with respect thereto, all reasonable documented out-of-pocket expenses incurred by the Auction Manager in the administration of the Loan Documents or any agreement entered into in connection therewith.”

C. Section 9.03(b) is hereby amended by adding “(including any such performance by Agent in connection with any Permitted Voluntary Prepayment)” immediately prior to the words “or the consummation” in clause (i) thereof.

D. Section 9.03 is hereby amended by adding the following new clause (g):

“(g) To the extent that the Borrowers fail to pay any amount required to be paid by it to the Auction Manager under paragraph (a) or (b) of this Section (but without affecting the Borrowers’ obligations with respect thereto), each Lender severally agrees to pay to the Auction Manager such Lender’s Ratable Portion (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Auction Manager in its capacity as such.”

SECTION II. CONDITIONS TO EFFECTIVENESS

This Amendment shall become effective as of the date hereof only upon the satisfaction of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “First Amendment Effective Date”):

A. Execution. The Auction Manager shall have received a counterpart signature page of this Amendment duly executed by each of the Loan Parties, each of the Required Lenders and the Agent.

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B. Fees. The Auction Manager shall have received all fees and other amounts due and payable on or prior to the First Amendment Effective Date, including, without limitation, to the extent invoiced, reimbursement or other payment of all out-of-pocket expenses (including the fees and expenses of Latham & Watkins LLP, special counsel to the Auction Manager) required to be reimbursed or paid by the Borrowers hereunder or any other Loan Document or agreement entered into in connection therewith.

C. Necessary Consents. Each Loan Party shall have obtained all material consents necessary or advisable in connection with the transactions contemplated by this Amendment.

D. Other Documents. The Auction Manager and Lenders shall have received such other documents, information or agreements regarding Loan Parties as the Auction Manager may reasonably request.

E. Notice of Effectiveness. The Auction Manager shall have provided written notice of the effectiveness of this Amendment to the Agent.

SECTION III. REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, each Loan Party which is a party hereto represents and warrants to each Lender that the following statements are true and correct in all material respects:

A. Corporate Power and Authority. Each Loan Party, which is party hereto, has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment (the “Amended Agreement”) and the other Loan Documents.

B. Authorization of Agreements. The execution and delivery of this Amendment and the performance of the Amended Agreement and the other Loan Documents have been duly authorized by all necessary action on the part of each Loan Party.

C. No Conflict. The execution and delivery by each Loan Party of this Amendment and the performance by each Loan Party of the Amended Agreement and the other Loan Documents do not and will not (i) violate (A) any provision of law, statute, rule or regulation in any material respect, or any provision of the certificate or articles of incorporation, memorandum of association or other constitutive documents or by-laws (or by-laws) of Holdings, the Borrowers or any other Subsidiary of Holdings, (B) any order of any Governmental Authority in any material respect or (C) any provision of any material indenture, agreement or other instrument to which Holdings, Borrower or any Subsidiary is a party or by which any of them or any material portion of their property is or may be bound (other than any such indenture, agreement, or other instrument to be terminated on the First Amendment

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Effective Date or pursuant to which all relevant consents, or waivers have been obtained), (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument, (iii) except as permitted under the Amended Agreement, result in the creation or imposition of any Lien upon or with respect to any material property or assets now owned or hereafter acquired by Holdings, the Borrowers or any other Subsidiary of Holdings (other than any Lien created or permitted hereunder or under the Collateral Documents), or (iv) require any approval of stockholders or partners or any approval or consent of any Person under any contractual obligation of each Loan Party, except for such approvals or consents which will be obtained on or before the First Amendment Effective Date and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

D. Governmental Consents. No material action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution and delivery by each Loan Party of this Amendment and the performance by the Borrowers and Holdings of the Amended Agreement and the other Loan Documents, except for such actions, consents and approvals which have been obtained and are in full force and effect or which are not material to the consummation of this Amendment and the performance of the Amended Agreement and the other Loan Documents.

E. Binding Obligation. This Amendment and the Amended Agreement have been duly executed and delivered by each of the Loan Parties party thereto and each constitutes a legal, valid and binding obligation of such Loan Party to the extent a party thereto, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and except as enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

F. Incorporation of Representations and Warranties from Credit Agreement. The representations and warranties contained in Article III of the Amended Agreement are and will be true and correct in all material respects on and as of the First Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date.

G. Absence of Default. No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Default.

SECTION IV. ACKNOWLEDGMENTS AND CONSENT

Each Guarantor hereby acknowledges that it has reviewed the terms and provisions of the Credit Agreement and this Amendment and consents to the amendment of the Credit Agreement effected pursuant to this Amendment. Each Guarantor hereby confirms that each Loan Document to which it is a party or otherwise bound and all Collateral encumbered thereby will

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continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents the payment and performance of all “Obligations” under each of the Loan Documents to which is a party (in each case as such terms are defined in the applicable Loan Document).

Each Guarantor acknowledges and agrees that any of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment. Each Guarantor represents and warrants that all representations and warranties contained in the Amended Agreement and the Loan Documents to which it is a party or otherwise bound are true and correct in all material respects on and as of the First Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date.

Each Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendments to the Credit Agreement.

SECTION V. MISCELLANEOUS

A. Reference to and Effect on the Credit Agreement and the Other Loan Documents.

(i) On and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by this Amendment.

(ii) Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii) The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Agent or Lender under, the Credit Agreement or any of the other Loan Documents.

B. Direction to Agent. Each undersigned Lender (i) hereby directs the Agent to execute this Amendment and (ii) acknowledges and agrees that the Agent has executed this Amendment in reliance of the direction set forth in clause (i).

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C. Headings. Section and Subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

D. Applicable Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

E. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

HOLDINGS:	HAWKER BEECHCRAFT, INC.

	By:	/s/ George M. Sellew
	Name:	George M. Sellew
	Title:	Vice President and Treasurer

BORROWERS:	HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

	By:	/s/ George M. Sellew
	Name:	George M. Sellew
	Title:	Vice President and Treasurer

HAWKER BEECHCRAFT LIMITED

	By:	/s/ George M. Sellew
	Name:	George M. Sellew
	Title:	Director

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GUARANTORS:	HAWKER BEECHCRAFT CORPORATION

	By:	/s/ George M. Sellew
	Name:	George M. Sellew
	Title:	Vice President and Treasurer

RAPID AIRCRAFT PARTS INVENTORY AND DISTRIBUTION COMPANY, LLC

	By:	/s/ George M. Sellew
	Name:	George M. Sellew
	Title:	Vice President and Treasurer

ARKANSAS AEROSPACE, INC.

	By:	/s/ George M. Sellew
	Name:	George M. Sellew
	Title:	Vice President and Treasurer

HAWKER BEECHCRAFT QUALITY SUPPORT COMPANY

	By:	/s/ George M. Sellew
	Name:	George M. Sellew
	Title:	Vice President and Treasurer

HAWKER BEECHCRAFT SERVICES, INC.

	By:	/s/ George M. Sellew
	Name:	George M. Sellew
	Title:	Vice President and Treasurer

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TRAVEL AIR INSURANCE COMPANY, LTD.

By:	/s/ George M. Sellew
Name:	George M. Sellew
Title:	Vice President and Treasurer

TRAVEL AIR INSURANCE COMPANY (KANSAS)

By:	/s/ George M. Sellew
Name:	George M. Sellew
Title:	Vice President and Treasurer

HAWKER BEECHCRAFT REGIONAL OFFICES, INC.

By:	/s/ Bobbi K. Erb
Name:	Bobbi K. Erb
Title:	Vice President and Treasurer

BEECHCRAFT AVIATION COMPANY

By:	/s/ George M. Sellew
Name:	George M. Sellew
Title:	Vice President and Treasurer

HAWKER BEECHCRAFT FINANCE CORPORATION

By:	/s/ George M. Sellew
Name:	George M. Sellew
Title:	Vice President and Treasurer

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HAWKER BEECHCRAFT NOTES COMPANY

By:	/s/ George M. Sellew
Name:	George M. Sellew
Title:	Vice President and Treasurer

HAWKER BEECHCRAFT INTERNATIONAL DELIVERY CORPORATION

By:	/s/ Gail E. Lehman
Name:	Gail E. Lehman
Title:	President

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GOLDMAN SACHS CREDIT PARTNERS L.P.,
For itself as Lender and as Auction Manager

By:	/s/ Andrew Caditz
Authorized Signatory

14

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
For itself as Lender and as Agent

By:	/s/ Bill O’Daly
Name:	Bill O’Daly
Title:	Director

By:	/s/ Christopher Reo Day
Name:	Christopher Reo Day
Title:	Associate

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Exhibit 10.22

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this 19th day of November, 2008, by and between Hawker Beechcraft Corporation (the “Company”), Hawker Beechcraft, Inc. (“HBI”), and Edgar R. Nelson (“Employee”).

WHEREAS, Employee was employed by the Company as the Senior VP of Product Development & Engineering; and

WHEREAS, THE Employee and the Company have agreed that, effective as of December 1, 2008 (the “Retirement Date”), Employee will retire from his position as Senior VP of Product Development & Engineering for the Company; and

WHEREAS, pursuant to the terms of separate Subscription Agreements dated as follows, entered into by and between the Employee and HBI, the Employee made the following share purchases: (i) on March 26, 2007, the Employee purchased a total of 1,755.3 shares of HBI common stock for a purchase price of $10.00 per share, (ii) on April 26, 2007, the Employee purchased a total of 11,081.2 shares of HBI common stock for a purchase price of $10.00 per share, and (iii) on March 28, 2008, the Employee purchased a total of 2,000 shares of HBI common stock for a purchase price of $12.50 per share (such purchased shares in the aggregate to be referred to as the “Purchased Shares”); and

WHEREAS, in connection with the Employee’s entry into the initial Subscription Agreement and purchase of the first tranche of Purchased Shares, the Employee became party to an Amended and Restated Shareholders Agreement with HBI dated as of May 3, 2007 (the Shareholders Agreement”); and

WHEREAS, on March 26, 2007, upon the sale of Raytheon Aircraft Company, Raytheon cashed in all unvested restricted stock awards (“RSAs”) granted to Raytheon Aircraft employees at $52.17 per share and created the Hawker Beechcraft Corporation Retention Program, designed to pay employees the value of their RSAs on their original vesting dates. The Company granted the Employee the option of investing the value of the Retention Program, which resulted in the amount of 24, 665.9 shares of HBI common (the “Restricted Shares”), all of which will have vested as of Employee’s Retirement Date; and

WHEREAS, pursuant to Section 6.1 of the Shareholders Agreement, upon the Employee’s Retirement Date, HBI shall have the right to purchase for cash all or any portion of his Purchased Shares and vested Restricted Shares, as well as any shares purchased by Employee as a result of any exercise of stock options by the Employee (the “Equity Call Option”) at their Fair Market Value (as defined in the Shareholders Agreement) on the date of HBI’s exercise of the Equity Call Option; and

WHEREAS, upon the approval of the HBI Board of Directors , HBI will exercise the Equity Call Option effective as of the Retirement Date to the extent stated herein and based upon the mutual agreements stated herein; and

WHEREAS, in connection with the Employee’s retirement, the parties have agreed to a separation package and the resolution of any and all disputes between them;

NOW, THEREFORE, IT IS HEREBY AGREED by and between Employee and the Company as follows:

1. Severance Compensation and Accrued Vacation: Employee will receive salary continuance payments for a twelve-(12) month period, from December 1, 2008 through December 4, 2009 at Employee’s base pay as of December 1, 2008, subject to normal statutory withholding. The Employee shall receive any payroll amounts earned, accrued or owing but not yet paid to Employee up through and including the Final Payroll Date, including, but not limited to any benefits accrued or earned, which will be distributed in accordance with the terms of the applicable benefit plans and programs of the Company. The Employee shall receive any vacation time earned and accrued or owing but not yet paid to Employee up through and including December 1, 2008, according to the Exempt Employee Vacation Policy existing as of December 1, 2008.

2. Equity Call Option: Pursuant to the Equity Call Option by HBI and approval of the HBI Board of Directors, Employee will receive, no later than January 9, 2009, a lump sum cash payment equal to the Equity Call Purchase Price, which shall be equal to the fair market value on the Retirement Date, in consideration for HBI’s re-purchase of 39,502.4 shares of Hawker Beechcraft Inc. common stock purchased by or awarded to the Employee.

3. Vested Options: As a result of the Employee’s retirement as stated herein, and pursuant to the Nonqualified Stock Option Agreements entered into between HBI and the Employee, the following options shall vest on the Retirement Date or the end of the revocation period for the Release, whichever is later: (i) a total of 17,060 shares of the Employee’s 85,300.2 Time-Vesting Options that vested on March 26, 2008; (ii) a total of 17,060 shares of Time-Vesting Options that vest as a result of the retirement; (iii) a total of 9,595.9 of the Employee’s 47,979.1 Performance-Vesting, Type A Options that vested as a result of achievement of the EBITDA target for 2007; (iv) a total of 9,595.9 of the Employee’s Performance-Vesting, Type A Options if the EBITDA Target for the year of retirement is met; (v) a total of 9,595.9 of the Employee’s 47,979.1 Performance-Vesting, Type B Options that vested as a result of achievement of the EBITDA target for 32007; and (vi) a total of 9,595.9 of the Employee’s Performance-Vesting, Type B Options, if the EBITDA Target for the year of retirement is met. The Employee may exercise all or any part of the total number of vested Options, 53,311.8 in total, at any time prior to the earliest to occur of the tenth (10th) anniversary of the Date of Grant and 5:00 p.m. (Eastern Time) on the ninetieth (90th) day following the date of the Participant’s retirement. The Employee may exercise all or any part of the Vested Portion of the 9,595.9 shares of Performance-Vesting, Type A Options and 9,595.9 shares of Performance-Vesting, Type B Options at any time prior to the earliest to occur of the tenth (10th) anniversary of the Date of Grant and 5:00 p.m. (Eastern Time) on the ninetieth (90th) day following the date the Participant is notified in writing by the Company whether the Target for the year of retirement has been attained, and thus, whether such options have vested. All other HBI options held by the Employee other than the Vested Options shall become null and void, and be unexercisable and of no further force and effect, as of the Retirement Date or the end of the revocation period for the Release, whichever is later.

4. Fringe Benefits: You may continue, on an active employee basis, in Company-sponsored welfare benefit plans, except for Long-Term Disability, Flexible Spending Accounts, and Company Travel Insurance, for the period of time you are on severance. If you are not eligible to participate in an employer-sponsored medical plan at the end of this period, COBRA benefits will be made available at that time for a period not to exceed eighteen (18) months. Your 401(k) deductions will cease effective your last day worked.

5. Reduction of Separation Benefits: The Company and HBI each reserve the right to make deductions in accordance with applicable law for any monies owed to the Company or HBI, respectively, by the Employee or the value of the Company or HBI property that the Employee has retained in his possession.

6. (a) Employee, for and in consideration of the commitments of the Company and HBI as set forth in paragraphs 1 through 4 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company and HBI, their affiliates, subsidiaries and parents, and their officers, directors, employees, and agents, and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Employee ever had, now has, or hereafter may have, whether known or unknown, or which Employee’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Employee’s employment to the Final Payroll Date, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Employee’s employment relationship with the Company and/or HBI, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act, the Fair Labor Standards Act (29 U.S.C. 201 et seq.), the Kansas Act Against Discrimination (K.S.A. 44-1001 et seq.), the Kansas Age Discrimination in Employment Act (K.S.A. 44-1111 et seq.), the Kansas Wage Payment Act (K.S.A. 44-313 et seq.), and any other claims under any federal, state, or local common law, statutory, or regulatory provision, now or hereafter recognized including, but not limited to, breach of contract, unlawful retaliation, and defamation, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b) To the fullest extent permitted by law, Employee represents and affirms that (i), Employee has not filed or caused to be filed on Employee’s behalf any claim for relief against the Company, HBI or any Releasee and, to the best of Employee’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company, HBI or any Releasee on Employee’s behalf; and (ii), Employee has no knowledge of any improper, unethical or illegal conduct or activities that Employee has not already reported to any supervisor, manager, department head, human resources representative, agent or other representative of the Company and/or HBI, to any member of the Company’s legal or compliance departments, or to the ethics hotline; and (iii) Employee will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company, HBI or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the Final Payroll Date. For the avoidance of doubt, nothing herein shall prevent Employee from cooperating, in good faith, with any governmental investigation or inquiry upon appropriate request or demand by the authorities, but in any such case, Employee agrees to provide the Company with immediate notice that such request or demand has been made, except in any case where notification to the Company is strictly prohibited by the governmental authority.

(c) Employee does not waive any rights or release any claims arising out of or resulting from events which occur after the Retirement Date.

7. In further consideration of the payments described in paragraphs 1 through 4, Employee agrees that Employee will not file, charge, claim, sue or cause or permit to be filed, charged or claimed, any civil action, suit or legal proceeding seeking equitable or monetary relief (including damages, injunctive, declaratory, monetary or other relief) for himself involving any matter released in paragraph 6. In the event that suit is filed in breach of this covenant not to sue, it is expressly understood and agreed that this covenant shall constitute a complete defense to any such suit. In the event any Releasee is required to institute litigation to enforce the terms of this paragraph, Releasees shall be entitled to recover reasonable costs and attorneys’ fees incurred in such enforcement. Employee further agrees and covenants that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, Employee will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding.

8. (a) Confidentiality. Employee agrees that Employee shall not directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, either during the period of the Employee’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Employee during Employee’s employment by the Company or a subsidiary.

(b) Continued Cooperation. Employee acknowledges that Company may need to consult with Employee from time to time on a reasonable basis after Employee’s Retirement Date on matters that Employee had worked on prior to the Retirement Date. Employee agrees to continue to cooperate with Company and to provide any such information as is reasonably requested by Company.

(c) Non-Disparagement. Employee further agrees that Employee will not disparage or subvert the Company or HBI, or make any statement reflecting negatively on the Company, on HBI, on their affiliated corporations or entities, or on any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company and HBI, Employee’s employment and Employee’s retirement, irrespective of the truthfulness or falsity of such. The Company and HBI will undertake reasonable commercial efforts to ensure that their employees and owners do not disparage Employee or make any public statements reflecting negatively on Employee, irrespective of the truth or falsity of such.

9. Employee understands and agrees that the payments, benefits and agreements provided in this Agreement, to the extent specifically set forth as such herein, are being provided to Employee in consideration for Employee’s acceptance and execution of, and in reliance upon Employee’s representations in, this Agreement, and that they are greater than the payments, benefits and agreements, if any, to which the Employee would have received if Employee had not executed this Agreement.

10. Employee acknowledges and agrees that the Company previously has satisfied any and all obligations owed to Employee under any employment agreement or offer letter Employee has with the Company and, further, that this Agreement fully supersedes any prior agreements or understandings, whether written or oral, between the parties. Employee acknowledges that, except as set forth expressly herein, neither the Company, HBI, the Releasees, nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, or written or oral.

11. Employee agrees not to disclose the terms of this Agreement to anyone, except his/her spouse, attorney and, as necessary, tax/financial advisor. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

12. Employee represents that Employee does not presently have in his/her possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Employee’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Employee while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Employee acknowledges that all such Corporate Records are the property of the Company.

13. Employee agrees and recognizes that should Employee breach any of the obligations or covenants set forth in this Agreement, the Company and HBI will have no further obligation to provide Employee with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Further, Employee acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs.

14. Employee further agrees that the Company and HBI shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits relating to or arising out of any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company and/or HBI may be entitled. Employee irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding relating to or arising out of this Agreement, including without limitation, any action commenced by the Company or HBI for preliminary and permanent injunctive relief or other equitable relief, may be brought in Kansas, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court. Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers by personal service or by registered or certified mail, return receipt requested, or by overnight express courier service, addressed to Employee at the home address which Employee most recently communicated to the Company in writing.

15. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Kansas.

16. Employee certifies and acknowledges as follows:

(a) That Employee has read the terms of this Agreement, and that Employee understands its terms and effects, including the fact that Employee has agreed to RELEASE AND FOREVER

DISCHARGE the Company and HBI and each and everyone of its affiliated entitles from any legal action arising out of Employee’s employment relationship with the Company and the termination of that employment relationship;

(b) That Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Employee acknowledges is adequate and satisfactory to Employee and which Employee acknowledges is in addition to any other benefits to which Employee is otherwise entitled;

(c) That Employee has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(d) That Employee does not waive rights or claims that may arise after the date this Agreement is executed;

(e) That the Company has provided Employee with a period of twenty-one (21) days within which to consider this Agreement, and that Employee has signed on the date indicated below after concluding that this Agreement is satisfactory to Employee; and

(f) Employee acknowledges that this Agreement may be revoked by Employee within seven (7) days after Employee’s execution, and it shall not become effective until the expiration of such seventh day revocation period. Any revocation within this period must be submitted, in writing, to Company and state, “I hereby revoke my acceptance of our Agreement.” The revocation must be personally delivered to Rich Jiwanlal, or his designee, or mailed to Rich Jiwanlal, 10511 E. Central, Wichita, KS 67206, and postmarked within seven (7) calendar days of Employee’s execution of this Agreement. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Kansas, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. In the event of a timely revocation by Employee, this Agreement will be deemed null and void and the Company and HBI will have no obligations hereunder.

Intending to be legally bound hereby, Employee, the Company, and HBI have executed the foregoing Separation of Employment Agreement and General Release this 19 day of November, 2008.

EDGAR R. NELSON		HAWKER BEECHCRAFT CORPORATION

/s/ Edgar R. Nelson		By:	/s/ Gail E. Lehman

Witness:	/s/ Nita Long
Name:
Title:

HAWKER BEECHCRAFT INC.

By:	/s/ Gail E. Lehman
Name:
Title:

Exhibit 10.23.1

SEPARATION AGREEMENT

SEPARATION AGREEMENT, dated as of November 20, 2008 (this “Agreement”), by and between Hawker Beechcraft Corporation, a Kansas corporation (the “Company”), and James E. Schuster (the “Executive,” together with the Company, the “Parties”).

WHEREAS, the Executive has been employed by the Company as Chief Executive Office and has served as a member of the board of directors of the Company (the “Board”) pursuant to that certain Employment Agreement dated as of March 26, 2007, between the Company and the Executive (the “Employment Agreement”);

WHEREAS, the Company desires to continue to employ the Executive as Chief Executive Officer for the period commencing on November 21, 2008, and ending on the earlier of (i) the date the Executive’s successor (other than an interim Chief Executive Officer) commences his or her employment with the Company and (ii) the date the Board determines that the Transition Period should terminate (the “Transition Period”);

WHEREAS, the Executive and the Company mutually agree that the Executive’s employment as Chief Executive Officer of the Company and his service as a member of the Board shall terminate effective as of the Separation Date (defined below); and

WHEREAS, the Parties desire to set forth their respective rights and obligations with respect to the Transition Period and with respect to the termination of the Executive’s employment on the Separation Date.

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, the Parties, intending to be legally bound, agree as follows:

1.	Transition Period.

A.	Position and Duties. The Company and the Executive agree that, during the Transition Period, the Executive shall continue to be employed by, and serve as the Chief Executive Officer of the Company, and shall report directly to the Board. In such position, the Executive shall have the authorities customary for a chief executive officer of a company of similar size and nature as the Company, plus such additional duties, consistent with the foregoing, as the Board may reasonably assign, including the duty to cooperate with the Board and senior management in connection with their search for the Executive’s successor and to facilitate a smooth transition of leadership. During the Transition Period, the Executive shall also continue to serve as a member of the Board, including his membership on the Board committees of which he is a member on the date hereof.

B.	Exclusivity. During the Transition Period, the Executive shall devote such portion of his business time and efforts as may be necessary to the performance of his duties as described above, shall faithfully serve the Company, and shall in all material respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board.

C.	Compensation and Benefits. The Executive shall receive, as compensation for his services during the Transition Period, the following compensation and benefits:

(i)	Salary. A base salary at an annualized rate of $630,000, to be paid in accordance with regular payroll practices of the Company.

(ii)	Bonus. The Executive shall be eligible to receive an annual bonus up to a maximum of $630,000 for the full calendar year ending December 31, 2008, in accordance with the Company’s existing Management Incentive Plan (the “MIP”), payable at the same time as bonuses are paid to other senior executives participating in such plan and based on the existing performance criteria established for the plan and the Executive for 2008; provided, that, amounts determined to be payable to the Executive in accordance with the MIP shall be made to the Executive whether or not he is an executive and an employee on the date such payment is made. Following the 2008 year, the Executive will only be entitled to bonus compensation as the Board in its sole discretion, may award.

(iii)	Benefits. The Executive, and his eligible dependents, shall continue to participate in the Company’s health and welfare benefits plans as an active employee during the Transition Period.

(iv)	Reimbursement of Expenses. During the Transition Period, the Executive shall be entitled to reimbursement of reasonable business expenses incurred during the Transition Period upon presentation of such expenses to the Company and otherwise in accordance with the Company’s reimbursement policy.

D.

Vesting of Options. As of the date hereof, 40% of the option granted to the Executive pursuant to stock option agreement attached hereto as Exhibit A (the “Time Vested Option”) shall be or become vested (506,384.8 shares). As of the date hereof, 20% of the options granted to the Executive pursuant to stock option agreements attached hereto as Exhibit B and Exhibit C (the “Performance Vested Options”) shall be vested (142,420.7 shares with respect to Exhibit B, and 142,420.7 shares with respect to Exhibit C). The remaining 60% of the Time Vested Option and 80% of the Performance Vested Options shall terminate on the date hereof. The portions of the options that are vested as of the date hereof (the “Vested Options”) shall, remain outstanding and exercisable until December 31, 2011 and shall otherwise continue to be governed by the Option Agreements; provided, that, the extension of the exercise period until December 31, 2011 shall be conditioned on (i) the Board’s satisfaction, in its sole discretion, with the Executive’s performance of his duties during the Transition Period and (ii) the Executive remaining employed by the Company until the end of the Transition Period. In the event that the Board, in its sole discretion, is not satisfied with the Executive’s performance during the Transition Period or the Executive does not remain employed by the Company until the end of the Transition Period, the Vested Options shall remain exercisable for ninety (90) days following the

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Separation Date. The Executive acknowledges and agrees that the Time Vested Option and the Performance Vested Options are the only stock options that have been granted to the Executive.

E.	Notice. The Executive shall be given at least five (5) business days’ notice of the end of the Transition Period.

2.	Separation Date. The Executive and the Company agree that the Executive’s employment as Chief Executive Officer of the Company shall terminate effective as of the earlier of (i) the close of business on the last day of the Transition Period and (ii) such earlier date on which the Executive voluntarily leaves the Company (the “Separation Date”). The Executive also agrees that, effective as of the Separation Date, the Executive shall resign from all positions he holds as an officer, director, employee and member of the boards of directors (and any committee thereof) of the Company and its affiliates, and shall be required to execute such writings as are required to effectuate the foregoing. The Executive understands and agrees that, from and after the Separation Date, he will no longer be authorized to act on behalf of the Company or any of its subsidiaries or to incur any expenses, obligations or liabilities on behalf of the Company or any subsidiary.

3.	Separation Benefits. In consideration of the obligations herein, the Company agrees to provide the Executive with the following severance payments and benefits:

A.	Severance Payment. The Company agrees to pay the Executive an amount equal to $321,068. This amount shall be paid pursuant to, and in full satisfaction of the Company’s obligations, under Sections 3.2(a) and 3.3 of the Employment Agreement, and shall be paid in twenty-four (24) equal monthly installments following the Separation Date, payable on the first day of the calendar month commencing with the calendar month next following the Separation Date.

B.

Health and Welfare Benefits. The Company agrees to provide the Executive and his eligible dependents with the health and welfare benefits available to the Executive and his eligible dependents immediately prior to the Separation Date, on the same basis as active employees of the Company, until the earlier of (i) the first (1st) anniversary of the Separation Date and (ii) the Executive obtaining full-time employment, with COBRA benefits commencing after such period.

4.	Retention Program. The Company and the Executive agree that the Executive is not entitled to any further payments pursuant to the Hawker Beechcraft Corporation Retention Program, adopted on March 26, 2007, and that all of the Company’s obligations to the Executive with respect to such retention program have been satisfied.

5.

Restricted Stock. As of the date hereof, the Executive shall be or become vested in 257,149.8 shares of restricted stock. The Company and the Executive agree that the Company shall purchase from the Executive 75,000 of these shares of common stock of the Company, par value $0.01 (“Common Stock”) at a purchase price of $10 per share, with an aggregate purchase price of $750,000, such purchase to occur within thirty (30) days after the Separation Date; provided, that, such repurchase of Common Stock by the

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Company from the Executive shall be conditioned on (i) the Board’s satisfaction, in its sole discretion, with the Executive’s performance of his duties during the Transition Period and (ii) the Executive remaining employed by the Company until the end of the Transition Period.

6.	Additional Payment. The Company may also pay the Executive an additional amount equal to $1,000,000 (the “Additional Payment”), which shall be paid in twenty-four (24) equal monthly installments following the Separation Date, payable on the first day of the calendar month commencing with the calendar month next following the Separation Date; provided, that, payment of this Additional Payment to the Executive shall be conditioned on (i) the Board’s satisfaction, in its sole discretion, with the Executive’s performance of his duties during the Transition Period and (ii) the Executive remaining employed by the Company until the end of the Transition Period.

7.	Release from Purchase Obligation. Pursuant to the Stock Purchase Agreement, dated as of March 26, 2007 between the Executive and the Company (the “Stock Purchase Agreement”), the Executive is required to purchase 124,934.4 shares of Common Stock at a purchase price of $10 per share, with an aggregate purchase price of $1,249,343.40 (the “Purchase Obligation”), on the Separation Date. The Company agrees to release the Executive from this Purchase Obligation and the Parties agree that the Stock Purchase Agreement shall terminate as of the Separation Date; provided, that, the Company shall not release the Executive from this purchase obligation unless (i) the Board is satisfied, in its sole discretion, with the Executive’s performance of his duties during the Transition Period and (ii) the Executive remains employed by the Company until the end of the Transition Period.

8.	Extension of Call Right. If the Board decides, in its discretion, that the Vested Options shall remain outstanding and exercisable until December 31, 2011, the call right (the “Call Right”) set forth in Section 6 of the Hawker Beechcraft, Inc. Amended and Restated Shareholders Agreement, dated as of May 3, 2007 (the “Shareholders Agreement”), shall be extended until ninety (90) days after the exercise of the Vested Options. If the Board decides, in its discretion, that the Vested Options shall remain outstanding and exercisable only for ninety (90) days following the Separation Date, the Call Right shall be extended until one hundred twenty (120) days after the Separation Date.

9.	Raytheon Retention Letter. The Company understands that the Executive entered into a retention letter with Raytheon Company on July 27, 2006 (the “Retention Letter”), pursuant to which the Executive shall become entitled to receive an additional payment equal to $2,198,932 on the date hereof, with such payment to be paid in a lump sum within twenty (20) days following second anniversary of the Closing (as defined in the Stock Purchase Agreement, dated as of December 20, 2006, among the Company, Greenbulb Limited, Raytheon Company, Raytheon Aircraft Holdings, Inc. and Raytheon Aircraft Services Limited (the “Closing”)). The Company agrees that it will request that Raytheon Company wire to the Company any payment which the Executive is entitled to receive under the Retention Letter, and agrees to pay such amount to the Executive in accordance with the terms of the Retention Letter if the Company receives such payment from Raytheon Company.

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10.	Conditions to Receipt of Payments Benefits. The effectiveness of this Agreement and the Company’s obligations hereunder shall be conditioned upon: (i) the Executive’s continued compliance with his obligations under Section 4 of the Employment Agreement, and (ii) the non-revocation of the release attached hereto as Exhibit D (the “Release”), which shall be executed as of the date hereof. In the event the Executive revokes the Release within the seven (7) day period commencing on the date hereof, the Executive’s entitlement to all of the benefits provided hereunder, including those under Sections 1(C), 1(D), 3, 5, 6 and 7 shall terminate immediately, but the remainder of this Agreement shall continue in full force. In addition, a further condition to the Executive’s entitlement to the benefits provided in Sections 3, 5, 6, and 7 shall be the Executive’s re-execution, delivery and non-revocation of the Release on or after the Separation Date. In the event the Executive revokes the Release within the seven (7) day period commencing on the date the Release is re-executed, the Executive’s entitlement to all of the benefits provided under Sections 3, 6, 7 and 8 shall terminate immediately, but the remainder of this Agreement shall continue in full force.

11.	Return of Company Property. The Executive agrees to return to the Company all documents, files, and other property of any kind belonging to the Company not later than the Separation Date.

12.	Cooperation. Following the Separation Date, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board and to be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company and its subsidiaries. The Company shall reimburse the Executive for expenses reasonably incurred in connection with such matters.

13.	Withholding Taxes. All amounts paid to the Executive under this Agreement shall be subject to withholding and other employment taxes imposed by applicable law. The Executive shall be solely responsible for the payment of all taxes imposed on him relating to the payment or provision of any amounts or benefits hereunder.

14.	Miscellaneous.

A.	Arbitration. Each party irrevocably submits that all disputes arising out of or relating to this Agreement shall be resolved through the American Arbitration Association in New York, New York. It is further agreed that each party will bear its own costs in connection with such arbitration.

B.	Assignment; No Third-Party Beneficiaries. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. Nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, except the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of the Executive. The Company is authorized to assign this Agreement to a successor to substantially all of its assets.

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C.	Severability. Whenever possible, each provision or portion of any provision of this Agreement, including those contained in Section 4 of the Employment Agreement, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including those contained in Section 4 of the Employment Agreement, is not reasonable or valid, either in period of time, geographical area, or otherwise, the Parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

D.	Entire Agreement. From and after the date hereof, this Agreement shall replace and supersede the Employment Agreement, except that Sections 4, 6 and 8.1 of the Employment Agreement shall remain in effect. This Agreement, and Sections 4, 6 and 8.1 of the Employment Agreement, shall constitute the entire agreement between the Parties hereto, and supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the Parties hereto with respect to the subject matter hereof.

E.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

F.	Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the Parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

G.	Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:	c/o GS Capital Partners
85 Broad Street
New York, NY 10004
Attention: Sanjeev Mehra
Facsimile: 212-357-5505

and

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c/o Onex Partners Advisor LP
161 Bay Street, 49th Floor
Toronto, ON M5J 2S1
Attention: Nigel Wright
Facsimile: 416-362-5765

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Christopher Ewan, Esq.
Facsimile: 212-859-4000

If to the Executive:	James E. Schuster, to his principal residence as reflected in the records of the Company.

All such notices, requests, consents and other communications shall be deemed to have been given when received. Either party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party hereto notice in the manner then set forth.

H.	General Interpretive Principles. The name assigned this Employment Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Employment Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Separation Agreement as of the date first written above.

HAWKER BEECHCRAFT CORPORATION

By:	/s/ Gail E. Lehman
Name:	Gail E. Lehman
Title:	Vice President, General Counsel and Secretary

/s/ James E. Schuster
James E. Schuster

Exhibit 10.23.2

AMENDED AND RESTATED

SEPARATION AGREEMENT

AMENDED AND RESTATED SEPARATION AGREEMENT, dated as of February 19, 2009 (this “Agreement”), by and between Hawker Beechcraft Corporation, a Kansas corporation (the “Company”), and James E. Schuster (the “Executive,” together with the Company, the “Parties”).

WHEREAS, the Executive has been employed by the Company as Chief Executive Office and has served as a member of the board of directors of the Company (the “Board”) pursuant to that certain Employment Agreement dated as of March 26, 2007, between the Company and the Executive (the “Employment Agreement”);

WHEREAS, the Company desires to continue to employ the Executive as Chief Executive Officer for the period commencing on November 21, 2008, and ending on the earlier of (i) the date the Executive’s successor (other than an interim Chief Executive Officer) commences his or her employment with the Company and (ii) the date the Board determines that the Transition Period should terminate (the “Transition Period”);

WHEREAS, the Executive and the Company mutually agree that the Executive’s employment as Chief Executive Officer of the Company and his service as a member of the Board shall terminate effective as of the Separation Date (defined below); and

WHEREAS, the Parties desire to set forth their respective rights and obligations with respect to the Transition Period and with respect to the termination of the Executive’s employment on the Separation Date.

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, the Parties, intending to be legally bound, agree as follows:

1.	Transition Period.

A.	Position and Duties. The Company and the Executive agree that, during the Transition Period, the Executive shall continue to be employed by, and serve as the Chief Executive Officer of the Company, and shall report directly to the Board. In such position, the Executive shall have the authorities customary for a chief executive officer of a company of similar size and nature as the Company, plus such additional duties, consistent with the foregoing, as the Board may reasonably assign, including the duty to cooperate with the Board and senior management in connection with their search for the Executive’s successor and to facilitate a smooth transition of leadership. During the Transition Period, the Executive shall also continue to serve as a member of the Board, including his membership on the Board committees of which he is a member on the date hereof.

B.	Exclusivity. During the Transition Period, the Executive shall devote such portion of his business time and efforts as may be necessary to the performance of his duties as described above, shall faithfully serve the Company, and shall in all material respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board.

C.	Compensation and Benefits. The Executive shall receive, as compensation for his services during the Transition Period, the following compensation and benefits:

(i)	Salary. A base salary at an annualized rate of $630,000, to be paid in accordance with regular payroll practices of the Company.

(ii)	Bonus. The Executive shall be eligible to receive an annual bonus up to a maximum of $630,000 for the full calendar year ending December 31, 2008, in accordance with the Company’s existing Management Incentive Plan (the “MIP”), payable at the same time as bonuses are paid to other senior executives participating in such plan and based on the existing performance criteria established for the plan and the Executive for 2008; provided, that, amounts determined to be payable to the Executive in accordance with the MIP shall be made to the Executive whether or not he is an executive and an employee on the date such payment is made. Following the 2008 year, the Executive will only be entitled to bonus compensation as the Board in its sole discretion, may award.

(iii)	MIP Opportunity. The Executive shall be eligible to receive the 30% of his 2008 MIP bonus that was not earned as a result of the Company’s failure to reach the required EBITDA level under the MIP for payout on achievement of his personal goals for 2008, up to the same percentage of target as was earned under the 70% portion of his 2008 MIP and under the MIP as applicable to all other executives, as part of the bonus compensation described in Section 1(C)(ii) above. This bonus, equal to the final 2008 MIP achievement percentage (35.1%) of 30% of the Executive’s target bonus amount for 2008, will be awarded at the discretion of the Board based on the Executive’s performance during, and will be paid at the end of, the Transition Period. This will be in addition to any other bonus compensation that may be awarded in connection with the Transition Period pursuant to Section 1(C)(ii).

(iv)	Benefits. The Executive, and his eligible dependents, shall continue to participate in the Company’s health and welfare benefits plans as an active employee during the Transition Period.

(v)	Reimbursement of Expenses. During the Transition Period, the Executive shall be entitled to reimbursement of reasonable business expenses incurred during the Transition Period upon presentation of such expenses to the Company and otherwise in accordance with the Company’s reimbursement policy.

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D.	Vesting of Options. As of the date hereof, 40% of the option granted to the Executive pursuant to stock option agreement attached hereto as Exhibit A (the “Time Vested Option”) shall be or become vested (506,384.8 shares). As of the date hereof, 20% of the options granted to the Executive pursuant to stock option agreements attached hereto as Exhibit B and Exhibit C (the “Performance Vested Options”) shall be vested (142,420.7 shares with respect to Exhibit B, and 142,420.7 shares with respect to Exhibit C). The remaining 60% of the Time Vested Option and 80% of the Performance Vested Options shall terminate on the date hereof. The portions of the options that are vested as of the date hereof (the “Vested Options”) shall, remain outstanding and exercisable until December 31, 2011 and shall otherwise continue to be governed by the Option Agreements; provided, that, the extension of the exercise period until December 31, 2011 shall be conditioned on (i) the Board’s satisfaction, in its sole discretion, with the Executive’s performance of his duties during the Transition Period and (ii) the Executive remaining employed by the Company until the end of the Transition Period. In the event that the Board, in its sole discretion, is not satisfied with the Executive’s performance during the Transition Period or the Executive does not remain employed by the Company until the end of the Transition Period, the Vested Options shall remain exercisable for ninety (90) days following the Separation Date. The Executive acknowledges and agrees that the Time Vested Option and the Performance Vested Options are the only stock options that have been granted to the Executive.

E.	Notice. The Executive shall be given at least five (5) business days’ notice of the end of the Transition Period.

2.	Separation Date. The Executive and the Company agree that the Executive’s employment as Chief Executive Officer of the Company shall terminate effective as of the earlier of (i) the close of business on the last day of the Transition Period and (ii) such earlier date on which the Executive voluntarily leaves the Company (the “Separation Date”). The Executive also agrees that, effective as of the Separation Date, the Executive shall resign from all positions he holds as an officer, director, employee and member of the boards of directors (and any committee thereof) of the Company and its affiliates, and shall be required to execute such writings as are required to effectuate the foregoing. The Executive understands and agrees that, from and after the Separation Date, he will no longer be authorized to act on behalf of the Company or any of its subsidiaries or to incur any expenses, obligations or liabilities on behalf of the Company or any subsidiary.

3.	Separation Benefits. In consideration of the obligations herein, the Company agrees to provide the Executive with the following severance payments and benefits:

A.	Severance Payment. The Company agrees to pay the Executive an amount equal to $321,068. This amount shall be paid pursuant to, and in full satisfaction of the Company’s obligations, under Sections 3.2(a) and 3.3 of the Employment Agreement, and shall be paid in twenty-four (24) equal monthly installments following the Separation Date, payable on the first day of the calendar month commencing with the calendar month next following the Separation Date.

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B.

Health and Welfare Benefits. The Company agrees to provide the Executive and his eligible dependents with the health and welfare benefits available to the Executive and his eligible dependents immediately prior to the Separation Date, on the same basis as active employees of the Company, until the earlier of (i) the first (1st) anniversary of the Separation Date and (ii) the Executive obtaining full-time employment, with COBRA benefits commencing after such period.

4.	Retention Program. The Company and the Executive agree that the Executive is not entitled to any further payments pursuant to the Hawker Beechcraft Corporation Retention Program, adopted on March 26, 2007, and that all of the Company’s obligations to the Executive with respect to such retention program have been satisfied.

5.	Restricted Stock. As of the date hereof, the Executive shall be or become vested in 257,149.8 shares of restricted stock. The Company and the Executive agree that the Company shall purchase from the Executive 75,000 of these shares of common stock of the Company, par value $0.01 (“Common Stock”) at a purchase price of $10 per share, with an aggregate purchase price of $750,000, such purchase to occur within thirty (30) days after the Separation Date; provided, that, such repurchase of Common Stock by the Company from the Executive shall be conditioned on (i) the Board’s satisfaction, in its sole discretion, with the Executive’s performance of his duties during the Transition Period and (ii) the Executive remaining employed by the Company until the end of the Transition Period.

6.	Additional Payment. The Company may also pay the Executive an additional amount equal to $1,000,000 (the “Additional Payment”), which shall be paid in twenty-four (24) equal monthly installments following the Separation Date, payable on the first day of the calendar month commencing with the calendar month next following the Separation Date; provided, that, payment of this Additional Payment to the Executive shall be conditioned on (i) the Board’s satisfaction, in its sole discretion, with the Executive’s performance of his duties during the Transition Period and (ii) the Executive remaining employed by the Company until the end of the Transition Period.

7.	Release from Purchase Obligation. Pursuant to the Stock Purchase Agreement, dated as of March 26, 2007 between the Executive and the Company (the “Stock Purchase Agreement”), the Executive is required to purchase 124,934.4 shares of Common Stock at a purchase price of $10 per share, with an aggregate purchase price of $1,249,343.40 (the “Purchase Obligation”), on the Separation Date. The Company agrees to release the Executive from this Purchase Obligation and the Parties agree that the Stock Purchase Agreement shall terminate as of the Separation Date; provided, that, the Company shall not release the Executive from this purchase obligation unless (i) the Board is satisfied, in its sole discretion, with the Executive’s performance of his duties during the Transition Period and (ii) the Executive remains employed by the Company until the end of the Transition Period.

8.

Extension of Call Right. If the Board decides, in its discretion, that the Vested Options shall remain outstanding and exercisable until December 31, 2011, the call right (the “Call Right”) set forth in Section 6 of the Hawker Beechcraft, Inc. Amended and

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Restated Shareholders Agreement, dated as of May 3, 2007 (the “Shareholders Agreement”), shall be extended until ninety (90) days after the exercise of the Vested Options. If the Board decides, in its discretion, that the Vested Options shall remain outstanding and exercisable only for ninety (90) days following the Separation Date, the Call Right shall be extended until one hundred twenty (120) days after the Separation Date.

9.	Raytheon Retention Letter. The Company understands that the Executive entered into a retention letter with Raytheon Company on July 27, 2006 (the “Retention Letter”), pursuant to which the Executive shall become entitled to receive an additional payment equal to $2,198,932 on the date hereof, with such payment to be paid in a lump sum within twenty (20) days following second anniversary of the Closing (as defined in the Stock Purchase Agreement, dated as of December 20, 2006, among the Company, Greenbulb Limited, Raytheon Company, Raytheon Aircraft Holdings, Inc. and Raytheon Aircraft Services Limited (the “Closing”)). The Company agrees that it will request that Raytheon Company wire to the Company any payment which the Executive is entitled to receive under the Retention Letter, and agrees to pay such amount to the Executive in accordance with the terms of the Retention Letter if the Company receives such payment from Raytheon Company.

10.	Conditions to Receipt of Payments Benefits. The effectiveness of this Agreement and the Company’s obligations hereunder shall be conditioned upon: (i) the Executive’s continued compliance with his obligations under Section 4 of the Employment Agreement, and (ii) the non-revocation of the release attached hereto as Exhibit D (the “Release”), which shall be executed as of the date hereof. In the event the Executive revokes the Release within the seven (7) day period commencing on the date hereof, the Executive’s entitlement to all of the benefits provided hereunder, including those under Sections 1(C), 1(D), 3, 5, 6 and 7 shall terminate immediately, but the remainder of this Agreement shall continue in full force. In addition, a further condition to the Executive’s entitlement to the benefits provided in Sections 3, 5, 6, and 7 shall be the Executive’s re-execution, delivery and non-revocation of the Release on or after the Separation Date. In the event the Executive revokes the Release within the seven (7) day period commencing on the date the Release is re-executed, the Executive’s entitlement to all of the benefits provided under Sections 3, 6, 7 and 8 shall terminate immediately, but the remainder of this Agreement shall continue in full force.

11.	Return of Company Property. The Executive agrees to return to the Company all documents, files, and other property of any kind belonging to the Company not later than the Separation Date.

12.	Cooperation. Following the Separation Date, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board and to be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company and its subsidiaries. The Company shall reimburse the Executive for expenses reasonably incurred in connection with such matters.

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13.	Withholding Taxes. All amounts paid to the Executive under this Agreement shall be subject to withholding and other employment taxes imposed by applicable law. The Executive shall be solely responsible for the payment of all taxes imposed on him relating to the payment or provision of any amounts or benefits hereunder.

14.	Miscellaneous.

A.	Arbitration. Each party irrevocably submits that all disputes arising out of or relating to this Agreement shall be resolved through the American Arbitration Association in New York, New York. It is further agreed that each party will bear its own costs in connection with such arbitration.

B.	Assignment; No Third-Party Beneficiaries. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. Nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, except the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of the Executive. The Company is authorized to assign this Agreement to a successor to substantially all of its assets.

C.	Severability. Whenever possible, each provision or portion of any provision of this Agreement, including those contained in Section 4 of the Employment Agreement, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including those contained in Section 4 of the Employment Agreement, is not reasonable or valid, either in period of time, geographical area, or otherwise, the Parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

D.	Entire Agreement. From and after the date hereof, this Agreement shall replace and supersede the Employment Agreement, except that Sections 4, 6 and 8.1 of the Employment Agreement shall remain in effect. This Agreement, and Sections 4, 6 and 8.1 of the Employment Agreement, shall constitute the entire agreement between the Parties hereto, and supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the Parties hereto with respect to the subject matter hereof.

E.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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F.	Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the Parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

G.	Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:	c/o GS Capital Partners
85 Broad Street
New York, NY 10004
Attention: Sanjeev Mehra
Facsimile: 212-357-5505

and

c/o Onex Partners Advisor LP
161 Bay Street, 49th Floor
Toronto, ON M5J 2S1
Attention: Nigel Wright
Facsimile: 416-362-5765

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Christopher Ewan, Esq.
Facsimile: 212-859-4000

If to the Executive:	James E. Schuster, to his principal residence as reflected in the records of the Company.

All such notices, requests, consents and other communications shall be deemed to have been given when received. Either party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party hereto notice in the manner then set forth.

H.	General Interpretive Principles. The name assigned this Employment Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses

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of this Employment Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Separation Agreement as of the date first written above.

HAWKER BEECHCRAFT CORPORATION

By:	/s/ Gail E. Lehman
Name:	Gail E. Lehman
Title:	Vice President, General Counsel and Secretary

/s/ James E. Schuster
James E. Schuster

Exhibit 10.24

Hawker Beechcraft Corporation 9709 E Central P.O. Box 85 Wichita, Kansas 67201-0085 USA

December 16, 2008

Mr. James K. Sanders

1836 Paddock Green Ct.

Wichita, KS 67206

Dear Jim:

The following confirms the terms of your continued employment with the Company in the position of VP of Finance for Hawker Beechcraft Corporation reporting to Sid Anderson, Chief Financial Officer. The position will have a bi-weekly rate of pay of $9,230.77 which, if annualized, equals a base salary of $240,000. Your new role and pay rate will commence immediately.

In addition, the following terms are agreed:

•	Your Employment Agreement, dated March 26, 2007, with Hawker Beechcraft Corporation (the “Employment Agreement”), be and hereby is terminated and is of no further force and effect.

•

Your 2008 Management Incentive Plan (MIP) bonus will be based on the salary and bonus target that was set forth in the Employment Agreement, specifically, $275,000 base pay and seventy-five percent (75%) target bonus. In all other respects, the MIP pay-out for your individual 2008 bonus will operate strictly in accordance with any and all MIP requirements as to funding targets, achievement of financial and non-financial goals, and discretionary decision-making by the Compensation Committee and/or management. For 2009 and thereafter, you will be entitled to participate in the MIP at a target bonus of fifty percent (50%) of base pay.

•	You will be eligible for future salary increases as per standard Company practice and policy, based on Company and individual performance.

•

You will receive 4 weeks of vacation annually. In addition, you will be paid a lump sum, at the first pay period in January of 2009, for the remainder of your accrued vacation time of four (4) weeks, less $2,694 excess compensation offset, as agreed.

•

If your employment with the Company is terminated by the Company, except for cause, at any time within eighteen (18) months from the date that the Compensation Committee of the Board of Directors approved these new compensation terms, specifically November 7, 2008, you shall be entitled to receive a severance benefit in the amount of one (1) year of base pay. For the avoidance of doubt, this salary continuation will include only base salary and not any bonus or MIP target payment. If you elect to receive the severance benefit in the form of payroll continuation for one year, you will also be entitled to benefits continuation for the same one-year period. You may, alternatively, by written notice, elect to receive the severance benefit in a lump sum, cash payment, in which case there would be no attendant benefits continuation.

•

You agree to forfeit a total of 30,000 unvested options from the discretionary grant(s) awarded to you by the Company, to be spread equally among Time-Vesting, Performance-Vesting, Type A and Performance-Vesting, Type B options, and spread equally among such options with respect to vesting over the target years 2009, 2010 and 2011.

James K. Sanders

December 16, 2008

This sets forth the entire understanding between you and the Company related to your employment and merges all prior representations. No modification to these terms will be effective unless in writing and signed by both you and an authorized Company representative. If you believe any of the terms or conditions in this letter are not consistent with your understanding, please speak to me or Gail Lehman before signing.

Jim, I am glad that we were able to work out the conditions of this new arrangement and that we can look forward to you remaining a part of the Hawker Beechcraft team.

Please sign below to signify your acceptance of these terms and conditions and return a copy of the letter to me. Thank you.

Sincerely,

/s/ Rich Jiwanlal
Rich Jiwanlal
VP – Human Resources

I hereby accept these terms and conditions of employment. I understand that my acceptance of the terms and conditions set forth in this letter does not constitute an employment contract and that my employment with Hawker Beechcraft Corporation may be terminated, either by my employer or myself at anytime, for any reason, with or without notice.

Signature /s/ James K. Sanders	Date 12/18/2008

Exhibit 10.25.1

HAWKER

BEECHCRAFT

SAVINGS AND

INVESTMENT PLAN

HAWKER BEECHCRAFT SAVINGS AND INVESTMENT PLAN

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Section 12.15.	No Contract of Employment	60
Section 12.16.	Minors and Incompetents	60
Section 12.17.	Indemnification by Employer	60
Section 12.18.	Severability Clause	60
Section 12.19.	Headings	60
Section 12.20.	Action by Employer	61
Section 12.21.	USERRA	61
Section 12.22.	Fees and Expenses	61
Section 12.23.	Use of Electronic Media	61

HAWKER BEECHCRAFT SAVINGS AND INVESTMENT PLAN

W I T N E S S E T H: That,

WHEREAS, Hawker Beechcraft Corporation hereinafter referred to as “the Company” desires to establish a retirement plan for the benefit of its eligible Employees; and

WHEREAS, the Company has duly approved and authorized the adoption of this Plan and corresponding Trust.

NOW, THEREFORE, effective as of the closing date of the sale of Raytheon Aircraft Acquisition Company to Hawker Beechcraft, Inc., hereinafter referred to as the “Effective Date,” the Company does hereby adopt the following plan, to be known as the “Hawker Beechcraft Savings and Investment Plan,” hereinafter referred to as the “Plan”.

ARTICLE I – DEFINITIONS

Where the following words and phrases appear in this Plan, they shall have the following meanings set forth in this Article, unless the context clearly indicates otherwise.

Section 1.01. Account(s) means the various accounts established for each Participant under the Plan. Separate accounting among a Participant’s Accounts shall be utilized. Such accounting will be done in a reasonable and consistent manner and include the separate allocation of gains, losses, withdrawals, and other credits or charges among the Participant’s Accounts. The following accounts shall be established under this Plan:

A.	401(k) Account—An account created to hold 401(k) contributions (see, Section 4.04).

B.	After-Tax Account—An account created to hold After-Tax Contributions (see, Section 4.04).

C.	Retirement Income Saving Program Account—An account created to hold Retirement Income Savings Program (RISP) contributions (see, Section 4.02).

D.	Rollover Account—An account created to hold Rollover Contributions (see, Section 3.01).

E.	Matching Account—An account created to hold Matching Contributions (see, Section 4.03).

The Administrative Committee may establish such additional accounts as it deems necessary or proper.

Section 1.02. Administrative Committee means the Administrative Committee appointed by the Company pursuant to Section 7.01 to carry out the various administrative duties with respect to the Plan in a manner consistent with the terms of the Plan and ERISA.

Section 1.03. Affiliated Company means any of the following: a member of a controlled group of corporations as determined in accordance with Section 414(b) of the Code, if Employer is also a member of such controlled group; an unincorporated trade or business who is under common control with Employer, as determined in accordance with Section 414(c) of the Code and the regulations issued thereunder; any organization which, together with Employer, forms an affiliated service group, as determined under Section 414(m) of the Code and the regulations issued thereunder; and any organization or arrangement determined under Section 414(o) of the Code and regulations issued thereunder. Employment with an Affiliated Company shall not be deemed to have commenced for any purpose of this Plan until such entity becomes an Affiliated Company as defined above except as provided by Section 1.16.C.

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For purposes of Article V, the foregoing provisions of Code Sections 414(b) and 414(c) shall be applied by substituting “more than 50%” for the phrase “at least 80%” each place it appears in Code Section 1563(a)(1).

Section 1.04. Authorized Leave of Absence means an absence approved by the Employer on a uniform and nondiscriminatory basis not exceeding one year for any of the following reasons: illness of the Employee or a relative, the death of a relative, education of the Employee, or personal or family business of an extraordinary nature, provided, that in each case the Employee returns to the service of the Employer within the time period specified by the Employer.

Section 1.05. Beneficiary means the person or persons, or entity or entities, determined under Section 6.10.

Section 1.06. Break in Service means the fifth anniversary (seventh anniversary if the absence from employment is due to a Parental Leave or otherwise authorized pursuant to the Family and Medical Leave Act of 1993) of the date on which the absence commences.

Section 1.07. Code means the Internal Revenue Code of 1986, as amended.

Section 1.08. Committee means the Committees appointed by the Company pursuant to Section 7.03.

Section 1.09. Compensation has the meaning set forth in Section 5.02.E.2.

Notwithstanding anything to the contrary, the amount of Compensation taken into account under this Plan shall not exceed $200,000 (as adjusted for cost of living increases as provided in Section 401(a)(17) of the Code).

The determination of whether any payment constitutes Compensation shall be made by the Employer.

Section 1.10. Eligible Employee means an Employee of the Employer. In no event shall the term “Eligible Employee” include any individual classified, treated or otherwise characterized by the Employer as an independent contractor, consultant, Leased Employee, temporary agency employee or otherwise not treated by the Employer as an “Eligible Employee” for purposes of this Plan. The term “Eligible Employee” shall not include any Leased Employee; any Employee who is covered under the provisions of a collective bargaining agreement, unless such collective bargaining agreement specifically provides for participation in this Plan or where the Administrative Committee permits participation by collectively bargained employees; any nonresident alien who (i) either receives no earned income (within the meaning of Code Section 911(d)(2)) from sources within the United States under Code Section 861(a)(3) or (ii) receives such earned income from such sources within the United States but such earned income is exempt from United States income tax under an applicable income tax convention; individuals or classification of individuals listed on Exhibit A (as amended from time to time by the Senior Vice President of Human Resources of the Company or his or her delegate, or other officer to whom such authority has been delegated by the Company) or a Puerto Rico based employee. The foregoing determination of whether an individual constitutes an “Eligible

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Employee” for purposes of this Plan shall be made by the Employer with the consent of the Administrative Committee in its sole discretion. Said determination shall apply for all purposes of this Plan and regardless of whether such individual is later classified by any governmental agency, court, tribunal, governing body, the Employer or any other person or entity as a common law employee of the Employer. It is the intent hereof that the Employer with the consent of the Administrative Committee shall decide in its sole discretion which individuals are classified as an Eligible Employee for purposes of this Plan.

Section 1.11. Employee means any individual who is employed and compensated (by United States payroll check issued directly from the Employer, Affiliated Company or agent thereof to the Employee or direct payroll deposit made to the Employee’s Account) by the Employer or agent thereof.

Section 1.12. Employer means the Company and any other Affiliated Company which adopts this Plan for the benefit of its Employees.

Section 1.13. Employment Commencement Date means the date the Employee first completes an Hour of Service.

Section 1.14. ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Section 1.15. Highly Compensated Employee means any Employee who (i) was a 5% owner at any time during the current or preceding Plan Year or (ii) received compensation (as defined in Code Section 415(c)(3)) in excess of $80,000 (as adjusted under Code Section 415(d)) during the preceding Plan Year.

Section 1.16. Hour of Service shall be determined by including service with the Employer and any Affiliated Company. In addition, in the case of an individual deemed to be an “employee” under Code Section 414(n) or 414(o), hours of service with such entity will be considered Hours of Service under this Plan. Service will be credited in accordance with the following Subsections:

A.	General. An Hour of Service shall include:

1.	Each hour for which an Employee is directly or indirectly paid, or entitled to payment, for the performance of duties;

2.	Each hour for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by an entity described above, which hours shall be considered as occurring in the computation period or periods to which the award or agreement pertains, rather than in the computation period in which the award, agreement, or payment is made; and

3.

Each hour for which an Employee is paid, directly or indirectly, or for which the Employee is entitled to payment (irrespective of whether the employment relationship is terminated) for reasons other than for the performance of duties

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during a computation period, such as leave of absence, vacation, holiday, sick leave, illness, incapacity (including disability), layoff, jury duty, or military duty, which hours shall be considered as occurring in the computation period in which the Employee is paid, the Employee becomes entitled to payment, or the payment becomes due, whichever first occurs. Notwithstanding the preceding provisions of this Subsection:

a.	No Hours of Service shall be credited for payments made or due to an Employee under a plan maintained solely for the purpose of complying with an applicable workers’ compensation law, unemployment compensation law, or disability insurance law; and

b.	No Hours of Service shall be credited for payments which an Employee receives for medical or medically related expenses incurred by the Employee.

An Hour of Service already credited under Subsection 1.16.A.1. or 1.16.A.3., as the case may be, shall not be credited under Subsection 1.16.A.2. In addition, in the event Subsection 1.16.A.2. or 1.16.A.3. applies, no more than 501 hours shall be credited for any single continuous period during which an Employee does not perform any duties (whether or not that period occurs during a single computation period).

B.	Method of Crediting. For purposes of determining Hours of Service which must be credited, the Administrative Committee shall determine the Hours of Service from records of hours worked and hours for which payment is due or made.

C.	Predecessor Employer. If Employer maintains a qualified plan under Code Section 401(a) of a predecessor employer as described in Section 414(a)(1) of the Code, a predecessor employer shall be treated as an Employer for purposes of determining an Employee’s Hours of Service under the Plan. In addition, when Employer does not maintain a plan of the predecessor employer, the predecessor employer shall be treated as an Employer for purposes of determining an Employee’s Hours of Service to the extent provided in regulations promulgated by the Secretary of the Treasury under Section 414(a)(2) of the Code. The Employer may also elect, with the consent of the Company, to credit hours of service with another entity for purposes of eligibility, vesting and/or benefits.

D.	Ambiguity. The Administrative Committee shall resolve any ambiguity with respect to the meaning of an Hour of Service in favor of an Employee. Furthermore, in determining Hours of Service, the Administrative Committee shall apply the rules of Paragraphs (b) and (c) of Labor Reg. § 2530.200b-2, which the Plan specifically incorporates by reference herein.

E.	FMLA Leaves. An Employee taking a leave of absence pursuant to the Family and Medical Leave Act of 1993 (“FMLA”) will be treated as continuing service while on such FMLA leave for purposes of determining whether such Employee has incurred a Break in Service under the terms of this Plan.

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Section 1.17. Investment Committee means the Investment Committee appointed by the Company pursuant to Section 7.01 to carry out the various investment duties with respect to the Plan in a manner consistent with the terms of the Plan and ERISA.

Section 1.18. Layoff means an involuntary interruption of service due to reduction of work force with the possibility of recall to employment when conditions warrant.

Section 1.19. Leased Employee means any person who, pursuant to an agreement between the recipient and any other person (“leasing organization”), has performed services for the recipient (or for the recipient and related persons determined in accordance with Section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one year and such services are performed under the primary direction and control of the recipient.

Section 1.20. Non-Highly Compensated Employee means any Employee who is not a Highly Compensated Employee.

Section 1.21. Normal Retirement Age and Normal Retirement Date means the date the Employee attains age 65.

Section 1.22. Parental Leave means the period of absence from work by reason of pregnancy, the birth of an Employee’s child, the placement of a child with the Employee in connection with the child’s adoption, or caring for such child immediately after birth or placement .

Section 1.23. Participant means any Eligible Employee who is qualified under Article II and who remains as such under the Plan. Where the context requires, the term Participant shall also include a former Employee who was a Participant.

Section 1.24. Period of Service means the period of time commencing on the Employee’s Employment Commencement Date or Reemployment Commencement Date, whichever is applicable, and ending of the Employee’s Severance From Service provided, that the following periods shall not be taken into account in the case of an Employee who first performs an Hour of Service on or after January 1, 2007, in the case of a Participant who has never had a Vested account balance, the Period of Service before any Period of Severance which equals or exceeds five (5) consecutive years.

In determining the length of a Period of Service, the Administrative Committee shall include any period of time beginning on an Employee’s Severance from Service date and ending on the date on which he or she is next credited with an Hour of Service, provided that such Hour of Service is credited within the twelve- (12) consecutive month period following such Severance from Service date.

In making the determinations described above, the second, third, and fourth consecutive years of a Layoff (from the first anniversary of the last day paid to the fourth anniversary of the last day paid) and any period in excess of one (1) year of an Authorized Leave of Absence shall be regarded as neither a Period of Service nor a Period of Severance.

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Section 1.25. Period of Severance means the period of time beginning on the Employee’s Severance from Service date and ending on the Employee’s Reemployment Commencement Date.

Section 1.26. Plan Year means the 12-month period commencing January 1.

Section 1.27. Qualified Military Service means any service in the uniformed service by any Eligible Employee if such Eligible Employee is entitled to reemployment right under Chapter 43 of Title 38 of the United States Code, provided the Employee returns to employment with the Employer within the applicable time limits prescribed by Chapter 43 of Title 38 of the United States Code.

Section 1.28. Reemployment Commencement Date means the date on which the Employee first completes an Hour of Service following a Period of Severance.

Section 1.29. Severance From Service means the termination of employment by reason of quit, discharge, Layoff or death, the failure to return from Authorized Leave of Absence, Qualified Military Service or disability (as defined in Section 6.02).

Section 1.30. Spouse means, with respect to an individual, the individual’s lawful spouse of the opposite sex; provided, that, a former spouse will be treated as the spouse or surviving spouse to the extent provided in a qualified domestic relations order as described in Section 414(p) of the Code.

Section 1.31. Trust means and refers to the Trust created by the Trust Agreement, which is incorporated herein by reference and as it may be amended from time to time.

Section 1.32. Trustee means the Trustee of the Trust.

Section 1.33. Trust Fund means all of the assets owned by the Trust and held by the Trustee under this Plan.

Section 1.34. Valuation Date means each business day on which the New York Stock Exchange is open.

Section 1.35. Vested means, with respect to a benefit or right under the Plan, a claim obtained by a Participant which is unconditional and which is legally enforceable against the Plan.

Section 1.36. Year of Vesting Service means a 12- month Period of Service.

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ARTICLE II – PARTICIPATION

Section 2.01. Commencement of Participation. An Eligible Employee shall become a Participant in this Plan upon completing one Hour of Service. Enrollment in the elective deferral features of this Plan (see Section 4.04) shall not be deemed to have been completed until such Participant has designated a percentage by which his or her Compensation shall be reduced as an elective deferral in accordance with Section 4.04 and such other information as the Administrative Committee may from time to time prescribe.

Section 2.02. Transfer to Employee Status. If an individual is transferred to a position in which such individual becomes an Eligible Employee, said individual shall become a Participant on the date on which such person is transferred.

Section 2.03. Duration of Active Participation. An Eligible Employee will cease to be an active Participant on the earlier of the date such Employee terminates employment, incurs a Severance from Service or is no longer classified as an Eligible Employee.

Section 2.04. Rehire After Severance from Service. If a former Participant is rehired by Employer after a Severance from Service, such person shall again become a Participant, in the Plan, provided, such person is classified as an Eligible Employee.

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ARTICLE III – ROLLOVER CONTRIBUTIONS AND TRANSFERS

Section 3.01. Rollover Contributions. A Participant may rollover qualified cash funds into this Plan subject to the following provisions:

A.	General. Prior to making a rollover contribution, such person shall file a request with the Administrative Committee in such manner as the Administrative Committee shall prescribe requesting that the Trustee accept a rollover contribution from such person. The Administrative Committee, in the Administrative Committee’s sole discretion, shall determine whether such person will be permitted to make a rollover contribution. The Administrative Committee may further prescribe that any written request to make a rollover contribution also set forth the amount of the proposed rollover contribution and a statement, satisfactory to the Administrative Committee, that such contribution constitutes a rollover contribution.

B.	Separate Rollover Account. A rollover contribution made by a Participant shall be credited to a separate “Rollover Account” in the name of the Participant as of the date of its receipt by the Trustee. The rollover contribution shall be commingled with the other assets of the Trust Fund and invested in accordance with the provisions of this Plan. An individual’s Rollover Account shall at all times be fully vested and nonforfeitable for all purposes of the Plan. Distributions and withdrawals from an individual’s Rollover Account shall be governed by the provisions of Article VI.

C.	Rollover Contribution Defined. A “rollover contribution” is cash property (or proceeds from the sale of property) described in Section 402(c)(4) (qualified retirement plan) or Section 408(d)(3) of the Code (conduit IRA) which provides for tax-free rollover treatment into this type of qualified plan, which is designated by such Employee as a rollover contribution. This Plan will accept a direct rollover of an eligible rollover distribution from a qualified plan described in section 401(a) or 403(a) of the Code, including after-tax employee contributions, an annuity contract described in section 403(b) of the Code, excluding after-tax employee contributions and an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state. The plan will also accept a participant rollover contribution of the portion of a distribution from an individual retirement account or annuity described in section 408(a) or 408(b) of the Code that is eligible to be rolled over and would otherwise be includible in gross income. A distribution of nondeductible or accumulated deductible employee contributions or any other type of rollover contribution shall not be considered a rollover contribution. In the event it is later determined that any amount did not constitute a rollover contribution, said rollover contribution plus any earnings attributable thereto shall immediately be segregated from all other Plan assets, treated as a nonqualified trust established by and for the benefit of the Employee, and distributed to the Employee. Any such nonqualified rollover shall be deemed never to have been a part of this Plan.

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D.	Raytheon Stock and Plan Loans. The Administrative Committee may, in the Administrative Committee’s sole discretion, permit individuals associated with the sale of Raytheon Aircraft Acquisition Company and who are participants in the Raytheon Savings and Investment Plan to directly rollover Raytheon Stock and/or loans held by the Raytheon Savings and Investment Plan upon such terms and conditions as the Administrative Committee may prescribe for such purpose (including without limitation that such person directly rollover his or her entire vested account balance in the Raytheon Savings and Investment Plan to this Plan).

Section 3.02. Plan-to-Plan Transfers. The Administrative Committee may transfer, or accept a direct transfer of, assets to or from another qualified plan upon such terms and conditions as the Administrative Committee may from time to time prescribe in its sole discretion (e.g. transfers may only be made in cash). In the event the Administrative Committee permits a direct transfer of assets into this Plan, the following provisions shall apply.

A.	Separate Transfer Account. Each Employee with an interest in the plan-to-plan transfer shall have a transfer account established for such Employee.

B.	Assets. If the Administrative Committee permits assets to be transferred to this Plan in-kind, the Trustee may be directed by the Administrative Committee to hold such assets separate from the other assets of the Trust Fund and income gain or loss on those assets shall be allocated separately. In the absence of segregated treatment, the assets shall be commingled with the other assets of the Trust Fund and the Employee shall designate the investment fund or funds which are to receive the transfer.

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ARTICLE IV – CONTRIBUTIONS

Section 4.01. Profit Sharing Plan. For purposes of Code Section 401(a) this Plan shall be designated as a profit sharing plan. For each Plan Year while this Plan is being maintained, Employer shall contribute such amounts as may be required under the terms hereof and such other amount as its governing body may determine is proper. The Employer’s contributions to this Plan shall not be dependent upon the existence of profits. Such contributions, except to the extent otherwise provided herein, shall be made at any time or from time to time.

Section 4.02. Retirement Income Savings Program Contributions. The following provisions of this Section 4.02 shall govern retirement income savings program contributions.

A.	Eligibility. The Employer shall make retirement income saving contribution as set forth in B. below on behalf of its eligible Participants other than for Participants who are covered under the provisions of a collective bargaining agreement.

(1)	who first performs an Hour of Service on a date (the “date of employment” for purposes of this Section 4.02) that is on or after January 1, 2007, without ever previously having performed an Hour of Service for any Employer (or Affiliated Company thereof), or

(2)	who (i) previously had performed an Hour of Service for any Employer (or Affiliated Company thereof), (ii) then incurred a Severance from Service, and (iii) then again performs an Hour of Service for any Employer (or Affiliated Company thereof) on a date (the “date of reemployment” for purposes of this section 4.02) that is on or after January 1, 2007, and is after expiration of any salary continuation payments, any Authorized Leave of Absence, and any period of eligible recall pursuant to a collective bargaining agreement.

In no event shall an Employee be eligible for contributions under this Section 4.02 if such individual is accruing a benefit under a tax-qualified defined benefit pension plan sponsored by the Company or an Affiliated Company.

B.	Contribution. The amount of retirement income savings program contribution for each pay period of each eligible Participant shall equal such eligible Participant’s Compensation for that pay period multiplied by the percentage corresponding to the Participant’s Age Factor and Service Factor in the following table:

Age Factor	Service Factor
Attained age in years on later of the date of employment or the most recent date of reemployment, as determined under Section 4.02.A. above	Number of 12-month anniversaries from the later of the date of employment or the most recent date of reemployment, as determined under Section 4.02.A. above as of the end of the pay period with respect to which the contribution is being made

	Less than 10	At least 10 but less than 20	At least 20 but less than 30	30 or more
Under 30	3%	5%	7%	9%
At least 30 but less than 40	4%	6%	8%	9%
At least 40 but less than 50	5%	7%	8%	9%
50 or over	6%	7%	8%	9%

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The amount of the retirement income savings contribution made for each Participant pursuant to this Section 4.02 shall be allocated to the Participant’s Retirement Income Saving Program Account.

Section 4.03. Employer Matching Contribution. Subject to the terms and conditions hereinafter provided, the Employer shall make a matching contribution for each eligible Participant (as defined in Article II) equal to a designated percentage of such Participant’s Compensation contributed by a Participant as an elective before-tax or after-tax contribution pursuant to Section 4.04. Until suspended or modified as hereinafter provided, the designated contribution shall be 100% of Participant’s salary reduction contribution, provided, that no matching contribution shall be based upon a Participant’s contribution above the first 4% of Compensation contributed by a Participant. Notwithstanding anything herein to the contrary, no Participant shall accrue or be entitled to any matching contribution hereunder unless and until such contribution is contributed to the Trust.

The amount of the Employer Matching Contribution for each individual Participant will be determined based on the amount or percentage contributed as a salary reduction contribution for each pay period and not on the total percentage contributed throughout the year.

The amount of the Employer’s matching contribution made for each Participant pursuant to Section 4.03 shall be allocated to the Participant’s Matching Account.

The Company reserves, by action of its governing body, the right to terminate, suspend, or modify contributions at any time and from time to time.

Section 4.04. Elective Contributions. The provisions of this Section 4.04 shall govern before-tax salary reduction contributions and nondeductible after-tax contributions.

A.	Contribution. For each Plan Year the Employer shall contribute, on behalf of each Participant (as defined in Article II) an amount which is equal to the total amount by which the Participant’s Compensation from the Employer was reduced during the Plan Year pursuant to the Participant’s salary reduction election. The amount of a Participant’s salary reduction contributions to this Plan shall not exceed the amount of the Participant’s cash compensation.

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WARNING: ERISA requires that salary reduction contributions be transmitted to the Trustee at the earliest date such contributions can reasonably be segregated from the Employer’s general assets, but in no event later than the 15th business day of the month following the month in which such amount would have been payable to the Participant but for the Participant’s salary reduction election.

B.	Election by Participants. For each Plan Year (or the portion of the Plan Year after the Participant’s entry into the Plan), each Participant in this Plan may elect (i) not to enter into a salary reduction election, or (ii) to enter into a salary reduction election with the Employer, which will be applicable to all pay periods within such Plan Year (or the remaining portion thereof). The terms of any such salary reduction election shall provide that the Participant agrees to accept a reduction in Compensation from the Employer equal to any whole percentage of Compensation between 1% and 50%. A Participant who fails to make an election shall be deemed to have elected not to participate (and such Participant’s election shall be 0%).

Each Participant shall also designate whether such Participant’s contributions are before-tax or after-tax contributions. Further, in the event such Participant’s before-tax contributions are limited by Code Section 402(g), such Participant may affirmatively designate that all future elective deferrals shall be made and recharacterized as an after-tax contribution.

Upon a Participant’s Severance from Service, termination of employment (or upon ceasing to be an Eligible Employee), such Participant’s salary reduction election will cease in accordance with uniform rules established by the Administrative Committee in conformity with rulings and Regulations or other administrative or judicial guidance.

C.	Allocation of Contributions. Salary reduction contributions shall be allocated in accordance with the following provisions:

1.	The amount of a Participant’s before-tax contribution shall be allocated to the Participant’s 401(k) Account.

2.	The amount of a Participant’s After-Tax Contribution shall be allocated to the Participant’s After-Tax Contribution Account.

D.	Restrictions on Distribution. Amounts attributable to before-tax salary reduction contributions shall not be distributed earlier than upon one of the following events:

1.	The Participant’s retirement, death, or severance from employment;

2.	The Participant’s attainment of age 59 1/2 or the Participant’s hardship as described in Section 6.11; or

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3.	The termination of the Plan without establishment or maintenance of another defined contribution plan (other than an employee stock ownership plan or a simplified employee pension).

E.	Modification of Elective Deferral Election. A Participant’s salary reduction election shall be modifiable as follows:

1.	A Participant may elect to increase or decrease (including a cessation of contributions to the Plan) the amount of his or her salary reduction contributions within the Plan limitations for such contributions by giving notice to the Administrative Committee (or delegate thereof) in such manner as the Administrative Committee may from time to time prescribe for such purpose. The increase or decrease in the Participant’s salary reduction contributions shall be effective with the first pay period after the date the Administrative Committee (or delegate) receives timely and proper notice (or as soon as administratively practicable thereafter).

Notwithstanding the foregoing, the Administrative Committee may, in its sole discretion, refuse to permit an amendment to a salary reduction election for purposes of complying with applicable law (e.g. compliance with Code Section 409A, etc.).

2.	The Administrative Committee may, at any time and from time to time, unilaterally amend or revoke a Participant’s salary reduction election if the Administrative Committee determines that such revocation or amendment is necessary to ensure (or intending to ensure) (i) that a Participant’s annual additions for any Plan Year will not exceed the limitations of Code Section 415; (ii) compliance with the nondiscrimination tests of Code Sections 401(k) and/or 401(m); (iii) compliance with Code Section 401(a); or (iv) that contributions will be deductible by the Employer for federal income tax purposes.

3.	A Participant’s salary reduction election shall continue in effect until such time as the Participant enters into a new salary reduction election, has such Participant’s salary reduction election modified pursuant to E.2. above or paragraph 4 below, terminates employment, or otherwise ceases to be an Eligible Employee.

4.

Elective before-tax contributions under this Plan (or any other qualified plan of the Employer or Affiliated Company) shall not exceed the dollar limitation set forth in Code Section 402(g), except to the extent permitted under Section 4.04.F. and Code Section 414(v). A Participant whose salary reduction election is suspended pursuant to the preceding sentence shall have such Participant’s salary reduction re-instated at the beginning of the following year. To the extent that elective before-tax contributions under all plans maintained by the Employer or Affiliated Company exceed such dollar

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limitation, the Participant will be deemed to have notified the Administrative Committee of the excess amount, and the Administrative Committee will distribute such excess amount (including earnings thereon determined in accordance with Section 4.05.H.) to such Participant not later than April 15 following the close of the taxable year.

The Administrative Committee may also establish such procedures as it deems advisable to assist Participants in limiting elective before-tax contributions to not more than the limitation set forth in Code Sections 402(g) and 414(v). Such procedures, if adopted, may include the distribution of amounts in excess of the limitation and may also include, by way of example, a provision for written notice addressed to the Administrative Committee advising that the Participant has made contributions in excess of the applicable limitation and the allocation of such amount to this Plan. Corrective distributions shall be made only if the Participant designates the distribution as an excess amount, the corrective distribution is made after the date on which the Plan received the excess amount, and the Plan designates the distribution as a distribution of excess amounts. Upon receipt of such notice, the Plan may return such excess amount (including earnings thereon) to the Participant not later than the next April 15th.

Excess amounts that are to be distributed will be reduced by Excess Contributions previously distributed for the Plan Year ending with or within the Employee’s taxable year. Distributions under this paragraph may be made without regard to any provision of law (e.g., Participant consent).

In addition, if matching contributions are attributable to an excess amount, the Administrative Committee will take such action as is necessary to prevent discrimination under Code Section 401(a)(4). No such “matching contribution” will be treated as made or attributable to an excess amount. Accordingly, such amounts will not be distributed to the Participant and the Employer will, as soon as administratively practicable, use said amounts to reduce subsequent matching contributions. For purposes of this paragraph, unmatched contributions will be treated as distributed before contributions which were matched.

F.

Catch-Up Contributions. All Participants who are eligible to make elective contributions under the Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Code Section 414(v) and Section 1.414(v)-1 of the Regulations. Such catch-up contributions shall not be taken into account for purposes of the Plan implementing the required limitations of Code Sections 402(g) and 415. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416, as applicable, by reason of the making of such catch-up contributions. For purposes of determining the amount of any matching contribution, catch-up

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contributions shall be treated in the same manner as the Participant’s elective contributions. The Administrative Committee may adopt such rules or procedures as it deems appropriate from time to time to ensure the effective availability of catch-up contributions to all catch-up-eligible Participants.

Section 4.05. 401(k) Test. With regard to the portion of the Plan that benefits Employees who are not covered by the provisions of a collective bargaining agreement, this Plan is intended to constitute a safe harbor 40(k) plan. Accordingly, neither 401(k) nor 401(m) nondiscrimination testing shall be required for those Participants. With regard to Employees who are covered under the provisions of a collective bargaining agreement, but are eligible to make elective deferrals the following provisions shall govern compliance with the nondiscrimination tests of Section 401(k) of the Code. References to Eligible Participant, Participant, Highly Compensated Employee, Non-Highly Compensated Employees and all other Eligible Participants shall be interpreted to include only those individuals who are covered under the provisions of a collective bargaining agreement and who are directly or indirectly eligible to enter a salary reduction election. For purposes of this Section 4.05, certain additional definitions are set forth in Subsection I. For each Plan Year the Administrative Committee shall determine whether the Actual Deferral Percentage for Eligible Participants who are Highly Compensated Employees for the Plan Year compared to the Actual Deferral Percentage for all other Eligible Participants for the current year satisfies one of the following described ratio tests.

A.	Ratio Testing. The Actual Deferral Percentage (ADP) for a Plan Year for Participants who are Highly Compensated Employees for each Plan Year and the current year’s ADP for Participants who are Non-Highly Compensated Employees must satisfy one of the following tests:

1.	The ADP for a Plan Year for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the current year’s ADP for Participants who are Non-Highly Compensated Employees multiplied by 1.25; or

2.	The ADP for a Plan Year for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the current year’s ADP for Participants who are Non-Highly Compensated Employees multiplied by 2.0; provided, that, the ADP for Participants who are Highly Compensated Employees does not exceed the ADP for Participants who are Non-Highly Compensated Employees by more than 2 percentage points.

B.	Prior Year Testing. The Company can elect Prior Year Testing for a Plan Year only if (i) the Plan (and, if the Plan is the result of the aggregation of two or more plans, each of the aggregated plans) has used current year testing for each of the preceding 5 Plan Years (or, if less, the number of Plan Years the Plan has been in existence), or (ii) as a result of a merger or acquisition described in Code Section 410(b)(6)(C)(i), the Company maintains both a plan using prior year testing and a plan using current year testing and the change is made within the transition period described in Code Section 410(b)(6)(C)(ii).

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C.	Separate Testing for Excludable Employees. If the Administrative Committee elects to apply Code Section 410(b)(4)(B) to the Plan (provision providing that the Code Section 410(b) requirements may be met separately with respect to the excluded group), then in determining whether the foregoing tests are satisfied, the Administrative Committee may elect to either to (i) perform the ADP test using the ADP for all eligible Highly Compensated Employees for the Plan Year and the ADP for all eligible Non-Highly Compensated Employees for the Plan Year, disregarding all Non-Highly Compensated Employees who have not met the minimum age and service requirements of Code Section 410(a)(1)(A); or (ii) disaggregate the Plan into separate plans pursuant to Section 1.401(k)-1(b)(4) of the Regulations and perform the ADP test separately for (a) all Participants who have completed the minimum age and service requirements of Code Section 410(a)(1)(A), and (b) all Participants who have not completed the minimum age and service requirements of Code Section 410(a)(1)(A).

D.	Special Rules.

1.	A Participant is a Highly Compensated Employee for a particular Plan Year if he or she meets the definition of a Highly Compensated Employee in effect for that Plan Year. Similarly, a Participant is a Non-Highly Compensated Employee for a particular Plan Year if he or she does not meet the definition of a Highly Compensated Employee in effect for that Plan Year.

2.	The ADP for any Participant who is a Highly Compensated Employee for the Plan Year and who is eligible to have Elective Deferrals (and qualified non-elective contributions or qualified matching contributions, or both, if treated as Elective Deferrals for purposes of the ADP test) allocated to his or her accounts under two or more arrangements described in Code Section 401(k), that are maintained by the Employer or Affiliated Company, shall be determined as if such Elective Deferrals (and, if applicable, such qualified non-elective contributions or qualified matching contributions or both) were made under a single arrangement. If a Highly Compensated Employee participates in two or more cash or deferred arrangements of the Employer or Affiliated Company that have different plan years, all Elective Deferrals made during the Plan Year under all such arrangements shall be aggregated.

3.	Certain arrangements shall be treated as separate plans if mandatorily disaggregated under regulations under Code Section 401(k).

4.

In the event that this Plan satisfies the requirements of Code Section 401(k), 401(a)(4), or 410(b) only if aggregated with one or more other plans or if one or more other plans satisfy the requirements of such Code Sections only if aggregated with this Plan, then this Section shall be applied by determining the ADP of Employees as if all such plans were a single plan. If more than 10% of the Employer’s Non-Highly Compensated Employees are involved in a

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“plan coverage change” as defined in Section 1.401(k)-2(c)(4) of the Regulations (e.g., amendment of a plan, a plan merger, a plan spin-off, or a change in permissive aggregation of plans), any adjustments to the Non-Highly Compensated Employees’ ADP will be made in accordance with such Regulations. Plans may be aggregated in order to satisfy Code Section 401(k) only if they have the same Plan Year and use the same ADP testing method.

5.	Additional elective contributions made under the Plan during a Plan Year pursuant to Code Section 414(u) by reason of a Participant’s qualified military service are not taken into account in determining the ADP test for such Plan Year or any other Plan Year.

6.	The Administrative Committee shall maintain records sufficient to demonstrate satisfaction of the ADP test.

E.	Review of Ratio Tests. Throughout the Plan Year, the Administrative Committee shall be authorized to review the salary reduction elections and determine if such elections, based upon information then available, will permit the Plan to comply with the ratio tests. Following such review, the Administrative Committee is authorized to unilaterally reduce the amount of salary reduction contributions of Highly Compensated Employees until, on a projected basis, the Plan will satisfy the ratio tests. The Administrative Committee is also authorized to reduce salary reduction contributions of Highly Compensated Employees by a safety percentage and to take such other action, if the Administrative Committee believes that such reduction or other action is otherwise necessary or desirable.

F.	Corrective Action. If, after the end of the Plan Year, the Administrative Committee determines that neither of the ratio tests were satisfied for the year, then the Administrative Committee will determine the amount of Excess Contributions within the meaning of Code Section 401(k)(8) that must be distributed to secure compliance with one of the ratio tests and distribute such amount (including earnings thereon) before the close of the following Plan Year. Distribution of the excess amounts shall be made in accordance with the following provisions.

The actual deferral ratio of the Highly Compensated Employee with the largest actual deferral ratio will be reduced by an amount necessary to satisfy the Actual Deferral Percentage test or if less, to the actual deferral ratio of the Highly Compensated Employee with the next largest actual deferral ratio. This process shall be repeated until the Actual Deferral Percentage test is satisfied. The amount of the Excess Contributions shall be equal to the sum of these amounts multiplied, in each case, by the Highly Compensated Employee’s compensation (within the meaning of Section 1.08). Excess Contributions will be allocated to the Highly Compensated Employee with the largest amount of Employer contributions taken into account in calculating the ratio test for the year in which the excess arose, beginning with the Highly Compensated Employee with the largest amount of such employer contributions and continuing in descending order until all the Excess Contributions have been allocated.

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For purposes of the preceding sentence, the largest amount is determined after distribution of any Excess Contributions. Further, to the extent a Highly Compensated Employee has not reached such Participant’s catch-up contribution limit under the Plan, Excess Contributions allocated to such Highly Compensated Employee are catch-up contributions and will not be treated as Excess Contributions.

Excess Contributions allocated to a Participant shall be distributed from the Participant’s 401(k) Account to the extent used in the ratio test for the Plan Year.

The determination and correction of Excess Contributions shall be made in accordance with Code Section 401(k), Regulations, and other applicable guidance issued thereunder. Distributions under this Section 4.05.F. may be made without regard to any other provision of law (e.g., Participant consent).

WARNING: Unless Excess Contributions (and income attributable thereto) that are required to be distributed are distributed within 2  1/2 months after the close of the Plan Year in which the Excess Contributions were made, the Employer will be subject to a 10% penalty tax.

G.	Distribution of Excess Contributions. Within 12 months after the close of the Plan year Excess Contributions (and income allocable thereto) shall be deemed properly distributed only if such Excess Contributions (and allocable income) are designated as a distribution of Excess Contributions and are distributed to the appropriate Highly Compensated Employees. However, correction shall be deemed to occur if the entire Account balance of a Highly Compensated Employee is distributed during the Plan Year in which an Excess Contribution arose to the extent that a corrective distribution would have otherwise been required. In the event of the complete termination of the Plan during the Plan Year in which an Excess Contribution arose, such distribution shall be made as soon as administratively feasible but in no event later than the close of the 12-month period immediately following the date of such termination.

Excess Contributions that are to be distributed will be reduced by any Excess Elective Deferrals previously distributed to the Employee for the Employee’s taxable year ending with or within the Plan Year.

Excess Contributions shall be treated as annual additions under the Plan.

If matching contributions are attributable to Excess Contributions, the Administrative Committee will take such action as is necessary to prevent discrimination under Code Section 401(a)(4). No such “matching contribution” will be treated as made or attributable to Excess Contributions. Accordingly, such amounts will not be distributed to the Participant, and will, as soon as administratively practicable, be used to reduce subsequent matching contributions. However, for purposes of this paragraph, unmatched contributions will be treated as distributed before contributions which were matched.

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H.	Allocation of Earnings to Excess Elective Deferrals and Excess Contributions. Excess Contributions and Excess Elective Deferrals shall be adjusted for any income or loss up to the date of distribution. Income or loss allocable to Excess Contributions may be determined using any reasonable method, provided such method is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income or loss to Participants’ accounts. Alternatively, the Administrative Committee may elect to use the following safe-harbor method of allocating income or loss to Excess Contributions and/or Excess Elective Deferrals, which amount shall be the sum of: (1) income or loss allocable to the Participant’s 401(k) Account for the Plan Year multiplied by a fraction, the numerator of which is such Participant’s Excess Contributions (or Excess Elective Deferrals, as applicable) for the year and the denominator is the Participant’s account balance attributable to before-tax contributions without regard to any income or loss occurring during such Plan Year; and (2) 10 percent of the amount determined under (1) multiplied by the number of whole calendar months between the end of the Plan Year and the date of distribution, counting the month of distribution if distribution occurs after the 15th of such month.

I.	Definitions. For purposes of this Section 4.05, the following terms shall have the following meanings:

1.	Actual Deferral Percentage or ADP shall mean, for a specified group of Participants (either Highly Compensated Employees or Non-Highly Compensated Employees) for a Plan Year, the average of the ratios (calculated separately for each Participant in such group) of (i) the amount of employer contributions actually paid over to the Trust on behalf of such Participant for the Plan Year to (ii) the Participant’s Compensation for such Plan Year. Employer contributions on behalf of any Participant shall include: (i) any before-tax contributions (other than catch-up contributions) made pursuant to the Participant’s salary reduction election (including Excess Elective Deferrals of Highly Compensated Employees), but excluding (a) Excess Elective Deferrals of Non-Highly Compensated Employees that arise solely from Elective Deferrals made under the applicable Plan or plans, and (b) before-tax contributions that are taken into account in the Actual Contribution Percentage test (provided the ADP test is satisfied both with and without exclusion of these Elective Deferrals) and (ii) qualified non-elective contributions and qualified matching contributions. For purposes of computing Actual Deferral Percentages, an Employee who would be a Participant but for the failure to make elective contributions shall be treated as a Participant on whose behalf no elective contributions are made.

2.	Compensation means the remuneration described in Section 414(s) of the Code and Regulations issued thereunder paid to Participant by Employer, subject to Section 401(a)(17). The Administrative Committee may, from time to time, limit the period taken into account under the Plan to that portion of the Plan Year in which the Employee was a Participant, provided that this limitation is uniformly applied to all Employees.

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3.	Elective Deferrals shall mean any employer contributions made to the Plan at the election of the Participant in lieu of cash compensation. With respect to any taxable year, a Participant’s Elective Deferrals is the sum of all employer contributions made on behalf of such participant pursuant to an election to defer under any qualified cash or deferred arrangement (“CODA”) described in Code Section 401(k), any salary reduction simplified employee pension described in Code Section 408(k)(6), any SIMPLE IRA plan described in Code Section 408(p), any plan described under Code Section 501(c)(18), and any employer contributions made on behalf of a participant for the purchase of an annuity contract under Code Section 403(b) pursuant to a salary reduction agreement. For years beginning after December 31, 2005, the term “Elective Deferrals” includes both before-tax Elective Deferrals and designated Roth contributions. Before-tax Elective Deferrals are a Participant’s Elective Deferrals that are not includible in the Participant’s gross income at the time deferred. Elective Deferrals shall not include any deferrals properly distributed as excess annual additions.

4.	Eligible Participant means a Participant who is directly or indirectly eligible to enter into a salary reduction election under the Plan for all or a portion of the Plan Year.

5.	Excess Contributions shall mean, with respect to any Plan Year, the excess of:

a.	The aggregate amount of employer contributions actually taken into account in computing the ADP of Highly Compensated Employees for such Plan Year; over

b.	The maximum amount of such contributions permitted by the ADP test (determined by hypothetically reducing contributions made on behalf of Highly Compensated Employees in order of the ADPs, beginning with the highest of such percentages).

6.	Excess Elective Deferrals shall mean those Elective Deferrals of a Participant that either (i) are made during the Participant’s taxable year and exceed the dollar limitation under Code Section 402(g) (including, if applicable, the dollar limitation on catch-up contributions defined in Code Section 414(v)) for such year; or (ii) are made during a calendar year and exceed the dollar limitation under Code Section 402(g) (including, if applicable, the dollar limitation on catch-up contributions defined in Code Section 414(v)) for the Participant’s taxable year beginning in such calendar year, counting only Elective Deferrals made under this Plan and any other plan, contract or arrangement maintained by the Employer or any Affiliated Company.

Section 4.06. 401(m) Test. With regard to the portion of the Plan that benefits Employees

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who are not covered by the provisions of a collective bargaining agreement, this Plan is intended to constitute a safe harbor 401(k) plan. Accordingly, neither 401(k) nor 401(m) nondiscrimination testing shall be required for those Participants. With regard to Employees who are covered under the provisions of a collective bargaining agreement, but are eligible to make elective deferrals the following provisions shall govern compliance with the nondiscrimination tests of Section 401(m) of the Code. References to Eligible Participant, Participant, Highly Compensated Employee, Non-Highly Compensated Employees and all other Eligible Participants shall be interpreted to include only those individuals who are covered under the provisions of a collective bargaining agreement and who are directly or indirectly eligible to enter a salary reduction election. For purposes of this Section 4.06, certain additional definitions are set forth in Subsection I. For each Plan Year the Administrative Committee shall determine whether the Actual Contribution Percentage for Eligible Participants who are Highly Compensated Employees for the Plan Year compared to the Actual Contribution Percentage for all other Eligible Participants for the current year satisfies one of the following described ratio tests.

A.	Ratio Testing. The Actual Contribution Percentage (ACP) for a Plan Year for Participants who are Highly Compensated Employees for each Plan Year and the current year’s ACP for Participants who are Non-Highly Compensated Employees for the current Plan Year must satisfy one of the following tests:

1.	The ACP for a Plan Year for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the current year’s ACP for Participants who are Non-Highly Compensated Employees multiplied by 1.25; or

2.	The ACP for a Plan Year for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the current year’s ACP for Participants who are Non-Highly Compensated Employees multiplied by 2; provided, that, the ACP for Participants who are Highly Compensated Employees does not exceed the ACP for Participants who are Non-Highly Compensated Employees by more than 2 percentage points.

B.	Prior Year Testing. The Company can elect Prior Year Testing for a Plan Year only if (i) the Plan (and, if the Plan is the result of the aggregation of two or more plans, each of the aggregated plans) has used Current Year Testing for each of the preceding 5 Plan Years (or, if less, the number of Plan Years the Plan has been in existence), or (ii) as a result of a merger or acquisition described in Code Section 410(b)(6)(C)(i), the Company maintains both a plan using Prior Year Testing and a plan using Current Year Testing and the change is made within the transition period described in Code Section 410(b)(6)(C)(ii).

C.

Separate Testing for Excludable Employees. If the Administrative Committee elects to apply Code Section 410(b)(4)(B) to the Plan (provision providing that the Code Section 410(b) requirements may be met separately with respect to the excluded group), then in determining whether the foregoing tests are satisfied, the Administrative Committee may elect either to (i) perform the ACP test using the ACP

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for all eligible Highly Compensated Employees for the Plan Year and the ACP for all eligible Non-Highly Compensated Employees for the Plan Year, disregarding all Non-Highly Compensated Employees who have not met the minimum age and service requirements of Code Section 410(a)(1)(A); or (ii) disaggregate the Plan into separate plans pursuant to Section 1.401(m)-1(b)(4) of the Regulations and perform the ACP test separately for (a) all Participants who have completed the minimum age and service requirements of Code Section 410(a)(1)(A), and (b) all Participants who have not completed the minimum age and service requirements of Code Section 410(a)(1)(A).

D.	Special Rules.

1.	A Participant is a Highly Compensated Employee for a particular Plan Year if he or she meets the definition of a Highly Compensated Employee in effect for that Plan Year. Similarly, a Participant is a Non-Highly Compensated Employee for a particular Plan Year if he or she does not meet the definition of a Highly Compensated Employee in effect for that Plan Year.

2.	For purposes of this Section, the Contribution Percentage for any Participant who is a Highly Compensated Employee and who is eligible to have Contribution Percentage Amounts allocated to his or her account under two or more plans described in Code Section 401(a) or arrangements described in Code Section 401(k) that are maintained by the Employer or Affiliated Company, shall be determined as if the total of such Contribution Percentage Amounts was made under each plan. If a Highly Compensated Employee participates in two or more cash or deferred arrangements of the Employer or Affiliated Company that have different plan years, all Contribution Percentage Amounts made during the Plan Year under all such arrangements shall be aggregated.

3.	Certain arrangements shall be treated as separate plans if mandatorily disaggregated under regulations under Code Section 401(m).

4.	In the event that this plan satisfies the requirements of Code Sections 401(m), 401(a)(4), or 410(b) only if aggregated with one or more other plans or if one or more other plans satisfy the requirements of such Sections of the Code only if aggregated with this plan, then this Section shall be applied by determining the ACP of Employees as if all such plans were a single plan. If more than 10% of the Employer’s Non-Highly Compensated Employees are involved in a “plan coverage change” as defined in Section 1.401(m)-2(c)(4) of the Regulations (e.g., amendment of a plan, a plan merger, a plan spin-off, or a change in permissive aggregation of plans), any adjustments to the Non-Highly Compensated Employees’ ACP will be made in accordance with such Regulations. Plans may be aggregated in order to satisfy Code Section 401(m) only if they have the same Plan Year and use the same ACP testing method.

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5.	For purposes of the ACP test, Employee Contributions are considered to have been made in the Plan Year in which contributed to the trust. Matching Contributions will be considered made for a Plan Year if made no later than the end of the 12-month period beginning on the day after the close of the Plan Year.

6.	Contributions made under the Plan during a Plan Year pursuant to Code Section 414(u) by reason of a Participant’s qualified military service are not taken into account in determining the ACP test for such Plan Year or any other Plan Year.

7.	The Administrative Committee shall maintain records sufficient to demonstrate satisfaction of the ACP test.

E.	Review of ACP Tests. Throughout the Plan Year, the Administrative Committee shall be authorized to review the operation of the Plan for compliance with the rules of this Section and determine if, based upon information then available, the Plan will comply with the ratio tests. Following such review, the Administrative Committee is authorized to unilaterally reduce the amount of matching contributions, salary reduction contributions (e.g. after-tax contributions) made on behalf of Highly Compensated Employees until, on a projected basis, the Plan will satisfy the ratio tests. The Administrative Committee is also authorized to reduce the matching contributions, salary reduction contributions (e.g. after-tax contributions) of Highly Compensated Employees by a safety percentage and to take such other action, if the Administrative Committee believes such reduction or other action is otherwise necessary or desirable.

F.	Corrective Action. If, after the end of the Plan Year, the Administrative Committee determines that neither of the ratio tests were satisfied for the year, then the Administrative Committee will determine the amount of Excess Aggregate Contributions, within the meaning of Code Section 401(m)(6).

The Administrative Committee shall distribute to (or, if forfeitable, forfeit from) each Highly Compensated Employee his or her respective share of the of Excess Aggregate Contributions within the meaning of Code Section 401(m) which must be distributed to secure compliance with one of the ratio tests, plus earnings thereon, not later than the last day of the following Plan Year. Distribution of the excess amounts shall be made in accordance with the following provisions.

The actual contribution ratio of the Highly Compensated Employee with the largest contribution ratio will be reduced by an amount necessary to satisfy the Actual Contribution Percentage test, or if less, to the actual contribution ratio of the Highly Compensated Employee with the next largest actual contribution ratio. The process shall be repeated until the Actual Contribution Percentage test is satisfied. The amount of the Excess Aggregate Contributions shall be equal to the sum of these

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hypothetical reductions multiplied, in each case, by the Highly Compensated Employee’s compensation (within the meaning of Section 1.08). Distribution (or forfeiture, if applicable) of the Excess Aggregate Contributions shall be made on the basis of the respective amounts attributable to Highly Compensated Employees using the “dollar leveling method” beginning with the Highly Compensated Employee with the largest dollar amount and continuing in this manner until the total Excess Aggregate Contributions have been accounted for.

The determination and correction of Excess Aggregate Contributions shall be made in accordance with Code Section 401(m) and Regulations issued thereunder. Distributions may be made without regard to any other provision of law (e.g., Participant consent).

WARNING: Unless Excess Aggregate Contributions and income attributable thereto are distributed or forfeited within 2 1/2 months after the close of the Plan Year in which the Excess Aggregate Contributions were made, the Employer will be subject to a 10% penalty tax.

G.	Distribution or Forfeiture of Excess Aggregate Contributions. Excess Aggregate Contributions (and income allocable thereto) shall be deemed corrected only if such Excess Aggregate Contributions and their allocable income are designated as a distribution of Excess Aggregate Contributions (and allocable income) and are distributed to the appropriate Highly Compensated Employees (or if forfeitable, forfeited) after the close of the Plan Year in which the Excess Aggregate Contributions arose but before the close of the immediately following Plan Year. However, correction shall be deemed to have occurred if the entire Vested Account balance of a Highly Compensated Employee is distributed during the Plan Year in which an Excess Aggregate Contribution arose to the extent that a corrective distribution would have otherwise been required. In the event of the complete termination of the Plan during the Plan Year in which an Excess Aggregate Contribution arises, such distributions shall be made after the termination of the Plan and before the close of the 12-month period immediately following such termination.

Forfeitures of Excess Aggregate Contributions shall be handled as set forth in Section 6.04.

The term “Excess Aggregate Contributions” shall mean, with respect to any Plan Year, the excess of:

1.	the Aggregate Contribution Percentage Amounts taken into account in computing the numerator of the Contribution Percentage actually made on behalf of Highly Compensated Employees for such Plan Year, over

2.	The maximum Contribution Percentage Amounts permitted by the ACP test (determined by hypothetically reducing contributions made on behalf of Highly Compensated Employees in order of their Contribution Percentages beginning with the highest of such percentages).

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Such determination shall be made after first determining Excess Elective Deferrals and then determining Excess Contributions.

H.	Allocation of Earnings to Excess Aggregate Contributions. Excess Aggregate Contributions shall be adjusted for any income or loss up to the date of distribution. Income or loss allocable to Excess Aggregate Contributions may be determined using any reasonable method, provided such method is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income or loss to Participants’ accounts. If the safe-harbor method of allocating income or loss is elected, such income or loss allocable to Excess Aggregate Contributions shall be the sum of: (1) income or loss allocable to the Participant’s After-tax Contribution Accounts and Matching Contribution Account, (and, if applicable, qualified nonelective contribution account and before-tax contribution account) for the Plan Year multiplied by a fraction, the numerator of which is such Participant’s Excess Aggregate Contributions for the year and the denominator is the Participant’s account balance(s) attributable to Contribution Percentage Amounts without regard to any income or loss occurring during such Plan Year; and (2) 10 percent of the amount determined under (1) multiplied by the number of whole calendar months between the end of the Plan Year and the date of distribution, counting the month of distribution if distribution occurs after the 15th of such month.

I.	Definitions. For purposes of this Section 4.06, the following terms shall have the following meanings:

1.	Actual Contribution Percentage or ACP shall mean, for a specified group of Participants (either Highly Compensated Employees or Non-highly Compensated Employees) for a Plan Year, the average of the Contribution Percentages of the Eligible Participants in the group.

2.	Compensation means the remuneration described in Section 414(s) of the Code and Regulations issued thereunder paid to a Participant by Employer, subject to Section 401(a)(17). The Administrative Committee may, from time to time, limit the period taken into account under the Plan to that portion of the Plan Year in which the Employee was a Participant, provided that this limitation is uniformly applied to all Employees.

3.	Contribution Percentage shall mean the ratio (expressed as a percentage) of the Participant’s Contribution Percentage Amounts to the Participant’s Compensation for the Plan Year.

4.	Contribution Percentage Amounts shall mean the sum of the Employee Contributions and Matching Contributions (to the extent not taken into

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account for purposes of the ADP test) made under the Plan on behalf of the Participant for the Plan Year. Such Contribution Percentage Amounts shall not include Matching Contributions that are forfeited either to correct Excess Aggregate Contributions or because the contributions to which they relate are Excess Deferrals, Excess Contributions, or Excess Aggregate Contributions. The Employer also may elect to use elective deferrals in the Contribution Percentage Amounts so long as the ADP test is met before the elective deferrals are used in the ACP test and continues to be met following the exclusion of those elective deferrals that are used to meet the ACP test.

5.	Eligible Participant shall mean any Employee who is eligible to make an after-tax employee contribution or a before-tax contribution (if such contributions are taken into account in the calculation of the Contribution Percentage), or to receive a Matching Contribution (including forfeitures). If an Employee Contribution is required as a condition of participation in the Plan, any Employee who would be a Participant in the Plan if such Employee made such a contribution shall be treated as an Eligible Participant on behalf of whom no Employee Contributions are made.

6.	Employee Contribution shall mean any contribution made to the Plan by or on behalf of a Participant that is included in the Participant’s gross income in the year in which made and that is maintained under a separate account to which earnings and losses are allocated.

7.	Matching Contribution shall mean an Employer contribution made to this or any other defined contribution plan on behalf of a Participant on account of an Employee Contribution made by such Participant, or on account of a Participant’s elective deferral, under a plan maintained by the Employer or Affiliated Company.

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ARTICLE V — ALLOCATION OF GAINS AND LOSSES

AND LIMITATIONS ON ALLOCATIONS

Section 5.01. Allocation of Income and Loss. The allocation of the net income, loss, appreciation, or depreciation of the Trust Fund shall be determined as follows:

A.	General. A Participant’s Accounts shall be valued on each Valuation Date according to the basis of the separate assets in which the Participant’s Accounts are invested.

B.	Fair Market Value. The net appreciation or depreciation of the Trust Fund shall be determined based on the Trustee’s judgment of the fair market value of each asset of the Trust Fund.

Section 5.02. Limitations on Allocations.

A.	Annual Additions. Except to the extent permitted under Section 4.04.F. hereof and Code Section 414(v), the Annual Additions to a Participant’s Accounts for any Limitation Year shall not exceed the lesser of $40,000 (as adjusted in accordance with Subsection B. below) or 100% of the Participant’s Compensation (as defined in E.2. below) actually paid during the Limitation Year.

B.	Cost of Living Adjustments. The maximum dollar limitations specified in Subsection A. shall be adjusted in accordance with Regulations or other guidance prescribed by the Secretary, or his or her delegate, for increases in the cost of living in accordance with Code Section 415(d).

C.	Correction. The following provisions shall govern correction of excess Annual Additions.

1.	If, as a result of the allocation of forfeitures, a reasonable error in estimating Compensation, or under other limited facts and circumstances which the Commissioner of the Internal Revenue Service finds justify the availability of the rules of this Subsection, it is determined that the Annual Additions to a Participant’s Accounts for any limitation year will exceed the limitations contained herein, such Annual Additions shall be reduced to the extent necessary to bring them within the limitations of Subsection 5.02.A. in the following order:

a.	Any nondeductible employee contributions (plus net income or appreciation attributable thereto) made by a Participant which are considered Annual Additions shall be returned to the Participant.

b.	Any elective deferrals, within the meaning of Code Section 402(g)(3) (plus net income or appreciation attributable thereto), shall be distributed to the Participant to the extent that the distribution would reduce the excess amounts in the Participant’s Accounts.

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c.	If matching contributions are attributable to the excess amount, the Administrative Committee will take such action as is necessary to prevent discrimination under Code Section 401(a)(4). For purposes of this Article, unmatched elective contributions will be treated as distributed before elective contributions which were matched.

d.	If there are no such nondeductible employee contributions or elective deferrals, or if their return is not sufficient to reduce Annual Additions within the limitations set forth herein, the excess amount shall be forfeited and held in a suspense account and used to reduce subsequent contributions as soon as possible.

2.	In the event the Plan should terminate and amounts are held at the time of termination in a suspense account established under this Section, those amounts held in the suspense account shall revert to the Company.

D.	Multiple Plans. In the event Annual Additions have been made to two or more defined contribution plans during the Limitation Year and a reduction is needed to come within the limitations of this Article V, the Annual Additions of such Participant under all plans shall be adjusted in accordance with uniform rules established by the Administrative Committee so that the Annual Additions do not exceed the maximum permissible amount.

E.	Definitions. For purposes of this Section, the following terms shall have the following meanings:

1.	Annual Additions means, for any Limitation Year, the sum of

a.	The contributions made directly or indirectly by Employer or an Affiliated Company to a defined contribution plan;

b.	Any forfeitures (as well as income attributable thereto);

c.	All employee contributions;

d.	Amounts allocated to an individual medical account, as defined in Code Section 415(1)(2), which is part of a defined benefit plan maintained by the Employer or an Affiliated Company and amounts derived from contributions paid or accrued which are attributable to post-retirement medical benefits allocated to the separate account of a key employee, as defined in Code Section 419A(d)(3), under a welfare benefit fund, as defined in Code Section 419(e), maintained by the Employer or an Affiliated Company; and

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e.	Allocations under a simplified employee pension.

The term Annual Additions does not include deductible employee contributions, catch-up contributions, rollover contributions, a transfer of assets made directly from a qualified retirement plan to the Plan, recontributed amounts pursuant to buy-back rights under cash-out rules, or repayments of loans. In addition, if in a particular Limitation Year, an Employer contributes an amount to a Participant’s Account with respect to a prior Limitation Year and such contribution is required by reason of such Participant’s rights under chapter 43 of title 38, United States Code, resulting from qualified military service, as specified in Code Section 414(u)(1), then such contribution is not considered an Annual Addition with respect to the Participant for that particular Limitation Year in which the contribution is made, but, in accordance with Code Section 414(u)(1)(B), will be considered an Annual Addition for the Limitation Year to which the contribution relates.

Salary reduction contributions shall be treated as contributions within the meaning of Paragraph 1.a. above, and contributions shall not fail to be Annual Additions under the foregoing provisions merely because such amounts are excess deferrals, excess contributions, or excess aggregate contributions, or merely because such excess amounts are corrected through distribution.

2.

Compensation means the wages, salaries, fees for professional services and other amounts received (without regarding to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer maintaining the Plan to the extent that the amounts are includable in gross income (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, reimbursements, and expense allowances under a nonaccountable plan); amounts described in Section 104(a)(3), 105(a), and 105(h) of the Code, but only to the extent that these amounts are includable in the gross income of the Employee; the value of a nonqualified stock option granted to an Employee by the Employer, but only to the extent that the value of the option is includable in the gross income of the Employee for the taxable year in which granted; and, the amount includable in the gross income of an Employee upon making the election described in Section 83(b). The term Compensation shall not include amounts contributed to a deferred compensation plan; contributions to a simplified employee pension plan, to the extent deductible; any distribution from a deferred compensation plan (regardless of whether such amounts are includable in the gross income when distributed); amounts realized from the exercise of a nonqualified stock option, or, when restricted stock or property held by the Employee becomes freely transferable, amounts realized from disposition of stock acquired under a qualified stock option; premiums for group term life insurance (to the extent the premiums are not includable in gross income); or, contributions toward the

29

purchase of a Code Section 403(b) annuity contract or any of the following: reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation and welfare benefits. With respect to a person who is an “employee” within the meaning of Section 401(c)(1) of the Code, Section 415 Compensation shall mean that Employee’s earned income as described in Section 401(c)(2) of the Code. For purposes of this paragraph, Section 415 Compensation shall include foreign earned income (as defined in Section 911(b)), whether or not excludable from gross income under Section 911.

The term 415 Compensation shall include any elective deferral under Code Section 401(g)(3) of the code and any amount which is contributed or deferred by the Employer at the election of an Employee and which is not includable in gross income under Sections 125, 132(f)(4) or 457 of the Code.

3.	Limitation Year means the calendar year.

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ARTICLE VI — DISTRIBUTIONS AND VESTING

Section 6.01. Normal Retirement Benefits. Each Participant who is employed by the Employer or an Affiliated Company on the date such Participant attains his or her Normal Retirement Age shall be fully (100%) Vested. A Participant who has a Severance from Service (for a reason other than death) on or after the attainment of Normal Retirement Age shall be entitled to receive, at the time and in the manner determined under Sections 6.05 and 6.06, the full (100% Vested) value of each of the Participant’s Accounts. The normal retirement benefits of a Participant who dies prior to the completion of payment (including the commencement of payment) to the Participant shall be paid to the Participant’s Beneficiary.

Section 6.02. Disability Benefits. A Participant who has a Severance from Service (for a reason other than death) prior to the attainment of Normal Retirement Age by reason of a disability shall be entitled to receive, at the time and in the manner determined under Sections 6.05 and 6.06, the full (100% Vested) value of each of the Participant’s Accounts. A Participant will be considered disabled if the Participant is eligible to receive Social Security disability benefits.

If the Participant received a distribution of the Vested portion of the Participant’s Account (which portion was less than the full (100%) Vested value) and the Administrative Committee subsequently determines that the Participant incurred a Severance from Employment by reason of a disability as aforesaid, the amount of the Participant’s Retirement Income Savings Program Account which was forfeited, if any, shall be restored, without adjustment for gains and losses, to the Participant’s Retirement Income Savings Program Account and the Participant shall become fully (100%) vested in the restored amount. The restoration shall be derived from a reduction in forfeitures, or if insufficient, a special Employer contribution.

The Administrative Committee retains the right to make a determination whether Participant is or is not disabled, including the degree and permanency of the disability.

The disability retirement benefits of a Participant who dies prior to the completion of payment (including the commencement of payment) to the Participant shall be paid to the Participant’s Beneficiary.

Section 6.03. Death Benefits. In the event a Participant has a Severance from Service by reason of death, the Participant’s Beneficiary shall be entitled to receive, at the time and in the manner determined under Sections 6.05 and 6.06, the full (100% Vested) value of each of the Participant’s Accounts.

Section 6.04. Other Terminations. A Participant who has a Severance from Service which constitutes a severance from employment for a reason other than that described in Sections 6.01, 6.02, or 6.03 shall be entitled to receive, at the time and in the manner determined under Sections 6.05 and 6.06, the Vested value of the Participant’s Retirement Income Savings Program Account and the full (100% Vested) value of each of the Participant’s other Accounts. The Vested benefits of a Participant described in this Section who dies after terminating employment but prior to the completion of payment (including the commencement of payment) shall be paid to the Participant’s Beneficiary.

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A.	Vested Percentage. The Vested value of a Participant’s Retirement Income Savings Program Account shall be determined in accordance with the following:

Years of Vesting Service	Vested Percentage
Less than 3	0%
3 or more	100%

Notwithstanding the foregoing, each Participant who performed an Hour of Service before January 1, 2007, shall be fully (100%) vested in such Participant’s Retirement Income Savings Program Account if such Participant performs an Hour of Service on or after January 1, 2007.

B.	Forfeiture. Upon a Severance from Service, forfeiture of a Participant’s nonvested Retirement Income Savings Program Account shall occur upon the earlier of (i) the date of a complete distribution of the Participant’s entire Vested benefit, (ii) when the Participant incurs a Period of Severance of five (5) consecutive years or (iii) death of the Participant. The forfeiture of a Participant’s nonvested Account balance in the event a Participant had no Vested interest in this Plan (and hence no distribution is to be made) shall occur at the time a distribution would have been made to the Participant had the Participant been entitled to any distribution with no right to defer the distribution by withholding his or her consent. If a distribution is deferred under provisions of the Plan granting the Participant the right to defer distribution, a forfeiture occurs, and the Participant shall become reemployed before distribution of his or her nonforfeitable Accounts and again participates in the Plan, the Account balances which were not forfeited shall be maintained in a separate Account for the Participant from the post-break Accounts.

Forfeitures declared for a Plan Year from the Retirement Income Savings Program Accounts of Participants shall, as determined by the Administrative Committee in its sole discretion, be used to make restoration under Section 6.02 or 6.04.C., defray plan expenses or used to reduce the funding of the Employer’s matching contribution pursuant to Section 4.03 and/or retirement income savings program contributions pursuant to Section 4.02 not later than the last day of the Plan Year following the Plan Year in which the forfeiture occurs.

C.	Reemployment. If a Participant is not fully (100%) Vested in the Participant’s Retirement Income Savings Program Account at the time he or she incurs a Severance from Service and such person resumes employment with Employer or an Affiliated Company during the Applicable Repayment Period, then the following rules apply:

1.

If such Participant was Vested in any portion of the Participant’s Accounts and received no distribution by reason of the previous Severance from Service, the full amount of his or her Accounts, adjusted for gains and losses

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properly allocable thereto under other provisions of this Plan, shall continue to be allocated to the Participant. In the case of a Participant who incurred a Severance from Service at a time when the Participant had no Vested interest in this Plan and hence received no distribution, the Participant’s Accounts which were forfeited shall be restored to their value at the time of the forfeiture.

2.	If such Participant received a distribution by reason of the previous Severance from Service, but contributes back to the Trust Fund an amount equal to the previous distribution (other than the amount received as a distribution from the Participant’s Rollover Account) before the Applicable Repayment Period expires, then as of the end of the Plan Year in which such repayment occurs, an amount equal to the amount previously forfeited from the Participant’s Retirement Income Savings Program Account, together with the amount of such repayment, shall be allocated to the Participant’s Accounts. The amount not repaid by the Participant shall be derived from a reduction in forfeitures for the year, or if insufficient, the Employer will make a contribution by the last day of the Plan Year in which repayment occurs.

If such Participant received a distribution by reason of the previous Severance from Service and fails to contribute back to the Trust Fund an amount equal to such previous distribution (other than the amount received as a distribution from the Participant’s Rollover Account) before the Applicable Repayment Period expires, the right of such Participant to the restoration of such Participant’s Retirement Income Savings Program Account shall expire.

3.	For purposes of this Subsection, the term “Applicable Repayment Period” means the earlier of five years after the date on which the Participant first resumes employment with the Employer or an Affiliated Company or the date on which the Participant incurs a Break in Service following the date of distribution (or deemed distribution). The period for repayment and the right of restoration under this Section shall automatically be reduced to any shorter period as shall be permitted by rulings or Regulations and shall, in all events expire upon the death of the Participant or upon termination of this Plan.

Section 6.05. Commencement of Benefits. The payment of benefits under the Plan shall commence in accordance with the following Subsections:

A.	General. The payment of a Participant’s Accounts as a result of a Severance from Service shall commence as soon as administratively practicable after the Participant’s Normal Retirement Date, provided, that a Participant (or Beneficiary of a deceased Participant) may elect to receive a distribution of the Participant’s Vested Accounts prior to that time by requesting a distribution in the manner provided by the Administrative Committee. Distribution shall be made as soon as administratively practicable after the Administrative Committee receives and approves the Participant’s properly completed distribution request.

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B.	Overriding Rules. A Participant’s Accounts must be paid or commence to be paid not later than 60 days after the Plan Year in which the Participant attains Normal Retirement Age or has a Severance from Service, whichever is later, provided, however, that a Participant whose Vested Accounts exceed $1,000 may elect to delay payment of such Participant’s Accounts until the Participant’s required beginning date (see Section 6.09). Notwithstanding the general rules set forth above, in the event distributions are unable to be made (e.g. black out period for changes in investment options) or if an impediment to making distributions exists (e.g. securities law issue) distributions may be delayed until distributions are again able to be made or the impediment is resolved. Further, if a Participant is rehired before payment of the Participant’s Vested Accounts, no distribution shall be made and the Participant shall be deemed not to have incurred a Severance from Employment.

C.	Amount of Distribution. The amount of any distribution to a Participant or Beneficiary shall be based on the value of the Participant’s Accounts as of the date on which payment is made.

Section 6.06. Methods of Distribution. Distributions shall be made in one lump sum payment.

Section 6.07. Small Amounts. Notwithstanding anything to the contrary, if a Participant’s Vested Accounts do not exceed $1,000, a lump sum cash distribution of the Participant’s Vested Accounts shall be made as soon as administratively practicable after the Participant’s Severance from Employment.

Section 6.08. Hierarchy of Distribution. The Administrative Committee may, from time to time establish a hierarchy for distributing a Participant’s Vested Accounts.

Section 6.09. Minimum Distributions. The provisions of this Section shall supersede and override any conflicting or inconsistent provision of the Plan, including, without limitation, any distribution option inconsistent with the provisions of Code Section 401(a)(9). All distributions from the Plan shall be made in accordance with Code Section 401(a)(9) and Sections 1.401(a)(9)-1 through 1.401(a)(9)-9 of the Regulations.

A.	Distributions Commencing During Lifetime. The entire interest of each Participant shall be distributed not later than the Participant’s Required Beginning Date. If additional amounts are credited to a Participant’s Account after the Participant’s Required Beginning Date, such amounts shall be distributed not later than December 31 of the immediately following Plan Year.

B.	Distributions Commencing After Death. If a Participant dies before the Participant’s Required Beginning Date, payments shall be made to the Participant’s Beneficiary not later than December 31 of the calendar year containing the fifth anniversary of the date of the Participant’s death.

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C.

Required Beginning Date. The term Required Beginning Date means April 1 of the calendar year following the later of (i) the calendar year in which the Participant attains age 70 1/2, or (ii) the calendar year in which the Participant retires; provided, however, that the preceding clause (ii) shall not apply to any Participant who is a 5% owner during the Plan Year in which the Participant attains age 70 1/2.

Section 6.10. Beneficiary Designation. Any Participant (or Beneficiary) may from time to time designate, in writing, any person or persons, entity or entities, contingently or successively, to whom the Trustee shall pay the Participant’s Accounts in the event of death. The Administrative Committee shall prescribe the form for the written designation of a Beneficiary or Beneficiaries and, upon the Participant’s filing the form with the Administrative Committee, it shall revoke all designations filed prior to that date by the same Participant or Beneficiary.

Notwithstanding the foregoing, in the case of a Participant who is married as of the date of death, the Beneficiary of such Participant shall be the Participant’s surviving Spouse, unless the surviving Spouse has consented in writing to a different Beneficiary, in whole or in part, on a form provided by the Administrative Committee for such purpose. The consent of the Spouse may expressly permit future designations by the Participant without any requirement of further consent as to the identity of the Beneficiary or method of payment. Such consent form shall acknowledge the effect of such election and be witnessed by a plan representative or notary public. Any consent by a Spouse shall be effective only with respect to such spouse.

If a Participant (or Beneficiary) fails to name a Beneficiary or if the Beneficiary named by such person predeceases him or her or dies before complete distribution of the Participant’s Vested Accounts and such person has not provided for payment of his or her remaining Vested Account balance, the Participant’s Account shall be paid to the Participant’s (or Beneficiary’s) surviving Spouse; or if the Spouse fails to survive the Participant (or Beneficiary), the Participant’s Accounts shall be paid to the Participant’s (or Beneficiary’s) children, per stirpes; or if the Spouse and children fail to survive the Participant (or Beneficiary), the Participant’s Accounts shall be paid to the Participant’s (or Beneficiary’s) estate.

Section 6.11. Withdrawals (Prior to Severance from Service). A Participant may elect to obtain a withdrawal from such Participant’s Accounts in accordance with the following provisions and rules prescribed by the Administrative Committee.

A.	Hardship. A Participant may obtain a hardship withdrawal from the Participant’s Vested Accounts (but not any earnings attributable to a Participant’s before-tax salary reduction contributions) by filing a request with the Administrative Committee on such form and in such manner as the Administrative Committee may prescribe for such purpose and by showing that the withdrawal is necessary in light of the Participant’s immediate and heavy financial need and for the purpose of:

1.	Alleviating financial hardship arising from medical expenses, as described in Code Section 213(d), previously incurred by, or necessary for, the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Code Section 152, determined without regard to subsections (b)(1), (b)(2), and (d)(1)(B) thereof).

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2.	Purchase of a principal residence by the Participant (excluding mortgage payments).

3.	Payment of tuition, related educational fees, and room and board expenses for up to the next 12 months of post-secondary education for the Participant, the Participant’s spouse, the Participant’s children, or the Participant’s dependents (as defined in Code Section 152, determined without regard to subsections (b)(1), (b)(2), and (d)(1)(B) thereof).

4.	Preventing eviction from, or foreclosure upon, the Participant’s principal residence.

5.	Payment of burial or funeral expenses for the Participant’s deceased parent, spouse, children, or dependents (as defined in Code Section 152, determined without regard to subsection (d)(1)(B) thereof).

6.	Payment of expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of the Participant’s adjusted gross income).

7.	Any amount necessary to pay any Federal, state or local income tax or penalty reasonably anticipated to result from hardship distribution.

8.	Any other circumstance specifically permitted under Code Section 401(k)(2)(B)(i)(IV).

The minimum withdrawal shall be $250.

A hardship withdrawal may be made only if the Administrative Committee determines that the Participant has an immediate and heavy financial need. A distribution will be necessary to satisfy a financial need of the Participant only if the following requirements are satisfied:

•	The distribution is not in excess of the amount of the immediate and heavy financial need of the Participant; and

•

The financial need may not be relieved from other sources reasonably available to the Participant. For this purpose, a Participant’s resources include assets of his or her spouse and minor children that are reasonably available to the Participant. For this purpose, an immediate and heavy financial need may be treated as not capable of being relieved from other resources that are reasonably available to the Participant, if the Administrative Committee reasonably relies upon the Participant’s representation that the need cannot be relieved:

(a)	Through reimbursement or compensation by insurance or otherwise;

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(b)	By liquidation of the employee’s assets to the extent such liquidation would not itself cause an immediate and heavy financial need;

(c)	By cessation of elective contributions or employee contributions under the Plan for at least twelve (12) months after receipt of the withdrawals.

(d)	By other currently available distributions and nontaxable (at the time of the loan) loans, under plans maintained by the Employer or by any other employer; or

(e)	By borrowing from commercial sources on reasonable commercial terms in an amount sufficient to satisfy the need.

•

A Participant who is granted a hardship withdrawal shall have such participant’s salary reduction contributions reduced to 4% (or such lesser percentage as the Participant may designate) and such percentage may not be increased for 6 months commencing with the first payroll following the date of the withdrawal from the Plan.

B.

Age 59 1/2 In-Service Withdrawal. Any Participant who has attained at least age 59 1/2 may withdraw all or any portion of the Participant’s 401(k) and/or Matching Accounts by filing a request with the Administrative Committee in such manner as the Administrative Committee may prescribe for such purpose. The minimum withdrawal shall be $250.

C.	After-Tax Account. A Participant may elect to withdraw all or any portion of the Participant’s After-Tax Account by filing a request with the Administrative Committee in such manner as the Administrative Committee may prescribe for such purpose. The minimum withdrawal shall be $250.

D.	Rollover Account. A Participant may elect to withdraw all or any portion of the Participant’s Rollover Account by filing a written request with the Administrative Committee in such manner as the Administrative Committee may prescribe for such purpose. The minimum withdrawal shall be $250.

E.	Five Years of Service. A Participant who has a Period of Service of at least five years may elect to withdraw all or any portion of the Participant’s Matching Account. This subsection E. shall apply only to that portion of the Participant’s Matching Account attributable to matching contributions made while the Participant was covered under the provisions of a collective bargaining agreement. The minimum withdrawal shall be $250.

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F.	Retirement Income Savings Program Account. No in-service withdrawals shall be permitted from a Participant’s Retirement Income Savings Program Account.

G.	Hierarchy of Withdrawals. The Administrative Committee may from time to time establish a hierarchy for Participant withdrawals.

H.	Timing of Withdrawal. Withdrawals under this Section 6.11 shall occur as soon as administratively practicable after the Administrative Committee approves the withdrawal request.

Section 6.12. Eligible Rollover Distributions. Notwithstanding any provision of the Plan to the contrary, a Distributee may elect, subject to the provisions of this Section to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover. The Administrative Committee shall provide each Distributee, no less than 30 days and no more than 90 days before the distribution is made, a written explanation of the direct rollover rules of Code Section 401(a)(31). Distribution may commence less than 30 days after the required notice is given if (i) the Administrative Committee clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution and (ii) the Participant, after receiving the notice, affirmatively elects a distribution.

For purposes of this Section 6.12, the following provisions also shall apply:

A.	Automatic Rollover. In the event the Administrative Committee elects to make a mandatory distribution greater than $1,000, if a Participant does not elect to have such distribution paid directly to an Eligible Retirement Plan specified by the Participant in a direct rollover or to receive the distribution directly, then the Administrative Committee will pay the distribution in a direct rollover to an individual retirement plan designated by the Administrative Committee.

B.	Direct Rollover means the payment by the Plan to an Eligible Retirement Plan specified by the Distributee.

C.	Distributee means an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving spouse and the Employee’s or former Employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are Distributees with regard to the interest of the spouse or former spouse.

D.

Divided Distributions means that Distributee may elect to have a portion of his or her Eligible Rollover Distribution paid to an Eligible Retirement Plan in a Direct Rollover and to have the remainder of that distribution paid to the Distributee; provided, that if the Distributee elects to have only a portion of an Eligible Rollover Distribution paid to an Eligible Retirement Plan in a Direct Rollover, that portion must equal at least

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$500 (or such lesser amount as the Administrative Committee may establish). If the entire amount of the Eligible Rollover Distribution is $500 (or such lesser amount as the Administrative Committee may establish), the Distributee is not permitted to divide the distribution.

E.	Eligible Retirement Plan means (i) an eligible plan under Code Section 457(b) that is maintained by a state, political subdivision of a state or any agency or instrumentality of a state or political subdivision of a state and that agrees to separately account for amounts transferred into such plan from this Plan; (ii) an individual retirement account described in Code Section 408(a); (iii) an individual retirement annuity described in Code Section 408(b); (iv) an annuity plan described in Code Section 403(a); (v) an annuity contract described in Code Section 403(b); or a qualified plan described in Code Section 401(a) that accepts rollover contributions. This definition of “Eligible Retirement Plan” also shall apply in the case of a distribution to a surviving spouse and in the case of a distribution to a spouse or former spouse who is an alternate payee under a qualified domestic relations order (as defined in Code Section 414(p)).

F.	Eligible Rollover Distribution means the distribution of all or any portion of the balance to the credit of the Distributee, except that such term does not include the following: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code Section 401(a)(9); the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to Employer securities); and effective for Plan Years commencing after December 31, 1998 (or such later date as provided by the Secretary), any hardship distribution as described in Code Section 401(k)(2)(B)(i)(IV).

A portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions that are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Code Section 408(a) or (b) or to a qualified defined contribution plan described in Code Section 401(a) or 403(a) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution that is includible in gross income and the portion of such distribution that is not so includible.

The Administrative Committee may elect not to permit a Distributee to elect a Direct Rollover of his or her distributions during a Plan Year if such distributions are reasonably expected to total less than $200 (regardless of whether such distributions might qualify as Eligible Rollover Distributions).

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ARTICLE VII — ADMINISTRATION

Section 7.01. Committees. The Company has appointed an Administrative Committee to oversee the general operation of this Plan and an Investment Committee to monitor Plan investments (Section 8.02) and to establish a funding policy and method (Section 7.05). All Committee members shall serve at the pleasure of the Company. Both the Administrative and Investment Committees shall act by a decision of a majority. When the membership of the Administrative and/or Investment Committees are an even number and a majority decision cannot be obtained, the Company shall decide the issue. Notwithstanding the foregoing, each Committee may empower any member of their Committee or such other person or persons as they may designate to act on their behalf, such authorization to remain in effect until revoked. A dissenting member who, within a reasonable time after he or she has knowledge of any action or failure to act by the majority, registers his or her dissent in writing delivered to the other members of his or her Committee, shall not be responsible for any such action or failure to act.

Section 7.02. Committee Duties. The general duties and powers of the Administrative Committee and the Investment Committee are as follows:

A.	Administrative Committee. The general administration of this Plan shall be under the supervision of the Administrative Committee. It shall be a principal duty of the Administrative Committee to see that this Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in this Plan. Benefits under this Plan will be paid only if the Administrative Committee decides in its sole discretion that the applicant is entitled to them. The Administrative Committee shall have full power to administer this Plan in all of its details except for those powers allocated herein to the Investment Committee. For this purpose, the Administrative Committee’s powers include, but are not limited to, the authority, in addition to all other powers provided by the Plan, to:

1.	Determine in its sole and absolute discretion the eligibility of any individual to participate in this Plan and of any individual to receive benefits under this Plan;

2.	Make discretionary interpretations regarding the terms of this Plan, and make factual findings with respect to any issue arising under the Plan, its interpretations to be final and conclusive;

3.	Compute the amounts payable for any Participant or other person, the manner and time of payment and to determine and authorize the person or persons to whom such payments will be paid;

4.	Review and render decisions respecting such claims under this Plan;

5.	Make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of this Plan;

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6.	Appoint such agents, advisors and consultants, or other persons as the Plan Administrator deems advisable to assist in administering this Plan provided that any change that would impact the investments of the Plan must be agreed to by the Investment Committee;

7.	Allocate and delegate its responsibilities under this Plan and designate other persons to carry out any of its responsibilities under this Plan;

8.	Be responsible for all reporting and disclosure requirements for this Plan under the law;

9.	Receive from the Company, Employers, Employees, Participants and other persons such information as shall be necessary for the proper administration of this Plan;

10.	Furnish to the Company upon request, such reports with respect to the administration of this Plan as are reasonable and appropriate; and

11.	Maintain all records of this Plan.

B.	Investment Committee. The administration of the Plan’s investments shall be under the control and supervision of the Investment Committee. The Investment Committee shall have full power to administer all items relating to the Plan’s investments. For this purpose, the Investment Committee’s duties and powers shall include, but shall not be limited to, the following:

1.	Periodically review the performance of the Plan’s investments;

2.	Appoint or remove the Trustee(s);

3.	Establish a funding policy and method pursuant to Section 7.05; and

4.	Select investment funds and/or options in accordance with Section 8.02.

Section 7.03. Named Fiduciary. The Company shall be the “named fiduciary” for purposes of this Plan and Section 402(a)(1) of ERISA.

Section 7.04. Resignation and Removal. A Committee member may resign or may be removed by the Company at any time, with or without cause. Upon such resignation or removal, any successor Committee member shall be appointed by the Company.

Section 7.05. Funding Policy and Method. The Investment Committee shall establish a funding policy and method consistent with the objectives of the Plan. The funding policy and method, as so determined, shall be communicated to the Trustee and the Administrative Committee.

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Section 7.06. Bonding. Plan personnel shall be bonded to the extent required by ERISA. Premiums for bonding may, in the sole discretion of Employer, be paid, in whole or in part, from the Trust Fund. Premiums may also be paid, in whole or in part, by Employer. Employer may provide, by agreement with any person, that the premium for required bonding shall be paid by that person.

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ARTICLE VIII — IDA’s AND PLAN LOANS

Section 8.01. General. All sums of money and all securities and other property contributed under the Plan by an Employer or any Participant shall be contributed to the Trustee. In addition to the rights reserved under the terms of the Trust and this Plan, the Investment Committee may execute trust agreements with one or more additional Trustees if, in its sole judgment, it would be in the best interests of the Participants and their Beneficiaries to have the Trust Fund held, managed, and invested by additional trustees.

Section 8.02. Investment Funds. The Investment Committee may, at any time, and from time to time, establish or designate investment accounts or funds (hereinafter “Fund” or “Funds”) or other investment options for the investment of monies under this Plan. The Administrative Committee may also supplement the rules of this Section by adopting written procedures concerning the maintenance of the individually directed accounts (sometimes hereinafter referred to as “IDA’s”). If investment funds or other investment options are established, each Participant (and present interest Beneficiaries) shall invest his or her Accounts in one or more of the Fund(s) or other investment options so offered. In the event any Participant (or present interest Beneficiaries) fails or refuses to make a designation among the Fund or Funds or other investment options so established, the Administrative Committee may identify an investment Fund or Funds and such individual will be deemed to have elected to invest his or her Account in such Fund or Funds. A Participant (and present interest Beneficiaries) shall at all times have the right and obligation to direct the investment of his or her Accounts in the fund or funds so established. The following provisions shall also apply:

A.

General. Each Participant (and present interest Beneficiary) shall have the exclusive right to direct the Trustee from time to time with respect to the investment of the assets of the Participant’s Account. The Trustee (or a designee) shall promptly comply with all investment directions of the Participant (or present interest beneficiary), as long as these directions are clearly stated (in writing, or otherwise, with an opportunity for written confirmation of such instructions), provided that compliance with such direction would not (i) cause the Plan to engage in a prohibited transaction; (ii) be inconsistent with the terms of the Plan Trust, ERISA, or any legal or other limitation (e.g. frequent trading policy); or, (iii) jeopardize the Plan’s qualified status. The Trustee may require that all instructions to be provided in a manner that is acceptable to the Administrative Committee or Trustee. The Participant (or a present interest Beneficiary) shall be required to promptly (and in all events within 60 days) notify the Administrative Committee of any errors or discrepancies in such person’s Account. Failure to notify the Administrative Committee shall be deemed to constitute acceptance. Other than for compliance with the restrictions contained herein, no person shall have the right or the duty to inquire into the propriety of any Participant’s (or where applicable, a present interest Beneficiary’s) investment direction or the effect it might have on such person. Subject to the Investment Committee’s right to change, eliminate, modify, or alter investment funds or options under this Plan, any person’s investment direction shall be deemed to be continuing until revoked or modified by a subsequent direction, notwithstanding the occurrence of any event or other development of which the Trustee, Administrative Committee, Investment Committee, Company, Employer,

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Administrative Committee or other person has, or should have, knowledge. The Company, Administrative Committee, Investment Committee, Employer, Administrative Committee, Trustee, or any other person or fiduciary shall not be liable or responsible for any loss or to any Participant or present or future Beneficiary by reason of: (1) any sale or investment made or other action taken pursuant to and in accordance with the direction (or deemed direction) of any Participant (or present interest Beneficiary, where applicable), or (2) the acquisition or retention of any asset, including cash, pursuant to a Participant’s direction (or present interest Beneficiary, where applicable).

Participants who were employed by the Employer as of the closing date of the sale of Raytheon Aircraft Acquisition Company and who become Participants in this Plan shall be deemed, in the absence of a contrary election, to have elected to invest such Participant’s Accounts in the same manner as the Participant’s election under the Raytheon Savings and Investment Plan on the day before the closing date, provided that the Investment Committee may designate on or more funds which shall automatically be substituted for any election to invest in Raytheon Common Stock.

B.	Collectibles. No investment under this Section shall be made in any “collectible.” The term “collectible” means any work of art, rug, antique, metal, gem, stamp, coin, alcoholic beverage, or any other tangible personal property specified by the Secretary for purposes of Code Section 408(m).

C.	Costs and Fees. All costs, fees, and expenses associated with Participant’s Account or in carrying out a Participant’s (or present interest Beneficiary’s) directions (including without limitation cost, fees and expenses of education and individual account direction) may be charged to the Participant’s Accounts under procedures established by the Investment Committee.

D.	Administration. The Investment Committee may, from time to time, promulgate uniform rules for the efficient administration of investments under the Plan, including compliance with ERISA Section 404(c), and rules relating to elections and/or election changes. This may include, but shall not be limited to, situations in which there is a change in investment funds or options and the Investment Committee shall have the rights to promulgate rules for the efficient handling of fund changes, including without limitations that Accounts may only be invested in certain funds or options, rules relating to black-out periods, and that investments may be mapped to similar investment funds or options.

Section 8.03. Participant Loans. The Trustee, upon direction from the Administrative Committee, may lend to a Participant or a present interest Beneficiary an amount not in excess of the lesser of (i) 50% of the Participant’s nonforfeitable accrued benefits; or, (ii) $50,000 reduced by the excess (if any) of the highest outstanding balance during the immediately preceding one year period ending on the day before the loan is made over the outstanding balance on the day before the loan is made. Notwithstanding anything to the contrary, a Participant’s Retirement Income Saving Program Account shall not be taken in account in computing the foregoing limitations or used to make a loan. For purposes of the above limitations, all loans from all plans of the Employer and other members of the group of Employers described in Code Section 414(b), (c), and (m) are aggregated.

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The Administrative Committee may establish procedures and policies which are not contained within this document with respect to the operation of the loan program so long as such procedures and policies are contained in a document which constitutes a part of this Plan.

The following provisions shall also apply:

A.	Application. Application for such loan shall be made to the Administrative Committee, setting forth the amount of the loan requested and the manner in which the loan is proposed to be repaid. Loans from this Plan may be restricted or limited (or for certain specified purposes) as the Administrative Committee may from time to time prescribe.

Application for a loan shall be approved or disapproved based upon factors which would be considered by a commercial lender in a normal commercial setting. Such factors will include the borrower’s ability to repay the loan, financial need, and credit worthiness of the applicant. In all events, the Administrative Committee has the right to disapprove a loan application if the Administrative Committee believes the loan cannot be repaid in a timely manner. The initial term of the loan must be for at least 12 months and no loan shall be made to any applicant unless the Participant’s Vested Account balance equals or exceeds $1,000 (i.e. minimum loan is $500) and the Participant consents to payroll withholding deductions sufficient to repay the loan. Except as provided in Subsection J. below, a Participant may only have two loans outstanding at anytime.

B.	Security. Each loan shall be adequately secured by the assignment of not more than 50% of the Participant’s nonforfeitable Accounts and the Participant shall execute a collateral promissory note for the amount of the loan, plus interest, payable to the order of the Trustee, or other legally enforceable agreement (the terms and provisions of which shall be determined by the Administrative Committee). In addition to the foregoing security, the Participant shall be required to give such additional security, if any, as may be determined to be necessary for the Plan to be adequately secured. In determining whether additional security is necessary, consideration shall be given to the applicant’s creditworthiness and ability to repay the loan.

C.	Repayment. The period of repayment for any loan shall not exceed five years (fifteen years in the case of a loan used to acquire a dwelling which is to serve as the Participant’s principal residence) and the repayment schedule shall be in multiples of whole years (e.g. 1, 2, 3, etc. years). All loan repayments must be made in cash. All loans must be repaid in substantially equal payments with payments being made not less frequently than quarterly over the term of the loan, except as follows:

1.	Leave of Absence. Unless otherwise provided in the loan procedures, the level amortization requirement of this Section 8.03.C. does not apply for a

45

period, not longer than one year (or such longer period as may apply under Code Section 414(u) and paragraph 2. hereof), that a Participant is on a bona fide leave of absence, either without pay from the Employer or at a rate of pay (after applicable employment tax withholdings) that is less than the amount of the installment payments required under the terms of the loan. However, the loan (including interest that accrues during the leave of absence) must be repaid by the latest permissible term of the loan, and the amount of the installments due after the leave ends must not be less than the amount required under the terms of the original loan.

2.	Military Service. In accordance with Code Section 414(u)(4), suspension of the obligation to repay a loan for any part of a period during which a Participant is performing service in the uniformed services (as defined in 38 U.S.C. chapter 43), whether or not qualified military service, shall not be taken into account for purposes of Code Section 72(p) or this Section 8.03.C. Thus, such suspension shall not cause the loan to be deemed distributed even if the suspension exceeds one year and even if the term of the loan is extended. However, the loan will not satisfy the repayment term requirement and the level amortization requirement of this Section 8.03.C., unless loan repayments resume upon the completion of such period of military service and the loan is repaid thereafter by amortization in substantially level installments over a period that ends not later than the latest permissible term of the loan.

Payments are due on the date specified in the promissory note. A Participant, however, shall be entitled to a cure period as follows: a late payment shall not constitute a default under the promissory note if the installment payment is made not later than the last day of the calendar quarter following the calendar quarter in which the required installment was due.

In the event that a loan is outstanding upon the Participant’s Severance from Service, the Participant will be given the option of continuing to repay the outstanding loan.

Loan repayments shall be allocated in accordance with the Participant’s most recent investment election on file with the Administrative Committee.

Prepayment of any loan may be made in full or in part at anytime.

D.	Interest. Each loan shall bear a reasonable rate of interest commensurate with the interest rates charged under similar circumstances by persons in the business of lending money. The rate of interest shall be fixed by the Administrative Committee, who shall give consideration to the amount of the loan, the terms and timing of the loan, the general economic conditions, and the level of interest rates being charged generally at the time the loan is approved.

E.	Nondiscrimination. The Administrative Committee shall not discriminate among Participants in approving and making loans, in the time and manner of their repayment, or in the interest rate to be charged, although interest rates may vary from loan to loan as provided above.

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F.	Separate Account/Default. A loan to a Participant shall not be treated as a general asset of the Trust Fund but shall instead be treated as a separate investment of the Participant’s Accounts unless otherwise provided in the procedures established by the Administrative Committee. Interest paid with respect to any loan treated as a separate investment of the Participant’s Accounts shall be credited to the Participant’s Accounts when received by the Trustee.

G.	Cost and Expenses. All costs and expenses associated with a Participant’s loan, including Trustee’s fees, may be charged to the Participant’s separate account.

H.	Default. In the event of default, the security pledged for the loan will be preserved. No set-off or forfeiture of any Account balance due to the assignment provided in Subsection B. above shall be realized until such time as there is a distributable event.

I.	Consent. Where required by applicable law or the Administrative Committee determines that spousal consent should be obtained, no loan shall be made or renewed by any Participant unless the Participant and, where applicable, the Participant’s Spouse (if any) consents in advance of the loan to the making of such loan and, in the event of default, to the reduction of the Participant’s Accounts which have been pledged as security to such loan without further Participant or spousal consent. For purposes of satisfying the consent requirements of the preceding sentence, the Plan shall obtain written consent within the 90-day period before the making of the loan in such manner as the Administrative Committee may prescribe. For purposes of this Section 8.03, the renegotiation, extension, renewal, or other revision of a loan shall be subject to the requirements of this Section.

J.	Grandfather. Notwithstanding the foregoing provisions, any outstanding loans made prior to a merger or transfer of assets into this Plan shall remain authorized if made under the provisions of the prior plan (including a provision that a Participant may have more than two outstanding loans). Any subsequent loans shall be subject to terms and provisions of this Section 8.03 (e.g. no additional loans may be taken until the Participant has less than two outstanding loans).

K.	Call Provisions. The Administrative Committee shall have the right to call any outstanding loan due and payable at any time, including without limitation upon a Participant’s Severance from Employment or termination or partial termination of this Plan.

L.	USERRA. Loan payments will be suspended under this Plan as permitted under Code Section 414(u)(4).

M.	Hierarchy. The Administrative Committee may from time to time establish a hierarchy or ordering rules for the making of Plan loans and the repayment thereof.

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ARTICLE IX — AMENDMENT AND TERMINATION

Section 9.01. Right to Amend. The Company, by action of its governing body (or duly authorized delegate), reserves the right, at will, at any time and from time to time, to modify, alter, or amend this Plan, in whole or in part, and any such modification, alteration, or amendment shall be binding upon any adopting Employer, Employees, Participants, any Beneficiaries and all other persons, provided, however, that the Company’s V.P. of Human Resources or his or her delegate may make minor ministerial amendments or may amend the Plan for changes required to keep the Plan in compliance with current laws. No amendment shall operate to divest the Vested interest of any Participant, except to the extent that such amendment is permitted or is necessary in order for the Plan to qualify under Section 401 of the Code. All amendments to this Plan shall be in writing.

Section 9.02. Termination of Plan. The Company has established this Plan with the bona fide intention and expectation that it will be continued indefinitely, but the Company will have no obligation whatsoever to maintain this Plan, for any given length of time and may at will and at any time discontinue or terminate this Plan in whole or in part without liability. Upon a complete discontinuance of contributions or upon a complete or partial termination of this Plan, each affected Participant shall be fully (100%) Vested in such Participant’s Accounts. In addition, an adopting Employer shall have the right to discontinue or terminate its participation in this Plan as to its Employees.

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ARTICLE X — CLAIMS PROCEDURE

Section 10.01. Claims. Benefit claim determinations arising under this Plan shall be made in accordance with the provisions of this Article and procedures established by the Administrative Committee. These claim procedures are designed to establish reasonable processes and safeguards to ensure that benefit claim determinations are made in accordance with the provisions thereof and, where appropriate, Plan provisions have been applied consistently with respect to similarly situated claimants. All claims for or relating to benefits, whether made by a Participant or other person, shall be in writing addressed and delivered to the Administrative Committee at the Administrative Committee’s main office, and such claim shall contain the claimant’s name, mailing address, and telephone number, if any, and shall identify the claim in a manner reasonably calculated to make the claim understandable to the Administrative Committee.

Section 10.02. Claims Review. If a claim is wholly or partially denied, the Administrative Committee shall, within a reasonable period of time not to exceed 90 days (45 days in the case of a claim involving disability benefits), notify the claimant in writing of any adverse benefit determination, unless the Administrative Committee determines that special circumstances require an extension of time for processing the claim. If the Administrative Committee determines that an extension of time for processing the claim is necessary, written notice of the same shall be provided to the claimant prior to the expiration of the 90-day period (45-day period in the case of a claim involving disability benefits) and shall indicate the special circumstances that require the extension of time and the date by which the Administrative Committee expects to render the determination. The extension of time shall not exceed a 90-day period of time (30-day period in the case of a claim involving disability benefits), beginning at the end of the initial 90-day period (45-day period in the case of a claim involving disability benefits). In case of a disability claim, the Administrative Committee may determine that, due to matters beyond the control of the Plan, a second 30-day extension is necessary. In such case, the Administrative Committee shall notify the claimant before the expiration of the first 30-day extension period of the circumstances requiring the extension and the date by which the Plan expects to render a decision. In the case of a disability notice of extension, the notice must explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision, the additional information needed to resolve the issue, and that the claimant has at least 45 days to provide the specified information. The Administrative Committee’s notice shall be written in a manner calculated to be understood by the claimant and shall set forth:

A.	The specific reason or reasons for the denial;

B.	Specific reference to pertinent Plan provisions on which the denial is based;

C.	A description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

D.	An explanation of the claim review procedure set forth in Sections 10.03 and 10.04 below (including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination).

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Section 10.03. Appeal of Claim Denial. A claimant or the claimant’s duly authorized representative shall have 60 days (180 days in the case of a claim involving disability benefits) within which to appeal an adverse benefit determination to the Administrative Committee. During the pendency of the review, the following provisions shall apply:

A.	The claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim to the Administrative Committee; and

B.	The claimant shall be provided, upon request and free of charge, reasonable access to and copies of, all documents, records, and other relevant information relating to the claim for benefits.

Section 10.04. Review on Appeal. A decision on review shall be rendered within a reasonable period of time, not to exceed 60 days after the claimant’s request for review, unless the Administrative Committee determines that special circumstances require an extension of time for processing the appeal. If the Administrative Committee determines that an extension of time for processing the appeal is necessary, written notice of the extension shall be furnished to the claimant prior to the expiration of the 60-day period, and shall indicate the special circumstances requiring the extension and the date by which the Administrative Committee expects to render the determination. The extension of time shall not exceed a 60-day period of time beginning at the end of the initial 60-day period. For purposes of this Section 10.04, in the case of a claim involving disability benefits, 45 days shall apply instead of 60 days. The Administrative Committee’s decision on review shall be communicated in writing to the claimant and, if adverse, shall take into account all comments, documents, records, and other information submitted by the claimant (without regard to whether such information was submitted or considered in the initial benefit determination). The decision on review shall be written in a manner calculated to be understood by the claimant and shall set forth the following:

A.	The specific reason or reasons for the adverse determination;

B.	Specific reference to pertinent plan provisions on which the benefit determination is based;

C.	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

D.	A statement of the claimant’s right to bring an action under ERISA Section 502(a).

Section 10.05. Litigation of Claim. Prior to initiating legal action concerning a claim in any court, state or federal, against this Plan, any trust used in conjunction with this Plan, the Company, or the Administrative Committee, a claimant must first exhaust the administrative remedies provided in this Article X. Failure to exhaust the administrative remedies provided for in this Article X shall be a bar to any civil action concerning a claim for benefits under the Plan.

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ARTICLE XI — TOP HEAVY PLAN

Section 11.01. General. The provisions of this Article will become effective for any Plan Year in which the Plan is “top heavy,” as that term is defined in this Article. If the Plan is top heavy for a Plan Year, the provisions of this Article will control over other Plan provisions to the extent the provisions of this Article are inconsistent with such other Plan provisions.

Section 11.02. Top Heavy Plan Determination.

A.	Top Heavy Test. The Plan will be considered “top heavy” for any Plan Year if, as of the Determination Date for that Plan Year, the aggregate of the accounts of Key Employees under the Plan exceeds 60% of the aggregate of the accounts of all Employees under the Plan. The Plan also will be considered “top heavy” for any Plan Year if the Plan is required to be aggregated with one or more plans pursuant to Section 11.04 and (i) the sum (as of the Determination Date) of (a) the present value of the cumulative accrued benefits for Key Employees under all defined benefit plans included in such aggregation group, and (b) the aggregate of the accounts of Key Employees under all defined contribution plans included in such aggregation group, exceeds (ii) 60% of a similar sum determined for all Employees.

B.	Accrued Benefits and Account Balances. For purposes of determining the present values of accrued benefits and the amounts of account balances of Participants as of a Determination Date, the following provisions shall apply:

1.	The present value of an accrued benefit and the amount of an account balance of a Participant as of the Determination Date shall be increased by the distributions made with respect to a Participant under the Plan (and any plan aggregated with the Plan pursuant to Section11.04) during the 1-year period ending on the Determination Date. The preceding sentence also shall apply to distributions under a terminated plan that, had it not been terminated, would have been required to be aggregated with the Plan under Section 11.04. In the case of a distribution made for a reason other than Severance from Employment, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.”

2.	Except to the extent provided in Regulations, any rollover contribution (or similar transfer) initiated by an Employee and made after December 31, 1982 to a plan shall not be taken into account with respect to the transferee plan for purposes of determining whether such plan is top-heavy (or whether any aggregation group that includes such plan is a top-heavy group, as defined in Code Section 416(g)(2)).

3.	If an individual is a Non-Key Employee with respect to a plan for any plan year but such individual was a Key Employee with respect to such plan for any prior plan year, any accrued benefit for such individual and/or account of such individual shall not be taken into account.

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4.	If any individual has not performed services for the employer maintaining a plan at any time during the 1-year period ending on the Determination Date, any accrued benefit for such individual and/or account of such individual shall not be taken into account.

5.	The accrued benefit of any employee (other than a Key Employee) shall be determined (i) under the method that is used for accrual purposes for all plans of the employer, or (ii) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under Code Section 411(b)(1)(C).

Section 11.03. Definitions. For purposes of this Article the following terms shall have the following meanings:

A.	Key Employee is any Employee or former Employee (and the Beneficiaries of such Employee) who, at any time during the determination period, was:

1.	An officer of the Employer having annual compensation greater than $130,000 (as adjusted under Code Section 416(i)(l)); provided, that, no more than 50 Employees (or, if less, the greater of 3 or 10% of the Employees) shall be treated as officers of the Employer;

2.	A 5% owner of the Employer; or

3.	A 1% owner of the Employer who has an annual compensation of more than $150,000.

For purposes of the foregoing, annual compensation means compensation as defined in Section 5.02.E.2. (so-called Section 415 compensation). The determination period is the Plan Year containing the Determination Date. The determination of who is a Key Employee will be made in accordance with Code Section 416(i)(1) and the Regulations thereunder. An Employee who is not a Key Employee (and Beneficiaries of that Employee) is a Non-Key Employee.

B.	Determination Date means, for any Plan Year, the last day of the immediately preceding Plan Year. In the case of a Plan’s initial Plan Year, the last day of the initial Plan Year shall be considered the Determination Date for that Plan Year.

C.	Valuation Date is the last day of the immediately preceding Plan Year.

Section 11.04. Aggregation of Plans. For purposes of Section 11.02, there will be considered any other plans of Employer or any Affiliated Company which are part of a required aggregation group and any other plan of Employer or any Affiliated Company which is part of a permissive aggregation group (if such plan or plans in a permissive aggregation group, when aggregated with this Plan, would cause the Plan to be not top heavy). A required aggregation group includes:

A.	Each qualified plan of the Employer and any Affiliated Company in which at least one Key Employee participates; and

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B.	Any other qualified plan of the Employer or any Affiliated Company which enables a plan described in Subsection A. above to meet the requirements of Code Section 401(a)(4) or 410.

A permissive aggregation group includes any plan or plans of the Employer or any Affiliated Company which, when considered as a group with the required aggregation group, would continue to satisfy the requirements of Code Section 401(a)(4) and 410.

Section 11.05. Effect of Top Heavy Status. In the event the Plan is top heavy for a Plan Year, the Plan shall meet the following requirements for that Plan Year:

A.	Minimum Vesting. The vesting schedule set forth in Section 6.04 complies with top heavy vesting so no change is required.

B.	Minimum Contributions.

1.	Except as limited in Paragraph 2. below, this Plan will provide a minimum contribution allocation (including allocation of forfeitures) for such Plan Year for each non-key Participant (Non-Key Employees who are Participants, regardless of the Participant’s level of Compensation or Hours of Service or whether an elective contribution is made) in an amount equal to the lesser of 3% of such Participant’s Compensation, or the largest percentage of Employer contributions and forfeitures, as a percentage of Key Employee’s compensation, as limited by Code Section 401(a)(17), allocated on behalf of any Key Employee for that year. The minimum allocation is determined without regard to any Social Security contribution and the minimum contribution shall be made even though, under other Plan provisions, the Participant would not otherwise be entitled to receive an allocation or would have received a lesser allocation for the year because of the Participant’s failure to complete any specified Hours of Service requirement, the Participant’s failure to make a mandatory contribution, or compensation is less than a stated amount. For purposes of satisfying the minimum contribution allocation, Employer contributions pursuant to salary reduction or matching contributions or similar arrangements are not considered for purposes of these minimum contribution provisions, but qualified non-elective Contributions described in Section 401(m)(4)(C) may be treated as Employer contributions, and matching contributions which are not subject to the requirements of Code Sections 401(k) or 401(m) may be considered Employer contributions for purposes of the minimum contributions under this Article XI (see Regulation Section 1.416-1, M-19). For purposes of the minimum contributions required by this Section, “Compensation” shall mean compensation as defined in Section 5.02.E.2.

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2.	The minimum contribution requirements set forth above shall be reduced or eliminated in the following circumstances:

a.	No minimum contribution will be required (or such minimum contribution reduced) to the extent a Participant is covered under another Plan of the Employer or an Affiliated Company under which all or any portion of the minimum benefit or contribution is being accrued or made for such year for the Participant in accordance with Code Section 416(c).

b.	No minimum contribution will be required for a Participant who is not employed by the Employer on the last day of the Plan Year.

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ARTICLE XII — MISCELLANEOUS PROVISIONS

Section 12.01. Purpose of Plan. The Plan has been adopted for the exclusive benefit of Participants and their Beneficiaries, and under no circumstances shall any part of the corpus or income of the Trust Fund be used for, or diverted to, purposes other than for the exclusive benefit of those persons, except as otherwise provided herein. The establishment of the Plan shall not be construed as giving any Employee, or any other person, any legal or equitable right against the Company, any other person or entity, or against the corpus or income of the Trust Fund, unless such right is specifically provided in the Plan.

Section 12.02. Successor and Transfers. A successor or another entity may, with the consent of Company, adopt and continue the Plan. Upon the adoption of the Plan by the successor, the Plan shall continue in full force and effect, and, in this connection, the term “Company” shall be construed to include and apply to the successor entity and the Employees who continue employment with such entity (and its affiliates) shall not be considered to have had a Severance from Employment, and the rights of those Employees, in all respects, shall be the same as if those Employees continued employment with Company (or adopting Employer).

The Administrative Committee is authorized to enter into merger, consolidation or transfer agreements with any other plan administrator, administrative committee, trustee or other person. In the event of a merger or consolidation of the Plan with, or in the case of any transfer of any assets or liabilities of the Plan to, any other plan, each Participant in the Plan shall receive a benefit in the successor plan (or in the case of a transfer of part of the Participant’s benefits, a combination of this Plan and the other plan) immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit that the Participant would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan had then terminated).

Section 12.03. Adoption by Other Employers. Any entity with Employees which is not already an Employer under this Plan, and which is otherwise legally eligible, may in the future, with the consent and approval of the Senior Vice President of Human Resources of the Company, adopt this Plan for all or any classifications of persons in its employment, and thereby, from and after the specified effective date, become an Employer under this Plan. In addition, if a person becomes an Employee of the Company (or an adopting Employer) as part of an acquisition, service with such prior organization may be taken into account under this Plan to the extent specified in a written resolution of the Company, or adopting Employer and consented to by the Senior Vice President of Human Resources of the Company. However, the sole and absolute right to amend this Plan is reserved to the Company. The adoption shall become, as to the adopting corporation or organization and its Employees, a part of this Plan, and may contain such specific changes or variations in the Plan terms and provisions as may be acceptable to the Company and/or Senior Vice President of Human Resources of the Company. It shall not be necessary for the adopting corporation or organization to sign or execute the original or any amended Plan document or Trust. The administrative powers and control of the Company as provided in this Plan, including but not limited to the sole right of amendment, shall not be diminished by reason of the participation of any such adopting organization in this Plan. An adopting Employer shall have the right to discontinue or terminate its participation in this Plan as to its Employees upon 60 days advance notice to the Company.

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In the event the Plan is adopted and maintained by more than one Employer, all of the Employers maintaining the Plan and Trust shall be regarded as a single Employer for purposes of (i) determining an Employee’s eligibility to become and remain a Participant in this Plan; (ii) determining an Employee’s status as a Participant; (iii) determining an Employee’s Vested percentage of benefits; and (iv) determining whether an Employee has incurred a Severance from Employment.

The determination of Highly Compensated Employees, Non-Highly Compensated Employees, any corrective actions which the Administrative Committee determines is necessary shall be made with regard to the Employees of the Employers which have adopted this Plan. Separate testing may be applied, at the discretion of the Administrative Committee, to the extent permitted by the Code, Regulations issued thereunder and other applicable guidance.

The Company may on notice to any adopting Employer withdraw its consent and approval for such entity to be an adopting Employer of this Plan. In such event, or in the event an adopting Employer voluntarily elects to withdraw from the Plan, the Administrative Committee shall cause the Trustee to value the Trust Fund as of a Valuation Date determined by the Administrative Committee and the allocation of net income, loss, appreciation, or depreciation of the Trust Fund shall occur in accordance with Article V. After such allocations have been made, the Administrative Committee shall direct the Trustee to transfer to a separate fund Trust Fund assets specified by the Administrative Committee having a value equal to the Account balances of Participants of the withdrawing entity. A withdrawing Employer may thereafter exercise, with respect of such separate trust fund, all of the rights and powers with respect to the Trust Fund. The plan of the withdrawing Employer shall, until amended or terminated by the withdrawing Employer, continue with the same terms as this Plan, except that, with respect to the separate plan of the withdrawing Employer, the word “Company” shall thereafter be considered to refer only to the withdrawing Employer. Any discontinuance of participation by a withdrawing Employer shall be carried out so that each Participant or Beneficiary would (if the Plan and the plan of the withdrawing Employer then terminated) receive a benefit immediately after such discontinuance of participation which is equal to the benefit the Participant or Beneficiary would have been entitled to receive immediately before such discontinuance of participation.

Section 12.04. Unclaimed Account Procedure. When a Participant or Beneficiary whose whereabouts are unknown may be forced to take a distribution under the terms of the Plan (e.g., upon reaching Normal Retirement Age or upon termination of the Plan), the Administrative Committee shall attempt to search for, or ascertain, the whereabouts of such Participant or Beneficiary, using the following procedures:

A.	Certified Mail. The Administrative Committee shall notify the Participant or Beneficiary by certified or registered mail, return receipt requested, addressed to his last-known address of record with the Administrative Committee that he is entitled to a distribution under the Plan.

B.

Records of Related Plans. If the Participant or Beneficiary fails to respond to the notice described above by either claiming his distributive share or making his whereabouts known in writing to the Administrative Committee, the Administrative Committee shall contact the Employer and the administrator(s) of any other employee

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benefit plan or arrangement sponsored or maintained by the Employer and request that the Employer and such administrator(s) search the records of such other plans to ascertain whether a more current address for such Participant or Beneficiary is available. Alternatively, the Administrative Committee may request that the Employer or administrator(s) contact the missing Participant or Beneficiary directly, or forward a letter to such Participant or Beneficiary, and request that the Participant or Beneficiary contact the Administrative Committee.

C.	Designated Beneficiary. In connection with a search of the records of the Plan, or any related plan of the Employer, for a Participant’s current contact information, the Administrative Committee shall attempt to identify and contact any person that such Participant has designated as the Participant’s beneficiary (whether primary or contingent) to determine whether such beneficiary has updated information concerning the location of the Participant.

D.	Letter-Forwarding Service. If the Administrative Committee is unable to locate the Participant or Beneficiary using the procedures set forth above, the Administrative Committee may notify the appropriate governmental agency(ies) of the Participant’s or Beneficiary’s failure to contact the Administrative Committee or claim his distribution and shall request the governmental agency(ies) to forward a notice to the Participant or Beneficiary on behalf of the Administrative Committee in accordance with the procedures the governmental agency(ies) has established for this purpose. The notice forwarded under this procedure shall contain information allowing the Participant or Beneficiary to contact the Administrative Committee and claim the distribution and shall require a response by the Participant or Beneficiary within a reasonable period of time as determined by the Administrative Committee.

In addition to using the procedures described above, the Administrative Committee may attempt to locate the Participant or Beneficiary using other available means, such as Internet search tools, commercial locator services, or credit reporting agencies. In determining what other means may be appropriate, the Administrative Committee shall consider the size of the Participant’s or Beneficiary’s account in relation to the cost of such other means of locating the Participant or Beneficiary. The reasonable costs of searching for a missing Participant or Beneficiary may be charged against the Participant’s or Beneficiary’s Accounts in accordance with uniform rules established by the Administrative Committee for this purpose. Pending location of the Participant or Beneficiary, any investment direction of the Participant shall continue to control the investment of the Participant’s Accounts.

If a Participant or Beneficiary cannot be located in accordance with the procedures described above, the Participant or Beneficiary shall be considered “lost.” Once a Participant or Beneficiary is considered lost, the Plan may either (i) continue to maintain the Participant’s or Beneficiary’s Account, or (ii) transfer the balance credited to the Participant’s or Beneficiary’s Account to an individual retirement account, as described in Code Section 408(a), or an individual retirement annuity, as described in Code Section 408(b), that has been designated by the Administrative Committee for such purpose. If the Plan is terminated and the Employer does not maintain another Plan that will receive the lost Participant’s or Beneficiary’s benefit as described in (i) above, the

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procedure set forth in (ii) above shall be utilized. If the Administrative Committee is unable to locate an individual retirement account or annuity provider that will accept the Participant’s or Beneficiary’s distribution as described in (ii) above, the Administrative Committee may distribute the Participant’s or Beneficiary’s benefit into an interest-bearing federally insured bank account designated by the Administrative Committee for such purpose or may transfer the Participant’s or Beneficiary’s interest to an appropriate state unclaimed property fund.

Section 12.05. Spendthrift Provisions. All benefits payable under the Plan, whether upon retirement, death, or other Severance from Employment, shall be exempt from attachment, garnishment, or other legal process by any creditors of any Participant or any Beneficiary and shall not be subject to alienation, anticipation, commutation, pledge, encumbrance, or assignment by any Participant or Beneficiary.

The preceding sentence shall also apply to the creation, assignment, or recognition of a right to any amount payable with respect to a Participant pursuant to a domestic relations order, unless such order is determined to be a qualified domestic relations order, as defined in Code Section 414(p).

Distributions to an alternate payee pursuant to a qualified domestic relations order will be permitted by this Plan with respect to a Participant who has not incurred a Severance from Employment before such Participant has attained the earliest retirement age (as defined in Code Section 414(p)). Distributions to an alternate payee prior to the Participant’s earliest retirement age under the preceding sentence shall be permitted only in accordance with the following:

The domestic relations order provides for such distribution to an alternate payee prior to the Participant’s earliest retirement age or the order provides for such earlier distribution pursuant to an agreement between the Plan and the alternate payee authorizing such distribution; and

The alternate payee must consent in writing to such distribution (on such form or forms as prescribed for this purpose) prior to the Participant’s earliest retirement age. Nothing in this Section shall be construed as permitting any distribution to any Participant prior to the time such distributions are otherwise provided for in Article VI, or as permitting any alternate payee to receive a form of payment not otherwise permitted under the terms of this Plan.

The Beneficiary of any benefits assigned to alternate payee under a domestic relations order shall be such person or persons designated in a qualified domestic relations order or as the alternate payee may designate; which designation may include, but shall not be limited to alternate payee’s estate. All designations shall be clearly set forth in the domestic relations order or on such form or forms as the Administrative Committee shall prescribe for such purpose.

Section 12.06. Corrective Action. The Administrative Committee may correct mistakes relating to this Plan as it may deem appropriate in its sole discretion. The Employer may, in the Employer’s sole discretion, elect to make special contributions to the Plan in order to correct such mistakes. Any such contribution shall be allocated as specified by the Administrative Committee.

Section 12.07. Binding Upon Heirs, Assigns, Etc. The Plan shall be binding upon all Participants and Beneficiaries and upon their heirs, executors, administrators, successors, and assigns.

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Section 12.08. Interpretation and Governing Law. It is Employer’s intention that the Plan comply with and satisfy the applicable provisions of the Code and ERISA. In all other respects, the Plan shall be governed by and interpreted in accordance with the laws of the State of Kansas.

Section 12.09. Changes in Vesting Schedule. If the Plan’s vesting schedule is amended in any way that directly or indirectly affects the computation of the Participant’s nonforfeitable percentage or if the Plan is deemed amended by an automatic change to or from a top heavy vesting schedule, each Participant with at least three Vesting Computation Years (determined without regard to any provisions that cause certain Vesting Computation Years not to be taken into account) may elect, within a reasonable period after the adoption of the amendment or change, to have the nonforfeitable percentage computed under the Plan without regard to such amendment or change.

The period during which the election may be made shall commence with the date the amendment is adopted or deemed to be made and shall end on the latest of: (i) 60 days after the amendment is adopted; (ii) 60 days after the amendment becomes effective; or, (iii) 60 days after the Participant is issued written notice of the amendment by the Employer or Administrative Committee.

Section 12.10. Return of Contributions. All contributions to the Plan are conditioned upon the Plan’s qualification under Code Section 401 and upon their deductibility under Code Section 404. If, upon the initial request for qualification the qualification of the Plan is denied or deductions for contributions to the Plan are disallowed, in whole or in part, then the Employer’s contributions to the Plan shall be returned to Employer within one year from the date of denial of qualification of the Plan or disallowance of deductions (to the extent of the disallowance), as the case may be. As an additional exception to the nonreversion rule of this Section, in case any contribution is made by Employer by virtue of a mistake of fact, such mistaken contribution may be returned to Employer within one year after payment of the contribution; provided, that, earnings attributable to the mistaken contribution or disallowed deduction may not be returned, but losses attributable thereto shall reduce the amount to be returned.

Section 12.11. Notices. Except as otherwise provided in this Plan, any notices or communications required to be given herein by any Participant, Employer, the Company, Administrative Committee or other person, shall be deemed given when delivered or when placed in the United States mail in an envelope addressed to the last communicated address of the person to whom the notice is being given, with adequate postage thereon prepaid.

Section 12.12. Separate Liability. Except to the extent imposed by law, no fiduciary shall have the duty to question whether any other fiduciary is fulfilling all the responsibilities imposed upon such other fiduciary by this Plan, by ERISA, the Code, or by any regulations or rulings issued under ERISA or the Code. No fiduciary shall have any liability for a breach of fiduciary responsibility of another fiduciary with respect to this Plan unless it participates knowingly in such breach, knowingly undertakes to conceal such breach, has actual knowledge of such breach and fails to take reasonable remedial action to remedy such breach, or, through its negligence in performing its own specific fiduciary responsibilities, it has enabled such other fiduciary to commit a breach of the latter’s fiduciary responsibilities.

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Section 12.13. Word Usage. Wherever any words are used herein in the masculine or neuter gender, they shall be construed as though they were used in the feminine, masculine or neuter gender, as the context may require, and vice versa, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form, as the context may require, and vice versa.

Section 12.14. Erroneous Payments. If any person receives any payment that the Administrative Committee in its sole discretion later determines the person was not entitled to receive, such person shall be required to make reimbursement to the Plan. In addition, the Administrator shall have the right to offset any future payment against amounts that the person was not otherwise entitled to receive.

Section 12.15. No Contract of Employment. Nothing contained herein shall be construed to constitute a contract of employment between an Employer and any Employee. Nothing herein contained shall be deemed to give any Employee the right to be retained in the employ of an Employer or to interfere with the right of the Employer to discharge any Employee at any time without regard to the effect such discharge might have on the Employee as a Participant under this Plan.

Section 12.16. Minors and Incompetents. If any person to whom a benefit is payable under this Plan is legally incompetent, the Administrative Committee may direct the Trustee to make such payment to that person’s legal representative. In the case of a minor, the Administrative Committee is authorized to delay distributions until such person is no longer a minor, or to pay any benefit to a court appointed conservator for such minor.

Section 12.17. Indemnification by Employer. Employer shall indemnify and save harmless each member of its governing body and any employee of the Company (or any employer), from and against losses resulting from liability which they may be subjected by reason of any act or conduct (except willful or wanton misconduct) in their official capacities in the administration of this Plan. Expenses shall include the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought in settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such person may be entitled as a matter of law. The indemnification provision of this Section shall not relieve such person of any liability he may have under ERISA for breach of a fiduciary duty.

Section 12.18. Severability Clause. If any provision of the Plan is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity of the Plan, or any other provisions of the Plan, and the Plan shall be construed and enforced as if the invalid provision had not been included in the Plan.

Section 12.19. Headings. The headings used in this Plan are for reference purposes only and shall not be deemed to limit or affect in any way the meaning or interpretation of any of the terms and provisions herein.

60

Section 12.20. Action by Employer. Whenever an Employer under the terms of this Plan is permitted or required to do or perform any act or matter or thing, it shall be authorized by the Employer’s governing board or body or shall be performed by an officer or other delegate thereunto duly authorized thereby.

Section 12.21. USERRA. Notwithstanding any provisions of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code Section 414(u).

Section 12.22. Fees and Expenses. Fees and expenses associated with the Plan may be paid out of the Trust Fund deposited with Trustee, or, at the sole discretion of the Company, may be paid directly by the Company or adopting Employers.

Section 12.23. Use of Electronic Media. Notwithstanding any provision of the Plan to the contrary, including provisions requiring the use of a written instrument, the Administrative Committee and/or Committee may establish procedures for the use of electronic media in communications and transactions between or among the Plan, the Administrative Committee, the Trustee and/or Participants. Electronic media may include, but are not limited to, the Internet, e-mail, Intranet systems, and automated telephonic response systems.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed in its name and on its behalf, this 26th day of March, 2007.

HAWKER BEECHCRAFT CORPORATION

	By	/s/ Rich Jiwanlal

ATTEST:

/s/ Nita Long

61

EXHIBIT A

INDIVIDUALS EXCLUDED FROM PLAN ELIGIBILITY

Individuals classified in the categories designated below shall not be an “Eligible Employee” for purposes of this Plan. Currently the designated groups are:

Exhibit 10.25.2

FIRST AMENDMENT TO THE

HAWKER BEECHCRAFT SAVINGS AND INVESTMENT PLAN

This First Amendment to the Hawker Beechcraft Savings and Investment Plan is made this 30th day of December, 2008.

WHEREAS, Hawker Beechcraft Corporation (the “Company”) maintains the Hawker Beechcraft Savings and Investment Plan (the “Plan”); and

WHEREAS, the Company has reserved the right to amend the Plan.

NOW, THEREFORE in consideration of the foregoing premises, effective on January 1, 2008, unless otherwise provided, the Plan is amended to read as follows:

FIRST: Section 1.09 is amended by adding the following new paragraph:

Effective January 1, 2008, elective deferrals (see Section 4.04) can only be made with respect to amounts that are compensation within the meaning of Code Section 415(c)(3) and Treasury Regulation §1.415(c)-2 (see Article V).

SECOND: Section 5.02.C. is amended as follows:

C.	Reserved.

THIRD: Section 5.02.E.2 is amended to read as follows:

2.

Compensation means the wages, salaries, fees for professional services, and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer maintaining the Plan to the extent that the amounts are includable in gross income (including, but not limited to, commissions paid salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, reimbursements, and expense allowances under a nonaccountable plan); amounts described in Code Sections 104(a)(3), 105(a), and 105(h), but only to the extent that these amounts are includable in the gross income of the Employee; amounts paid or reimbursed by the Employer for moving expenses incurred by an Employee, but only to the extent that at the time of the payment it is reasonable to believe that these amounts are not deductible by the Employee under Code Section 217; the value of a nonqualified stock option granted to an Employee by the Employer, but only to the extent that the value of the option is includable in the gross income of the Employee for the taxable year in which granted; the amount includible in the gross income of an Employee upon making the election described in Code

1

Section 83(b); amounts that are includible in the gross income of an Employee under the rules of Code Section 409A or 457(f)(1)(A) or because the amounts are constructively received by the Employee and Compensation for purposes of this Section excludes contributions (other than elective contributions described in Code Sections 402(e)(3), 408(k)(6), 408(p)(2)(A)(i) or 457(b)) made by the Employer to a plan of deferred compensation (including a simplified employee pension described in Code Section 408(k) or a simple retirement account described in Code Section 408(p)) whether or not qualified, to the extent that the contributions are not includible in the gross income of the Employee for the taxable year in which contributed; except as otherwise provided herein, distributions from a plan of deferred compensation whether or not qualified; amounts realized from the exercise of a nonstatutory option or when restricted stock or other property held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; amounts realized from the sale, exchange, or other disposition of stock acquired under a statutory stock option; and premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the Employee and are not salary reduction amounts that are described in Code Section 125). With respect to a person who is an “employee” within the meaning of Section 401(c)(1) of the Code, Compensation means that Employee’s earned income as described in Section 401(c)(2) of the Code, plus amounts deferred at the election of the Employee that would be includible in gross income but for the rules of Code Sections 402(e)(3), 402(h)(1)(B), 402(k) or 457(b).

Compensation includes the following amounts, paid after a Severance from Employment by the later of 2  1/2 months after the severance or the last day of the Limitation Year that includes the date of the Severance from Employment:

(1)	Regular compensation for services during the Employee’s regular working hours, or compensation for services outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses or similar payments and the payment would have been paid to the Employee prior to the Severance from Employment if the Employee had continued in employment with the Employer.

(2)	Payment for unused accrued bona fide sick, vacation, or other leave, but only if the Employee would have been able to use the leave if employment continued and those amounts would have been included in the definition of Section 415 Compensation if they were paid prior to the Employee’s Severance from Employment.

2

(3)	Amounts received by an Employee pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid to the Employee at the same time if the Employee had continued in employment with the Employer and only to the extent the amounts are includible in the Employee’s gross income and would have been includible in the definition of Compensation if they were paid prior to the Employee’s Severance from Employment.

The term Compensation includes any amounts that would have been received by an Employee and includible in the Employee’s gross income but for an election under Code Sections 125(a), 132(f)(4), 402(e)(3), or 457(b).

The “Compensation” of an individual taken into account under this Article for a Limitation Year will not exceed $200,000, as adjusted for cost of living increased in accordance with Code Section 401(a)(17)(B). The determination of an individual’s “Compensation” will be made by the Plan Administrator in accordance with the provisions of Code Section 415 and the related Treasury Regulations.

FOURTH: Section 4.04.B. is amended to read as follows:

B.	Election by Participants. The following provisions will govern Participant salary reduction elections.

1.	For each Plan Year (or the portion of the Plan Year after the Participant’s entry into the Plan), each Participant in this Plan may elect (i) not to enter into a salary reduction election, or (ii) to enter into a salary reduction election with the Employer, which will be applicable to all pay periods within such Plan Year (or the remaining portion thereof). The terms of any such salary reduction election will provide that the Participant agrees to accept a reduction in Compensation from the Employer equal to any whole percentage of Compensation between 1% and 50%.

Each Participant must also designate whether such Participant’s contributions are before-tax or after-tax contributions. Further, in the event such Participant’s before-tax contributions are limited by Code Section 402(g), such Participant may affirmatively designate that all future elective deferrals shall be made and recharacterized as an after-tax contribution.

3

2.	If a Participant does not affirmatively elect to receive cash or have a specified percentage contributed to the Plan pursuant to Section 4.04.B.1. above such Participant will be deemed to have elected to contribute 4% of such Participant’s Compensation on a before-tax basis to the Plan.

The following provisions will also apply.

(i)	Any such Participant’s salary reduction election may be modified in accordance with Section 4.04.E.

(ii)	The automatic enrollment features of this Plan (i.e. deemed election to contribute at the rate of 4% of such Participant’s Compensation) will apply to each Employee who is hired or who is rehired on or after April 1, 2008.

(iii)	The automatic enrollment date will be 30 days after the date of the Participant’s date of hire or rehire.

(iv)	In the absence of an affirmative investment election by the Participant, the Participant’s Accounts will be invested in accordance with Section 8.02.

Upon a Participant’s Severance from Service or termination of employment (or upon ceasing to be an Eligible Employee), such Participant’s salary reduction election (or deemed election) will cease in accordance with uniform rules established by the Administrative Committee in conformity with rulings and Regulations or other administrative or judicial guidance.

FIFTH: The first paragraph of Section 4.05 is amended to read as follows:

Effective January 1, 2009, with regard to the portion of the Plan that benefits Employees who are not covered by the provisions of a collective bargaining agreement, this Plan is intended to constitute a safe-harbor 401(k) plan. Accordingly, neither 401(k) nor 401(m) nondiscrimination testing will be required for those Participants. Prior to January 1, 2009, the following provisions will govern compliance with the nondiscrimination tests of Section 401(k) of the Code for the portion of the Plan that benefits Employees who are not covered by the provisions of a collective bargaining agreement but are eligible to make elective deferrals. With regard to the portion of the Plan that benefits Employees who are covered under the provisions of a collective bargaining agreement but are eligible to make elective deferrals, the following provisions will govern compliance with the nondiscrimination tests of Section 401(k) of the Code. Effective January 1, 2009, references to Eligible Participant, Participant, Highly Compensated Employee, Non-Highly Compensated Employees, and all other

4

Eligible Participants will be interpreted to include only those individuals who are covered under the provisions of a collective bargaining agreement and who are directly or indirectly eligible to enter a salary reduction election. For purposes of this Section 4.05, certain additional definitions are set forth in Subsection I. For each Plan Year the Administrative Committee will determine whether the Actual Deferral Percentage for Eligible Participants who are Highly Compensated Employees for the Plan Year compared to the Actual Deferral Percentage for all other Eligible Participants for the current year satisfies one of the following described ratio tests.

SIXTH: The first paragraph of Section 4.06 is amended to read as follows:

Effective January 1, 2009, with regard to the portion of the Plan that benefits Employees who are not covered by the provisions of a collective bargaining agreement, this Plan is intended to constitute a safe-harbor 401(k) plan. Accordingly, neither 401(k) nor 401(m) nondiscrimination testing shall be required for those Participants. Prior to January 1, 2009, the following provisions will govern compliance with the nondiscrimination tests of Section 401(k) of the Code for the portion of the Plan that benefits Employees who are not covered by the provisions of a collective bargaining agreement but are eligible to make elective deferrals. With regard to the portion of the Plan that benefits Employees who are covered under the provisions of a collective bargaining agreement but are eligible to make elective deferrals, the following provisions will govern compliance with the nondiscrimination tests of Section 401(m) of the Code. Effective January 1, 2009, references to Eligible Participant, Participant, Highly Compensated Employee, Non-Highly Compensated Employees, and all other Eligible Participants shall be interpreted to include only those individuals who are covered under the provisions of a collective bargaining agreement and who are directly or indirectly eligible to enter a salary reduction election. For purposes of this Section 4.06, certain additional definitions are set forth in Subsection I. For each Plan Year the Administrative Committee will determine whether the Actual Contribution Percentage for Eligible Participants who are Highly Compensated Employees for the Plan Year compared to the Actual Contribution Percentage for all other Eligible Participants for the current year satisfies one of the following described ratio tests.

IN WITNESS WHEREOF, the foregoing amendment is executed as of the day, month, and year first appearing above.

HAWKER BEECHCRAFT CORPORATION

	By	/s/ Rich Jiwanlal

ATTEST:

/s/ Marzella Ervin

5

Exhibit 12.1

Exhibit 12.1 Ratio of Earnings to Fixed Charges

	Successor		Predecessor
	Year Ended December 31,	Nine Months Ended December 31,	Three Months Ended March 25,	Years Ended December 31,
(Dollars in millions)	2008	2007	2007	2006	2005	2004
Earnings
- Pre-tax (loss) income from continuing operations	$(59.5)	$(5.0)	$16.6	$140.6	$49.5	$(18.6)
- Fixed charges	209.9	160.4	17.9	99.7	96.3	102.8

Net earnings	$150.4	$155.4	$34.5	$240.3	$145.8	$84.2

Fixed Charges
- External interest expense	$196.3	$151.0	$—	$—	$—	$—
- Intercompany interest expense, net	—	—	15.8	91.6	88.4	93.6
- Amortized premiums, discounts and capitalized expenses related to indebtedness	9.6	7.2	—	—	—	—
- Estimate of interest expense within rental expense	4.0	2.2	2.1	8.1	7.9	9.2

Total fixed charges	$209.9	$160.4	$17.9	$99.7	$96.3	$102.8

Ratio of earnings to fixed charges	0.72X	0.97X	NA	NA	NA	NA
Deficiency	$59.5	$5.0	NA	NA	NA	NA

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income tax plus fixed charges. Fixed charges consist of interest expense and a portion of operating rental expense that management believes is representative of the interest component of rental expense. For periods in which the ratio of earnings is less than 1.0, the amounts shown as Deficiency represent the additional earnings that would be necessary to raise the ratio to 1.0. For the Predecessor periods, the ratio of earnings to fixed charges is not meaningful, given the fact that debt was not held by the Predecessor business.

Exhibit 21.1

List of Subsidiaries of Hawker Beechcraft Acquisition Company, LLC

Subsidiaries of the Registrant are as follows:

Hawker Beechcraft Acquisition Company, LLC, a Delaware limited liability company

Hawker Beechcraft Corporation, a Kansas corporation

Hawker Beechcraft (Bermuda) Ltd., a Bermuda limited company

Hawker Beechcraft Quality Support Company, a Kansas corporation

Rapid Aircraft Parts Inventory and Distribution Company, LLC, a Kansas limited liability company

Arkansas Aerospace, Inc., an Arkansas corporation

HBC, LLC, a Kansas limited liability company

Hawker Beechcraft Services, Inc., a Kansas corporation

Hawker Beechcraft Services de Mexico, S. de R.L. de C.V., a Mexico joint venture

Hawker Beechcraft International Holding, Inc., a Kansas corporation

Hawker Beechcraft Limited, a limited company of England and Wales

Beech Aircraft Corporation, a Kansas corporation

Hawker Beech de Mexico, S. de R.L. de C.V., a Mexico corporation

Travel Air Insurance Company, Ltd., a Kansas corporation

Travel Air Insurance Company (Kansas), a Kansas corporation

Hawker Beechcraft Regional Offices, Inc., a Kansas corporation

Beechcraft Aviation Company, a Kansas corporation

Hawker Beechcraft International Service Company, a Kansas corporation

Hawker Beechcraft Australia Pty Limited, an Australian limited company

Hawker Beech International Services de Mexico, S. de R.L. de C.V., a Mexico corporation

Hawker Beechcraft Germany GmbH, a Germany corporation

Hawker Beechcraft Singapore Pte. Limited, a Singapore limited company

Hawker Beechcraft Brasilia Holdings, LLC, a Delaware limited liability company

Hawker Beechcraft do Brasil Assessoria E Intermediacao de Negocios Ltda., a Brazilian limited company

Hawker Beechcraft Notes Company, a Delaware corporation

Hawker Beechcraft Finance Corporation, a Delaware corporation

Hawker Beechcraft International Delivery Corporation, a Kansas corporation

Exhibit 31.1.1

CERTIFICATIONS

I, James E. Schuster, certify that:

1.	I have reviewed this Annual Report on Form 10-K of Hawker Beechcraft Acquisition Company, LLC;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: February 25, 2009

/s/ James E. Schuster
James E. Schuster
President
(Principal Executive Officer)

Exhibit 31.1.2

CERTIFICATIONS

I, James E. Schuster, certify that:

1.	I have reviewed this Annual Report on Form 10-K of Hawker Beechcraft Notes Company;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: February 25, 2009

/s/ James E. Schuster
James E. Schuster
Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.1.3

CERTIFICATIONS

I, Sidney E. Anderson, certify that:

1.	I have reviewed this Annual Report on Form 10-K of Hawker Beechcraft Acquisition Company, LLC;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: February 25, 2009

/s/ Sidney E. Anderson
Sidney E. Anderson
Vice President and Chief Financial Officer
(Principal Financial Officer)

Exhibit 31.1.4

CERTIFICATIONS

I, Sidney E. Anderson, certify that:

1.	I have reviewed this Annual Report on Form 10-K of Hawker Beechcraft Notes Company;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: February 25, 2009

/s/ Sidney E. Anderson
Sidney E. Anderson
Vice President and Chief Financial Officer
(Principal Financial Officer)

Exhibit 32.1.1

CERTIFICATION

I, James E. Schuster, principal executive officer of Hawker Beechcraft Acquisition Company, LLC (the “Company”), hereby certify that:

(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ James E. Schuster
James E. Schuster, President
(Principal Executive Officer)

February 25, 2009

Exhibit 32.1.2

CERTIFICATION

I, James E. Schuster, principal executive officer of Hawker Beechcraft Notes Company (the “Company”), hereby certify that:

(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ James E. Schuster
James E. Schuster, Chief Executive Officer
(Principal Executive Officer)

February 25, 2009

Exhibit 32.1.3

CERTIFICATION

I, Sidney E. Anderson, principal financial officer of Hawker Beechcraft Acquisition Company, LLC (the “Company”), hereby certify that:

(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Sidney E. Anderson
Sidney E. Anderson, Vice President and Chief Financial Officer
(Principal Financial Officer)

February 25, 2009

Exhibit 32.1.4

CERTIFICATION

I, Sidney E. Anderson, principal financial officer of Hawker Beechcraft Notes Company (the “Company”), hereby certify that:

(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Sidney E. Anderson
Sidney E. Anderson, Vice President and Chief Financial Officer
(Principal Financial Officer)

February 25, 2009